As filed with the Securities and Exchange Commission on April 16, 2008

Registration No. [            ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QUALITY DISTRIBUTION, LLC

and the Guarantors identified in footnote (1) below

(Exact name of registrant as specified in charter)

Delaware	4213	04-3668323
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4041 Park Oaks Blvd., Suite 200

Tampa, Florida 33610

(813) 630-5826

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

QD CAPITAL CORPORATION

and the Guarantors identified in footnote (1) below

(Exact name of registrant as specified in charter)

Delaware	4213	02-0692668
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4041 Park Oaks Blvd., Suite 200

Tampa, Florida 33610

(813) 630-5826

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jonathan C. Gold

Senior Vice President, General Counsel and Secretary

Quality Distribution, Inc.

4041 Park Oaks Blvd., Suite 200

Tampa, Florida 33610

(813) 630-5826

(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

With copies to:

William E. Turner II

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 West Madison Street, Suite 3900

Chicago, Illinois 60606

(312) 984-3100

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer  ☐            Accelerated filer  ☒            Non-accelerated filer  ☐            Smaller reporting company  ☐

(Do not check if a smaller reporting company)

The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

(1)	The following parent of Quality Distribution, LLC and domestic direct or indirect wholly owned subsidiaries of Quality Distribution, LLC are Guarantors of the exchange Senior Floating Rate Notes due 2012, Series B, and are Co-Registrants, each of which is incorporated in the jurisdiction and has the I.R.S. Employer Identification Number indicated: Quality Distribution, Inc., a Florida corporation (59-3239073); American Transinsurance Group, Inc., a Delaware corporation (23-2613934); Boasso America Corporation, a Louisiana corporation (72-1176189); Chemical Leaman Corporation, a Pennsylvania corporation (23-2021808); EnviroPower, Inc., a Delaware corporation (23-2735584); Fleet Transport Company, Inc., a Delaware corporation (23-2848144); Mexico Investments, Inc., a Florida corporation (59-3433851); MTL of Nevada, a Nevada corporation (88-0350589); Power Purchasing, Inc., a Delaware corporation (23-2611487); QSI Services, Inc., a Delaware corporation (51-0349728); Quala Systems, Inc., a Delaware corporation (23-2343087); Quality Carriers, Inc., an Illinois corporation (36-2590063); and Transplastics, Inc., a Delaware corporation (23-2932792).

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Floating Rate Notes due 2012, Series B	$50,000,000	100%	$50,000,000(1)	$2,000
Guarantees of Senior Floating Rate Notes due 2012, Series B	$50,000,000	(2)	(2)	(2)

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Each of Quality Distribution, Inc., American Transinsurance Group, Inc., Boasso America Corporation, Chemical Leaman Corporation, EnviroPower, Inc., Fleet Transport Company, Inc., Mexico Investments, Inc., MTL of Nevada, Power Purchasing, Inc., QSI Services, Inc., Quala Systems, Inc., Quality Carriers, Inc. and Transplastics, Inc. will guarantee the obligations of Quality Distribution, LLC and QD Capital Corporation under the Senior Floating Rate Notes due 2012, Series B. No additional consideration for the guarantees of the Senior Floating Rate Notes due 2012, Series B will be furnished. Pursuant to Rule 457(n), no additional registration fee is payable with respect to such guarantees.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to acquire these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated April 16, 2008

Quality Distribution, LLC

QD Capital Corporation

Offer to Exchange All Outstanding $50,000,000 Principal Amount At Maturity of

Senior Floating Rate Notes due 2012, Series B

For

Senior Floating Rate Notes due 2012, Series B

Which Have Been Registered Under the Securities Act of 1933

The Exchange Offer:

•	We will exchange all old notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that have been registered.

•	You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

•	The exchange offer expires at 5:00 p.m., New York City time, on [ ], 2008, unless we extend the offer.

The Exchange Notes:

•

The terms of the exchange notes to be issued in the exchange offer are substantially identical to the old notes, except that the exchange notes will be freely tradable by persons who are not affiliated with us.

•	No public market currently exists for the old notes. We do not intend to list the exchange notes on any securities exchange and, therefore, no active public market is anticipated.

•	The exchange notes, like the old notes, will be guaranteed on a senior basis by our parent, Quality Distribution, Inc., and each of our existing and certain future U.S. restricted subsidiaries.

•

The exchange notes, like the old notes, will be unsecured and rank equally with all of our existing and future senior debt and rank senior to our existing and future subordinated debt, and will be effectively subordinated to all of our secured debt, to the extent of the value of the assets securing such debt, and to all liabilities of our non-guarantor subsidiaries.

•

Like the old notes, if we fail to make payments on the exchange notes, Quality Distribution, Inc. and our subsidiary guarantors must make them instead. The exchange notes and guarantees will also be junior to all of our secured debt and all liabilities of our non-guarantor subsidiaries.

•	Each broker-dealer that receives exchange notes pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

•

If the broker-dealer acquired the old notes as a result of market-making or other trading activities, such broker-dealer may use this prospectus for the exchange offer, as supplemented or amended, in connection with its resales of the exchange notes.

You should carefully consider the risk factors beginning on page 1 of this prospectus before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is [            ], 2008.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with any other information. This document may only be used where it is legal to sell these securities.

The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our notes. In this prospectus, unless the context otherwise requires or indicates, (i) the terms “our company,” “QD LLC,” “we,” “us” and “our” refer to Quality Distribution, LLC, a Delaware limited liability company, and its consolidated subsidiaries and their predecessors, (ii) “QDI” refers to Quality Distribution, Inc., our parent company, (iii) “QD Capital” refers to QD Capital Corporation, our wholly owned subsidiary and a co-issuer of the Senior Floating Rate Notes due 2012, Series B, and (iv) the “Issuers” refers to QD LLC (without its consolidated subsidiaries and their predecessors) and QD Capital.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this document. Copies of this information are available without charge to any person to whom this prospectus is delivered, upon written or oral request. Written requests should be sent to Quality Distribution, Inc., Attention: Investor Relations, 4041 Park Oaks Boulevard, Suite 200, Tampa, Florida 33610. Oral requests should be made by telephone (813) 630-5826. To obtain delivery, you must request the information no later than [            ], which is five business days before the expiration of the Exchange Offer.

MARKET AND INDUSTRY DATA

Market and industry data and other statistical information used throughout this prospectus are based on independent industry publications, government publications and other published independent sources, including Bulk Transporter’s Tank Truck Carrier 2006 Annual Gross Revenue Report. Some data are also based on our good faith estimates, which are derived from our review of management’s knowledge of the industry and independent sources. Although we believe that this information is reliable, we cannot guarantee its accuracy and completeness, nor have we independently verified it. We also obtain certain other market share and industry data from internal company analyses and management estimates, and based on our knowledge of the industry. While we believe such internal company analyses and management estimates are reliable, no independent sources have verified such analyses and estimates. Although we are not aware of any misstatements regarding the market share and the industry data that we present in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk Factors” and “Cautionary Statement Regarding Forward Looking Statements.”

SUMMARY

This summary highlights information contained elsewhere in this prospectus but might not contain all of the information that is important to you. Before participating in the exchange offer, you should read this entire prospectus carefully, including the “Risk Factors” section and the consolidated financial statements and the notes thereto included elsewhere in this prospectus. Excepted as otherwise noted, the financial data included in the prospectus comes from the consolidated financial statements of our parent, Quality Distribution, Inc. and its subsidiaries. Quality Distribution, Inc. is a guarantor of our 9% Senior Subordinated Notes due 2010, our Senior Floating Rate Notes due 2012 and our asset-based lending facility and has no material assets or operations other than its ownership of 100% of our membership interests. As a result, the consolidated financial position and results of operations of Quality Distribution, Inc. are substantially the same as ours.

Our Business

We operate the largest for-hire chemical bulk tank truck network in North America based on bulk service revenues as reported in Bulk Transporter’s Tank Truck Carrier 2006 Annual Gross Revenue Report, the most recent such report available from Bulk Transporter, and we believe we have more than twice the revenues of our closest competitor in our primary chemical bulk transport market in the U.S. The bulk tank truck market in North America includes all products shipped by bulk tank truck carriers and consists primarily of liquid and dry bulk chemicals (including plastics) and bulk dry and liquid food-grade products. We primarily transport a broad range of chemical products and provide our customers with tank wash facilities, ISO depot services, leasing, transloading services, logistics and other value-added services. We are a core carrier for many of the Fortune 500 companies engaged in chemical processing, including Dow Chemical, Procter & Gamble, DuPont and PPG Industries, and we provide services to most of the top 100 chemical producers with U.S. operations.

Our bulk service network consists primarily of company operated terminals, independently owned third-party affiliate terminals and independent owner-operator drivers. Affiliates are independent companies we contract with to operate trucking terminals and tank washes exclusively on our behalf in defined markets. The affiliates provide the capital necessary to service their contracted business and are also responsible for most of the operating costs associated with servicing the contracted business. Owner-operators are generally individual drivers who own or lease their tractors and agree to drive exclusively for us and our affiliate partners. We believe the use of affiliates and independent owner-operators provides the following key competitive advantages to us in the marketplace:

•	Locally owned and operated affiliate terminals can provide superior, tailored customer service.

•

Affiliates and independent owner-operators are paid a fixed, contractual percentage of revenue for each load they transport creating a variable cost structure that provides protection against cyclical downturns.

•	Reliance on affiliate and independent owner-operators creates an asset-light business model that generally reduces our capital investment.

Our revenue is principally a function of the volume of shipments by the bulk chemical industry, the number of miles driven per load, our market share, and the allocation of shipments between tank truck transportation and other modes of transportation such as rail. The volume of shipments of chemical products is, in turn, affected by many other industries, including consumer and industrial products, automotive, paints and coatings, and paper, and tends to vary with changing economic conditions.

Our Industry

We estimate, based on industry sources, that the highly fragmented North American for-hire segment of the chemical bulk transport market generated revenues of approximately $6.5 billion in 2006. We specifically operate in the for-hire chemical and food grade bulk transport market (estimated at $4.0 billion in 2006) where we believe, based on published reports, we have achieved leading market share (estimated at 18%), based on revenues. Our competition in the for-hire segment is comprised of more than 200 smaller, primarily regional carriers. Based on revenues as reported in Bulk Transporter’s Tank Truck Carrier 2006 Annual Gross Revenue Report, we operate the largest for-hire chemical bulk tank truck network comprising terminals, tractors and trailers in North America and therefore believe we are well-positioned to expand our business by increasing our market share.

The chemical bulk tank truck industry growth is generally dependent on (i) volume growth in the industrial chemical industry, (ii) the rate at which chemical companies outsource their transportation needs, (iii) the overall capacity of the rail system, and, in particular (iv) the extent to which chemical companies make use of the rail system for their bulk chemical transportation needs. As competitive pressures force chemical companies to reduce costs and focus on their core businesses, we believe that chemical companies will consolidate their shipping relationships and outsource a greater portion of their logistics needs to third-party tank truck carriers. We believe that large, national full-service carriers will benefit from any such consolidation of relationships and outsourcing of logistics needs and will be able to grow faster than the overall bulk tank truck industry. As a result of our leading market position, breadth of customer services, flexible business model and decentralized operating structure, we believe we are well positioned to benefit from current industry outsourcing trends.

As the chemical industry continues the recent trend towards the globalization of petro-chemical manufacturing capacity, greater quantities of chemicals are being imported into the United States. Consequently, the ISO tank container transportation and depot services business has seen double digit growth rates over the past five years and this growth is expected to continue for the foreseeable future. Our subsidiary, Boasso America Corporation (“Boasso”), is the market leader in the North American ISO tank container transportation and depot services business, which we estimate is a $250 million market.

Our industry is characterized by high barriers to entry such as (i) the time and cost required to develop the operational infrastructure necessary to handle sensitive chemical cargo, (ii) the financial and managerial resources required to recruit and train drivers, (iii) substantial industry regulatory requirements, and (iv) the significant capital investments required to build a fleet of equipment and establish a network of terminals. In addition, the industry continues to experience consolidation due to economic and competitive pressures, increasing operating costs for driver recruitment and insurance, and increasing capital investments for equipment and technology. As the cost and complexity of operating a bulk tank truck business increase, we believe that large, well-established carriers like ourselves will gain market share.

Our Formation and Ownership

We are a Delaware limited liability company formed on April 14, 2002. Our sole member is QDI. QDI is a holding company with no significant assets or operations other than the ownership of 100% of our membership interests. QD Capital, our wholly owned subsidiary, is a Delaware corporation, formed on May 1, 2003 and is a co-issuer of the Old Series B Notes and will be a co-issuer of the Exchange Series B Notes. QD Capital has nominal assets and no operations.

In addition, we are the primary obligor under our asset-based lending facility (the “ABL Facility”), our 9% Senior Subordinated Notes due 2010 (the “9% Notes”), our Senior Floating Rate Notes due 2012, Series A (the “Series A Notes”), our Senior Floating Rate Notes due 2012, Series B (the “Series B Notes”) and the $2.5 million 7% unsecured promissory note with a two-year maturity (the “Boasso Note”) issued in connection with our recent acquisition of Boasso. QDI is a guarantor under the ABL Facility, the 9% Notes, the Series A Notes and the Series B Notes.

QDI was formed in 1994 as a holding company known as MTL, Inc. and consummated its initial public offering on June 17, 1994. On June 9, 1998, MTL, Inc. was recapitalized through a merger with a corporation controlled by Apollo Investment Fund III, L.P. As a result of the recapitalization, MTL, Inc. became a private company. On August 28, 1998, we completed our acquisition of Chemical Leaman Corporation (“CLC”) and its subsidiaries. Through the 1998 acquisition, we combined two of the then-leading bulk transportation service providers, namely, Montgomery Tank Lines, Inc. and Chemical Leaman Tank Lines, Inc., under one operating company, Quality Carriers, Inc. (“QCI”). In 1999, QDI changed its name from “MTL, Inc.” to “Quality Distribution, Inc.” On May 30, 2002, QDI transferred all of its assets (other than certain contract rights which by their terms could not be assigned without the consent of the other parties thereto) to us, consisting principally of the capital stock of QDI’s operating subsidiaries. On November 13, 2003, QDI consummated the initial public offering of its common stock. On December 18, 2007, we acquired all of the outstanding capital stock of Boasso for an aggregate purchase price of (i) $58.8 million in cash less the outstanding long-term indebtedness of Boasso, subject to a working capital adjustment, and (ii) the Boasso Note, excluding fees and direct costs.

QDI is owned principally by Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P. and Apollo (U.K.) Partners III, L.P., each of which is an affiliate of Apollo Management, L.P. We refer to Apollo Management, L.P. and its affiliates collectively as “Apollo” throughout this prospectus. As of March 1, 2008, Apollo owned or controlled approximately 54.7% of QDI’s outstanding common stock, and approximately 46.6% of QDI’s common stock on a fully diluted basis.

Market Opportunity

We expect the complexities and operational challenges faced by chemical manufacturers to continue to grow as the chemical industry evolves. These complexities and challenges are driven by a variety of industry trends including customer demand for constantly lower prices, global import/export of bulk liquid products and the need to get product into the pipeline. In order to meet these challenges, we believe chemical producers will sell more through distribution as they look for ways to further reduce their costs by streamlining the supply chain. We believe supply chain efficiencies will be one of the necessary fundamentals for chemical manufacturers’ competitiveness.

In addition, the proliferation of global import/export of bulk liquid chemicals has driven the movement of basic manufacturing out of the United States and has resulted in an increase in chemical plant infrastructure to service these off-shore industries. Driven by this globalization, the ISO tank container market is a rapidly growing sector of the overall liquid bulk chemical transportation sector.

The resulting demand for distributors that can offer a broad range of services within the supply chain is expected to drive future industry growth in the bulk transportation sectors.

Our Strengths

Our Competitive Strengths

Following are our strengths that we believe will allow us to successfully exploit the market opportunities described above.

Largest Tank Truck Network in a Fragmented Industry

We provide our customers with access to the largest tractor and tank trailer network in the North American bulk tank truck industry. In addition, our nationwide network of 121 trucking terminals, 38 tank wash facilities and 10 ISO depot services terminals covers all major North American chemical markets and enables us to serve customers with international, national and regional shipping requirements. Our size allows us, our affiliates and our owner-operators to benefit from economies of scale in the purchasing of supplies and services, including fuel, tires and insurance coverage. Our greater network density allows us to create efficiencies by increasing utilization through reduced “empty miles” with more opportunities to generate backhaul loads. Our size also enables us to invest in new technologies that increase our operating efficiency, improve customer service and lower our costs.

Capital Efficient Business Model

Our extensive use of affiliates and owner-operators results in a highly variable cost structure and significantly reduces our capital investment, thereby allowing us to increase our asset utilization. This model also contributes to the stability of our cash flow and margins and increases our return on capital. Affiliates are responsible for the necessary capital investments, the operating expenses related to their terminals, and most of the operating expenses related to the business they service. Typically, affiliates purchase or lease tractors for their business directly from the manufacturers and lease trailers from us. However, some affiliates purchase their own trailers or lease trailers from independent third parties. Owner-operators are independent contractors who supply one or more tractors and drivers for our own or our affiliates’ exclusive use. As with affiliates, owner-operators are responsible for most of the operating expenses related to the business they transport (excluding costs related to the acquisition and maintenance of trailers). With our extensive use of owner-operators and affiliates, we can reduce the high capital costs of purchasing and maintaining tractors.

Core Carrier to Most Top 100 Chemical Companies

We provide services to most of the top 100 chemical producers with U.S. operations. Our ability to maintain these business relationships reflects our service performance and commitment to safety and reliability. We have established long-term customer relationships with these clients, which help us attract and retain experienced affiliate terminal operators and drivers. We expect to continue to benefit from the overall growth of the largest chemical companies while targeting new revenue opportunities from smaller chemical companies and will continue to explore opportunities to expand the scope of services we offer.

Broad Menu of Complementary Services

Our ability to provide value-added services that complement our core service differentiates us from smaller competitors and enables us to gain market share, particularly with large customers that seek to use a limited number of core carriers. By increasing the number of services offered to our customers, we enhance our position as a leading national full-service provider in the industry. These services include storage and warehousing, vendor managed inventory, load tendering and managing private fleets.

Enhanced Productivity, Efficiency and Customer Service through Installed Technology

We are proactive in our utilization of technology aimed at improving our customer service and operating efficiency. In contrast to many of our smaller competitors, we have equipped our drivers with various mobile communications systems which enable us to monitor our tractors and communicate with our drivers in the field and enable customers to track the location and monitor the progress of their cargo through the Internet. We have also begun installing satellite tracking devices on our trailers to enable us to increase trailer utilization. Our website allows our customers to view bills and generate customized service reports. We have implemented a centralized order entry, dispatch and billing program system, which enhances our control over our equipment and drivers. This technology is increasingly important when transporting sensitive cargo in today’s heightened security environment.

Our Strategy

Our Growth Strategy

We expect to grow as our customers continue to outsource more of their transportation management and logistics needs to full-service carriers. Beginning in 2005 under the direction of a new senior management team, we implemented several major strategic initiatives designed to enhance our operating flexibility, upgrade and standardize our business processes, improve customer service and increase profitability. During 2006 and 2007, these initiatives as described below have gained momentum and have positioned us to leverage our strengths in order to capitalize on the market opportunities that lie ahead.

Opportunistic Affiliate Conversions

We intend to continue to focus on a less capital intensive business model based on affiliates and owner-operators. However, we continually evaluate our mix of affiliate and company terminals to optimize customer service, revenue growth, profitability and return on investment. In situations where we can more efficiently operate facilities than the relevant affiliate, we may endeavor to purchase this affiliate’s business to enhance our profitability and position us for better growth in key markets. However, we are still able to maintain our asset-light structure through the use of owner-operators at company owned terminals.

Continued Focus on Safety and Training

We have made safety the main focus of our organization. We have developed comprehensive programs to further focus our safety procedures and benchmark us against the best in the industry. Tangible results of this focus have already manifested themselves in decreasing at-fault accident frequencies. We also instituted a training program for terminal, field and headquarters personnel to augment our existing driver training and have begun providing extensive technical and interpersonal training to all dispatchers, terminal managers, and supervisors.

We are committed to conducting our operations in a manner that protects our employees, surrounding communities, customers, and the environment. As a member of the American Chemistry Council (“ACC”) and partner of Responsible Care ®, it is our goal to improve the quality of our service and the level of safety. Participation in Responsible Care® is mandatory for all ACC member companies. We maintain a Responsible Care® Management System, which determines applicability and addresses the requirements of laws, regulations, company and other requirements regarding the environment and the health, safety and security of our operations. We have obtained independent certification that our management system is in place and functions according to professional standards and we continue to evaluate and continuously improve our Responsible Care® Management System performance.

Focus on Driver Recruitment and Retention

Our recruitment and retention effort is focused on providing drivers a welcoming opportunity with competitive compensation, an emphasis on professional development and an understanding that most drivers’ first priority is getting home safely to their families. Over the past four years we reduced driver turnover from 61% to approximately 49%, which we believe is well below the truckload industry average. We are committed to being a driver-focused company that provides both technical support and personal respect to these professionals. We offer competitive compensation, encourage input from our drivers when making business decisions, and utilize full-time customer service professionals who conduct both in-bound and out-bound calls to ensure driver satisfaction. Our driver organization contains field-based recruiters who augment the friendly, small business environment provided by our business model.

Expand Scope of Service Capabilities

We plan to continue to expand the scope of our service capabilities in order to serve the growing needs of our customer base. As our customers continue to focus on their core businesses, we believe that they will increasingly rely on primary service transportation companies to provide value-added services such as intermodal, tank cleaning and logistics services. Two initiatives to expand our service capabilities include the following:

Strengthen our Tank Wash Business

Over the past year, we have substantially improved our company owned tank wash facilities, installed new senior managers, trained staff and upgraded our safety program. We are focused on expanding this business by motivating our drivers, our affiliates’ drivers and third-party carriers to utilize our tank wash facilities and lessen usage of third party tank wash businesses. In 2007, we acquired Brite Clean, a tank wash

v

operation that is expected to contribute approximately $12.0 million in revenue in 2008, for approximately $2.5 million. This acquisition further strengthened our leading market position in the tank wash business.

Expand ISO Tank Container Business

Our subsidiary, Quality Container Services, Inc. (“QCS”) currently participates in the ISO tank container business by providing transportation services and, with the Boasso acquisition, we are now the market leader in the ISO tank container transportation and depot services business in North America. We believe that growing our ISO tank container depot business offers us the opportunity to expand our service offerings to many of our existing customers and to capitalize on this fast-growing segment which is being driven by the recent trend towards the globalization of petro-chemical manufacturing capacity.

Optimize Network

We are in the process of implementing several initiatives expected to increase profitability by minimizing the number of empty miles driven by our drivers. We do this by encouraging our affiliates and owner-operators to pursue additional revenue opportunities in their respective markets thereby increasing asset utilization. For example, we intend to move our pricing towards a revenue per mile compensation structure with our owner-operators instead of the existing percentage of revenue structure. We believe this change will help align owner-operators’ interests with ours and encourage them to increase load counts and improve backhaul rates resulting in increased revenue and operating income. Additionally, where necessary and when economically appropriate, we have expanded our company-owned transportation capacity by investing in new trailers through various methods, including purchases and leases.

Targeted Acquisitions

Our industry is highly fragmented, providing us with the opportunity to grow our distribution network and further develop our tank wash business through acquisitions. Smaller chemical bulk transport operators are seeking to strengthen their competitive position by becoming part of a larger service network. We believe that we are favorably positioned to benefit from this trend. In early 2006, we acquired two transportation companies for $4.1 million. In 2007, we acquired Brite Clean for $2.5 million, a small tank truck carrier for $0.5 million and Boasso for $58.8 million and the Boasso Note. We expect these acquired businesses to generate approximately $90.0 million in revenue in 2008. We intend to continue pursuing attractive acquisition opportunities that augment our position in key markets at attractive multiples.

Risk Factors

An investment in the notes involves a high degree of risk. Potential investors should carefully consider the risk factors set forth under “Risk Factors” beginning on page 1 and the other information contained in this prospectus prior to participating in the exchange offer.

Corporate Information

Our principal executive offices are located at 4041 Park Oaks Blvd., Suite 200, Tampa, Florida, 33610, and our telephone number is (813) 630-5826.

Summary of the Terms of the Exchange Offer

We and the guarantors of the old Senior Floating Rate Notes due 2012, Series B (the “Old Series B Notes”) have entered into a registration rights agreement with the initial purchaser of the Old Series B Notes in which we agreed to file a registration statement relating to an offer to exchange the Old Series B Notes for exchange Senior Floating Rate Notes due 2012, Series B (the “Exchange Series B Notes”) within 120 days of the issuance of the Old Series B Notes. The registration statement, of which this prospectus forms a part, was filed pursuant to this obligation. We also agreed to use our commercially reasonable efforts to cause the registration statement to be declared effective within 180 days following the issuance of the Old Series B Notes and to use our best efforts to consummate the exchange offer within 40 days following the effective date of the registration statement. In the exchange offer, you are entitled to exchange your Old Series B Notes for Exchange Series B Notes which are identical in all material respects to the Old Series B Notes except that:

•	the Exchange Series B Notes have been registered under the Securities Act and will be freely tradable by persons who are not affiliated with us;

•	the Exchange Series B Notes are not entitled to registration rights which are applicable to the Old Series B Notes under the registration rights agreement; and

•

our obligation to pay additional interest on the Old Series B Notes because (a) the registration statement of which this prospectus forms a part was not declared effective by June 15, 2008 or (b) the exchange offer was not consummated by July 25, 2008, in each case, at incremental rates ranging from 0.25% per annum to 1.0% per annum depending on how long we fail to comply with these deadlines, does not apply to the Exchange Series B Notes.

For purposes of this and other sections in this prospectus, we refer to the Old Series B Notes and the Exchange Series B Notes together as the “Series B Notes.”

The Exchange Offer	We are offering to exchange up to $50,000,000 aggregate principal amount at maturity of our Senior Floating Rate Notes due 2012, Series B, which have been registered under the Securities Act for up to $50,000,000 aggregate principal amount at maturity of our Senior Floating Rate Notes due 2012, Series B, which were issued on December 18, 2007. Old Series B Notes may be exchanged only in integral multiples of $1,000.

Resales

We believe that the Exchange Series B Notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act provided that:

•        the Exchange Series B Notes are being acquired in the ordinary course of your business;

•        you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the Exchange Series B Notes issued to you in the exchange offer; and

•        you are not an affiliate of ours.

If any of these conditions are not satisfied and you transfer any Exchange Series B Notes issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your Exchange Series B Notes from these requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that is issued Exchange Series B Notes in the exchange offer for its own account in exchange for Old Series B Notes that were acquired by that broker-dealer as a result of market-marking or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Series B Notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the Exchange Series B Notes issued to it in the exchange offer.

Expiration Date; Withdrawal of Tenders	The exchange offer will expire at 5:00 p.m., New York City time, [_____], 2008, or such later date and time to which we extend it. A tender of Old Series B Notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. Any Old Series B Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, some of which we may waive. See “The Exchange Offer—Certain Conditions to the Exchange Offer.”

Procedures for Tendering Old Notes

If you wish to accept the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a copy of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or the copy, together with the Old Series B Notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. If you hold Old Series B Notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•        any Exchange Series B Notes that you receive will be acquired in the ordinary course of your business;

•        you have no arrangement or understanding with any person or entity to participate in the distribution of the Exchange Series B Notes;

•        if you are a broker-dealer that will receive Exchange Series B Notes for your own account in exchange for Old Series B Notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of the Exchange Series B Notes; and

•        you are not our “affiliate” as defined in Rule 405 under the Securities Act.

Guaranteed Delivery Procedures	If you wish to tender your Old Series B Notes and your Old Series B Notes are not immediately available or you cannot deliver your Old Series B Notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date, you must tender your Old Series B Notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Effect on Holders of Old Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered Old Series B Notes pursuant to the terms of, the exchange offer, we will have fulfilled a covenant contained in the registration rights agreement and, accordingly, we will not be obligated to pay additional interest as described in the registration rights agreement. If you are a holder of Old Series B Notes and do not tender your Old Series B Notes in the exchange offer, you will continue to hold the Old Series B Notes and you will be entitled to all the rights and limitations applicable to the Old Series B Notes in the indenture governing the Series B Notes, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

Consequences of Failure to Exchange	All untendered Old Series B Notes will continue to be subject to the restrictions on transfer provided for in the Old Series B Notes and in the indenture. In general, the Old Series B Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, or as otherwise required under certain limited circumstances pursuant to the terms of the registration rights agreement, we do not currently anticipate that we will register the Old Series B Notes under the Securities Act.

Accounting Treatment	We will record the Exchange Series B Notes in our accounting records at the same carrying value as the Old Series B Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will capitalize the expenses of the exchange offer as deferred financing costs and expense these costs over the life of the Exchange Series B Notes.

Certain U.S. Federal Income Tax Considerations	The exchange of Old Series B Notes for Exchange Series B Notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the Exchange Series B Notes. In consideration for issuing the Exchange Series B Notes as contemplated in this prospectus, we will receive in exchange Old Series B Notes in like principal amount, which will be canceled and as such will not result in any increase in our indebtedness. The net proceeds from the Old Series B Notes offering were used to repay a portion of the term loan under our previous credit facility in connection with the financing of the Boasso acquisition and our entry into the ABL Facility.

Exchange Agent	The Bank of New York Trust Company, N.A. is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth in the section entitled “The Exchange Offer—Exchange Agent.”

Summary of the Terms of the Exchange Series B Notes

Issuers	Quality Distribution, LLC and QD Capital Corporation.

Exchange Series B Notes Offered	$50.0 million aggregate principal amount at maturity of Senior Floating Rate Notes due 2012, Series B. As of April 1, 2008, we are not authorized to issue any additional Senior Floating Rate Notes due 2012, Series B.

Maturity Date	January 15, 2012.

Interest

The Exchange Series B Notes will bear interest at a rate equal to LIBOR plus 4.50%, payable quarterly in arrears, on January 15, April 15, July 15 and October 15 of each year.

Holders who exchange their Old Series B Notes for Exchange Series B Notes will receive the same interest payment on July 15, 2008, which will be the first interest payment date following consummation of the exchange offer with respect to the Old Series B Notes and the Exchange Series B Notes, that they would have received if they had not accepted the exchange offer. Holders of Old Series B Notes whose Old Series B Notes are accepted for exchange in the exchange offer will be deemed to have waived the right to receive any payment in respect of interest on the Old Series B Notes accrued from April 15, 2008 (the most recent date to which interest on the Old Series B Notes was paid prior to the consummation of the exchange offer).

Guarantees	Our obligations under the Series B Notes are fully and unconditionally guaranteed, jointly and severally, on an unsecured and unsubordinated basis by our parent company, QDI, and each of our existing and certain future U.S. restricted subsidiaries. The Series B Notes are not and will not be, however, guaranteed by our foreign subsidiaries or our unrestricted subsidiaries. Investors should not rely on the QDI guarantee in evaluating an investment in the Series B Notes as QDI currently has no material assets other than the ownership of 100% of our membership interests, and the covenants contained in the indenture governing the Series B Notes will not apply to QDI.

Ranking

The Exchange Series B Notes will be our unsecured and unsubordinated obligations and will rank:

•        equally in right of payment with all of our existing and future unsecured and unsubordinated debt, including the Series A Notes and the Old Series B Notes;

•        effectively junior to all of our existing and future secured debt, including borrowings under the ABL Facility, to the extent of the value of the assets securing such debt;

•        senior in right of payment to all of our existing and future subordinated debt, including the 9% Notes and the Boasso Note; and

•        structurally subordinated to all liabilities, including trade payables, of our subsidiaries that are not guarantors, which are principally our subsidiaries in Mexico and Canada, which provided less than 1.0% of our operating revenues in 2007.

Similarly, the guarantees of the Exchange Series B Notes will be unsecured and unsubordinated obligations and will rank:

•        equally in right of payment to all of the applicable guarantor’s existing and future unsecured and unsubordinated debt, including its guarantee of the Series A Notes and the Old Series B Notes;

•        effectively junior to all of the applicable guarantor’s existing and future secured debt, including obligations of the applicable guarantor under the ABL Facility, to the extent of the value of the assets securing such debt; and

•        senior in right of payment to any of the applicable guarantor’s existing and future subordinated debt, including its guarantee of the 9% Notes.

As of December 31, 2007:

•        we and our guarantors had $89.4 million of secured indebtedness, consisting of borrowings outstanding under the ABL Facility, and capital lease obligations, and approximately $52.1 million in availability under the ABL Facility;

•        we had $135.0 million principal amount of unsecured and unsubordinated debt, consisting of the Series A Notes and the Series B Notes;

•        we had $125.0 million principal amount of senior subordinated debt, consisting of the 9% Notes; and

•        we had $4.3 million in principal amount outstanding under the Boasso Note and other notes.

As of the date of this prospectus, our only non-guarantor subsidiaries are our foreign subsidiaries, which as of December 31, 2007, had approximately $3.8 million of liabilities, including trade payables but excluding intercompany balances.

Optional Redemption	We may redeem the Series B Notes, in whole or in part, at 101% of the principal amount outstanding on or before January 14, 2009 and at 100% of the principal amount outstanding thereafter, plus, in each case, accrued and unpaid interest, if any, to the date of redemption.

Mandatory Offer to Repurchase	If we sell all or substantially all of our assets or undergo other types of changes in control, each holder will have the right to require us to repurchase all or any part of such holder’s Series B Notes at 101% of the aggregate principal amount of the Series B Notes.

Certain Covenants

The indenture governing the Series B Notes, among other things, limits our ability and the ability of our restricted subsidiaries to:

•        incur or guarantee additional indebtedness;

•        pay dividends or distributions on, or redeem or repurchase, capital stock;

•        make investments;

•        consummate certain asset sales;

•        engage in transactions with affiliates;

•        grant or assume liens; and

•        consolidate, merge or transfer all or substantially all of our assets.

These limitations are subject to a number of important qualifications and exceptions.

Limited Market	The Exchange Series B Notes generally will be freely transferable. However, we do not currently intend to list the Exchange Series B Notes on any exchange, and there can be no assurance as to the development or liquidity of any market for the Exchange Series B Notes.

x

Summary Financial Information

The following table sets forth summary historical financial information, and other historical financial data of QDI. QDI is or will be a guarantor of the Old Series B Notes, the Exchange Series B Notes, the Series A Notes and the ABL Facility and has no material assets or operations other than its ownership of 100% of our membership interests. As a result, the consolidated financial position and results of operations of QDI are substantially the same as ours. The summary historical consolidated financial information set forth below is qualified in its entirety by reference to, and should be read in conjunction with, our consolidated financial statements and notes thereto included elsewhere in this prospectus and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The consolidated statements of operations data set forth below for the fiscal years ended December 31, 2007, 2006 and 2005 and the historical balance sheet data as of December 31, 2007 and 2006 are derived from QDI’s audited financial statements included elsewhere in this prospectus. The historical statements of operations data for the fiscal year ended December 31, 2004 and the historical balance sheet data as of December 31, 2005 and 2004 are derived from QDI’s audited financial statements that are not included in this prospectus.

In 2007, QDI changed its accounting policy for tires. The change was retroactively applied to prior period financial statements. Refer to Note 3 to the consolidated financial statements for the impact of the change for years 2005 through 2007. The impact to operating income and net loss was an increase of $0.2 million for 2004.

	2007	2006	2005	2004
		(As adjusted)	(As adjusted)	(As adjusted)
Statements of Operations Data
Operating revenues	$751,558	$730,159	$678,076	$622,015
Operating expenses:
Purchased transportation	471,531	493,686	471,238	420,565
Depreciation and amortization	17,544	16,353	7,278	23,266
Other operating expenses	238,630	171,842	149,741	162,936

Operating income	23,853	48,278	39,819	15,248
Interest expense, net	(30,524)	(29,388)	(26,712)	(22,343)
Transaction fees	—	—	—	—
Interest expense, preferred stock conversion	—	—	—	—
Gain on debt extinguishment	—	—	—	—
Write-off of debt issuance costs	(2,031)	—	(1,110)	—
Other (expense) income	(940)	(888)	222	(857)

Income (loss) before taxes	(9,642)	18,002	12,219	(7,952)
(Benefit from) provision for income taxes	(2,079)	(38,168)	352	2,421

Net (loss) income	(7,563)	56,170	11,867	(10,373)
Preferred stock dividends and accretions	—	—	—	(145)

Net (loss) income attributable to common shareholders	$(7,563)	$56,170	$11,867	$(10,518)

	2007	2006	2005	2004
		(As adjusted)	(As adjusted)	(As adjusted)
Other Data
Cash paid for interest	$28,850	$27,034	$24,645	$19,293
Net cash provided by operating activities	14,052	28,236	9,039	15,945
Net cash used in investing activities	(63,399)	(10,591)	(16,063)	(8,081)
Net cash provided by (used in) financing activities	52,194	(12,474)	5,858	(6,070)
Number of terminals at end of period (1)	169	165	165	161
Number of trailers operated at end of period (2)	7,506	7,769	7,461	7,377
Number of tractors operated at end of period(3)	3,927	3,829	3,539	3,550
Balance Sheet Data at Year End:
Working capital(4)	$67,093	$59,673	$43,079	$4,926
Total assets	493,976	417,873	377,053	373,952
Total indebtedness, including current maturities	349,271	279,122	289,116	276,550
Shareholders’ equity (deficit)	27,300	31,774	(27,462)	(39,446)

(1)	Excludes transload facilities but includes tank-wash facilities.

(2)	Excludes trailers held-for-sale.

(3)	Excludes tractors held as inventory.

(4)	Working capital consists of current assets minus current liabilities.

RISK FACTORS

You should carefully consider the risks described below before participating in the exchange offer. Although the risks described below are all of the risks that we believe are material, they are not the only risks relating to our business and the Series B Notes. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your investment.

Risks Related to the Exchange Offer

Your Old Series B Notes will not be accepted for exchange if you do not follow the exchange offer procedures described in this prospectus.

We will not accept your Old Series B Notes for exchange if you do not follow the exchange-offer procedures described in this prospectus. We will issue Exchange Series B Notes as part of the exchange offer only after a timely receipt of your Old Series B Notes, a properly completed and duly executed letter of transmittal or agent’s message and all other required documents. Therefore, if you want to tender your Old Series B Notes for exchange, you should comply with the exchange procedures and allow sufficient time for your Old Series B Notes or agent’s message to be received by the exchange agent. If we do not receive your Old Series B Notes, letter of transmittal or agent’s message and other required documents by the expiration date of the exchange offer, we will not accept your Old Series B Notes for exchange. We are under no duty to notify you of defects or irregularities in your tender of Old Series B Notes for exchange. If there are defects or irregularities in your tender of your Old Series B Notes, we may not accept your Old Series B Notes for exchange.

If you choose not to exchange your Old Series B Notes in the exchange offer or do not validly tender your Old Series B Notes, the transfer restrictions currently applicable to your Old Series B Notes will remain in force, which could inhibit your ability to sell your Old Series B Notes.

If you do not exchange your Old Series B Notes for Exchange Series B Notes in the exchange offer or fail to validly tender your Old Series B Notes, then your Old Series B Notes will continue to be subject to certain transfer restrictions. In general, the restrictions prevent the Old Series B Notes from being offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the Old Series B Notes under the Securities Act.

There is no existing market for the Series B Notes. If one develops, it may not be liquid.

We do not intend to list the Exchange Series B Notes on a national securities exchange. Although the initial purchaser of the Old Series B Notes has advised us that it currently intends to make a market in the Series B Notes, it is not obligated to do so and may discontinue such market-making activity at any time without notice. In addition, market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer. If a trading market does not develop, you may not be able to sell the Exchange Series B Notes. If any of the Exchange Series B Notes are traded after their issuance, they may trade at a discount from the initial offering price of the Old Series B Notes, depending upon:

•	prevailing interest rates;

•	the market for similar securities; and

•	other factors, including general economic conditions and our financial condition, performance and prospects.

The market for non-investment grade debt securities has historically been subject to disruptions that have caused volatility in their prices independent of the operating and financial performance of the issuers of these securities. It is possible that the market for the Old Series B Notes or the Exchange Series B Notes will be subject to these kinds of disruptions regardless of our prospects and financial performance. Accordingly, declines in the liquidity and market price of the Old Series B Notes or the Exchange Series B Notes may occur independent of our operating and financial performance. We cannot assure you that any liquid market for the Old Series B Notes or the Exchange Series B Notes will develop.

Certain persons who participate in the exchange offer must deliver a prospectus in connection with resales of the Exchange Series B Notes.

Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may generally offer for resale, resell or otherwise transfer the Exchange Series B Notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus, certain holders of Exchange Series B Notes will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer the Exchange Series B Notes. If such a holder transfers any Exchange Series B Notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, the holder could incur liability under the Securities Act. We do not and will not assume, or indemnify such holders against, this liability.

Risks Relating to an Investment in the Series B Notes

Our high level of debt creates a risk of default.

We are and will be, following this offering, a highly leveraged company. As December 31, 2007, our consolidated long-term indebtedness and capital lease obligations, including current maturities, was $353.7 million.

We also have the ability to incur additional debt, subject to limitations imposed by the ABL Facility and the indentures governing the 9% Notes, the Series A Notes and the Series B Notes. Our high level of indebtedness may restrict our ability to fund or obtain financing for working capital, capital expenditures and other business activities, making us more vulnerable to economic and industry downturns, competition and other market pressures. In addition, the debt service requirements of our other indebtedness could make it more difficult for us to make payments on the Series B Notes. This high degree of leverage could also prevent us from repurchasing Series B Notes tendered to us upon the occurrence of a change of control, or could prevent us from making any required redemptions of the Series B Notes. Further, there can be no assurance that the terms of the ABL Facility or our other indebtedness will permit us to make any such repurchases or redemptions of the Series B Notes, or that we will have sufficient funds available at such time to make any required repurchases or redemptions of the Series B Notes.

If our operating cash flow decreases, we may be unable to service our debt, including the Series B Notes, without refinancing or restructuring our debt, selling assets or operations or raising additional debt or equity capital. If these alternatives are not available in a timely manner or on satisfactory terms, or are not permitted under our existing agreements, we may default on our debt obligations. Such a default would have serious adverse consequences for the holders of the Series B Notes.

Floating interest rates may increase interest payable on a portion of our borrowings under the ABL Facility and the Series B Notes.

The Series A Notes, the Series B Notes and our borrowings under the ABL Facility bear interest at floating rates. Accordingly, the interest payable under the floating rate borrowings under the Series A Notes, the Series B Notes and the ABL Facility may increase. Based on amounts outstanding at December 31, 2007, an increase of 1.0% in the interest rates payable on the floating rate portion of our indebtedness on December 31, 2007 would increase our debt service requirements in 2008 by approximately $2.2 million. If interest rates on our floating rate borrowings increase significantly, our cash flows would be significantly reduced.

Our failure to make scheduled payments, to replace or refinance indebtedness or to observe restrictions imposed by the ABL Facility may lead to acceleration of indebtedness.

The ABL Facility restricts, among other things, our ability to incur additional indebtedness and make acquisitions and capital expenditures beyond a certain level. If we fail to repay borrowings or other amounts due under the ABL Facility when due or fail to comply with the restrictions contained in the ABL Facility or we, our subsidiaries or QDI fail to pay when due certain other obligations which mature prior to the maturity date of the ABL Facility, the lenders under the ABL Facility can declare the entire amount owed thereunder immediately due and payable, and, in the case of a default under the ABL Facility, may prohibit us and our subsidiaries from making cash payments of interest and/or principal on the Series B Notes for certain specified periods.

The ABL Facility matures June 18, 2013. However, the maturity date of the ABL Facility is also advanced to a date 91 days prior to the maturity date of the Series A Notes, the Series B Notes or the 9% Notes (and replacement indebtedness) if the aggregate principal amount of the notes maturing in the 91-day period exceeds $50.0 million. Currently, all three classes of notes exceed $50.0 million, and the earliest maturity is November 15, 2010. Accordingly, each class of note will trigger an advanced maturity of the ABL Facility unless the notes are earlier replaced or repaid prior to maturity as and to the extent permitted under the ABL Facility.

If the debt under the ABL Facility is accelerated, our assets may not be sufficient to repay in full all of our indebtedness, including the ABL Facility and the Series B Notes.

The Series B Notes and the guarantees of the Series B Notes will be effectively subordinated to the ABL Facility and our other secured debt.

The obligations under the Series B Notes and the guarantees of the Series B Notes will be unsecured and effectively are subordinated to all of our existing and future secured debt to the extent of the value of the assets securing such debt, including all amounts borrowed or available for borrowing under the ABL Facility. In the event of a foreclosure, dissolution, winding-up, liquidation, reorganization, bankruptcy or similar proceeding involving us or a guarantor, the assets which serve as collateral for any secured indebtedness will be used to satisfy the obligations under the secured indebtedness before any payments are made on the Series B Notes and other senior unsecured indebtedness. In any such event, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims on the Series B Notes fully.

As of December 31, 2007, we had:

•	$89.4 million of secured indebtedness, consisting of debt under the ABL Facility and capital lease obligations; and

•	approximately $52.1 million in availability under the ABL Facility.

The indenture governing the Series B Notes will permit us, the guarantors and our other restricted subsidiaries to incur significant additional indebtedness, including secured indebtedness.

We may not be able to make a change of control payment.

In the event of a change of control, we will be required to make an offer for cash to repurchase the Series B Notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to the repurchase date. However a change of control will cause an event of default under the ABL Facility and may cause an acceleration of the borrowings thereunder. There can be no assurance that the terms of the ABL Facility will permit us to make any required repurchases of the Series B Notes or that we will have sufficient funds available at the time of any change of control to make any required repurchases of the Series B Notes.

The Series B Notes will be effectively junior to liabilities of certain subsidiaries.

We conduct substantially all of our operations through our subsidiaries. As a result, we are required to rely upon its subsidiaries for the funds necessary to meet our obligations, including the payment of interest on and principal of the Series B Notes. The ability of the subsidiaries to make these payments will be subject to, among other things, applicable state laws. Although the guarantees of the Series B Notes provide the holders of the Series B Notes with a direct claim against the assets of the guarantors, the subsidiary non-guarantors have not guaranteed the obligations under the Series B Notes. Claims of creditors of our subsidiary non-guarantors, including trade creditors and the lenders under the ABL Facility, generally will have priority with respect to the assets and earnings of these subsidiaries over the claims of our creditors, including holders of the Series B Notes. For 2007, less than 1.0% of our consolidated revenues and our consolidated operating income was generated by our non-guarantor subsidiaries. Such non-guarantor subsidiaries had approximately $3.8 million of liabilities, including trade payables but excluding intercompany balances, at December 31, 2007. In addition, enforcement of the guarantees of the Series B Notes against any guarantor may be subject to legal challenge in a bankruptcy or reorganization case or a lawsuit by or on behalf of creditors of any guarantor and would be subject to certain defenses available to guarantors generally. Although the indenture contains waivers of most guarantor defenses, certain of those waivers may not be enforced by a court in a particular case. To the extent that the guarantees of the Series B Notes are not enforceable, the Series B Notes would be effectively subordinated to all liabilities of the guarantors, including trade payables of any guarantors.

The guarantees of the Series B Notes may be limited by fraudulent conveyance considerations.

The Series B Notes are guaranteed on an unsecured senior basis by QDI and all of our existing and certain future U.S. restricted subsidiaries. The terms of each note guarantee provide that such guarantee is limited and subject to automatic reduction to the extent necessary to prevent such guarantee from constituting a fraudulent conveyance. However, our creditors or the creditors of the guarantors could challenge the of the Series B Notes guarantees as fraudulent conveyances. We cannot assure you that a court would not conclude that the guarantees of the Series B Notes constitute fraudulent conveyances. If a court declares the guarantees of the Series B Notes to be void, or if the guarantees of the Series B Notes must be limited or voided in accordance with their contractual terms, any claim that you may make against us for amounts payable on the Series B Notes would be subordinated to the debt and other liabilities of the applicable guarantors, including trade payables.

The guarantee of our parent company is of limited value.

Investors should not rely on the QDI guarantee in evaluating an investment in the Series B Notes as QDI currently has no material assets other than the ownership of 100% of our membership interests and the covenants contained in the indenture governing the Series B Notes will not apply to QDI.

We may be limited in our ability to offset future income with our current net operating loss.

We have a net operating loss for Federal income tax purposes. If we undergo a change of control as described in Section 382 of the Internal Revenue Code, our ability to use those net operating losses to offset future income will be limited. This will have the effect of reducing our after tax cashflow.

You may be impacted by original issue discount.

The Series B Notes will be considered to be issued with original issue discount for United States federal income tax purposes. Accordingly, certain holders of the Series B Notes will be required to include original issue discount in gross income for United States federal income tax purposes in advance of receipt of the cash payments to which the income is attributable.

In addition, if a bankruptcy case is commenced by or against us under the United States Bankruptcy Code, the claims of holders of the Series B Notes may be limited to an amount equal to the sum of (1) the price for the Series B Notes that the holder originally paid and (2) that portion of the original issue discount that is not deemed to constitute “unmatured interest” for purposes of the United States Bankruptcy Code. Any original issue discount that was not accreted as of the date of any such bankruptcy filing would constitute “unmatured interest.”

Risks Related to Our Business

Our business is subject to general and industry specific economic factors that are largely out of our control and could affect our operations and profitability.

Our business is dependent on various economic factors over which we have little control, that include:

•	the availability of qualified drivers

•	changes in regulations concerning shipment of material we transport,

•	increases in fuel taxes and tolls,

•	interest rate fluctuations,

•	excess capacity in the tax trucking industry,

•	changes in license and regulatory fees,

•	potential disruptions at U.S. ports of entry,

•	downturns in customers’ business cycles,

•	reduction in customers’ shipping requirements, and

•	the U.S. economy generally.

As a result, we may experience periods of overcapacity, declining prices and lower profit margins in the future. We have a large number of customers in the chemical-processing and consumer-goods industries. If these customers experience fluctuations in their business activity due to an economic downturn, work stoppages or other industry conditions, the volume of freight transported by us on behalf of those customers may decrease. The trucking industry has experienced a slowdown in recent months due to slowing economic conditions.

Loss of qualified drivers or other personnel could limit our growth and negatively affect operations.

There is substantial competition for qualified drivers in the trucking industry. Furthermore, certain geographic areas have a greater shortage of qualified drivers than other areas. We operate in many of these geographic areas where there is a shortage of drivers and have turned down new business opportunities as a result of the lack of qualified new drivers. Difficulty in attracting qualified personnel, particularly qualified drivers, could require us to increase driver compensation, forego available customer opportunities and underutilize the tractors and trailers in our network. These actions could result in increased costs and decreased revenues. In addition, we may not be able to recruit other qualified personnel in the future.

Loss of affiliates and owner-operators could adversely affect our operations and profitability.

We rely on participants in our affiliate program and independent owner-operators. A reduction in the number of owner-operators, whether due to capital requirements related to the expense of obtaining, operating and maintaining equipment or for other reasons, could have a negative effect on our operations and profitability. Similarly the loss of our more robust affiliates could adversely affect our profitability. Contracts with affiliates are for various terms and contracts with owner-operators may be terminated by either party on short notice. Although affiliates and owner-operators are responsible for paying for their own equipment and other operating costs, significant increases in these costs could cause them to seek a higher percentage of the revenue generated if we are unable to increase our rates commensurately. Conversely, a continued decline in the rates we pay to our affiliates and owner-operators could adversely affect our ability to maintain our existing affiliates and owner-operators and attract new affiliates, owner-operators and drivers.

We are self-insured and have exposure to certain claims and are subject to the insurance marketplace, all of which could affect our profitability.

The primary accident risks associated with our business are:

•	motor-vehicle related bodily injury and property damage,

•	workers’ compensation claims,

•	cargo loss and damage, and

•	general liability claims.

We currently maintain insurance for:

•	motor-vehicle related bodily injury and property damage claims, covering all employees, owner operators and affiliates,

•	workers’ compensation insurance coverage on our employees and company drivers, and

•	general liability claims.

Our insurance program includes a self insured deductible, in most cases, of $2.0 million per incident for both auto and general liability and a $1.0 million deductible for workers’ compensation. In addition, we currently maintain an umbrella insurance policy covering claims in excess of $5.0 million, up to an aggregate loss of $40.0 million per incident. The per incident deductible, could adversely affect our profitability, particularly in the event of an increase in the number or severity of incidents. Additionally, we are self-insured for damage to the equipment that we own and lease, for cargo losses, and for non-trucking pollution legal liability and such self-insurance is not subject to any maximum limitation. We extend insurance coverage to our affiliates for (i) motor vehicle related bodily injury, (ii) property damage, and (iii) cargo loss and damage. Under this extended coverage, affiliates are responsible for only a small portion of the applicable deductibles.

We are subject to changing conditions and pricing in the insurance marketplace and we cannot assure you that the cost or availability of various types of insurance may not change dramatically in the future. To the extent these costs cannot be passed on to our customers in increased freight rates, increases in insurance costs could reduce our future profitability and cash flow.

The trucking industry is subject to regulation, and changes in trucking regulations may increase costs.

As a motor carrier, we are subject to regulation by the Federal Motor Carrier Safety Administration, the U.S. Department of Transportation and by various state, federal and provincial agencies. These regulatory authorities exercise broad powers governing activities such as operating authority, safety, hours of service, hazardous materials transportation, financial reporting and acquisitions. There are additional regulations specifically relating to the trucking industry, including testing and specification of equipment, product-handling requirements and drug testing of drivers. The trucking industry is subject to possible regulatory and legislative changes that may affect the economics of the industry by requiring changes in operating practices or by changing the demand for common or contract carrier services or the cost of providing truckload services. Possible changes include:

•	increasingly stringent environmental regulations,

•	increasing control over the transportation of hazardous materials,

•	changes in the hours-of-service regulations, which govern the amount of time a driver may drive in any specific period,

•	onboard black box recorder devices,

•	requirements leading to accelerated purchases of new trailers,

•	mandatory limits on vehicle weight and size, and

•	mandatory regulations imposed by the Department of Homeland Security.

From time to time, various legislative proposals are introduced, including proposals to increase federal, state, or local taxes, including taxes on motor fuels, which may increase our costs or adversely impact the recruitment of drivers.

Increased unionization could increase our operating costs or constrain operating flexibility.

Although only approximately 4.4% of our driver workforce, including owner-operators and employees of affiliates, is currently subject to collective bargaining agreements, unions such as the International Brotherhood of Teamsters have traditionally been active in the U.S. trucking industry. Unionized workers could disrupt our operations by strike, work stoppage or other slowdown. In addition, our non-union workforce has been subject to unionization efforts in the past, and we could be subject to future unionization. Increased unionization of our workforce could result in higher compensation and working condition demands that could increase our operating costs or constrain our operating flexibility.

Our operations involve hazardous materials, which could create environmental liabilities.

Our activities, particularly those relating to our handling, transporting and storage of bulk chemicals, are subject to environmental, health and safety laws and regulation by governmental authorities in the United States as well as foreign governmental authorities. Among other things, those environmental laws address emissions to the air, discharges to land or water, the generation, handling, storage, transportation, treatment and disposal of waste materials, and the health and safety of our employees. These laws generally require us to obtain and maintain various licenses and permits. Most environmental laws provide for substantial fines and potential criminal sanctions for violations. Environmental laws and regulations are complex, change frequently and have tended to become stricter over time. Some of these laws and regulations are subject to varying and conflicting interpretations. There can be no assurance that violations of such laws or regulations will not be identified or occur in the future, or that such laws and regulations will not change in a manner that could impose material costs on us.

As a handler of hazardous substances, we are potentially subject to strict, joint and several liability for investigating and rectifying the consequences of spills and other environmental releases of these substances. We have incurred remedial costs and regulatory penalties for chemical or wastewater spills and releases at our facilities or over the road, and, notwithstanding the existence of our environmental management program and insurance applicable to these risks, we expect that additional similar obligations will be incurred in the future. As a result of environmental studies conducted at our facilities or at third party sites, we have identified environmental contamination at certain sites that will require remediation and we are currently conducting investigation and remediation projects at eight of our facilities. Future liabilities and costs under environmental, health, and safety laws are not easily predicted, and such liabilities could result in a material adverse effect on our financial condition, results of operations or business reputation.

In addition, we have been named a potentially responsible party at various sites under the Comprehensive Environmental Response Compensation and Liability Act of 1980 and other similar state statutes including the Lower Passaic River Study Area in New Jersey and at two Quanta Resources sites in New York. Our current reserves provided for these sites may prove insufficient, which would result in future charges against earnings. Further, we could be named a potentially responsible party at other sites in the future and the costs associated with such future sites could be material.

Potential disruptions at U.S. ports of entry could adversely affect our business, financial condition and results of operations.

Any disruption of the delivery of ISO tank containers to those ports where we do business would reduce the number of ISO tank containers that we transport, store, clean or maintain. This reduced activity may have a material adverse effect on our operations.

If fuel prices increase significantly, our results of operations could be adversely affected.

We are subject to risk with respect to purchases of fuel. Prices and availability of petroleum products are subject to political, economic and market factors that are generally outside our control. Political events in the Middle East, Venezuela, and elsewhere, as well as hurricanes and other weather-related events, also may cause the price of fuel to increase. Because our operations are dependent upon diesel fuel, significant increases in diesel fuel costs could materially and adversely affect our results of operations and financial condition if we are unable to pass increased costs on to customers through rate increases or fuel surcharges. Historically, we have recovered the majority of the increases in fuel prices from customers through fuel surcharges. Fuel surcharges that can be collected may not always fully offset the increase in the cost of diesel fuel. To the extent fuel surcharges are insufficient to offset our fuel costs, our results of operations may be adversely affected.

Our substantial leverage and restrictions contained in our debt agreements, including the ABL Facility and our indentures, could hamper our operations.

At December 31, 2007, we had consolidated long-term indebtedness and capital lease obligations, including current maturities, of $353.7 million. The amount of our indebtedness could have important consequences, including the following:

•	using a portion of our cash flow to pay interest on our indebtedness will reduce the availability of our cash flow to fund working capital, capital expenditures and other business activities,

•	it increases our vulnerability to adverse economic and industry conditions,

•	it limits our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate,

•	it limits our ability in making strategic acquisitions or exploiting business opportunities, and

•	it limits our operational flexibility, including our ability to borrow additional funds.

Our variable interest rate debt was $219.1 million as of December 31, 2007. Therefore, increases in market rates of interest will increase our interest expense, which would decrease our earnings. A 1% increase in the interest rate for our variable debt would increase our annual interest expense by approximately $2.2 million.

The loss of one or more significant customers may adversely affect our business.

We are dependent upon a limited number of large customers. Our top ten customers accounted for approximately 34.1% of our total revenues during 2007. In particular, our largest customer, Dow Chemical Company, accounted for 8.3% of our total revenues during 2007. The loss of Dow Chemical Company or one or more of our other major customers, or a material reduction in services performed for such customers, may have a material adverse effect on our results of operations.

Our business may be harmed by terrorist attacks, future war or anti-terrorism measures.

In the aftermath of the terrorist attacks of September 11, 2001, federal, state and municipal authorities have implemented and are implementing various security measures, including checkpoints and travel restrictions on large trucks and fingerprinting of drivers in connection with new hazardous materials endorsements on their licenses. Such existing measures and future measures may have significant costs associated with them which a motor carrier is forced to bear. Moreover, large trucks carrying toxic chemicals are a potential terrorist target, and we will be obligated to take measures, including possible capital expenditures, to harden our trucks. In addition, the insurance premiums charged for some or all of the coverage currently maintained by us could continue to increase dramatically or such coverage could be unavailable in the future.

Although we expect the Boasso acquisition to be beneficial, its expected benefits may not be realized, in the time frame anticipated or at all, because of integration or other challenges and we may become liable for liabilities of which we are currently unaware.

Achieving the expected benefits of the Boasso acquisition will depend on the timely and efficient integration of Boasso’s operations, business culture, technology and personnel with our Company. The integration may not be completed as quickly as expected, and if we fail to effectively integrate the companies or the integration takes longer than expected, we may not achieve the expected benefits of the acquisition. The challenges involved in this integration include, among others:

•	potential disruption on our ongoing business and distraction of management,

•	unexpected loss of key employees or customers of Boasso,

•	conforming Boasso’s standards, processes, procedures and controls with our operations,

•	hiring additional management and other critical personnel, and

•	increasing the scope, geographic diversity and complexity of our operations.

We conducted a due diligence investigation of Boasso’s operations prior to agreeing to acquire Boasso. However, we cannot assure you that our efforts were sufficient to uncover all material information concerning such operations. As a result, we may be held liable for risks and liabilities (including for environmental-related costs or liabilities) as a result of such acquisition which we are not aware of at the present time, some of which may not have been discoverable from our due diligence efforts.

Boasso’s operations also depend upon a limited number of large customers. For its fiscal year ended March 31, 2007, four customers accounted for approximately 42% of their total revenues. Boasso’s largest customer, Stolt-Nielsen S.A. accounted for approximately 19% of its total revenues. The loss of Stolt-Nielsen S.A. or one or more of Boasso’s other major customers, or a material reduction in services performed for such customers, may have a material adverse effect on Boasso’s results of operations.

Boasso’s ability to successfully implement its business strategy and to operate profitably depends in large part on the continued employment of its management team. If members of management become unable or unwilling to continue in their present capacity, our business or financial results could be adversely affected.

We depend on members of our senior management.

We believe that our ability to successfully implement our business strategy and to operate profitably depends in large part on the continued employment of our senior management team. If members of senior management become unable or unwilling to continue in their present positions, our business or financial results could be adversely affected.

Interests of Apollo may conflict with your interests.

At March 1, 2008, Apollo owned or controlled approximately 54.7% of QDI’s outstanding common stock and approximately 46.6% of its common stock on a fully diluted basis. As a result, Apollo can influence substantially all matters requiring shareholder approval, including the election of directors, the approval of significant corporate transactions, such as acquisitions, the ability to block an unsolicited tender offer and any other matter requiring a vote of shareholders. The interests of Apollo may conflict with your interests. For example, if we encounter financial difficulties, or are unable to pay our debts as they mature, Apollo may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investment, even though these transactions might involve risk to our shareholders or debt holders. Similarly, if our financial performance and creditworthiness significantly improve in the future, Apollo may have an interest in pursuing reorganizations, restructurings, or other transactions that could increase our leverage or impair our creditworthiness or otherwise, in their judgment, enhance Apollo’s equity investment in QDI, even though these transactions might involve risk to our debtholders.

We may be unable to identify or realize the intended benefits of potential acquisition candidates.

As part of our business strategy, we will evaluate potential acquisitions, some of which could be material, and engage in discussions with acquisition candidates. We cannot assure you that suitable acquisition candidates will be identified and acquired in the future, that the financing of any such acquisition will be available on satisfactory terms, that we will be able to complete any such acquisition or that we will be able to accomplish our strategic objectives as a result of any such acquisition. Nor can we assure you that our acquisition strategies will be successfully received by customers or achieve their intended benefits. Often acquisitions are undertaken to improve operating results of either or both of the acquirer or the acquired company, and we cannot assure you that we will be successful in this regard. The same risks exist when an acquired company was previously one of our operating affiliates. We will encounter various risks in acquiring other companies, including the possible inability to integrate an acquired business into our operations, diversion of management’s attention and unanticipated problems or liabilities, some or all of which could materially and adversely affect our business, financial condition or results of operations.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Exchange Act. All statements included in this prospectus other than statements of historical fact, that address activities, events or developments that we or our management expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements represent our reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause our actual results and financial position to differ materially. We claim the protection of the safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act. Examples of forward-looking statements include: (i) projections of revenue, earnings, capital structure and other financial items, (ii) statements of our plans and objectives, (iii) statements of expected future economic performance, and (iv) assumptions underlying statements regarding us or our business. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as “believes,” “expects,” “estimates,” “may,” “will,” “should,” “could,” “seeks,” “plans,” “intends,” “anticipates” or “scheduled to” or the negatives of those terms, or other variations of those terms or comparable language, or by discussions of strategy or other intentions.

Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions. Important factors that could cause our actual results to be materially different from the forward-looking statements include the following risks and other factors discussed under “Risk Factors” beginning on page 1. These factors include:

•	general economic conditions,

•	the availability of diesel fuel,

•	adverse weather conditions,

•	competitive rate fluctuations,

•	our substantial leverage and restrictions contained in our debt arrangements and interest rate fluctuations in our floating rate indebtedness,

•

the cyclical nature of the transportation industry due to various economic factors such as excess capacity in the industry, the availability of qualified drivers, changes in fuel and insurance prices and interest rate fluctuations,

•	changes in demand for our services due to the cyclical nature of our customers’ businesses and shipping requirements,

•	potential disruption at U.S. ports of entry could adversely affect our business, financial condition and results of operations,

•	our dependence on affiliates and owner-operators and our ability to attract and retain owner-operators, affiliates and company drivers,

•	changes in the future, or our inability to comply with, governmental regulations and legislative changes affecting the transportation industry,

•	our material exposure to both historical and changing environmental regulations and the increasing costs relating to environmental compliance,

•

our liability as a self-insurer to the extent of our deductibles, as well as our ability or inability to reduce our claims exposure through insurance due to changing conditions and pricing in the insurance marketplace,

•	the cost of complying with existing and future anti-terrorism security measures enacted by federal, state and municipal authorities,

•	the potential loss of our ability to use net operating losses to offset future income due to a change of control,

•	increased unionization, which could increase our operating costs or constrain operating flexibility,

•	our ability to successfully integrate acquired businesses and converted affiliates, and

•	interests of Apollo, our largest shareholder, which may conflict with your interests.

In addition, there may be other factors that could cause our actual results and financial condition to be materially different from the results referenced in the forward-looking statements.

All forward-looking statements contained in this prospectus are qualified in their entirety by this cautionary statement. Forward-looking statements speak only as of the date they are made, and we do not intend to update or otherwise revise the forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We hereby offer to exchange a like principal amount of Exchange Series B Notes for any and all Old Series B Notes on the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal. You may tender some or all of your Old Series B Notes pursuant to the exchange offer. As of the date of this prospectus, $50 million of Old Series B Notes are outstanding. This prospectus, together with the letter of transmittal is first being sent to holders of the Old Series B Notes on or about [            ], 2008. Our obligation to accept the Old Series B Notes for exchange pursuant to the exchange offer is subject to certain conditions described in “—Certain Conditions to the Exchange Offer.” We currently expect that the conditions will be met and that no waivers will be necessary. We have entered into a registration rights agreement with the initial purchaser of the Old Series B Notes in which we agreed to file a registration statement relating to an offer to exchange the Old Series B Notes for Exchange Series B Notes within 120 days of the issuance of the Old Series B Notes. The registration statement, of which this prospectus forms a part, was filed pursuant to this obligation. We also agreed to use our commercially reasonable efforts to cause the registration statement to be declared effective within 180 days following the issuance of the Old Series B Notes and to use our best efforts to consummate the exchange offer within 40 days following the effective date of the registration statement. The Exchange Series B Notes will have terms substantially identical to the Old Series B Notes except that the Exchange Series B Notes will not contain terms with respect to transfer restrictions, registration rights and additional interest payable for the failure to have the registration statement of which this prospectus forms a part declared effective by June 13, 2008 or the exchange offer consummated by July 25, 2008. The Old Series B Notes were issued on December 18, 2007.

Under the circumstances set forth below, we will be obligated under the registration rights agreement to use our commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement for the resale of the Old Series B Notes and to keep the shelf registration statement effective until the earlier of (a) the date on which all outstanding Old Series B Notes held by persons that are not our affiliates may be resold without registration under the Securities Act pursuant to Rule 144 without being subject to volume restrictions or public information requirements, and (b) such time as all of the Old Series B Notes have been sold thereunder. These circumstances include:

•	because of any change in current law or applicable interpretations of the staff of the SEC, we are not permitted to effect the exchange offer;

•	the exchange offer is not consummated within 220 days after the closing date of the offering of the Old Series B Notes; or

•	any holder of Old Series B Notes who is not able to participate in the exchange offer so requests in writing on or before the 60th day after the consummation of the exchange offer.

Each holder of Old Series B Notes that wishes to exchange Old Series B Notes for transferable Exchange Series B Notes in the exchange offer will be required to make the following representations to us in writing:

•	that any Exchange Series B Notes to be received by it will be acquired in the ordinary course of its business;

•

that at the time of the commencement of the exchange offer it had no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of Exchange Series B Notes in violation of the Securities Act;

•

that it is not an “affiliate,” as defined in Rule 405 under the Securities Act, of ours, or if it is an affiliate of ours, that it will comply with the applicable registration and prospectus delivery requirements of the Securities Act;

•	if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of Exchange Series B Notes; and

•

if such holder is a broker-dealer, that it will receive Exchange Series B Notes for its own account in exchange for Old Series B Notes that were acquired as a result of market-making or other trading activities and that it will deliver a prospectus in connection with any resale of the Exchange Series B Notes.

Resale of Exchange Series B Notes

Based on interpretations of the SEC staff set forth in no-action letters issued to unrelated third parties, we believe that Exchange Series B Notes issued under the exchange offer in exchange for Old Series B Notes may be offered for resale, resold and otherwise transferred by a holder of such Exchange Series B Notes without compliance with the registration and prospectus delivery requirements of the Securities Act, if:

•	such holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	such Exchange Series B Notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of such Exchange Series B Notes.

Any holder who tenders Old Series B Notes in the exchange offer with the intention of participating in any manner in a distribution of the Exchange Series B Notes:

•

cannot rely on the position of the staff of the SEC set forth in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983) or similar no action letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of Exchange Series B Notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the Old Series B Notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives Exchange Series B Notes for its own account in exchange for Old Series B Notes, where such Old Series B Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Series B Notes. Please read “Plan of Distribution” for more details regarding these procedures for the transfer of Exchange Series B Notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any Old Series B Notes properly tendered and not withdrawn prior to the expiration date of the exchange offer. We will issue a like principal amount of Exchange Series B Notes in exchange for the principal amount of Old Series B Notes surrendered under the exchange offer.

The form and terms of the Exchange Series B Notes will be substantially identical to the form and terms of the Old Series B Notes except the Exchange Series B Notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to be effective, a registration statement. The Exchange Series B Notes will evidence the same debt as the Old Series B Notes. The Exchange Series B Notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the Old Series B Notes. Consequently, both series will be treated as a single class of debt securities under that indenture.

This exchange offer is not conditioned upon any minimum aggregate principal amount of Old Series B Notes being tendered for exchange.

As of the date of this prospectus, $50,000,000 aggregate principal amount at maturity of the Old Series B Notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of Old Series B Notes. There will be no fixed record date for determining registered holders of Old Series B Notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Old Series B Notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the Old Series B Notes.

We will be deemed to have accepted for exchange properly tendered Old Series B Notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the Exchange Series B Notes from us and delivering Exchange Series B Notes to such holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Old Series B Notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “—Certain Conditions to the Exchange Offer.”

Holders who tender Old Series B Notes in the exchange offer will not be required to pay brokerage commissions or fees, or, except for those described below, transfer taxes with respect to the exchange of Old Series B Notes. We will pay all charges and expenses, other than those transfer taxes described below, in connection with the exchange offer. It is important that you read the section labeled “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions; Amendments

This exchange offer will expire at 5:00 p.m., New York City time on [            ], 2008, unless in our sole discretion, we extend it.

In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify in writing or by public announcement the registered holders of Old Series B Notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any Old Series B Notes;

•

to extend the exchange offer or to terminate the exchange offer and to refuse to accept Old Series B Notes not previously accepted if any of the conditions set forth below under “—Certain Conditions to the Exchange Offer” have not been satisfied, by giving oral or written notice of such deal, extension or termination to the exchange agent; or

•	subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice or public announcement thereof to the registered holders of Old Series B Notes. If we amend the exchange offer in a manner that we determine to constitute a material change, including the waiver of a material condition, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of Old Series B Notes of such amendment and will extend the exchange offer to the extent required by law, if necessary. Generally we must keep the exchange offer open for at least five business days after a material change. Pursuant to Rule 14e-1(b) under the Exchange Act, if we increase or decrease the percentage of Old Series B Notes being sought, we will extend the exchange offer for at least ten business days from the date that notice of such increase or decrease is first published, sent or given by us to holders of the Old Series B Notes. We currently do not intend to decrease the percentage of Old Series B Notes being sought.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

Certain Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any Exchange Series B Notes for, any Old Series B Notes, and we may terminate the exchange offer as provided in this prospectus before accepting any Old Series B Notes for exchange if in our reasonable judgment:

•

the Exchange Series B Notes to be received will not be tradable by the holder without restriction under the Securities Act or the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the exchange offer, or the making of any exchange by a holder of Old Series B Notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

•

any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the Old Series B Notes of any holder that prior to the expiration of the exchange offer has not made:

•	the representations described under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering” and “Plan of Distribution,” and

•

such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the Exchange Series B Notes under the Securities Act.

We expressly reserve the right, at any time or at various times on or prior to the scheduled expiration date of the exchange offer, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any Old Series B Notes by giving oral or written notice of such extension to the registered holders of the Old Series B Notes in accordance with the notice procedures described in the following paragraph. During any such extensions, all Old Series B Notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any Old Series B Notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer on or prior to the scheduled expiration date of the exchange offer, and to reject for exchange any Old Series B Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the Old Series B Notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may, in our sole discretion, assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any time or at various times except that all conditions to the exchange offer, other than those described in the first sentence of this section, must be satisfied or waived by us prior to the expiration of the exchange offer. If we fail to exercise any of the foregoing rights, that failure in itself will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times except that all conditions to the exchange offer, other than those described in the first sentence of this section, must be satisfied or waived by us prior to the expiration of the exchange offer.

In addition, we will not accept for exchange any Old Series B Notes tendered, and will not issue Exchange Series B Notes in exchange for any such Old Series B Notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Procedures for Tendering

Only a holder of Old Series B Notes may tender such Old Series B Notes in the exchange offer. To tender in the exchange offer, a holder must:

•

complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive Old Series B Notes along with the letter of transmittal; or

•

the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such Old Series B Notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “—Exchange Agent” prior to the expiration date.

The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of Old Series B Notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send us the letter of transmittal or Old Series B Notes. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose Old Series B Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owners’ behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its Old Series B Notes, either:

•	make appropriate arrangements to register ownership of the Old Series B Notes in such owner’s name; or

•	obtain a properly completed bond power from the registered holder of Old Series B Notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the Old Series B Notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any Old Series B Notes listed on the Old Series B Notes, such Old Series B Notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the Old Series B Notes and an eligible institution must guarantee the signature on the bond power.

If the letter of transmittal or any Old Series B Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the Old Series B Notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering Old Series B Notes that are the subject of such book-entry confirmation;

•

such participant has received and agrees to be bound by the terms of the letter of transmittal (or, in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery); and

•	the agreement may be enforced against such participant.

We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Series B Notes and withdrawal of tendered Old Series B Notes. Our determination will be final and binding. We reserve the absolute right to reject any Old Series B Notes not properly tendered or any Old Series B Notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Old Series B Notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Series B Notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Old Series B Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of Old Series B Notes will not be deemed made until such defects or irregularities have been cured or waived. Any Old Series B Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In all cases, we will issue Exchange Series B Notes for Old Series B Notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	Old Series B Notes or a timely book-entry confirmation of such Old Series B Notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By signing the letter of transmittal, each tendering holder of Old Series B Notes will represent that, among other things:

•	any Exchange Series B Notes that the holder receives will be acquired in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person or entity to participate in the distribution of the Exchange Series B Notes;

•	if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the Exchange Series B Notes;

•

if the holder is a broker-dealer that will receive Exchange Series B Notes for its own account in exchange for Old Series B Notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus, as required by law, in connection with any resale of such Exchange Series B Notes; and

•	the holder is not our “affiliate,” as defined in Rule 405 of the Securities Act.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the Old Series B Notes at DTC for purposes of the exchange offer promptly after the date of this prospectus; and any participant in DTC’s system may make book-entry delivery of Old Series B Notes by causing DTC to transfer such Old Series B Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of Old Series B Notes who are unable to deliver confirmation of the book-entry tender of their Old Series B Notes into the exchange agent’s account at DTC or all other documents of transmittal to the exchange agent on or prior to the expiration date must tender their Old Series B Notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

Holders wishing to tender their Old Series B Notes but whose Old Series B Notes are not immediately available or who cannot deliver their Old Series B Notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date of the exchange offer may tender if:

•	the tender is made through an eligible institution;

•

prior to the expiration date, the exchange agent receives from such eligible institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery:

—	setting forth the name and address of the holder, the registered number(s) of such Old Series B Notes and the principal amount of Old Series B Notes tendered;

—	stating that the tender is being made thereby; and

—	guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the Old Series B Notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•

the exchange agent receives such properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered Old Series B Notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their Old Series B Notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of Old Series B Notes may withdraw their tenders at any time prior to the expiration date.

For a withdrawal to be effective:

•

the exchange agent must receive a written notice, which notice may be by telegram, telex, facsimile transmission or letter of withdrawal at one of the addresses set forth below under “—Exchange Agent,” or

•	holders must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any such notice of withdrawal must:

•	specify the name of the person who tendered the Old Series B Notes to be withdrawn;

•	identify the Old Series B Notes to be withdrawn, including the principal amount of such Old Series B Notes; and

•	where certificates for Old Series B Notes have been transmitted, specify the name in which such Old Series B Notes were registered, if different from that of the withdrawing holder.

If certificates for Old Series B Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

If Old Series B Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Series B Notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, and our determination shall be final and binding on all parties. We will deem any Old Series B Notes so withdrawn not to have validity tendered for exchange for purposes of the exchange offer. Any Old Series B Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder (or, in the case of Old Series B Notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such Old Series B Notes will be credited to an account maintained with DTC for Old Series B Notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer.

Properly withdrawn Old Series B Notes may be retendered by following one of the procedures described under “—Procedures for Tendering” above at any time on or prior to the expiration date.

Exchange Agent

The Bank of New York Trust Company, N.A. has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

For Delivery by Hand, Overnight Delivery,

Registered or Certified Mail:

The Bank of New York Trust Company, N.A.

Corporate Trust Operations

Reorganization Unit

101 Barclay Street—7E

New York, New York 10286

By Facsimile Transmission

(for eligible institutions only):

(212) 298-1915

Corporate Trust Operations

Reorganization Unit

To Confirm by Telephone

or for Information Call:

(212) 815-2742

Corporate Trust Operations

Reorganization Unit

Delivery of the letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

Our expenses in connection with the exchange offer include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of Old Series B Notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing Old Series B Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Old Series B Notes tendered;

•	tendered Old Series B Notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of the Old Series B Notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who instruct us to register Exchange Series B Notes in the name of, or request that Old Series B Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

Holders of Old Series B Notes who do not exchange their Old Series B Notes for Exchange Series B Notes under the exchange offer will remain subject to the restrictions on transfer of such Old Series B Notes:

•

as set forth in the legend printed on the Old Series B Notes as a consequence of the issuance of the Old Series B Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise as set forth in the offering memorandum and consent solicitation statement distributed in connection with the offering of the Old Series B Notes.

In general, you may not offer or sell the Old Series B Notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the Old Series B Notes under the Securities Act. Based on interpretations of the SEC staff, Exchange Series B Notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the Exchange Series B Notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the Exchange Series B Notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the Exchange Series B Notes:

•	could not rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Accounting Treatment

We will record the Exchange Series B Notes in our accounting records at the same carrying value as the Old Series B Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will capitalize the expenses of the exchange offer as deferred financing costs and expense these costs over the life of the Exchange Series B Notes.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered Old Series B Notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any Old Series B Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered Old Series B Notes.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement we entered into in connection with the offering of the Old Series B Notes. We will not receive any cash proceeds from the issuance of the Exchange Series B Notes. In consideration for issuing the Exchange Series B Notes as contemplated in this prospectus, we will receive in exchange Old Series B Notes in like principal amount, which will be canceled and as such will not result in any increase in our indebtedness. The net proceeds from the Old Series B Notes offering were used to repay a portion of the term loan under our previous credit facility in connection with the financing of the Boasso acquisition and our entry into the ABL Facility.

CAPITALIZATION

The following table sets forth the consolidated cash and cash equivalents and capitalization of QDI as of December 31, 2007. The completion of the Exchange Offer will not change the amount of debt outstanding or otherwise affect capitalization. This table should be read in conjunction with our consolidated financial statements, including the notes thereto, “Selected Historical Financial Information,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of the ABL Facility and Other Indebtedness” included elsewhere in this prospectus.

As of December 31, 2007
(dollars in thousands)
Cash and cash equivalents	$9,711

Debt:
The ABL Facility	84,130
Series A Notes (1)	85,000
Series B Notes (2)	50,000
9% Notes	125,000
Capital lease obligations	5,283
Boasso Note	2,500
Other Notes	1,805

Total debt (including current maturities)	353,718
Total shareholders’ equity	27,300

Total capitalization	$381,018

(1)	Excludes discount of $982.

(2)	Excludes discount of $3,465.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFOR MATION

The unaudited pro forma combined statement of operations for the year ended December 31, 2007 shows the effect of the acquisition by QD LLC of all of the outstanding capital stock of Boasso on December 18, 2007. The pro forma purchase price, excluding transaction fees and costs, was $58.8 million in cash; less $3.6 million in liabilities assumed as part of the transaction, and a $2.5 million promissory note issued in favor of Walter J. Boasso, the principal stockholder of Boasso.

The unaudited pro forma combined statement of operations for year ended December 31, 2007 gives effect to the acquisition of Boasso as if it had occurred on January 1, 2007. The unaudited pro forma combined statement of operations for the year ended December 31, 2007, has been prepared by combining the historical consolidated statement of operations of QDI for the year ended December 31, 2007 with Boasso’s unaudited historical statement of income for the eleven and a half months ended December 17, 2007. Boasso’s results for the period from December 18-31, 2007 are included in QDI’s historical statement of operations for the year ended December 31, 2007. Appropriate pro forma adjustments have been applied to the historical accounts.

The acquisition of Boasso is accounted for under the purchase method of accounting with the assets acquired and liabilities assumed recorded at their estimated fair values. Goodwill is generated to the extent that the consideration, including transaction and closing costs, exceeds the fair value of net assets acquired. The following unaudited pro forma combined statement of operations should be read in conjunction with QDI’s historical consolidated statements of operations, including related notes thereto, which are included elsewhere in this prospectus.

The unaudited pro forma combined financial information is presented for informational purposes only and it is not necessarily indicative of the financial position and results of operations that would have been achieved had the acquisition been completed as of the dates indicated and is not necessarily indicative of our future financial position or results of operations.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2007

(In 000’s, Except Per Share Amounts)

	Historical QDI	Historical Boasso (1)	Pro Forma Adjustments		Pro Forma Combined
OPERATING REVENUES:
Transportation	$580,676	$—	$—		$580,676
Other service revenue	76,221	64,169	—		140,390
Fuel surcharge	94,661	5,882	—		100,543

	751,558	70,051	—		821,609

OPERATING EXPENSES:
Purchased transportation	471,531	20,973	—		492,504
Compensation	85,820	18,157	(240	)(2)	103,737
Fuel, supplies and maintenance	81,316	17,893	—		99,209
Depreciation and amortization	17,544	1,314	1,323	(3)(4)	20,181
Selling and administrative	31,291	4,028	—		35,319
Insurance claims	23,883	2,294	—		26,177
Taxes and licenses	3,980	567	—		4,547
Communication and utilities	11,381	837	—		12,218
Loss on disposal of property and equipment	601	112	—		713
Impairment on property and equipment	358	—	—		358

Total operating expenses	727,705	66,175	1,083		794,963

Operating Income	23,853	3,876	(1,083)		26,646
Interest expense	31,342	188	6,068	(5)	37,598
Interest income	(818)	—	—		(818)
Write-off of debt issuance costs	2,031	—	—		2,031
Other expense	940	—	—		940

Income (loss) before income taxes	(9,642)	3,688	(7,151)		(13,105)
(Benefit from) provision for income taxes	(2,079)	1,575	(1,771	)(6)	(2,275)

NET INCOME (LOSS)	$(7,563)	$2,113	$(5,380)		$(10,830)

PER SHARE DATA:
Net Loss per common share
Basic	$(0.39)				$(0.56)
Diluted	$(0.39)				$(0.56)
Weighted average number of shares
Basic	19,336				19,336
Diluted	19,336				19,336

The accompanying notes are an integral part of the unaudited pro forma combined statement of operations

NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2007

(In 000’s)

(1)	Reflects Boasso’s statement of income for the eleven and a half months ended December 17, 2007, which includes $1,100 for the settlement of two lawsuits, and $2,000 for employee bonuses included in insurance claims and compensation expenses, respectively. The magnitude of these expenses is not expected to recur.

(2)	Reflects a decrease in compensation expense to a former owner of Boasso based upon the contractual arrangement entered into in connection with the acquisition.

(3)	Reflects an increase in depreciation expense of $296 due to an increase in the fair value of Boasso’s depreciable property and equipment over their historical cost basis.

(4)	Reflects an increase to amortization expense of $1,027 related to the amortization of the fair value of the identifiable intangible assets of Boasso resulting from the purchase price allocation. These intangible assets are being amortized over their estimated remaining useful lives.

(5)	Reflects an increase in interest expense of $6,068 related to the issuance of $50,000 Series B Notes, borrowings of $79,411 under the ABL Facility, repayments of $64,400 in existing term loans, and the issuance of the Boasso Note. The Series B Notes carry an interest rate equal to LIBOR plus 4.5% and mature January 15, 2012. Under the ABL Facility, we can borrow at an interest rate equal to an applicable margin plus either a base rate or LIBOR. The initial applicable margin for borrowings under the current asset tranche was 1.00% with respect to base rate borrowings and 2.00% with respect to LIBOR borrowings. The ABL Facility was entered into by us on December 2007 and matures in June 2013. The Boasso Note has a term of two years, but the holder has the right to require that it be paid in full on the first anniversary of the acquisition or convert the note into shares of common stock of QDI. See “Description of the ABL Facility and Other Indebtedness.” For pro forma purposes, the Boasso Note is not treated as a common stock equivalent. The pro forma interest rates for each of the Series B Notes, the ABL Facility and the Boasso Note were 9.77%, 7.27% and 7.00%, respectively. The increase in interest expense of $6,068 consists of $168 for the Boasso Note, $7,702 for the ABL Facility (including amortization of debt issuance costs related to the ABL Facility), and $5,958 on the Series B Notes (including amortization of the original issue discount and other fees) less $5,229 in interest on the previous term loan and $2,531 related to our previous revolving credit facility.

(6)	Reflects the adjustment to the provision for income taxes by applying a blended effective tax rate of approximately 24.8% to the pro forma adjustments identified in Notes 1 through 5 above.

SELECTED HISTORICAL FINANCIAL INFORMATION

The selected historical consolidated financial information set forth below is qualified in its entirety by reference to, and should be read in conjunction with, QDI’s consolidated financial statements and notes thereto included elsewhere in this prospectus and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The consolidated statements of operations data set forth below for the fiscal years ended December 31, 2007, 2006 and 2005 and the historical balance sheet data as of December 31, 2007 and 2006 are derived from QDI’s audited financial statements included elsewhere in this prospectus. The historical statements of operations data for the fiscal years ended December 31, 2004 and 2003 and the historical balance sheet data as of December 31, 2005, 2004 and 2003 are derived from QDI’s audited financial statements that are not included in this prospectus.

In 2007, QDI changed its accounting policy for tires. The change was retroactively applied to prior period financial statements. Refer to Note 3 to the consolidated financial statements for the impact of the change for years 2005 through 2007. The impact to operating income and net loss were an increase of $0.2 million and decrease of $0.9 million for 2004 and 2003, respectively.

	2007	2006	2005	2004	2003
		(As adjusted)	(As adjusted)	(As adjusted)	(As adjusted)
Statements of Operations Data
Operating revenues	$751,558	$730,159	$678,076	$622,015	$565,440
Operating expenses:
Purchased transportation	471,531	493,686	471,238	420,565	360,303
Depreciation and amortization	17,544	16,353	17,278	23,266	29,671
Other operating expenses	238,630	171,842	149,741	162,936	157,590

Operating income (1)	23,853	48,278	39,819	15,248	17,876
Interest expense, net	(30,524)	(29,388)	(26,712)	(22,343)	(29,984)
Transaction fees	—	—	—	—	(700)
Interest expense, preferred stock conversion	—	—	—	—	(59,395)
Gain on debt extinguishment	—	—	—	—	4,733
Write-off of debt issuance costs	(2,031)	—	(1,110)	—	—
Other (expense) income	(940)	(888)	222	(857)	(649)

Income (loss) before taxes	(9,642)	18,002	12,219	(7,952)	(68,119)
(Benefit from) provision for income taxes	(2,079)	(38,168)	352	2,421	(99)

Net (loss) income	(7,563)	56,170	11,867	(10,373)	(68,020)
Preferred stock dividends and accretions	—	—	—	(145)	(4,540)

Net (loss) income attributable to common shareholders	$(7,563)	$56,170	$11,867	$(10,518)	$(72,560)

(Loss) income from continuing operations per share (2)
Basic	$(0.39)	$2.97	$0.63	$(0.56)	$(12.67)
Diluted	$(0.39)	$2.87	$0.61	$(0.56)	$(12.67)
Weighted average common shares outstanding (2)
Basic	19,336	18,920	18,934	18,910	5,729
Diluted	19,336	19,571	19,301	18,910	5,729

	2007	2006	2005		2004	2003
		(As adjusted)	(As adjusted)		(As adjusted)	(As adjusted)
Other Data
Cash paid for interest	$28,850	$27,034	$24,645		$19,293	$24,946
Net cash provided by operating activities	14,052	28,236	9,039		15,945	17,677
Net cash used in investing activities	(63,399)	(10,591)	(16,063)		(8,081)	(12,709)
Net cash provided by (used in) financing activities	52,194	(12,474)	5,858		(6,070)	(4,733)
Number of terminals at end of period (3)	169	165	165		161	156
Number of trailers operated at end of period (4)	7,506	7,769	7,461		7,377	8,253
Number of tractors operated at end of period(5)	3,927	3,829	3,539		3,550	3,473
Ratio of earnings to fixed charges(6)	—	—	1.4	x	—	—
Balance Sheet Data at Year End:
Working capital(7)	$67,093	$59,673	$43,079		$4,926	$(230)
Total assets	493,976	417,873	377,053		373,952	368,849
Total indebtedness, including current maturities	349,271	279,122	289,116		276,550	279,509
Shareholders’ equity (deficit)	27,300	31,774	(27,462)		(39,446)	(26,201)

(1)	For the year ended December 31, 2003, operating income includes charges of $3.0 million relating to expenses or losses attributable to our operations prior to the 1998 acquisition of CLC for insurance claims and restructuring charges.

(2)	Net (loss) income attributable to common shareholders per share and weighted average common shares outstanding for all periods presented gives effect to the 1.7 for 1 stock split effected on November 4, 2003.

(3)	Excludes transload facilities but includes tank-wash facilities.

(4)	Excludes trailers held-for-sale.

(5)	Excludes tractors held as inventory.

(6)	For the purpose of computing the ratio of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense including the amortization of deferred debt issuance costs. In 2007, 2006, 2004 and 2003 earnings were insufficient to cover fixed charges by approximately $11.7 million, $20.2 million, $8.0 million and $68.1 million, respectively.

(7)	Working capital consists of current assets minus current liabilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

QDI does or will guarantee the 9% Notes, the Series A Notes, the Series B Notes and borrowings under the ABL Facility and has no material assets or operations other than its ownership of all of our membership interests. As a result, the discussion below of the historical results of operations and liquidity of QDI is substantially the same as ours. The following discussion of QDI’s results of operations and financial condition should be read in conjunction with the financial statements and the related notes included elsewhere in this prospectus. The following discussion includes forward-looking statements. For a discussion of important factors that could cause actual results to differ from results discussed in the forward-looking statements, see “Cautionary Statement Regarding Forward Looking Statements” beginning on page 7.

Overview

We operate the largest for-hire chemical bulk tank truck network in North America based on revenues as reported in Bulk Transporter’s Tank Truck Carrier 2006 Annual Gross Revenue Report, the most recent such report available from Bulk Transporter, and we believe we have more than twice the revenues of our closest competitor in our primary chemical bulk transport market in the U.S. The bulk tank truck market in North America includes all products shipped by bulk tank truck carriers and consists primarily of liquid and dry bulk chemicals (which includes plastics) and bulk dry and liquid food-grade products. We primarily transport a broad range of chemical products and provide our customers with tank wash facilities, logistics and other value-added services. We are a core carrier for many of the Fortune 500 companies engaged in chemical processing, including Dow Chemical, Procter & Gamble, DuPont and PPG Industries, and we provide services to most of the top 100 chemical producers with U.S. operations.

Our revenue is principally a function of the volume of shipments by the bulk chemical industry, the number of miles driven per load, our market share, and the allocation of shipments between tank truck transportation and other modes of transportation such as rail. The volume of shipments of chemical products is, in turn, affected by many other industries, including consumer and industrial products, automotive, paints and coatings, and paper, and tends to vary with changing economic conditions. Additionally, we provide leasing, tank cleaning, logistics and transloading services.

Our bulk service network consists primarily of company operated terminals, independently owned third-party affiliate terminals and independent owner-operator drivers. Affiliates are independent companies we contract with to operate trucking terminals and tank washes exclusively on our behalf in defined markets. The affiliates provide the capital necessary to service their contracted business and are also responsible for most of the operating costs associated with servicing the contracted business. Owner-operators are generally individual drivers who own or lease their tractors and agree to drive exclusively for us and our affiliate partners. We believe the use of affiliates and independent owner-operators provides the following key competitive advantages to us in the marketplace:

•	Locally owned and operated affiliate terminals can provide superior, tailored customer service.

•

Affiliates and independent owner-operators are paid a fixed, contractual percentage of revenue for each load they transport creating a variable cost structure that provides protection against cyclical downturns.

•	Reliance on affiliate and independent owner-operators creates an asset-light business model that generally reduces our capital investment.

We believe the most significant factors relevant to our future business growth are the ability to (i) obtain additional business from existing customers, (ii) acquire existing transportation related businesses in strategic markets, (iii) add new customers, and (iv) recruit and retain drivers. Revenue has been partially driven by pricing increases and we expect pricing increases to continue to positively impact our revenue growth. However, the trucking industry has experienced a slowdown in recent months due to slowing economic conditions. While a number of our customers operate their own private tank truck fleets and many of our customers source some of their logistics needs with rail, we expect our customers to continue to outsource a greater proportion of their logistics needs to full service tank truck carriers. As a result of our leading market position, strong customer relationships and flexible business model, we believe we are well-positioned to benefit from customers seeking consolidation of their shipping relationships and those opting to outsource a greater portion of their logistics needs to third-party tank truck carriers.

To facilitate this growth, in December 2007 we acquired all of the outstanding capital stock of Boasso for an aggregate purchase price of (i) $58.8 million in cash less the outstanding long-term indebtedness of Boasso, subject to a working capital adjustment, and (ii) the Boasso Note, excluding fees and direct costs. Boasso is the leading provider of International Organization for Standardization, or ISO, tank container transportation and depot services in North America. The ISO tank container business generally provides services that facilitate the global movement of liquid and dry bulk chemicals, pharmaceuticals and food grade products. The ISO tank container transportation market has experienced significant recent growth as chemical manufacturers move towards greater utilization of ISO tank containers to efficiently transport their products around the world via sea, land and air. In addition to further enhancing our scope of services, we believe there are synergies to be achieved from the Boasso acquisition, including lower insurance cost for the Boasso business and reduction of duplicative overhead and facilities.

Beginning in 2005 under the direction of a new senior management team, we implemented several major strategic initiatives designed to enhance our operating flexibility, upgrade and standardize our business processes, improve customer service and increase profitability.

•

Opportunistic Affiliate Conversions. We intend to continue to focus on a less capital intensive business model based on affiliates and owner-operators. However, we continually evaluate our mix of affiliate and company terminals to optimize customer service, revenue growth, profitability and return on investment. In situations where we can more efficiently operate facilities than the relevant affiliate, we may endeavor to purchase this affiliate’s business to enhance our profitability and position us for better growth in key markets while maintaining our asset-light structure through the use of owner-operators at company owned terminals.

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Continued Focus on Safety and Training. We have made safety the main focus of our organization. We have developed comprehensive programs to further focus our safety procedures and benchmark us against the best in the industry. Tangible results of this focus have already manifested themselves in decreasing at-fault accident frequencies. We also instituted a training program for terminal, field and headquarters personnel to augment our existing driver training and have began providing extensive technical and interpersonal training to all dispatchers, terminal managers, and supervisors.

•

Focus on Driver Recruitment and Retention. Our recruitment and retention effort is focused on providing drivers a welcoming opportunity with competitive compensation, an emphasis on professional development and an understanding that most drivers’ first priority is getting home safely to their families. Over the past four years we reduced driver turnover from 61% to approximately 49%, which we believe is well below the truckload industry average. We are committed to being a driver-focused company that provides both technical support and personal respect to these professionals. We offer competitive compensation, encourage input from our drivers when making business decisions, and utilize full-time customer service professionals who conduct both in-bound and out-bound calls to ensure driver satisfaction. Our driver organization contains field-based recruiters who augment the friendly, small business environment provided by our business model.

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Expand Scope of Service Capabilities. We plan to continue to expand the scope of our service capabilities in order to serve the growing needs of our customer base. As our customers continue to focus on their core businesses, we believe that they will increasingly rely on primary service transportation companies to provide value-added services such as intermodal, tank cleaning and logistics services. Two initiatives to expand our service capabilities include the following:

Strengthen our Tank Wash Business

Over the past year, we have substantially improved our company owned tank wash facilities, installed new senior managers, trained staff and upgraded our safety program. We are focused on expanding this business by motivating our drivers, our affiliates’ drivers and third-party carriers to utilize our tank wash facilities and lessen usage of third party wash businesses. In 2007, we acquired Brite Clean, a tank wash operation that is expected to contribute approximately $12 million in revenue in 2008. This acquisition further strengthened our leading market position in the tank wash business.

Expand ISO Tank Container Business

QCS currently participates in the ISO tank container business by providing transportation services and, with the Boasso acquisition, we are now the market leader in the ISO tank container transportation and depot services business in North America. We believe that growing our ISO tank container depot business offers us the opportunity to expand our service offerings to many of our existing customers and to capitalize on this fast-growing segment which is being driven by the recent trend towards the globalization of petro-chemical manufacturing capacity.

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Optimize Network. We are in the process of implementing several initiatives expected to increase profitability by minimizing the number of empty miles driven by our drivers. We do this by encouraging our affiliates and owner-operators to pursue additional revenue opportunities in their respective markets thereby increasing asset utilization. For example, we intend to move our pricing towards a revenue per mile compensation structure with our owner-operators instead of the existing percentage of revenue structure. We believe this change will help align owner-operators’ interests with ours and encourage them to increase load counts and improve backhaul rates resulting in increased revenue and operating income. Additionally, where necessary and when economically appropriate, we have expanded our company-owned transportation capacity by investing in new trailers through various methods, including purchases and leases.

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Targeted Acquisitions. Our industry is highly fragmented, providing us with the opportunity to grow our distribution network and further develop our tank wash business through acquisitions. Smaller chemical bulk transport operators are seeking to strengthen their competitive position by becoming part of a larger service network. We believe that we are favorably positioned to benefit from this trend. In early 2006, we acquired two transportation companies for $4.1 million. In 2007, we acquired Brite Clean for $2.5 million, a small tank truck carrier for $0.5 million, and Boasso for $58.8 million and the Boasso Note. We expect these acquired businesses to generate approximately $90.0 million in revenue in 2008. We intend to continue pursuing attractive acquisition opportunities that augment our position in key markets at attractive multiples.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with United States generally accepted accounting principles. We believe the following are the more critical accounting policies that impact the financial statements, some of which are based on management’s best estimates available at the time of preparation. Actual future experience may differ from these estimates.

Property and equipment—Property and equipment expenditures, including tractor and trailer rebuilds that extend the useful lives of such equipment, are capitalized and recorded at cost. For financial statement purposes, these assets are depreciated using the straight-line method over the estimated useful lives of the assets to an estimated salvage value.

The asset lives used are presented in the following table:

Average Lives (in years)
Buildings and improvements	10 - 25
Tractors and terminal equipment	5 - 7
Trailers	15 - 20
Furniture and fixtures	3 - 5
Other equipment	3 - 10

Tractor and trailer rebuilds, which are recurring in nature and extend the lives of the related assets, are capitalized and depreciated over the period of extension, generally 3 to 10 years, based on the type and extent of these rebuilds. Maintenance and repairs are charged directly to expense as incurred. Management estimates the useful lives of these assets based on historical trends and the age of the assets when placed in service. Any changes in the actual lives could result in material changes in the net book value of these assets. Additionally, we estimate the salvage values of these assets based on historical sales of disposals, and any changes in the actual salvage values could also affect the net book value of these assets.

Furthermore, we evaluate the recoverability of our long-lived assets whenever adverse events or changes in the business climate indicate that the expected undiscounted future cash flows from the related asset may be less than previously anticipated. If the net book value of the related asset exceeds the undiscounted future cash flows of the asset, the carrying amount would be reduced to the present value of its expected future cash flows and an impairment loss would be recognized. This analysis requires us to make significant estimates and assumptions in projecting future cash flows, and changes in facts and circumstances could result in material changes in the amount of any write-offs for impairment.

Goodwill—Goodwill is reviewed for impairment annually and whenever events or circumstances indicate that the book value of the asset may not be recoverable. We periodically evaluate whether events or circumstances indicate possible impairment. We identified three reporting units: transportation operations, insurance operations and foreign operations. We allocated goodwill to the transportation operation as it principally resulted from the acquisition of Chemical Leaman Corporation in 1998. If the fair value of the reporting unit is less than its carrying amount, an impairment loss is recorded to the extent the carrying amount of the goodwill within the reporting unit is greater than the implied fair value of goodwill. We performed our annual assessment during the second quarter of fiscal year 2007. We used a combination of discounted cash flows and valuation of our capital structure to estimate the fair value. Projections for future cash flows were based on our recent operating trends and projected average growth rate for revenue of approximately 5.2% over 5 years. The discount rate used to discount cash flows was based on our weighted average cost of capital of approximately 12.1%. Even if our revenue projections were to decline by 10%, we would not have an impairment of our goodwill. If actual cash flows turn out to be significantly less than projections, then the impairment analysis could change, possibly resulting in future impairment charges.

Deferred Tax Asset—We use the liability method of accounting for income taxes as prescribed by SFAS No. 109. Significant management judgment is required in determining the provision for income taxes and, in particular, any valuation allowance that is recorded or released against our deferred tax assets.

During 2006, we released approximately $45.8 million of our deferred tax valuation allowance based on our assessment that it was more likely than not that those deferred tax assets will be realizable based on income projections of future taxable income and the expiration dates and amounts of net operating loss carryforwards. These estimates of projected taxable income include price and volume increases as well as expected expansion of market share. These projections are based on assumptions which management believes to be reasonable and consistent with current operating results although the actual results achieved may differ materially from these projections.

We continue to evaluate quarterly, the positive and negative evidence regarding the realization of net deferred tax assets in accordance with SFAS No. 109, “Accounting for Income Taxes.” Included in this assessment are estimates of projected future taxable income. Significant management judgment is required in this process and although realization is not assured, based on our assessment, we concluded it is more likely than not, such assets will continue to be realized.

At December 31, 2006 positive evidence included having achieved profitability for financial reporting purposes for eight consecutive quarters beginning with the first quarter of fiscal 2005. Additionally, we were no longer in a U.S. cumulative loss position at the third quarter of fiscal 2006. We determine cumulative losses on a rolling thirty-six months basis.

We project both aggregate U.S. pre-tax income as well as aggregate U.S. taxable income for the years 2008 through 2011 sufficient to absorb $86.0 million of the $94.0 million existing net operating loss carryforwards. At December 31, 2007 we had estimated $94.0 million in federal net operating loss carryforwards, $2.6 million in alternative minimum tax credit carryforwards and $2.6 million in foreign tax credit carryforwards. The net operating loss carryforwards will expire in the years 2018 through 2027, while the alternative minimum tax credits may be carried forward indefinitely and the foreign tax credits may be carried forward for ten years. We do not have a history of net operating loss or tax credit carryforwards expiring unused; however, we have determined based on the weight of available evidence that it is more likely than not that some portion of our $2.6 million foreign tax credits may not be realized. As a result we have established a valuation allowance of $1.6 million against our foreign tax credit deferred tax asset.

We continue to believe it is more likely than not that the net deferred tax assets will be realizable because we are projecting positive future taxable income through 2011 sufficient to absorb $86 million of our $94 million net operating loss carryforwards. We will continue to review our forecast quarterly in relation to actual results and expected trends on an ongoing basis. Failure to achieve our operating income targets may change our assessment regarding the recoverability of our net deferred tax assets and such change could result in a valuation allowance being recorded against some or all of our deferred tax assets. Any increase in a valuation allowance would result in additional income tax expense.

Environmental liabilities—We have reserved for potential environmental liabilities based on the best estimates of potential clean-up and remediation for known environmental sites. We employ a staff of environmental professionals to administer all phases of our environmental programs and use outside experts where needed. These professionals develop estimates of potential liabilities at these sites based on projected and known remediation costs. These cost projections are determined through previous experiences with other sites and through bids from third-party contractors. Management believes current reserves are reasonable based on current information.

Accident claims reserves—As of December 31, 2007, we maintained liability insurance for bodily injury and property damage claims, covering all employees, owner-operators and affiliates, and workers’ compensation insurance coverage on our employees and company drivers. This insurance included deductibles of $5 million per incident for bodily injury and property damage and $1 million for workers’ compensation for periods after September 15, 2002. Auto and general liability claims incurred on or after March 31, 2008 are subject to a deductible of $2.0 million per incident. As such, we are subject to liability as a self-insurer to the extent of these deductibles under the policy. We are self-insured for damage to the equipment we own or lease, and for cargo losses. In developing liability reserves, we evaluate historical loss run data and actuarial calculations to develop our insurance reserve estimates. The most significant assumptions used in the estimation process include determining the trends in loss costs, the expected consistency in the frequency and severity of claims incurred but not yet reported to prior year claims and expected costs to settle unpaid claims. Management believes reserves are reasonable given known information, but as each case develops, estimates may change to reflect the effect of new information.

Revenue recognition—Transportation revenues, including fuel surcharges and related costs are recognized on the date the freight is delivered. Other service revenues, consisting primarily of lease revenues from affiliates, owner-operators and third parties, are recognized ratably over the lease period. Tank wash revenues are recognized when the wash is completed. Service revenues on insurance policies are recorded as a contractual percentage of premiums received ratably over the period that the insurance covers. We have recognized all revenues on a gross basis as the principal and primary obligor with risk of loss in relation to our responsibility for completion of services as contracted by our customers.

Allowance for uncollectible receivables—The allowance for all potentially uncollectible receivables is based on a combination of historical data, cash payment trends, specific customer issues, write-off trends, general economic conditions and other factors. These factors are continuously monitored by our management to arrive at the estimate for the amount of accounts receivable that may be ultimately uncollectible. The receivables analyzed include trade receivables, as well as loans and advances made to owner-operators and affiliates. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, an additional allowance could be required. Absent a change in our collection efforts, a $50 million increase in our receivables (aged less than 30 days) resulting from transportation billings would increase our allowance for uncollectible receivables by less than $0.2 million.

Stock compensation plans—Stock compensation is determined by the assumptions required under Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123(R)). The fair values of stock option grants are based upon the Black-Scholes option-pricing model and amortized as compensation expense on a straight-line basis over the vesting period of the grants. Restricted stock awards are issued and measured at market value on the date of grant and related compensation expense is recognized over time using graded vesting, which accelerates compensation expense into the first two years of the four year vesting period. Stock-based compensation expense related to stock options and restricted stock was $1.1 million and $0.4 million, respectively, for fiscal year 2007. As of December 31, 2007, there was approximately $2.7 million of total unrecognized compensation cost related to the unvested portion of our stock-based awards. The recognition period for the remaining unrecognized stock-based compensation cost is approximately four years. For further discussion on stock-based compensation, see Note 16 of Notes to Consolidated Financial Statements included in elsewhere in this prospectus.

Pension plans—We maintain two noncontributory defined-benefit plans resulting from a prior acquisition that cover certain full-time salaried employees and certain other employees under a collective bargaining agreement. Both plans are frozen and, as such, no future benefits accrue. We record annual amounts relating to these plans based on calculations specified by GAAP, which include various actuarial assumptions such as discount rates (5.50% to 5.75%) and assumed rates of return (7.50% to 8.00%) depending on the pension plan. Material changes in pension costs may occur in the future due to changes in these assumptions. Future annual amounts could be impacted by changes in the discount rate, changes in the expected long-term rate of return, changes in the level of contributions to the plans and other factors.

The discount rate is based on a model portfolio of AA rated bonds with a maturity matched to the estimated payouts of future pension benefits. The expected return on plan assets is based on our expectation of the long-term rates of return on each asset class based on the current asset mix of the funds, considering the historical returns earned on the type of assets in the funds, plus an assumption of future inflation. The current investment policy target asset allocation differs between our two plans, but it is between 50% to 67% for equities and 33% to 50% for bonds. The current inflation assumption is 3.00%. We review our actuarial assumptions on an annual basis and make modifications to the assumptions based on current rates and trends when appropriate. The effects of the modifications are amortized over future periods.

Assumed discount rates and expected return on plan assets have a significant effect on the amounts reported for the pension plan. At December 31, 2007, our projected benefit obligation (“PBO”) was $45.8 million. Our projected 2007 net periodic pension expense is $189,000. A 1.0% decrease in our assumed discount rate would increase our PBO to $50.6 million and decrease our 2007 net periodic pension expense to $169,000. A 1.0% increase in our assumed discount rate would decrease our PBO to $41.8 million and increase our 2007 net periodic pension expense to $191,000. A 1.0% decrease in our assumed rate of return would not change our PBO but would increase our 2007 net periodic pension expense to $596,000. A 1.0% increase in our assumed rate of return would not change our PBO but would decrease our 2007 net periodic pension expense to a credit of $219,000.

Change in Accounting Policy

During the fourth quarter of 2007, we changed our accounting policy for tires. Prior to this change, the cost of original and replacement tires mounted on equipment was reported as prepaid tires and depreciated based on estimated usage. Under the new policy, we capitalize the cost of tires mounted on purchased revenue equipment as a part of the total equipment cost and depreciate the cost over the useful life of the related equipment. Subsequent replacement tires are expensed at the time those tires are placed in service similar to other repairs and maintenance costs. We believe that this new policy is preferable under the circumstances because it provides a more precise and less subjective method for recognizing expenses related to tires that is consistent with industry practice. Under SFAS 154, “Accounting Changes and Error Corrections,” we are required to report a change in accounting policy by retrospectively applying the new policy to all prior periods presented, unless it is impractical to determine the prior-period effect. Accordingly, we have adjusted our previously reported financial information for all periods presented. Refer to Note 3 of our consolidated financial statements for the financial impact of this change.

New Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS 157). SFAS 157 establishes a common definition for fair value to be applied to U.S. GAAP guidance requiring use of fair value, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB decided to issue a final Staff Position to allow a one-year deferral of adoption of SFAS 157 for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. The FASB also decided to amend SFAS 157 to exclude FASB Statement No. 13 and its related interpretive accounting pronouncements that address leasing transactions. We are currently evaluating the expected impact on its financial statements of adopting SFAS 157.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115, (“SFAS 159”) which permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS 159 also includes an amendment to SFAS No. 115, “Accounting for Certain Investments in Debt and Equity

Securities,” which applies to all entities with available-for-sale and trading securities. This statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. We are currently evaluating the impact of this standard on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141R”). This statement significantly changes the financial accounting and reporting of business combination transactions. The provisions of this statement are to be applied prospectively to business combination transactions in the first annual reporting period beginning on or after December 15, 2008. The impact of adopting SFAS 141R will depend on the nature, terms and size of business combinations completed after the effective date.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for noncontrolling interests in subsidiaries. This statement requires the reporting of all noncontrolling interests as a separate component of stockholders’ equity, the reporting of consolidated net income (loss) as the amount attributable to both the parent and the noncontrolling interests and the separate disclosure of net income (loss) attributable to the parent and to the noncontrolling interests. In addition, this statement provides accounting and reporting guidance related to changes in noncontrolling ownership interests. Other than the reporting requirements described above which require retrospective application, the provisions of SFAS 160 are to be applied prospectively in the first annual reporting period beginning on or after December 15, 2008. We are currently evaluating the impact of this standard on our consolidated financial statements.

The following table sets forth for the periods indicated the percentage of total revenue represented by certain items in QDI’s Consolidated Statements of Operations:

	2007	2006	2005
		(As adjusted)	(As adjusted)
OPERATING REVENUES:
Transportation	77.3%	79.1%	80.6%
Other service revenue	10.1	9.1	9.9
Fuel surcharge	12.6	11.8	9.5
Total operating revenues	100.0	100.0	100.0
OPERATING EXPENSES:
Purchased transportation	62.7	67.6	69.5
Compensation	11.4	10.0	9.2
Fuel, supplies and maintenance	10.8	7.3	5.2
Depreciation and amortization	2.3	2.2	2.6
Selling and administrative	4.2	3.3	3.0
Insurance claims	3.2	1.8	2.8
Taxes and licenses	0.5	0.5	0.4
Communication and utilities	1.5	1.2	1.2
Loss (gain) on disposal of property and equipment	0.1	(0.7)	—
Impairment on property and equipment	—	—	—
PPI class action settlement and related expenses	—	—	0.2
Total operating expenses	96.7	93.2	94.1
Operating income	3.3	6.8	5.9
Interest expense, net	(4.1)	(4.0)	(3.8)
Write-off of debt issuance costs	(0.3)	—	(0.2)
Other (expense)	(0.1)	(0.2)	—
(Loss) income before income taxes	(1.2)	2.6	1.9
(Benefit from) provision for income taxes	(0.3)	(5.2)	0.1
Net (loss) income	(0.9)	7.8	1.8

The following table sets forth for the periods indicated the number of terminals, tractors and trailers utilized in our business (including affiliates and owner-operators) as of December 31:

	2007	2006	2005
Terminals*	169	165	165
Number of Drivers	3,486	3,396	3,244
Trailers**	7,506	7,769	7,461
Tractors***	3,927	3,829	3,539
Transportation billed miles (in thousands)	154,340	157,586	151,838

*	excludes transload facilities but includes tank-wash facilities.

**	excludes 151, 235 and 384 trailers that are held-for-sale as of December 31, 2007, 2006 and 2005, respectively.

***	excludes 45 tractors held as inventory for sale as of December 31, 2006.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Total revenues for 2007 were $751.6 million, an increase of $21.4 million or 2.9%, compared to 2006 revenues. Transportation revenue increased by $3.4 million or 0.6% compared to 2006. The increase in transportation revenue is primarily attributable to rate increases offset by a decrease in the number of loads.

Other service revenue increased by $9.6 million or 14.4% in 2007 versus 2006. This was primarily due to a $2.8 million increase in rental revenue, a $2.8 million increase from tank wash revenue, and $2.3 million due to the acquisition of Boasso. Fuel surcharge revenue increased $8.4 million from 2006 as a result of higher average fuel prices. Approximately 85% of the fuel surcharge revenue is reflected in “Purchased transportation” and was paid to our affiliates and company owner-operators during 2007 while the remaining company costs offset by the fuel surcharge are reflected in “Fuel, supplies and maintenance.”

We managed a total of approximately 7,500 trailers and 3,900 tractors at the end of 2007 compared to 7,800 trailers and 3,800 tractors at December 31, 2006. The decrease in tractors and trailers is the result of management’s decision to sell off older models and equipment that would require significant repair. We expect to either purchase or lease additional tractors and trailers in 2008.

Operating expenses totaled $727.7 million in 2007, an increase of $45.8 million or 6.7% from 2006. The increase in operating expenses was primarily attributable to a $28.0 million increase in fuel, supplies and maintenance, a $12.6 million increase in compensation, a $10.5 million increase in insurance claims, a $6.9 million increase in selling and administrative expenses and $0.6 million losses from the disposals of terminal assets and sales of tractors compared to $5.2 million net gains that resulted in 2006, partially offset by a decrease of $22.2 million in purchased transportation.

The decrease over the prior year in purchased transportation is primarily due in part to a shift of our transportation business from affiliates to company operations. We pay our affiliates approximately 85% of the transportation revenue while we pay company owner-operators approximately 62% of the transportation revenue. Since we pay our affiliates a greater percentage of revenues generated by them than is paid to company owner-operators, our purchased transportation costs will decrease more as revenues generated by affiliates decrease as a percentage of total transportation revenue. Our affiliates generated 56.7% of our transportation and fuel surcharge revenue in 2007 compared to 66.6% for the prior year. Total purchased transportation as a percentage of transportation revenue and fuel surcharge revenue decreased to 69.8% versus 74.4% for the prior year due to this shift in our revenue mix.

Compensation expense increased $12.6 million, or 17.2% primarily due to new or converted company terminals added over the prior year, and company-wide compensation increases. This increase was offset in part by a $1.4 million decrease in stock compensation expense due to stock units being fully recognized in 2006.

Fuel, supplies and maintenance increased $28.0 million or 52.5% due primarily to fuel costs associated with the shift of revenue from affiliates to company owned terminals, increased lease costs as we fund the expansion of our tractor and trailer fleet through the use of operating leases, costs associated with the purchase of tires as we expand our fleet, increased maintenance as we increase the capacity of our equipment and increased costs to clean of our trailers.

Depreciation and amortization expense increased $1.2 million, or 7.3%, due primarily to increased depreciation for assets acquired in affiliate conversions and amortization of intangible assets resulting from increased acquisition activity in 2007.

Selling and administrative expenses increased $7.2 million, or 30.2%. This increase is primarily attributable to a $1.4 million increase in bad debt expense due to credit adjustments as a result of a reduction in days sales outstanding in 2006, a $1.6 million increase in QCI and QSI expenses due to affiliate conversions and new tank wash terminals and an increase in travel costs as we add more company operations in addition to increased driver recruitment costs and increased building rental and maintenance costs associated with corporate and terminal buildings.

Insurance claims expense increased $10.6 million, or 79.5%, due primarily to the settlement of three large claims in the fourth quarter of 2007. During 2006, we recorded a $1.7 million reduction in claims on insurance policies retained by our insurance subsidiary, and $0.7 million of insurance reimbursement.

Loss on disposal of property and equipment was $1.0 million in 2007 as compared to a gain of $5.2 million in 2006, primarily due to the disposal of terminal assets and the sale of tractors and trailers at a loss compared to the sale of several real properties that generated $4.5 million of gain with the remaining net gain generated from the sale of tractors and trailers in 2006. The impairment loss on property and equipment was $0.4 million and $0.3 million in 2007 and 2006, respectively.

Operating income decreased $24.1 million, or 49.9%, compared to 2006. The operating margin for 2007 was 3.3% compared to 6.8% for 2006 as a result of the above items.

Interest expense increased by $0.4 million, or 1.3%, in 2007 compared to 2006 primarily due to the increase in borrowings to acquire Boasso. Interest income decreased by $0.7 million due primarily to the realization in 2006 of interest income arising from the payment of two subscription notes in QDI stock.

We wrote off debt issuance costs of $1.2 million due to the refinancing of our previous revolving credit facility and term loan with our new asset based loan facility in 2007 and recorded a charge of $0.8 million for bridge commitment fees related to the Boasso acquisition. We had no such costs in 2006.

Other expense in 2007 contained $1.6 million of costs related to an unconsummated acquisition and refinancing activities offset by $0.7 million in foreign currency conversions. Other expense in 2006 contained $1.0 million of expenses related to the filing of a shelf registration statement and related expenses.

The benefit from income taxes was $2.1 million in 2007 as compared to a benefit from income taxes of $38.2 million in 2006. The effective rate for the year ended December 31, 2007 was 21.5%, this rate is lower than our anticipated 39.0% effective rate in large part due to recording a $1.6 million valuation allowance against our deferred tax asset for foreign tax credits. Our effective rate would have been 38.4% if this valuation allowance had not been recorded. This change was primarily due to the release of approximately $45.8 million of our $46.7 million deferred tax valuation allowance in 2006. This release was due to improved operating results and the determination that it is more likely than not that expected future taxable income will be sufficient to utilize certain of our deferred tax assets.

Net loss was $7.6 million for 2007 versus net income of $56.2 million for 2006 for the reasons outlined above.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Total revenues for 2006 were $730.2 million, an increase of $52.1 million or 7.7%, compared to 2005 revenues. Transportation revenue increased by $30.7 million or 5.6% compared to 2005. The increase in transportation revenue is primarily attributable to rate increases and an increase in the number of miles driven offset in part by a reduction in the total number of loads from the prior year. The decreased load count was spread across most of our customer base.

Other service revenue decreased by $0.6 million or 0.9% in 2006 versus 2005. This decrease was primarily due to a $1.8 million decrease in rental revenues resulting from reduced trailer rental revenue generated from our affiliates, partially offset by a $0.8 million increase in revenues at our QSI subsidiary. Fuel surcharge revenue increased $22.0 million from 2005 as a result of higher average fuel prices and an increase in the number of miles driven during the year. Approximately 85% of the fuel surcharge revenue is reflected in Purchased transportation” and was paid to our affiliates and company owner-operators during fiscal year 2006 while the remaining company costs offset by the fuel surcharge are reflected in “Fuel, supplies and maintenance.”

We managed a total of approximately 7,800 trailers and 3,800 tractors at the end of 2006 compared to 7,500 trailers and 3,500 tractors at December 31, 2005. The increase in trailers is primarily due to our purchase or lease of additional trailers during fiscal year 2006. The increase in tractors is partially the result of acquiring affiliates and new businesses and expanding the number of owner-operators through our tractor lease program. We expect to either purchase or lease additional tractors and trailers in 2007.

Operating expenses totaled $681.9 million in 2006, an increase of $43.6 million or 6.8% from 2005. The increase in operating expenses was primarily attributable to a $22.4 million increase in purchased transportation, a $18.0 million increase in fuel, supplies and maintenance and a $10.6 million increase in compensation.

The increase over the prior year in purchased transportation is primarily due to a majority of the $22.0 million of additional fuel surcharges being passed through to our affiliates and owner-operators offset in part by a shift of our transportation business from affiliates to more company operations. We pay our affiliates approximately 85% of the transportation revenue while we pay company owner-operators approximately 62% of the transportation revenue. Since we pay our affiliates a greater percentage of revenues generated by them than is paid to company owner-operators, our purchased transportation costs will decrease more as revenues generated by affiliates decrease as a percentage of total transportation revenue. Our affiliates generated 66.6% of our transportation and fuel surcharge revenue in 2006 compared to 76.7% for the prior year. Total purchased transportation as a percentage of transportation revenue and fuel surcharge revenue decreased to 74.4% versus 77.1% for the prior year due to this shift in our revenue mix.

Compensation expense increased $10.6 million, or 17.0% primarily due to new or converted company terminals added over the prior year, company-wide compensation increases and an increase in stock-based compensation expense offset in part by decreases from the prior year for pension, severance and hiring costs for senior executives. The increase in stock-based compensation expense is due in part to the implementation of SFAS 123R on January 1, 2006.

Fuel, supplies and maintenance increased $18.0 million or 50.9% due primarily to fuel costs associated with the shift of revenue from affiliates to company owned terminals, increased lease costs as we fund the expansion of our trailer fleet through the use of operating leases, costs associated with the purchase of tires as we expand our fleet and an increase in the number of miles driven, increased maintenance as we increase the capacity of our equipment and increased cleaning of our trailers.

Depreciation and amortization expense decreased $0.9 million, or 5.3%, due primarily to the sale of tractors in the prior year and the use of more leased trailers versus purchasing trailers as well as a number of assets becoming fully depreciated throughout 2007 and 2006.

Selling and administrative expenses increased $3.6 million, or 17.7%. This increase is primarily attributable to a $2.2 million increase in environmental costs associated with the Bridgeport, New Jersey location and our William Dick, Pennsylvania location and EPA oversight charges assessed due to a recent court decision offset by cost reductions at various smaller sites, an increase in travel costs as we add more company operations in addition to increased driver recruitment costs and increased building rental and maintenance costs associated with corporate and terminal buildings. These increases were partially offset by a $1.8 million decrease in professional fees from the prior year for tax, accounting and legal issues that did not recur in 2006 and a $1.3 million decrease in bad debt expense arising from improved collection efforts.

Insurance claims expense decreased $5.9 million, or 30.6%, due primarily to an improvement in our loss experience in 2006 and a refinement in our projection from our claims model through the use of more specific industry data and the recognition of early settlement claims offset in part by $2.0 million of cleanup costs related to a chemical release at one of our tank wash facilities. During 2006, we received $0.7 million of insurance reimbursement funds. During 2005, we received $2.9 million of insurance reimbursement funds and reversed $0.6 million of fines and penalties related to our insurance subsidiary that was initially recorded in the fourth quarter of 2004.

Gain on disposal of property and equipment was $5.2 million in fiscal year 2006 as compared to a loss of $0.3 million in fiscal year 2005, primarily due to the sale of several real properties that generated $4.5 million of gain with the remaining net gain generated from the sale of tractors and trailers. The impairment loss on property and equipment was $0.3 million and $0.1 million in fiscal years 2007 and 2006, respectively. PPI class action settlement and related expenses decreased $1.0 million in 2006 as most related expenses were accrued in 2005.

Operating income increased $8.5 million or 21.2% compared to 2005. The operating margin for 2006 was 6.8% compared to 5.9% for 2005 as a result of the above items.

Interest expense increased by $4.0 million or 14.8% in 2006 compared to 2005 primarily due to the increase in interest rates over 2005. Interest income increased by $1.3 million due primarily to the realization of $0.7 million of interest income arising from the payment of two stock subscription notes in QDI stock and interest earned on notes arising from the sale of tractors.

In the first quarter of 2005, we wrote off $1.1 million of debt issuance costs associated with the $70.0 million partial repayment of our term loan using proceeds from the issuance of new debt in January 2005.

Other income decreased by $1.1 million due primarily to a $1.0 million charge for expenses related to the filing of a shelf registration statement and expenses for potentially issuing new shares and reduced foreign currency transaction exchange gain in 2006 versus 2005.

The benefit from income taxes was $38.2 million in 2006 as compared to a provision for income taxes of $0.4 million in 2005. This change was primarily due to the release of approximately $45.8 million of our $46.7 million deferred tax valuation allowance. This release is due to improved operating results and the determination that it is more likely than not that expected future taxable income will be sufficient to utilize certain of our deferred tax assets.

Net income was $56.2 million for 2006 versus $11.9 million for 2005 for the reasons outlined above.

Exchange Rates

We operate in Canada and Mexico as well as in the United States. Our results of operations are affected by the relative strength of currencies in the countries where we operate. Approximately 7.2%, 7.2% and 7.1% of our revenue in 2007, 2006 and 2005, respectively, was generated outside the United States.

In comparing the average exchange rates between 2007 and the year-ago period, the Canadian dollar appreciated against the United States dollar by approximately 5.6% while the Mexican peso depreciated against the United States dollar by approximately 0.2%. The change in exchange rates positively impacted revenue by approximately $2.8 million in 2007. The appreciation of the Canadian dollar since December 31, 2006 was the primary reason for the less than $0.3 million increase in cumulative currency translation loss in shareholders’ equity for 2007.

Gains and losses included in the consolidated statements of operations from foreign currency transactions included a $0.3 million gain in fiscal year 2007, a $0.1 million gain in fiscal year 2006, and a $0.4 million gain in fiscal year 2005.

Liquidity and Capital Resources

The following summarizes our cash flows for fiscal years 2007, 2006 and 2005 as reported in QDI’s Consolidated Statements of Cash Flows in the accompanying consolidated financial statements:

(In Thousands)	2007	2006	2005
		(As adjusted)	(As adjusted)
Net cash provided by operating activities	$14,052	$28,236	$9,039
Net cash used in investing activities	(63,399)	(10,591)	(16,063)
Net cash provided by (used in) financing activities	52,194	(12,474)	5,858
Effect of exchange rates	23	34	102

Net increase (decrease) in cash	2,870	5,205	(1,064)
Cash at beginning of period	6,841	1,636	2,700

Cash at end of period	$9,711	$6,841	$1,636

Historically, our primary source of liquidity has been cash flow from operations and borrowing availability under our previous credit agreement. Our primary cash needs consist of capital expenditures and debt service including the ABL Facility, the 9% Notes, the Series A Notes and the Old Series B Notes. We incur capital expenditures for the purpose of purchasing tractors and trailers to meet our strategic needs during the year, and maintaining and improving our infrastructure. During 2006 and 2007, we reduced our capital expenditures required for our tractor and trailer acquisitions by entering into operating leases which will result in increased operating expenses in future periods. We plan to continue to enter into operating leases to reduce capital expenditures in 2008.

We have accrued $11.2 million for environmental claims and $31.9 million for loss and damage claims and the timing of the cash payment for such claims fluctuates from quarter to quarter.

We generated $14.1 million, $28.2 million and $9.0 million from operating activities in 2007, 2006 and 2005, respectively. The decrease in net cash provided by operating activities in 2007 as compared to 2006 is primarily due to our net loss for the year. The increase in net cash provided by operating activities in 2006 as compared to 2005 is primarily due to improved profitability, improvement of our accounts receivable collection efforts offset by funds used to purchase tractors for resale to drivers and to fund the tractor sales as notes receivable to us.

Net cash used in investing activities in 2007, 2006 and 2005 was $63.4 million, $10.6 million and $16.1 million, respectively. Capital expenditures totaled $10.6 million, $14.9 million and $15.8 million in 2007, 2006 and 2005, respectively. We used net cash of $52.4 million for the acquisition of Boasso and $6.8 million of cash to purchase two businesses and the business assets of six affiliates in 2007, issued note payables for $2.4 million and assumed $2.5 million in liabilities as part of the total consideration of these acquisitions. In 2006, we used $6.5 million of cash to purchase two businesses and the business assets of three affiliates, issued a note payable for $1.6 million and assumed $4.4 million in liabilities as part of the consideration of these acquisitions. We entered into operating leases for equipment in 2006 that would otherwise have required approximately $20.0 million to purchase various tractors and trailers. Our proceeds from the sale of property and equipment for 2006 increased by $6.5 million primarily due to the sale of various real estate properties. In 2005, we purchased the business assets of three affiliates for $4.5 million. We expect to continue to expand the number of tractors and trailers in 2008 either by purchase or through the use of operating or capital leases.

Net cash (used in) provided by financing activities was $52.2 million, $(12.5) million and $5.9 million in 2007, 2006 and 2005, respectively. We utilized the ABL Facility to finance the acquisition of Boasso in 2007. In 2006, we generated enough cash from operations and the sale of property to fully repay our revolver by year-end. In 2005, we utilized our revolver to finance the acquisition of business assets and to fund some short-term working capital needs.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements as defined under Item 303(a)(4) of Regulation S-K.

Contractual Obligations

The following is a schedule of our long-term contractual commitments, including the current portion of our long-term indebtedness and capital leases at December 31, 2007 over the periods we expect them to be paid (in thousands):

	TOTAL	Year 2008	Years 2009 & 2010	Years 2011 & 2012	The Five Years after 2012
Operating leases (1)	$104,239	$26,181	$41,297	$22,786	$13,975
Total indebtedness (2)	348,435	413	128,421	135,4711	84,130
Capital leases	5,283	1,451	3,146	686	—
Interest on indebtedness (3)	124,293	31,564	61,304	28,337	3,088

Total	$582,250	$59,609	$234,168	$187,280	$101,193

(1)	These obligations represent the minimum rental commitments under all non-cancelable operating leases. See Note 17 of the “Note to the Consolidated Financial Statements.” We entered into a new lease, commencing in May 2007, for our corporate headquarters that requires us to spend $15.8 million over the term of the lease. We expect that some of our operating lease obligations for tractors will be partially offset by rental revenue from sub-leasing the tractors to owner-operators or affiliates.

(2)	Excludes a discount of $4.4 million.

(3)	Amounts presented for interest payments assume that all long-term debt obligations outstanding as of December 31, 2007 will remain outstanding until maturity and interest rates on variable-rate debt in effect as of December 31, 2007 will remain in effect until maturity. As discussed below, the maturity date of the ABL Facility may be accelerated if we default on our obligations under the ABL Facility. The maturity date of the ABL Facility is also advanced to a date 91 days prior to the maturity date of the Series A Notes, the Series B Notes or the 9% Notes (and replacement indebtedness) if the aggregate principal amount of the notes maturing in the 91-day period exceeds $50.0 million.

Other Liabilities and Obligations

We have $11.2 million of environmental liabilities, $7.8 million of pension plan obligations and $31.0 million of insurance claim obligations. We expect to incur additional environmental costs in the future for environmental studies and remediation efforts that we will be required to undertake related to legacy Chemical Leaman sites. We also have $58.4 million in outstanding letters of credit. We are required to provide letters of credit to our insurance administrator to cover the payment of claims. The outstanding letters of credit as of December 31, 2007 for our insurance administrator was $47.1 million. The remaining $11.3 million of outstanding letters of credit relate to various leasing obligations and to satisfy certain EPA requirements. If we fail to meet certain terms of our agreement, the insurance administrator may draw down the entire letter of credit. We have $4.2 million of a long-term liability that was assumed upon the purchase of a business in 2006 that we expect to pay out over the next ten years. We have $3.2 million of total gross unrecognized tax benefits.

Long-term Debt

Our principal debt sources at December 31, 2007 comprise $125 million aggregate principal amount of 9% Notes, $135 million aggregate principal amount of the Series A Notes and Series B Notes and a $225 million ABL Facility.

The ABL Facility

The ABL Facility, which was effective December 18, 2007, consists of a current asset-based revolving facility in an initial amount of $195.0 million (the “current asset tranche”) and a fixed asset-based revolving facility in an initial amount of $30.0 million (the “fixed asset tranche”), with the total commitments under the fixed asset tranche to be reduced, and the total commitments under the current asset tranche correspondingly increased by $5.0 million on each at December 18, 2009 and 2010. Borrowings of revolving loans under the ABL Facility are allocated pro rata to the current asset tranche and the fixed asset tranche based on the then-current asset borrowing base and the then-current fixed asset borrowing base. The ABL Facility matures June 18, 2013. The maturity date of the ABL Facility may be accelerated if we default on our obligations under the ABL Facility. The maturity date of the ABL Facility is also advanced to a date 91 days prior to the maturity date of the Series A Notes, the Series B Notes or the 9% Notes (and replacement indebtedness) if the aggregate principal amount of the notes maturing in the 91-day period exceeds $50.0 million.

The ABL Facility includes borrowing capacity of up to $150.0 million for letters of credit, which are allocated pro rata between the two tranches based on the then-current borrowing base for each tranche (or, if the credit extensions under the fixed asset tranche are repaid and the commitments there under are terminated prior to the termination of the ABL Facility, to the current asset tranche), and up to $10.0 million for swingline borrowings on same-day notice, which are allocated under the current asset tranche. The proceeds of the ABL Facility were used, together with the proceeds from the offering of the Series B Notes, to finance a portion of the Boasso acquisition. The ABL facility contains a fixed charge coverage ratio of 1.0 to 1.0 which only needs to be met if borrowing availability is less than $20.0 million. At December 31, 2007, we had $52.1 million of borrowing availability under the ABL Facility.

Borrowings under the ABL Facility bear interest at a rate equal to an applicable margin plus, at our option, either a base rate or LIBOR. The initial applicable margin for borrowings under the current asset tranche are 1.00% with respect to base rate borrowings and 2.00% with respect to LIBOR borrowings. The initial applicable margin for borrowings under the fixed asset tranche are 1.25% with respect to base rate borrowings and 2.25% with respect to LIBOR borrowings. The applicable margin for such borrowings will be reduced or increased based on aggregate borrowing base availability under the ABL Facility over the life of the ABL Facility. The base rate for the ABL Facility is the higher of the prime rate and the federal funds overnight rate plus 0.50%. We are also required to pay a fee for unutilized commitments under the ABL Facility at a rate equal to 0.25% per annum. The ABL Facility is required to be prepaid only to the extent that aggregate amount of outstanding borrowings, unreimbursed letter of credit drawings and undrawn letters of credit under the relevant tranche exceeds the lesser of the applicable commitments and the applicable borrowing base in effect at such time for such tranche. The borrowing base for the current asset tranche consists of eligible accounts receivable, eligible inventory and eligible truck and trailer fleet, and the borrowing base for the fixed asset tranche consists of eligible real property and certain eligible equipment. We may voluntarily repay outstanding loans under the ABL Facility at any time without premium or penalty, other than customary “breakage” costs with respect to LIBOR loans. The interest rate on the ABL Facility at December 31, 2007 was 7.0%. The weighted average interest rate during fiscal year 2007 was 7.0%.

All obligations under the ABL Facility are guaranteed by QDI and each of our wholly owned domestic restricted subsidiaries (other than our immaterial subsidiaries). Obligations under the current asset tranche, and the guarantees of those obligations (as well as cash management obligations and any interest hedging or other swap agreements), are secured by a first priority lien on certain of our and the subsidiary guarantors’ assets, including eligible accounts, eligible inventory and eligible truck and trailer fleet (“current asset tranche priority collateral”) and a second priority lien on all other assets of OWS and the subsidiary guarantors, including eligible real property and certain eligible equipment (“fixed asset tranche priority collateral”). Obligations under the fixed asset tranche, and the guarantees of those obligations, are secured by a first-priority lien on fixed asset tranche priority collateral and a second priority lien on current asset tranche priority collateral.

See “Description of the ABL Facility and Other Indebtedness—The ABL Facility” beginning on page 59 for additional information about the ABL Facility.

We incurred $6.4 million in debt issuance costs relating to the ABL Facility. We are amortizing these costs over the term of the ABL Facility. The balance of the debt issuance costs as of December 31, 2007 was approximately $6.4 million.

The Series A Notes and the Series B Notes

On January 28, 2005, we consummated the private offering of $85 million of the Series A Notes, guaranteed by QDI and our domestic subsidiaries at 98% of the face value of the Series A Notes. On December 18, 2007, we consummated a private offering of $50 million of the Series B Notes guaranteed by QDI and domestic subsidiaries, at 93% of the face value of the Series B Notes. The Series A Notes and the Series B Notes, due January 15, 2012, each pay interest quarterly on January 15, April 15, July 15, and October 15. Interest accrues at a floating rate per annum, reset quarterly, equal to LIBOR plus 4.5%. The net proceeds from the offering of the Series A Notes were used to repay approximately $70 million of a previous term loan and to make a distribution to QDI, which in turn used such proceeds to redeem all $7.5 million principal amount outstanding under then-existing promissory notes. The balance was used for general corporate purposes, including the repayment of $5.8 million of indebtedness under the revolving credit portion of our previous credit facility. The previous credit facility was amended to incorporate this reduction in the term-loan portion of the facility and to modify the covenants. The net proceeds from the Old Series B Notes offering were used to repay a portion of the term loan under our previous credit facility in connection with the financing of the Boasso acquisition and the entry into the ABL Facility. The interest rate on the $85.0 million of the Series A Notes at December 31, 2007 and 2006 was 9.7% and 9.9%, respectively. The weighted average interest rate during fiscal year 2007 and 2006 was 9.9% and 9.4%, respectively. The interest rate on the $50 million of the Series B Notes at December 31, 2007 was 9.7%. The weighted average interest rate during fiscal year 2007 was 9.7%.

We incurred $2.4 million in debt issuance costs relating to the $85 million of the Series A Notes and $1.9 million related to the $50 million of the Series B Notes. We are amortizing these costs over the term of the Series A Notes and Series B Notes. The balance of the debt issuance costs as of December 31, 2007 was $3.3 million.

We may redeem the Series A Notes and Series B Notes, in whole or in part from time to time, upon not less than 30 nor more than 60 days’ notice at the following redemption prices, expressed as percentages of the principal amount thereof, if redeemed during the twelve-month period commencing on January 15 of the year set forth below, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption:

Year	Percentage
2008	101.00
2009 and thereafter	100.00

See “Description of the ABL Facility and Other Indebtedness—The Series A Notes and the Series B Notes” beginning on page 61 for additional information on the Series A Notes and the Series B Notes, and “Description of the Series B Notes” beginning on page 62 for additional information on the Series B Notes.

Previous Term Loan

Prior to entering into the ABL Facility, our term loan carried interest at our option at (a) 2.00% in excess of the defined Base Rate or (b) 3.00% in excess of the Eurodollar rate for Eurodollar Loans, subject in each case, to adjustment based upon the achievement of certain financial ratios and matured on November 12, 2009. The principal payments were payable quarterly on March 15, June 15, September 15 and December 15. The interest rate on the term loan at December 31, 2006 was 8.4%. The weighted average interest rate during fiscal year 2006 was 8.0%. The interest rate on the term loan upon refinancing with the new ABL Facility on December 18, 2007 was 9.7% and the weighted average interest rate during 2007 was 8.6%.

We incurred $3.4 million in debt-issuance costs relating to the term loan and wrote-off $1.1 million of the debt-issuance costs upon the $70 million partial repayment of the term loan in January 2005. We amortized the $2.3 million remaining debt-issuance costs over the term of the term loan to interest expense using the effective-interest method until we wrote off the balance of $0.7 million upon refinancing the term loan with the new ABL Facility.

Previous Revolving Credit Facility

Prior to entering into the ABL Facility, our revolving credit facility comprised a $75.0 million revolver that was available until November 12, 2008 and a $20 million pre-funded letter of credit facility that was available until November 12, 2009. The revolver was used for working capital and general corporate purposes, including permitted acquisitions and additional letters of credit. At December 31, 2006, we had $39.7 million available under the revolver and $55.3 million in outstanding letters of credit.

Interest on the revolver was, at our option, (a) 2.50% in excess of the Base Rate provided in the credit agreement or (b) 3.50% in excess of the Eurodollar rate for Eurodollar Loans, in each case subject to adjustments based upon the achievement of certain financial ratios. The interest rate on the revolver at December 31, 2006 was 10.8%. The weighted average interest rate on the revolver during fiscal year 2006 was 9.8%. The interest rate on the revolver upon refinancing with the new ABL Facility on December 18, 2007 was 9.6% and the weighted average interest rate during 2007 was 10.6%.

The credit facility provided for payment by us in respect of outstanding letters of credit of an annual fee equal to the spread over the Eurodollar rate for Eurodollar Loans under the revolver from time to time in effect on the aggregate outstanding stated amounts of such letters of credit and a fronting fee equal to  1/4 of 1.0% on the aggregate outstanding stated amounts of such letters of credit. We paid a commitment fee equal to  1/2 of 1.0% per annum on the undrawn portion of the available commitment under the revolver, subject to decreases based on the achievement of certain financial ratios.

Voluntary prepayments and commitment reductions were permitted in whole or in part, subject to minimum prepayment or reduction requirements, without premium or penalty, provided that voluntary prepayments of Eurodollar Loans on a date other than the last day of the relevant interest period will be subject to payment of customary breakage costs, if any.

We incurred $1.5 million in debt-issuance costs relating to the revolver and we amortized these costs over the term of the revolver. Upon the refinancing of the revolver with the new ABL Facility, we wrote off a balance of the debt issuance costs of $0.4 million.

9% Notes

The 9% Notes are unsecured obligations, due 2010, guaranteed on a senior subordinated basis by QDI and all of our direct and indirect domestic subsidiaries. The guarantees are full, unconditional, joint and several obligations of the guarantors.

We incurred $5.5 million in debt issuance costs relating to the 9% Notes. We are amortizing these costs over the term of the 9% Notes. The balance of the debt issuance costs as of December 31, 2007 was $2.2 million.

We may redeem the 9% Notes, in whole or in part from time to time, upon not less than 30 nor more than 60 days notice at the following redemption prices, expressed as percentages of the principal amount thereof, if redeemed during the twelve-month period commencing on November 15 of the year set forth below, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption:

Year	Percentage
2008	102.25
2009 and thereafter	100.00

See “Description of the ABL Facility and Other Indebtedness—The 9% Notes” for additional information about the 9% Notes.

Boasso Note

Included in the aggregate purchase price of the Boasso acquisition is a $2.5 million 7% promissory note with a maturity on December 18, 2009 for the benefit of a former Boasso shareholder. The shareholder has the right to demand payment on December 18, 2009. The Boasso Note is convertible into shares of QDI’s common stock following the first anniversary of the acquisition at the election of the holder at a price of $4.47 per share (the closing price of the shares reported on NASDAQ on the day before the acquisition). If the conversion option is exercised, we have the right, instead of issuing shares to pay the holder a cash amount equal to the number of shares of common stock into which the Boasso Note is then convertible multiplied by the 10-day trailing average closing price of QDI’s common stock plus any accrued and unpaid interest.

Collateral, Guarantees and Covenants

The ABL Facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of QDI and our subsidiaries, to sell assets; incur additional indebtedness; prepay other indebtedness (including the Series A Notes, the Series B Notes and the 9% Notes); pay dividends and distributions or repurchase their capital stock; create liens on assets; make investments; make certain acquisitions; engage in mergers or consolidations; engage in certain transactions with affiliates; amend certain charter documents and material agreements governing subordinated indebtedness, including the Series A Notes, the Series B Notes and the 9% Notes; change the business conducted by us and our subsidiaries; and enter into agreements that restrict dividends from subsidiaries. The ABL Facility also contains certain customary affirmative covenants and events of default.

The term loan and revolver under the previous credit facility were guaranteed by all of our existing and future direct and indirect domestic subsidiaries. Our obligations under the term loan and revolver and our subsidiary guarantor obligations were collateralized by a first priority perfected lien on substantially all of our properties and assets and the subsidiary guarantors, including a pledge of all capital stock and notes owned by us and the subsidiary guarantors, subject to certain exceptions. In addition, in certain cases, no more than 65.0% of the stock of our foreign subsidiaries was required to be pledged. Such assets pledged also collateralize certain interest rate protection and other hedging agreements permitted by the credit facility that may be entered into from time to time by us.

The previous credit agreement contained restrictions on debt incurrence, investments, transactions with affiliates, creation of liens, asset dispositions, redeemable common stock, and preferred stock issuance, capital expenditures, and the payment of dividends. At the time of refinancing our previous credit facility with the new ABL Facility, we were in compliance with all these debt covenants. The previous credit agreement included one financial covenant, the ratio of Senior Secured Debt (as defined therein) to Consolidated EBITDA (as defined therein), which we were in compliance at the time of refinancing.

We were in compliance with all covenants under the ABL Facility at December 31, 2007.

Debt Retirement

The following is a schedule of our indebtedness at December 31, 2007 over the periods we are required to pay such indebtedness:

(in 000’s)	2008	2009	2010	2011	2012 and after	Total
Boasso Note (1)	$—	$2,500	$—	$—	$—	$2,500
Capital lease obligations	1,451	1,593	1,553	575	111	5,283
ABL Facility (2)	—	—	—	—	84,130	84,130
9% Senior Subordinated Notes, due 2010	—	—	125,000	—	—	125,000
Senior Floating Rate Notes, due 2012	—	—	—	—	135,000	135,000
Other Notes	413	444	477	402	69	1,805

Total	$1,864	$4,537	$127,030	$977	$219,310	$353,718

(1)	The holder of the Boasso Note has the right to require that we repay the Boasso Note in full on the first anniversary of the Boasso acquisition.

(2)	The maturity date of the ABL Facility may be accelerated if we default on our obligations under the ABL Facility. The maturity date of the ABL Facility is also advanced to a date 91 days prior to the maturity date of the Series A Notes, the Series B Notes or the 9% Notes (and replacement indebtedness) if the aggregate principal amount of the notes maturing in the 91-day period exceeds $50.0 million.

The above table does not include the remaining unamortized original issue discount of $4.4 million relating to the Series A Notes and the Series B Notes.

The following table is our debt issuance costs at December 31, 2007:

	Issuance Costs	Accumulated Amortization	Balance
ABL Facility	$6,395	$39	$6,356
9% Senior Subordinated Notes, due 2010	5,496	3,271	2,225
Senior Floating Rate Notes, due 2012	4,403	1,060	3,343

Total	$16,294	$4,370	$11,924

We have the ability to incur additional debt, subject to limitations imposed by the indentures governing the 9% Notes, the Series A Notes and the Series B Notes. Under the indentures governing the 9% Notes, the Series A Notes and the Series B Notes, in addition to specified permitted indebtedness, we will be able to incur additional indebtedness so long as, on a pro forma basis, our consolidated fixed charge coverage ratio (the ratio of Consolidated EBITDA (as defined in the respective indentures for the notes) to consolidated fixed charges) is 2.25 to 1.0 or less. As of December 31, 2007, we were in compliance with this covenant.

Liquidity

We believe that, based on current operations and anticipated growth, our cash flow from operations, together with available sources of liquidity, including borrowings under the revolver, will be sufficient to fund anticipated capital expenditures, make required payments of principal and interest on our debt, including obligations under the ABL Facility, and satisfy other long-term contractual commitments for the next twelve months.

However, for periods extending beyond twelve months, if our operating cash flow and borrowings under the ABL Facility are not sufficient to satisfy our capital expenditures, debt service and other long-term contractual commitments, we would be required to seek alternative financing. These alternatives would likely include another restructuring or refinancing of our long-term debt, the sale of a portion or all of our assets or operations, or the sale of additional debt or equity securities. If these alternatives were not available in a timely manner or on satisfactory terms, or were not permitted under our existing agreements, we might default on some or all of our obligations. If we default on our obligations and the debt under the indentures for the 9% Notes, the Series A Notes and the Series B Notes were to be accelerated, our assets might not be sufficient to repay in full all of our indebtedness, and we might be forced into bankruptcy.

Other Issues

We have historically sought to acquire smaller local operators as part of our program of strategic growth. We continue to evaluate potential accretive acquisitions in order to capitalize on the consolidation occurring in the industry and expect to fund such acquisitions from available sources of liquidity, including borrowings under the ABL Facility.

While uncertainties relating to environmental, labor and other regulatory matters exist within the trucking industry, management is not aware of any trends or events likely to have a material adverse effect on liquidity or the accompanying financial statements. Our credit rating is affected by many factors, including our financial results, operating cash flows and total indebtedness.

Quantitative and Qualitative Disclosures About Market Risk

We are subject to market risks from (i) interest rates due to our variable interest rate indebtedness, (ii) foreign currency fluctuations due to our international operations and (iii) increased commodity prices due to the diesel consumption necessary for our operations. During the last three years, we have not held derivative instruments or engaged in other hedging transactions to reduce our exposure to such risks.

Interest Rate Risk

We are exposed to the impact of interest rate changes primarily through our variable-rate borrowings under the ABL Facility, the Series A Notes and the Series B Notes. With regard to the ABL Facility at QD LLC’s option, the initial applicable margin for borrowings under the current asset tranche will be 1.00% with respect to base rate borrowings and 2.00% with respect to LIBOR borrowings. The initial applicable margin for borrowings under the fixed asset tranche will be 1.25% with respect to base rate borrowings and 2.25% with respect to LIBOR borrowings. The applicable margin for such borrowings will be reduced or increased based on aggregate borrowing base availability under the ABL Facility over the life of the ABL Facility. The base rate under the ABL Facility is equal to the higher of the prime rate and the federal funds overnight rate plus 0.50%. The base rate for the Series A Notes and Series B Notes is LIBOR plus 4.50%.

	Balance at December 31, 2007	Interest Rate at December 31, 2007	Effect of 1% Increase
	($ in 000s)		($ in 000s)
ABL Facility	$84,130	7.00%	$841
Senior Floating Rate Notes - $50M	50,000	9.72%	500
Senior Floating Rate Notes - $85M	85,000	9.84%	850

Total	$219,130		$2,191

At December 31, 2007, a 1% point increase in the current per annum interest rate for each would result in $2.2 million of additional interest expense during the next year. The foregoing calculation assumes an instantaneous one percentage point increase in the rates of all of our indebtedness and that the principal amount of each is the amount outstanding as of December 31, 2007. The calculation therefore does not account for the differences in the market rates upon which the interest rates of our indebtedness are based, our various options to elect the lower of two different interest rates under our borrowings or other possible actions, such as prepayment, that we might take in response to any rate increase.

Foreign Currency Exchange Rate Risk

Operating in international markets involves exposure to the possibility of volatile movements in foreign exchange rates. The currencies in each of the countries in which we operate affect:

•	the results of our international operations reported in United States dollars; and

•	the value of the net assets of our international operations reported in United States dollars.

These exposures may impact future earnings or cash flows. Revenue from foreign locations (Canada and Mexico) represented approximately 7.2% of our consolidated revenue in 2007 and 7.2% of our consolidated revenue in 2006. The economic impact of foreign exchange rate movements is complex because such changes are often linked to variability in real growth, inflation, interest rates, governmental actions and other factors. These changes, if material, could cause us to adjust our financing and operating strategies. Therefore, to isolate the effect of changes in currency does not accurately portray the effect of these other important economic factors. As foreign exchange rates change, translation of the income statements of our international subsidiaries into U.S. dollars affects year-over-year comparability of operating results. While we may hedge specific transaction risks, we generally do not hedge translation risks because we believe there is no long-term economic benefit in doing so.

Assets and liabilities for our Canadian operations are matched in the local currency, which reduces the need for dollar conversion. Our Mexican operations use the United States dollar as their functional currency. Any foreign currency impact on translating assets and liabilities into dollars is included as a component of shareholders’ equity. Our revenue results for fiscal year 2007 were positively impacted by a $2.8 million foreign currency movement, primarily due to the strengthening of the Canadian dollar against the United States dollar.

Changes in foreign exchange rates that had the largest impact on translating our international operating profits for 2007 related to the Canadian dollar versus the U.S. dollar. We estimate that a 1% adverse change in the Canadian dollar foreign exchange rate would have decreased our revenues by approximately $0.5 million in 2007, assuming no changes other than the exchange rate itself. Our inter-company loans are subject to fluctuations in exchange rates primarily between the United States dollar and the Canadian dollar. Based on the outstanding balance of our inter-company loans at December 31, 2007, a change of 1% in the exchange rate for the Canadian dollar would cause a change in our foreign exchange result of less than $0.1 million.

Commodity Price Risk

The price and availability of diesel fuel are subject to fluctuations due to changes in the level of global oil production, seasonality, weather, global politics and other market factors. In 2007, diesel fuel prices rose to near record levels. Historically, we have been able to recover a majority of fuel price increases from our customers in the form of fuel surcharges. The price and availability of diesel fuel can be unpredictable as well as the extent to which fuel surcharges could be collected to offset such increases. In 2007 and 2006, a majority of fuel price fluctuations were covered through fuel surcharges.

BUSINESS

Overview

We operate the largest for-hire chemical bulk tank truck network in North America based on revenues as reported in Bulk Transporter’s Tank Truck Carrier 2006 Gross Revenue Report, the most recent such report available from Bulk Transporter, and we believe we have more than twice the revenues of our closest competitor in our primary chemical bulk transport market in the U.S. The bulk tank truck market in North America includes all products shipped by bulk tank truck carriers and consists primarily of liquid and dry bulk chemicals (including plastics) and bulk dry and liquid food-grade products. We primarily transport a broad range of chemical products and provide our customers with tank wash facilities, ISO depot services, leasing, transloading services, logistics and other value-added services. We are a core carrier for many of the Fortune 500 companies engaged in chemical processing, including Dow Chemical, Procter & Gamble, DuPont and PPG Industries, and we provide services to most of the top 100 chemical producers with U.S. operations.

Our bulk service network consists primarily of company operated terminals, independently owned third-party affiliate terminals and independent owner-operator drivers. Affiliates are independent companies we contract with to operate trucking terminals and tank washes exclusively on our behalf in defined markets. The affiliates provide the capital necessary to service their contracted business and are also responsible for most of the operating costs associated with servicing the contracted business. Owner-operators are generally individual drivers who own or lease their tractors and agree to drive exclusively for us and our affiliate partners. We believe the use of affiliates and independent owner-operators provides the following key competitive advantages to us in the marketplace:

•	Locally owned and operated affiliate terminals can provide superior, tailored customer service.

•

Affiliates and independent owner-operators are paid a fixed, contractual percentage of revenue for each load they transport creating a variable cost structure that provides protection against cyclical downturns.

•	Reliance on affiliate and independent owner-operators creates an asset-light business model that generally reduces our capital investment.

Our revenue is principally a function of the volume of shipments by the bulk chemical industry, the number of miles driven per load, our market share, and the allocation of shipments between tank truck transportation and other modes of transportation such as rail. The volume of shipments of chemical products is, in turn, affected by many other industries, including consumer and industrial products, automotive, paints and coatings, and paper, and tends to vary with changing economic conditions.

Our Industry

We estimate, based on industry sources, that the highly fragmented North American for-hire segment of the chemical bulk transport market generated revenues of approximately $6.5 billion in 2006. We specifically operate in the for-hire chemical and food grade bulk transport market (estimated at $4.0 billion in 2006) where we believe, based on published reports, we have achieved leading market share (estimated at 18%), based on revenues. Our competition in the for-hire segment is comprised of more than 200 smaller, primarily regional carriers. Based on revenues as reported in Bulk Transporter’s Tank Truck Carrier 2006 Annual Gross Revenue Report, we operate the largest for-hire chemical bulk tank truck network comprising terminals, tractors and trailers in North America and therefore believe we are well-positioned to expand our business by increasing our market share.

The chemical bulk tank truck industry growth is generally dependent on (i) volume growth in the industrial chemical industry, (ii) the rate at which chemical companies outsource their transportation needs, (iii) the overall capacity of the rail system, and, in particular (iv) the extent to which chemical companies make use of the rail system for their bulk chemical transportation needs. As competitive pressures force chemical companies to reduce costs and focus on their core businesses, we believe that chemical companies will consolidate their shipping relationships and outsource a greater portion of their logistics needs to third-party tank truck carriers. We believe that large, national full-service carriers will benefit from any such consolidation of relationships and outsourcing of logistics needs and will be able to grow faster than the overall bulk tank truck industry. As a result of our leading market position, breadth of customer services, flexible business model and decentralized operating structure, we believe we are well positioned to benefit from current industry outsourcing trends.

As the chemical industry continues the recent trend towards the globalization of petro-chemical manufacturing capacity, greater quantities of chemicals are being imported into the United States. Consequently, the ISO tank container transportation and depot services business has seen double digit growth rates over the past five years and this growth is expected to continue for the foreseeable future. Boasso is the market leader in the North American ISO tank container transportation and depot services business, which we estimate is a $250 million market.

Our industry is characterized by high barriers to entry such as (i) the time and cost required to develop the operational infrastructure necessary to handle sensitive chemical cargo, (ii) the financial and managerial resources required to recruit and train drivers, (iii) substantial industry regulatory requirements, and (iv) the significant capital investments required to build a fleet of equipment and establish a network of terminals. In addition, the industry continues to experience consolidation due to economic and competitive pressures, increasing operating costs for driver recruitment and insurance, and increasing capital investments for equipment and technology. As the cost and complexity of operating a bulk tank truck business increase, we believe that large, well-established carriers like ourselves will gain market share.

Development of Our Company

We are a Delaware limited liability company formed on April 14, 2002. Our sole member is QDI. QDI is a holding company with no significant assets or operations other than the ownership of 100% of our membership interests. QD Capital, our wholly owned subsidiary, is a Delaware corporation, formed on May 1, 2003 and is a co-issuer of the Old Series B Notes and will be a co-issuer of the Exchange Series B Notes. QD Capital has nominal assets and no operations.

In addition, we are the primary obligor under our the ABL Facility, the 9% Notes, the Series A Notes, the Series B Notes and the Boasso Note, and QDI is a guarantor under the ABL Facility, the 9% Notes, the Series A Notes and the Series B Notes.

QDI was formed in 1994 as a holding company known as MTL, Inc. and consummated its initial public offering on June 17, 1994. On June 9, 1998, MTL, Inc. was recapitalized through a merger with a corporation controlled by Apollo. As a result of the recapitalization, MTL,

Inc. became a private company. On August 28, 1998, we completed our acquisition of CLC. Through the 1998 acquisition, we combined two of the then-leading bulk transportation service providers, namely, Montgomery Tank Lines, Inc. and Chemical Leaman Tank Lines, Inc., under one operating company, QCI. In 1999, QDI changed its name from “MTL, Inc.” to “Quality Distribution, Inc.” On May 30, 2002, QDI transferred all of its assets (other than certain contract rights which by their terms could not be assigned without the consent of the other parties thereto) to us, consisting principally of the capital stock of QDI’s operating subsidiaries. On November 13, 2003, QDI consummated the initial public offering of its common stock.

QDI is owned principally by Apollo. As of March 1, 2008, Apollo owned or controlled approximately 54.7% of our outstanding common stock, and approximately 46.6% of our common stock on a fully diluted basis.

Acquisition

On December 18, 2007, we acquired all of the outstanding capital stock of Boasso for an aggregate purchase price of (i) $58.8 million in cash less the outstanding long-term indebtedness of Boasso, subject to a working capital adjustment, and (ii) the Boasso Note, excluding fees and direct costs.

Boasso is the leading provider of ISO tank container over-the-road transportation and depot services in North America. The ISO tank container transportation and depot services market has experienced significant recent growth as chemical manufacturers have moved toward greater utilization of standardized ISO tank containers to efficiently transport their products around the world via sea, land and air. Boasso’s tank container depots, which provide transportation, cleaning, heating, testing, maintenance and storage services, are located at or near the ports of Chalmette, Louisiana; Houston, Texas; Charleston, South Carolina; Chicago, Illinois; Detroit, Michigan and Jacksonville, Florida. In addition to further enhancing our scope of services, we believe there are synergies to be achieved from the Boasso acquisition, including lower insurance cost for the Boasso business and reduction of duplicative overhead and facilities.

Market Opportunity

We expect the complexities and operational challenges faced by chemical manufacturers to continue to grow as the chemical industry evolves. These complexities and challenges are driven by a variety of industry trends including customer demand for constantly lower prices, global import/export of bulk liquid products and the need to get product into the pipeline. In order to meet these challenges, we believe chemical producers will sell more through distribution as they look for ways to further reduce their costs by streamlining the supply chain. We believe supply chain efficiencies will be one of the necessary fundamentals for chemical manufacturers’ competitiveness.

In addition, the proliferation of global import/export of bulk liquid chemicals has driven the movement of basic manufacturing out of the United States and has resulted in an increase in chemical plant infrastructure to service these off-shore industries. Driven by this globalization, the ISO tank container market is a rapidly growing sector of the overall liquid bulk chemical transportation sector.

The resulting demand for distributors that can offer a broad range of services within the supply chain is expected to drive future industry growth in the bulk transportation sector.

Our Competitive Strengths

Following are our strengths that we believe will allow us to successfully exploit the market opportunities described above.

Largest Tank Truck Network in a Fragmented Industry

We provide our customers with access to the largest tractor and tank trailer network in the North American bulk tank truck industry. In addition, our nationwide network of 121 trucking terminals, 38 tank wash facilities and 10 ISO depot services terminals covers all major North American chemical markets and enables us to serve customers with international, national and regional shipping requirements. Our size allows us, our affiliates and our owner-operators to benefit from economies of scale in the purchasing of supplies and services, including fuel, tires and insurance coverage. Our greater network density allows us to create efficiencies by increasing utilization through reduced “empty miles” with more opportunities to generate backhaul loads. Our size also enables us to invest in new technologies that increase our operating efficiency, improve customer service and lower our costs.

Capital Efficient Business Model

Our extensive use of affiliates and owner-operators results in a highly variable cost structure and significantly reduces our capital investment, thereby allowing us to increase our asset utilization. This model also contributes to the stability of our cash flow and margins and increases our return on capital. Affiliates are responsible for the necessary capital investments, the operating expenses related to their terminals, and most of the operating expenses related to the business they service. Typically, affiliates purchase or lease tractors for their business directly from the manufacturers and lease trailers from us. However, some affiliates purchase their own trailers or lease trailers from independent third parties. Owner-operators are independent contractors who supply one or more tractors and drivers for our own or our affiliates’ exclusive use. As with affiliates, owner-operators are responsible for most of the operating expenses related to the business they transport (excluding costs related to the acquisition and maintenance of trailers). With our extensive use of owner-operators and affiliates, we can reduce the high capital costs of purchasing and maintaining tractors.

Core Carrier to Most Top 100 Chemical Companies

We provide services to most of the top 100 chemical producers with U.S. operations. Our ability to maintain these business relationships reflects our service performance and commitment to safety and reliability. We have established long-term customer relationships with these clients, which help us attract and retain experienced affiliate terminal operators and drivers. We expect to continue to benefit from the overall growth of the largest chemical companies while targeting new revenue opportunities from smaller chemical companies and will continue to explore opportunities to expand the scope of services we offer.

Broad Menu of Complementary Services

Our ability to provide value-added services that complement our core service differentiates us from smaller competitors and enables us to gain market share, particularly with large customers that seek to use a limited number of core carriers. By increasing the number of services offered to our customers, we enhance our position as a leading national full-service provider in the industry. These services include storage and warehousing, vendor managed inventory, load tendering and managing private fleets.

Enhanced Productivity, Efficiency and Customer Service through Installed Technology

We are proactive in our utilization of technology aimed at improving our customer service and operating efficiency. In contrast to many of our smaller competitors, we have equipped our drivers with various mobile communications systems which enable us to monitor our tractors and communicate with our drivers in the field and enable customers to track the location and monitor the progress of their cargo through the Internet. We have also begun installing satellite tracking devices on our trailers to enable us to increase trailer utilization. Our website allows our customers to view bills and generate customized service reports. We have implemented a centralized order entry, dispatch and billing program system, which enhances our control over our equipment and drivers. This technology is increasingly important when transporting sensitive cargo in today’s heightened security environment.

Our Growth Strategy

We expect to grow as our customers continue to outsource more of their transportation management and logistics needs to full-service carriers. Beginning in 2005 under the direction of a new senior management team, we implemented several major strategic initiatives designed to enhance our operating flexibility, upgrade and standardize our business processes, improve customer service and increase profitability. During 2006 and 2007, these initiatives as described below have gained momentum and have positioned us to leverage our strengths in order to capitalize on the market opportunities that lie ahead.

Opportunistic Affiliate Conversions

We intend to continue to focus on a less capital intensive business model based on affiliates and owner-operators. However, we continually evaluate our mix of affiliate and company terminals to optimize customer service, revenue growth, profitability and return on investment. In situations where we can more efficiently operate facilities than the relevant affiliate, we may endeavor to purchase this affiliate’s business to enhance our profitability and position us for better growth in key markets. However, we are still able to maintain our asset-light structure through the use of owner-operators at company owned terminals.

Continued Focus on Safety and Training

We have made safety the main focus of our organization. We have developed comprehensive programs to further focus our safety procedures and benchmark us against the best in the industry. Tangible results of this focus have already manifested themselves in decreasing at-fault accident frequencies. We also instituted a training program for terminal, field and headquarters personnel to augment our existing driver training and have begun providing extensive technical and interpersonal training to all dispatchers, terminal managers, and supervisors.

We are committed to conduct its operations in a manner that protects our employees, surrounding communities, customers, and the environment. As a member of the American Chemistry Council (“ACC”) and partner of Responsible Care®, it is our goal to improve the quality of our service and the level of safety. Participation in Responsible Care® is mandatory for all ACC member companies. We maintain a Responsible Care ® Management System, which determines applicability and addresses the requirements of laws, regulations, company and other requirements regarding the environment and the health, safety and security of our operations. We have obtained independent certification that our management system is in place and functions according to professional standards and we continue to evaluate and continuously improve our Responsible Care® Management System performance.

Focus on Driver Recruitment and Retention

Our recruitment and retention effort is focused on providing drivers a welcoming opportunity with competitive compensation, an emphasis on professional development and an understanding that most drivers’ first priority is getting home safely to their families. Over the past four years we reduced driver turnover from 61% to approximately 49%, which we believe is well below the truckload industry average. We are committed to being a driver-focused company that provides both technical support and personal respect to these professionals. We offer competitive compensation, encourage input from our drivers when making business decisions, and utilize full-time customer service professionals who conduct both in-bound and out-bound calls to ensure driver satisfaction. Our driver organization contains field-based recruiters who augment the friendly, small business environment provided by our business model.

Expand Scope of Service Capabilities

We plan to continue to expand the scope of our service capabilities in order to serve the growing needs of our customer base. As our customers continue to focus on their core businesses, we believe that they will increasingly rely on primary service transportation companies to provide value-added services such as intermodal, tank cleaning and logistics services. Two initiatives to expand our service capabilities include the following:

Strengthen our Tank Wash Business

Over the past year, we have substantially improved our company owned tank wash facilities, installed new senior managers, trained staff and upgraded our safety program. We are focused on expanding this business by motivating our drivers, our affiliates’ drivers and third-party carriers to utilize our tank wash facilities and lessen usage of third party tank wash businesses. In 2007, we acquired Brite Clean, a tank wash operation that is expected to contribute approximately $12 million in revenue in 2008, for approximately $2.5 million. This acquisition further strengthened our leading market position in the tank wash business.

Expand ISO Tank Container Business

QCS participates in the ISO tank container business by providing transportation services and, with the Boasso acquisition, we are now the market leader in the ISO tank container transportation and depot services business in North America. We believe that growing our ISO tank container depot business offers us the opportunity to expand our service offerings to many of our existing customers and to capitalize on this fast-growing segment which is being driven by the recent trend towards the globalization of petro-chemical manufacturing capacity.

Optimize Network

We are in the process of implementing several initiatives expected to increase profitability by minimizing the number of empty miles driven by our drivers. We do this by encouraging our affiliates and owner-operators to pursue additional revenue opportunities in their respective markets thereby increasing asset utilization. For example, we intend to move our pricing towards a revenue per mile compensation structure with our owner-operators instead of the existing percentage of revenue structure. We believe this change will help align owner-operators’ interests with ours and encourage them to increase load counts and improve backhaul rates resulting in increased revenue and operating income. Additionally, where necessary and when economically appropriate, we have expanded our company-owned transportation capacity by investing in new trailers through various methods, including purchases and leases.

Targeted Acquisitions

Our industry is highly fragmented, providing us with the opportunity to grow our distribution network and further develop our tank wash business through acquisitions. Smaller chemical bulk transport operators are seeking to strengthen their competitive position by becoming part of a larger service network. We believe that we are favorably positioned to benefit from this trend. In early 2006, we acquired two transportation companies for $4.1 million. In 2007, we acquired Brite Clean for $2.5 million, a small tank truck carrier for $0.5 million and Boasso for $58.8 million and the Boasso Note. We expect these acquired businesses to generate approximately $90.0 million in revenue in 2008. We intend to continue pursuing attractive acquisition opportunities that augment our position in key markets at attractive multiples.

Services Provided

Bulk Transportation Service

We are primarily engaged in the business of bulk transportation of liquid and dry chemical products through our subsidiary, QCI. Transportation services are provided through company and affiliate terminals. As of December 31, 2007, 66 of 121 locations were company operations and the remaining locations were affiliate operations. Owner-operators are heavily relied upon to fulfill driver and tractor needs at both company and affiliate terminals. At December 31, 2007, 62% of the drivers in our network were owner-operators and another 19% were affiliate company employees. We believe the combination of the affiliate program and the emphasis on the use of owner-operators results in an efficient and flexible operating structure that provides superior customer service.

Affiliate Program

Affiliates are established and maintained by their owners as independent companies with individualized, parochial profit incentives designed to stimulate and preserve the entrepreneurial motivation common to small business owners. Each affiliate enters into a comprehensive contract with QCI pursuant to which the affiliate is required to operate its bulk tank truck enterprise exclusively for and on behalf of QCI, subject to limited exceptions. Each affiliate is supported by our corporate staff and is linked via computer to central management information systems located at our Tampa, Florida headquarters. Affiliates gain multiple benefits from their relationship with QCI, such as improved equipment utilization through access to our network of operating terminals, access to our broad national and local customer relationships, national driver recruitment, standardized safety training (for drivers, tankwashers and mechanics) and expanded marketing and sales resources. Affiliates gain further value from QCI’s management information systems, which provide essential operating and financial reports while simplifying daily operating situations with system-wide technology support through TMW dispatch/billing platforms and various mobile communication technologies for en-route electronic linkage. Affiliates also derive significant financial benefit through our purchasing leverage on items such as insurance coverage, tractors, fuel and tires.

Affiliates predominantly operate under the marketing identity of QCI and typically receive a percentage of gross revenues from each shipment they transport. Affiliates are responsible for their own operating expenses, such as maintenance and workers’ compensation insurance. This operating model creates a highly variable cost structure for QCI. We pay affiliates each week on the basis of completed billings to customers from the previous week. Our weekly settlement program deducts any amounts advanced to affiliates (and their individual drivers) for fuel, insurance, loans or other miscellaneous operating expenses, including rental charges for QCI’s tank trailers. We reimburse affiliates for certain expenses billed back to customers, including fuel, tolls and scaling charges.

Affiliate contracts generally contain restrictive covenants prohibiting them from competing directly with QCI for a period of one year following termination of the contract. In addition, affiliates are required to meet all QCI standard operating procedures as well as being required to submit regular financial statements. Affiliates employ their own drivers and personnel as well as engage owner-operators who are contracted with QCI. All affiliate owner-operators and affiliate employee drivers must meet QCI’s operating standards and requirements.

Affiliates are required to pay for and provide evidence of their own workers’ compensation coverage, which must meet both company-established and statutory coverage levels. Affiliates are provided, as part of their contract, property damage and general liability insurance, subject to certain deductibles per incident. Expenses exceeding the prescribed deductible limits of the affiliate are the responsibility of QCI or its insurer.

Owner-Operators

QCI terminals and affiliates extensively utilize owner-operators. Owner-operators are independent contractors who, through a contract with QCI, supply one or more tractors and drivers for QCI or affiliate use. QCI retains owner-operators under contracts generally terminable by either party upon short notice.

In exchange for the services rendered, owner-operators are normally paid a fixed percentage of the revenues generated for each load hauled or on a per mile rate. The owner-operator pays all tractor operating expenses such as fuel, physical damage insurance, tractor maintenance, fuel taxes and highway use taxes. However, we reimburse owner-operators for certain expenses passed through to our customers, such as fuel surcharges, tolls and scaling charges. QCI attempts to enhance the profitability of our owner-operators through purchasing programs offered by us directly or indirectly through outsourcing arrangements that take advantage of our significant purchasing power. These programs cover such operating expenses as tractors, fuel, tires, occupational accident insurance and physical damage insurance.

Drivers utilized by QCI or an affiliate must meet specified guidelines for driving experience, safety records, tank truck experience and physical examinations in accordance with DOT regulations. We emphasize safety to our owner-operators, affiliate drivers and employee drivers and maintain driver safety inspection programs, safety awards, terminal safety meetings and stringent driver qualifications.

Tank Wash Operations

To maximize equipment utilization and efficiency we rely on tank wash facilities owned and operated by our subsidiaries, QSI and Boasso, and affiliate-owned tank wash facilities located throughout our operating network. These facilities allow us to generate tank washing fees from owner-operators and affiliates as well as from other carriers and shippers. We believe that the availability of these facilities enables us to provide an integrated service package to our customers and minimizes the risk of cost escalation associated with sole reliance on third-party tank wash vendors.

Owner-Operator and Affiliate Services

We offer purchasing programs that take advantage of our significant purchasing power for products and services such as fuel, tractors, and tires as well as physical damage, occupational-accident and workers’ compensation insurance. We believe that these programs strengthen our relationship with our owner-operators and improve driver recruitment.

Intermodal and Transloading

In support of our liquid and dry bulk truck operations, we offer our customers supplementary services in the areas of import/export container drayage to and from major port operations, domestic intermodal door-to-door service, and railcar to truck transloading services.

Boasso Services

Intermodal Tank Container Services

In addition to intermodal ISO tank transportation services, Boasso provides tank cleaning, heating, testing, maintenance and storage services to customers in the rail, road and marine shipping industries, with particular focus on the chemical industry. Tank containers are among the most specially configured and regulated vessels in the intermodal industry, requiring experienced and specialized technicians for cleaning, inspection, repair, testing, modification and refurbishment. Boasso provides these services, plus product heating and storage services, at most of its container depots. Boasso has heavy lifting, transloading and other specialty equipment to provide a wide range of services for the tank container niche of the intermodal transportation industry.

Transportation Services

Boasso utilizes its fleet of approximately 280 company-owned and independent owner-operated tractors, as well as a fleet of approximately 800 chassis to provide local and over-the-road trucking primarily within the proximity of the port cities where its depots are located, with a special emphasis on the handling of intermodal tank containers. Boasso uses radio dispatch to provide local transportation needs, at any time of the day, to meet its customers’ production schedule and/or shipping departure requirements. We believe that our customers are attracted to Boasso’s service offerings by its well maintained equipment, special training, safety programs and regulatory compliance.

Equipment Sales

Boasso’s equipment sales division provides its customers with intermodal shipping containers, tank containers, special equipment or custom containers with different characteristics as to construction, sizes or types that its customers use for portable alternative storage or office space.

Operations

Driver Recruitment and Retention

QCI and its affiliates dedicate significant resources to recruiting and retaining owner-operators and employee drivers. Prospective employee drivers and owner-operators are subject to specific eligibility guidelines regarding safety records and driving experience as well as a personal evaluation by our staff. We utilize only qualified drivers who meet our standards. These drivers are required to attend a rigorous safety training program administered by us.

Driver recruitment and retention is a primary focus for all operations personnel. Each terminal manager has direct responsibility for hiring and retaining drivers. QCI also has centralized recruiting departments at our Tampa corporate office and regional field offices. We use many of the traditional methods of driver recruitment as well as using many newer methods of driver recruitment, including the use of the Internet.

From time to time, we facilitate driver recruitment by offering tractors through lease or purchase agreements. We also offer assistance to owner-operators and affiliate drivers to purchase the specialized equipment needed to handle liquid chemicals.

Drivers and Owner-Operators

At December 31, 2007, we utilized 3,486 drivers. Of this total, 2,149 were owner-operators, 666 were affiliate company employee drivers, and 671 were company employee drivers.

Company Personnel

At December 31, 2007, we employed 1,892 personnel, including 671 company employee drivers.

We provide our employees with health, dental, vision, life, and other insurance coverage subject to certain premium sharing and deductible provisions.

Union Labor

At December 31, 2007, we had 259 employees (122 drivers) in trucking, maintenance or tank wash facilities and approximately 30 drivers at three affiliate terminals who were members of the International Brotherhood of Teamsters.

Tractors and Trailers

As of December 31, 2007, we managed a fleet of approximately 3,900 tractors and 7,500 tank trailers. The majority of our tanks are single compartment, chemical-hauling trailers. The balance of the fleet is made up of multi-compartment trailers, dry bulk trailers, and special use equipment. The chemical transport units typically have a capacity between 5,000 and 7,800 gallons and are designed to meet DOT specifications for transporting hazardous materials. Each trailer is designed for a useful service life of 15 to 20 years, though this can be extended through upgrades and modifications. Each tractor is designed for a useful life of five to seven years, though this can be extended through upgrades and modifications. We acquire new tractors for an initial utilization period of seven years.

Many of our terminals and our affiliate terminals perform preventative maintenance and receive computer-generated reports that indicate when inspection and servicing of units are required. Our maintenance facilities are registered with the DOT and are qualified to perform trailer inspections and repairs for our fleet and for equipment owned by third parties. We also rely on unaffiliated repair shops for many major repairs.

The following table shows the age of trailers and tractors we managed as of December 31, 2007. All numbers are approximated as of such date:

TRAILERS (1)	LESS THAN 3 YEARS	3-5 YEARS	6- 10 YEARS	11- 15 YEARS	16- 20 YEARS	GREATER THAN 20 YEARS	TOTAL
Company	319	102	823	1,728	1,323	1,700	5,995
Affiliate	179	35	303	276	124	285	1,202
Owner-Operator	—	—	1	4	3	1	9
Shipper Owned	114	41	34	32	37	42	300

Total	612	178	1,161	2,040	1,487	2,028	7,506

(1)	We also had 151 trailers that were held-for-sale.

TRACTORS (1)	LESS THAN 3 YEARS	3- 5 YEARS	6- 10 YEARS	GREATER THAN 10 YEARS	TOTAL
Company (2)	270	512	426	81	1,289
Affiliate	296	226	270	91	883
Owner-Operator	163	284	846	462	1,755

Total	729	1,022	1,542	634	3,927

(1)	Age based upon original date of manufacture; tractor/trailer may be substantially refurbished or re-manufactured.

(2)	Included 230 sub-leased or lease/purchased to owner-operators or affiliates, leaving a net 1,059 available for use at company terminals.

Leasing

We lease and sub-lease tractors to owner-operators and affiliates and also lease and sub-lease trailers to affiliates and other third parties, including shippers. Tractor lease and sub-lease terms range from 6 to 60 months and generally include a purchase option. Trailer lease and sub-lease terms range from 1 day to 84 months and do not include a purchase option. We derive a portion of our income from leasing these units to owner-operators, customers and affiliates.

Customer Service, Quality Assurance and Billing

Our quality assurance program is designed to achieve superior customer service through the development and implementation of standardized operating procedures for each area within our Company. The procedures provide guidance in such areas as marketing, contracts, dispatch and terminal operations, driver hiring, safety and training, trailer operations, tractor operations, administrative functions, payroll, settlements, insurance, data processing and fuel tax administration. We also have an internal audit department that helps monitor and ensure compliance with company policies and procedures. We have also implemented a quality corrective action procedure to identify, document and correct safety and service non-conformance. We collect data on all incidents in order to better understand what occurred and, where appropriate, analyze where processes broke down, causing a non-conformance. This information is also reported back to many of our customers in the form of monthly service reports. Service reporting is required by an increasing number of chemical shippers.

Technology

We operate a system for dispatching trucks that enhances our ability to track our drivers, tractors, trailers and manage the business at a tactical level. Our system handles order entry, resource planning, dispatch and communications through various mobile communications platforms including Qualcomm OmniTRACS®, through our proprietary system, EDGE, for communication and equipment location updates, and through TMW platforms for resource tracking. We are also in the process of deploying GPS tracking devices for our trailer fleet. We provide document imaging at all locations and incorporate data accessible through our website at www.qualitydistribution.com. Information contained on our website does not constitute a part of this prospectus. These systems add to the productivity of our employees and increase integration of our equipment, which we believe results in improved value to our customers.

Sales and Marketing

We conduct our marketing activities at both the national and local levels. We employ geographically dispersed sales managers who market our services primarily to regional accounts. These sales managers have extensive experience in marketing specialized tank truck transportation services. The national corporate sales staff concentrates on selling to a defined national account base. In addition, significant portions of our marketing activities are conducted by regional sales directors in conjunction with our terminal managers and dispatchers who act as local customer service representatives. These managers and dispatchers maintain regular contact with shippers and are well-positioned to identify the changing transportation needs of customers in their respective geographic areas.

Administration

As of December 31, 2007, we operated approximately 121 trucking terminals, 38 tank wash facilities and 10 ISO depot services terminals throughout the United States as well as in Canada. Company and affiliate terminals operate as separate profit centers and terminal managers are responsible and accountable for most operational decisions. Effective supervision requires maximum personal contact with customers and drivers. Therefore, to accomplish mutually defined operating objectives, the functions of customer service, dispatch and general administration typically rest within each terminal. Cooperation and coordination is further encouraged by our backhaul program.

From the corporate offices in Tampa, Florida, management monitors each terminal’s operating and financial performance, safety and training record, accounts receivable and customer service efforts. Terminal managers are responsible for ensuring their terminals remain in compliance with safety, maintenance, customer service and other operating procedures. Senior corporate executives, safety department personnel and audit department personnel conduct unannounced visits to verify terminal compliance. We strive to achieve uniform service and safety at all company and affiliate terminals, while simultaneously affording terminal managers the freedom to focus on generating business in their regions.

Customers

Our revenue base consists of customers located throughout North America, including many Fortune 500 companies such as Dow Chemical Company, Procter & Gamble, PPG Industries, and DuPont. During 2007, 2006 and 2005, Dow Chemical accounted for approximately 8.3%, 9.7%, and 10.2% of total revenue, respectively. In 2007, 2006, and 2005 our 10 largest customers accounted for 34.1%, 29.8%, and 31.2% respectively of total revenues.

Competition

The tank truck business is competitive and fragmented. We compete primarily with other tank truck carriers and dedicated private fleets in various states within the United States and Canada. With respect to certain aspects of our business, we also compete with intermodal transportation and railroads. Intermodal transportation has increased in recent years.

Competition for the freight transported by us is based primarily on rates and service. Management believes that we enjoy significant competitive advantages over other tank truck carriers because of our variable cost structure, overall fleet size, national terminal network and tank wash facilities.

Our largest competitors are Trimac Transportation Services Ltd., Superior Carriers, Inc., Groendyke Transport, Inc., Schneider National, Inc. and the Dana Companies. However, there are many other smaller recognized tank truck carriers, most of which are primarily regional operators.

We also compete with other motor carriers for the services of our drivers and owner-operators. Our overall size and our reputation for good relations with affiliates and owner-operators have enabled us to attract qualified professional drivers and owner-operators.

Competition from non-trucking modes of transportation and from intermodal transportation would likely increase if state or federal fuel taxes were to increase without a corresponding increase in taxes imposed upon other modes of transportation.

Risk Management, Insurance And Safety

The primary insurable risks associated with our business are motor vehicle related bodily injury and property damage, workers’ compensation and cargo loss and damage (which includes spills and chemical releases). We maintain insurance against these risks and are subject to liability as a self-insurer to the extent of the deductible under each policy. We currently maintain liability insurance for bodily injury and property damage with an aggregate limit on the coverage in the amount of $40 million, with a per incident deductible of $2.0 million in most cases for auto and general liability.

We currently maintain a $1.0 million per incident deductible for workers’ compensation insurance coverage. We are insured over our deductible up to the statutory requirement by state. We are self-insured for damage or loss to the equipment we own or lease, and for cargo losses.

We employ personnel to perform compliance checks and conduct safety tests throughout our operations. We conduct a number of safety programs designed to promote compliance with rules and regulations and to reduce accidents and cargo claims. These programs include training programs, driver recognition programs, safety awards, driver safety meetings, distribution of safety bulletins to drivers and participation in national safety associations.

Environmental Matters

It is our policy to be in compliance with all applicable environmental, safety, and health laws. We also are committed to the principles of Responsible Care®, an international chemical industry initiative to enhance the industry’s responsible management of chemicals. We have obtained independent certification that our management system is in place and functions according to professional standards and we continue to evaluate and continuously improve our Responsible Care ® Management System performance.

Our activities involve the handling, transportation and storage of bulk chemicals, both liquid and dry, many of which are classified as hazardous materials or hazardous substances. Our tank wash and terminal operations engage in the generation, storage, discharge and disposal of wastewater that may contain hazardous substances, the inventory and use of cleaning materials that may contain hazardous substances and the control and discharge of storm-water from industrial sites. In addition, we may store diesel fuel, materials containing oil and other hazardous products at our terminals. As such, we and others who operate in our industry or own and operate real property, are subject to environmental, health and safety laws and regulation by U.S. federal, state and local agencies as well as foreign governmental authorities. Environmental laws and regulations are complex, and address emissions to the air, discharge onto land or water, and the generation, handling, storage, transportation, treatment and disposal of waste materials. These laws change frequently and generally require us to obtain and maintain various licenses and permits. Environmental laws have tended to become more stringent over time, and most provide for substantial fines and potential criminal sanctions for violations. Some of these laws and regulations are subject to varying and conflicting interpretations.

Facility managers are responsible for environmental compliance at each operating location. Audits conducted by our staff assess operations, safety training and procedures, equipment and grounds maintenance, emergency response capabilities and waste management. We may also, if circumstances warrant, contract with independent environmental consulting firms to conduct periodic, unscheduled, compliance assessments that focus on unsafe conditions with the potential to result in releases of hazardous substances or petroleum, and that also include screening for evidence of past spills or releases. Our staff includes environmental professionals who develop guidelines and procedures, including audits of our terminals, tank cleaning facilities, and certain historical operations.

We have incurred in the past, and expect to incur in the future, capital and other expenditures related to environmental compliance for current and planned operations. Such expenditures are generally included in our overall capital and operating budgets and are not accounted for separately. However, we do not anticipate that compliance with existing environmental laws in conducting current and planned operations will have a material adverse effect on our capital expenditures, earnings or competitive position.

We are potentially subject to strict, joint and several liability for investigating and rectifying the consequences of spills and other environmental releases of such substances under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Superfund Amendments and Reauthorization Act of 1986, and comparable state and foreign laws. Under certain of these laws, we could also be subject to allegations of liability for the activities of our affiliates or owner-operators. From time to time, we have incurred remedial costs and regulatory penalties with respect to chemical or wastewater spills and releases at our facilities and on the road, and, notwithstanding the existence of our environmental management program, we cannot assure that such obligations will not be incurred in the future, predict with certainty the extent of future liabilities and costs under environmental, health, and safety laws, or assure that such liabilities will not result in a material adverse effect on our financial condition, results of operations or business reputation.

In addition, we may face liability for alleged personal injury or property damage due to exposure to chemicals and other hazardous substances at our facilities or as the result of accidents and spills. Although these types of claims have not historically had a material impact on our operations, a significant increase in these claims could have a material adverse effect on our business, financial condition, operating results or cash flow.

As the result of environmental studies conducted at our facilities or third party sites in conjunction with our environmental management program, we have identified environmental contamination at certain sites that will require remediation. In addition, we have been named a potentially responsible party at various sites under the CERCLA and other similar state statutes.

Reserves

Our policy is to accrue remediation expenses when it is probable that such efforts will be required and the related expenses can be reasonably estimated. Estimates of costs for future environmental compliance and remediation are necessarily imprecise due to such factors as the continuing evolution of environmental laws and regulatory requirements, the availability and application of technology, the identification of currently unknown potential remediation sites and the allocation of costs among the potentially responsible parties under applicable statutes. As of December 31, 2007 and 2006, we had reserves in the amount of $11.2 million and $11.8 million, respectively, for all environmental matters discussed below.

Property Contamination Liabilities

We have been named as (or are alleged to be) a potentially responsible party (“PRP”) under CERCLA and similar state laws at approximately 28 sites. At 17 of these sites, we are one of many parties with alleged liability and are negotiating with either Federal, State or private parties on the scope of our obligations, if any. For example, we have been notified of potential liabilities involving the Lower Passaic River Study Area in New Jersey and two Quanta Resources sites in New York. We will be participating in the initial studies of these sites to determine site remediation objectives, goals and technologies. Since our overall liability cannot be estimated at this time, we have set reserves for only the initial remedial investigation phase at the three sites. Of the 17 sites, we have explicitly denied any liability for three sites and since there has been no subsequent demand for payment we have not established a reserve for these matters. We estimated as of December 31, 2007 future expenditures for these off-site multi-party environmental matters, to be in the range of $1.7 million to $3.8 million.

We and our predecessors have also been named in three civil actions related to property contamination. One of these matters has been settled, subject to a $25,000 payment. The second matter involves plaintiffs seeking contribution for remediation at an offsite chemical distribution and re-packaging facility and the third matter involves claims for the remediation of and diminution in value of privately owned property near the Omega Chemical Superfund Site. However, we are seeking indemnification from the PRP Group in accordance with a previous de-minimis settlement agreement with the Omega PRP Group.

At eight sites, we are the only responsible party and are in the process of conducting investigations and/or remediation projects. Six of these projects relate to operations conducted by CLC and its subsidiaries prior to our acquisition of and merger with CLC in 1998. These six sites are: Bridgeport, New Jersey; William Dick, Pennsylvania; Charleston, West Virginia; Tonawanda, New York; Scary Creek, West Virginia; and East Rutherford, New Jersey. Each of these sites is discussed in more detail below. The remaining two investigations and remediations were triggered by the New Jersey Industrial Site Remediation Act (“ISRA”), which requires such investigations and remediations following the sale of industrial facilities. In addition to these eight sites, the current owner of one of our leased tank wash sites has agreed to take responsibility for complying with the investigation and remediation required by ISRA, and is currently investigating the site. We have estimated future expenditures for these eight properties to be in the range of $8.8 million to $16.7 million.

Bridgeport, New Jersey

QDI is required under the terms of two federal consent decrees to perform remediation at this operating truck terminal and tank wash site. CLC entered into consent orders with USEPA in May 1991 for the treatment of groundwater (operable unit one or “OU1”) and October 1998 for the removal of contamination in the wetlands (“OU3”). In addition, we were required to assess the removal of contaminated soils (“OU2”).

In connection with OU1, USEPA originally required us to construct a large treatment plant with discharge via a two mile pipeline to the Delaware River watershed with construction to be completed by the end of 2001. We have negotiated an alternative remedy with USEPA which would call for a significantly smaller treatment facility, in place treatment of groundwater contamination via in-situ treatment and a local discharge. The treatment facility has been approved and construction was completed in early 2007. The plant is going through the start-up phase. USEPA has also approved an OU3 remedy for approximately 2.5 acres of affected wetland. This reflects a reduction from an approximate seven acre area that had been under negotiation. Site mobilization for the OU3 work took place in late May 2004 but was delayed due to weather-related issues. Field work was re-started in May 2005 has been completed. Monitoring of the restoration work is on-going. Additional contamination has been identified since December 31, 2005. In regard to OU2, USEPA is now in the process of finalizing a Feasibility Study for the limited areas that show contamination and warrant additional investigation or work. USEPA also wants to include in OU2 the in-situ treatment previously described as part of OU1. The environmental projections for OU1 and OU2 have been changed to reflect the reallocation of the in-situ costs to OU2 and the proposed contract amount for the OU1 work. We have estimated expenditures to be in the range of $4.8 million to $8.5 million.

William Dick, Pennsylvania

CLC entered into a consent order with the Pennsylvania DEP (“PADEP”) and USEPA in October 1995 obligating it to provide a replacement water supply to area residents (“OU1”), treat contaminated groundwater (“OU2”), and perform remediation of contaminated soils (“OU3”) at this former wastewater disposal site. OU1 is complete. With respect to OU2, PADEP and USEPA have approved an interim remedy, which involves the construction of a treatment facility and discharge locally. We began construction of this facility in November 2006 and the work was completed in the fourth quarter 2007. The plant is going through the start-up phase. Based on recent data showing reduction in site groundwater contamination due to natural attenuation and the more extensive handling and removal of contaminated soils, we believe that the groundwater project can be completed over the five-year term of this interim remedy. The agencies have approved an OU3 remedy, which requires both thermal treatment of contaminated soils and treatment of residuals via soil vapor extraction (“SVE”). The OU3 remedy expanded in April 2004 to off-site shipment of contaminated soils because these soils were found to be incompatible with the thermal treatment unit, which started full-scale operation in May 2004. In 2004, we also discovered buried drums and associated contaminated material and soils, which required off-site disposal. In the third quarter of 2004, we determined that a latex liner waste material was present in the third pond, which needed to be excavated and removed for disposal offsite. This work was completed in early 2005. We also determined that the soils in pond three needed to be excavated to determine if they will be suitable for the originally planned SVE treatment. We excavated the pond’s soils into three discrete piles and determined the best approach to treat these soil piles. It was determined that most of the soil piles could be treated on site using SVE as originally planned. However, some modifications to the design had to be made in order to treat a limited number of soil piles. The SVE work began in 2006 and was completed in September 2007. Final site sampling will be conducted to determine if soil clean-up objectives have been achieved. We have estimated expenditures to be in the range of $1.4 million to $3.4 million.

Other Properties

Scary Creek, West Virginia: CLC received a clean up notice from the State authority in August 1994 requiring remediation of contaminated soils and groundwater at this former wastewater disposal facility. However, the State and we have agreed that remediation can be conducted under the State’s voluntary clean-up program (instead of the state superfund enforcement program). We are currently completing the originally planned remedial investigation and the additional site investigation work that is required to completely delineate the extent of site contamination. Upon completion of the site investigation phase, a remedial feasibility study and design will be prepared to address contaminated soils, and, if applicable, groundwater. The expectation is that a remedy utilizing primarily in-situ treatment with limited soil removal will be conducted.

Tonawanda, New York: CLC entered into a consent order with the New York Department of Environmental Conservation on June 22, 1999 obligating it to perform soil and groundwater remediation at this former truck terminal and tank wash site. We have completed a remedial investigation and a feasibility study with the expectation that we will conduct a remedy that may include in-situ treatment, limited soil removal and monitored natural attenuation of the groundwater.

We have estimated future expenditures for Scary Creek and Tonawanda to be in the range of $2.6 million to $4.8 million.

Charleston, West Virginia: CLC completed a remediation of a former drum disposal area in 1995 at its active truck terminal and tank wash site under the terms of a State hazardous waste permit. The State has required supplemental groundwater monitoring in connection with the same permit. We have completed this work and believe that no additional remediation will be required.

East Rutherford, New Jersey: CLC entered into a Memorandum of Agreement with the State of New Jersey on June 11, 1996 obligating it to perform a Remedial Investigation and Remedial Action with respect to a subsurface loss of an estimated 7,000 gallons of fuel oil at this former truck terminal and tank wash site. We have completed the recovery of free product and conducted groundwater monitoring and are awaiting final approval of a plan to terminate further remedial action with some limited contamination left in place.

ISRA New Jersey Facilities: We are obliged to conduct investigations and remediation at three current or former New Jersey tank wash and terminal sites pursuant to the state’s Industrial Sites Remediation Act, which requires such remediation following the sale of facilities after 1983. The former owner has agreed to take responsibility for one of the sites and the other two are in the process of remedial investigation with projections set in contemplation of limited soil remediation expense for contaminated areas.

There can be no assurance that additional issues or sites for which we are responsible will not be discovered, that violations by us of environmental laws or regulations will not be identified or occur in the future, or that environmental, health and safety laws and regulations will not change in a manner that could impose material costs on us.

Motor Carrier Regulation

As a motor carrier, we are subject to regulation by the Federal Motor Carrier Safety Administration (“FMCSA”), and the Surface Transportation Board (“STB”), both of which are units of the Department of Transportation (“DOT”). The FMCSA enforces comprehensive trucking safety regulations and performs certain functions relating to such matters as motor carrier registration, cargo and liability insurance, extension of credit to motor carrier customers, and leasing of equipment by motor carriers from owner-operators. The STB has authority to resolve certain types of pricing disputes and authorize certain types of intercarrier agreements. There are additional regulations specifically relating to the tank truck industry, including testing and specifications of equipment and product handling requirements. We may transport most types of freight to and from any point in the United States over any route selected by us. The trucking industry is subject to possible regulatory and legislative changes that may affect the economics of the industry by requiring changes in operating practices or by changing the demand for common or contract carrier services or the cost of providing truckload services. Some of these possible changes may include increasingly stringent environmental regulations, increasing control over the transportation of hazardous materials, changes in the hours-of-service regulations which govern the amount of time a driver may drive in any specific period of time, mandatory onboard black box recorder devices or limits on vehicle weight and size. In addition, our tank wash facilities are subject to stringent local, state and federal environmental regulation.

Interstate motor carrier operations are subject to safety requirements prescribed by the DOT. To a large degree, intrastate motor carrier operations are subject to safety and hazardous material transportation regulations that mirror federal regulations. Such matters as weight and dimension of equipment are also subject to federal and state regulations. DOT regulations mandate drug and alcohol testing of drivers and other safety personnel.

Title VI of The Federal Aviation Administration Authorization Act of 1994, generally prohibits individual states, political subdivisions thereof and combinations of states from regulating price, entry, routes or service levels of most motor carriers. However, the states retained the right to continue to require certification of carriers, based upon two primary fitness criteria—safety and insurance—and retained certain other limited regulatory rights. Prior to January 1, 1995, we held intra-state authority in several states. Since that date, we have either been “grandfathered” or have obtained the necessary certification to continue to operate in those states. In states in which we were not previously authorized to operate intra-state, we have obtained certificates or permits allowing us to operate.

We are subject to compliance with cargo security and transportation regulations issued by the Transportation Security Administration and by the Department of Homeland Security, including regulation by the new Bureau of Customs and Border Protection. We believe that we will be able to comply with pending Bureau of Customs and Border Protection rules, which will require pre-notification of cross-border shipments, with no material effect on our operations. We are also subject to the motor carrier laws of Canada and Mexico.

From time to time, various legislative proposals are introduced including proposals to increase federal, state, or local taxes, including taxes on motor fuels, which may increase our costs and adversely impact the recruitment of drivers. We cannot predict whether, or in what form, any increase in such taxes applicable to us will be enacted.

Seasonality

Our business is subject to limited seasonality due to the nature of the business of our customers, with revenues generally declining slightly during winter months, namely the first and fourth fiscal quarters, and over holidays. Highway transportation can be adversely affected depending upon the severity of the weather in various sections of the country during the winter months. Our operating expenses also have been somewhat higher in the winter months, due primarily to decreased fuel efficiency, increased utility costs and increased maintenance costs of equipment in colder months.

LEGAL PROCEEDINGS

In addition to those items disclosed under “Business—Environmental Matters” and Note 17 to QDI’s consolidated financial statements included elsewhere in this prospectus, “Commitments and Contingencies—Environmental Matters,” we are from time to time involved in routine litigation incidental to the conduct of our business. We believe that no such routine litigation currently pending against us, if adversely determined, would have a material adverse effect on our consolidated financial position, results of operations or cash flows.

PROPERTIES

Currently we lease approximately 68,000 square feet for our administrative and corporate office headquarters in Tampa, Florida. The lease for our corporate headquarters expires in December 2017. Boasso’s corporate headquarters, located in Chalmette, Louisiana, consists of 20,000 square feet of office space. The lease expires April 2013.

We have no other location that is material to our operations. We engage in bulk transportation of liquid and dry chemical products through our subsidiary, QCI. Our tank wash business is operated through our subsidiary, QSI. Our ISO depot services are operated through our subsidiaries, QCS and Boasso.

As of December 31, 2007, our terminals and facilities consisted of the following:

	Terminals Operated	Physical Locations	Owned by QCI
QCI trucking terminals	66	63	21
QSI tank wash facilities	36	22	14
QCI Affiliate trucking terminals*	55	45	2
QSI Affiliate tank wash facilities	2	1	0
QCS ISO depot services	4	3	1
Boasso ISO depot services	6	6	0
Total	169	140	38

*	Affiliates operate 11 tank wash facilities as part of their operations.

In many instances, we operate different types of terminals out of the same physical location. For example, one terminal also operates a separate physical location as a sub-terminal. We have excluded from the above totals, three Company transload terminals (includes two separate physical locations of which we own one location) and three affiliate transload terminals.

In addition to the properties listed above, we also own property in Mobile, Alabama; Croydon, Pennsylvania; Downingtown, Pennsylvania; Parker, Pennsylvania; Greensboro, North Carolina; Chesnee, South Carolina and Port Houston, Texas.

In addition to the properties listed above, we also have a property held-for-sale located in Spartanburg, South Carolina.

We consider our properties to be in good condition generally and believe that our facilities are adequate to meet our anticipated requirements.

MANAGEMENT

Directors and Managers

Set forth below is biographical information for each member of our Board of Managers and director of QDI, our parent company. Our Board of Managers and QDI’s Board of Directors are each currently composed of twelve members. There are no family relationships among any of our managers or executive officers.

Marc E. Becker (35) has been a director of QDI since June 1998 and a member of our Board of Managers since May 2002. Mr. Becker is a partner of Apollo Management, L.P. He has been employed with Apollo since 1996 and has served as an officer of certain affiliates of Apollo since 1999. Prior to that time, Mr. Becker was employed by Smith Barney Inc. within its investment banking division. Mr. Becker serves on several boards of directors including Affinion Group, Inc., Realogy Corporation, SourceCorp, Inc. and Countrywide, plc.

Richard B. Marchese (66) has been a director of QDI and a member of our Board of Managers since January 2004. Mr. Marchese served as QDI’s interim Chief Financial Officer from September through November, 2004. Mr. Marchese served as Vice President Finance, Chief Financial Officer and Treasurer of Georgia Gulf Corporation from 1989 until his retirement at the end of 2003. Prior to 1989, Mr. Marchese served as the Controller of Georgia Gulf Corporation and prior to that as the Controller of the Resins Division of Georgia Pacific Corporation. Mr. Marchese is a director of Nalco Holding Company and BlueLinx Holdings, Inc.

Thomas R. Miklich (61) has been a director of QDI since May 13, 2005 and is a member of our Board of Managers. He was Chief Financial Officer of OM Group, Inc., a chemical company specializing in nickel and cobalt products, from 2002 until his retirement in 2004. Prior to that he was Chief Financial Officer and General Counsel of Invacare Corporation from 1993 to 2002. He is a director of UAP Holding Corp. and Noranda Aluminum Holding Corporation.

M. Ali Rashid (31) has been a director of QDI since June 28, 2005, and is a member of our Board of Managers. He is a principal of Apollo and he has been employed with Apollo since 2000. Prior to joining Apollo, Mr. Rashid was employed by the Goldman Sachs Group, Inc. in the Financial Institutions Group of its Investment Banking Division from August 1998 to July 2000. He received an M.B.A. from the Stanford Graduate School of Business and a B.S. from Georgetown University. He is a director of Metals USA, Inc., Realogy Corporation, Noranda Aluminum Holding Corporation and Countrywide, plc.

Alan H. Schumacher (61) has been a director of QDI and a member of our Board of Managers since May 2004. Mr. Schumacher is a member of the Federal Accounting Standards Advisory Board. From 1977 to 2000, he served in various financial positions at American National Can and American National Can Group, the last four years serving as Executive Vice President and Chief Financial Officer. Mr. Schumacher is a director of BlueLinx Holdings, Inc. and Noranda Aluminum Holding Corporation.

Thomas M. White (50) has been a director of QDI since November 6, 2007 and is a member of our Board of Managers. Mr. White joined Apollo in May 2007 as an operating executive in the distribution and transportation industries. Mr. White currently serves on the board of directors of FTD Group, Inc., Landauer, Inc. and Hilex-Poly Company. From 2002 to 2007, Mr. White served as Senior Vice President, Chief Financial Officer and Treasurer of Hub Group, Inc. From 1979 to 2002, Mr. White served in several positions with Arthur Andersen, most recently serving as Global Managing Partner, Business Process Outsourcing.

Gerald L. Detter (64) has been a director of QDI since June 6, 2005 and currently serves as Chairman of the Board of QDI. He is also a member of our Board of Managers. Mr. Detter served as our Chief Executive Officer from June 6, 2005 until June 14, 2007, when he relinquished the title of Chief Executive Officer of QDI to Gary R. Enzor as part of a Board-approved succession plan. Mr. Detter also served as President of QDI from June 6, 2005 until November 9, 2005. Prior to his employment by QDI, Mr. Detter served as Senior Vice President of CNF, Inc. and President and Chief Executive Officer of Con-Way Transportation Services, Inc., a trucking subsidiary of CNF from 1997 until his retirement in December 2004.

Robert H. Falk (69) has been a director of QDI since May 13, 2005 and has been a partner in Apollo since 1992. He is also a member of our Board of Managers. Prior to joining Apollo, Mr. Falk was a senior partner in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP, heading legal teams in a wide range of commercial transactions, including public and private corporate financing, leveraged acquisitions and financial restructuring.

Robert E. Gadomski (61) has been a director of QDI since May 13, 2005 and is a member of our Board of Managers. Mr. Gadomski has recently become CEO for Taylor Wharton International, LLC, a provider of containers and storage equipment for the industrial gases and propane industries. From 2004 to 2007 he was an M&A consultant to private equity firms. From 1970 to 2004 he spent his career with Air Products and Chemicals, Inc., a $10 billion industrial gas and chemical company, until his retirement in 2004. He served as Executive Vice President, Chemicals Group from 1996 to 1999, and Executive Vice President, Gases and Equipment Group, from 1999 to 2004. Mr. Gadomski served as the Halsey Distinguished Visiting Professor at the University of Virginia in 2006. He is a director of Reeb Millwork and Taylor Wharton International.

Donald C. Orris (66) has been a director of QDI since 1999 and a member of our Board of Managers since May 2002. Since November 2007, Mr. Orris has served as the interim President of Pacer International’s Intermodal Division. From March 2007 to November 2007, Mr. Orris was retired. From May 1999 to March 2007, Mr. Orris has been Chairman, President and Chief Executive Officer of Pacer International, Inc. From Pacer Logistics’ inception in March 1997 until May 1999 he served as Chairman, President and Chief Executive Officer of Pacer Logistics. Mr. Orris served as President of Pacer International Consulting LLC, a wholly owned subsidiary of Pacer Logistics, since September 1996. From January 1995 to September 1996, Mr. Orris served as President and Chief Operating Officer and from 1990 until January 1995 he served as Executive Vice President of Southern Pacific Transportation Company. Mr. Orris was the President and Chief Operating Officer of American Domestic Company and American President Intermodal Company from 1982 until 1990.

Eric L. Press (42) has been a director of QDI since May 2004 and a member of our Board of Managers since June 2004. Mr. Press is a partner of Apollo. He has been employed with Apollo since 1998 and has served as an officer of certain affiliates of Apollo. From 1992 to 1998, Mr. Press was associated with the law firm of Wachtell, Lipton, Rosen & Katz specializing in mergers, acquisitions, restructurings and related financing transactions. From 1987 to 1989, Mr. Press was a consultant with The Boston Consulting Group. Mr. Press currently serves on the board of directors of Harrah’s Entertainment, Innkeepers USA, Prestige Cruise Holdings, Noranda Aluminum, Affinion Group and Metals USA, Inc. He also serves on the Board of Trustees of The Rodeph Sholom School in New York City. Mr. Press graduated magna cum laude from Harvard College with an A.B. in Economics and from Yale Law School.

John J. Suydam (48) has been a director of QDI and a member of our Board of Managers since September 15, 2006. Mr. Suydam joined Apollo in April of 2006 as its Chief Legal and Administrative Officer. From 2002 until April 2006, Mr. Suydam was a partner at O’Melveny & Myers LLP, where he served as head of Mergers & Acquisitions and co-head of the Corporate Department. Prior to that, Mr. Suydam served as Chairman of the law firm O’Sullivan, LLP which specialized in representing private equity investors. Mr. Suydam received his J.D. from New York University and graduated magna cum laude with a B.A. in History from the State University of New York at Albany. Mr. Suydam serves on the Board of Directors of the Big Apple Circus.

Executive Officers

The following table sets forth certain information as of April 16, 2008 with respect to executive officers of our parent, QDI, substantially all of whom hold similar positions with us:

Name	Age	Position
Gary R. Enzor	45	President and Chief Executive Officer
Dennis R. Copeland	58	Senior Vice President—Administration
Jonathan C. Gold	44	Senior Vice President, General Counsel and Secretary
Virgil T. Leslie	53	Executive Vice President—Sales
Timothy B. Page	55	Senior Vice President and Chief Financial Officer

Gary R. Enzor has served as QDI’s Chief Executive Officer since June 2007 and as President of QDI since November 2005. Mr. Enzor joined QDI in December 2004 as Executive Vice President and Chief Operating Officer. Prior to joining QDI, Mr. Enzor served as Executive Vice President and Chief Financial Officer of Swift Transportation Company, Inc. since August 2002. Prior to Swift, he served as the Vice President & Chief Financial Officer of Honeywell Aerospace Electronic Systems. Prior to Honeywell, Mr. Enzor worked for Dell Computer and Allied Signal.

Dennis R. Copeland has served as QDI’s Senior Vice President, Administration since April, 2001. He joined QDI in 1998 in connection with the acquisition of CLC, at which time he assumed the position of Vice President Labor Relations and Human Resources. From October 1988 until he joined QDI, Mr. Copeland served as Vice President of Human Resources and Labor Relations for CLC. Prior to that time, he held various management positions with Lukens Steel Company.

Jonathan C. Gold has served as QDI’s Senior Vice President, General Counsel and Secretary since April 2007. Mr. Gold joined QDI in January 2005 as Vice President, Associate General Counsel and Assistant Secretary. Prior to his employment with QDI, Mr. Gold served as counsel with CSX Transportation Inc. (a transportation company that operates the largest railroad in the eastern United States) from February 2002 through January 2005. Prior to that, Mr. Gold served as Vice President, General Counsel and Secretary to Softmart Inc. and was in private practice in Washington, D.C. Mr. Gold also served as Judicial Clerk to the Honorable Harvey E. Schlesinger, Senior United States District Judge for the Middle District of Florida.

Virgil T. Leslie joined QDI in April 2000 and serves as QDI’s Executive Vice President, Sales. Prior to joining QDI, he served as Vice President of Sales with Triple Crown Services in Ft. Wayne, Indiana. Mr. Leslie also spent 16 years with Roadway Express holding various sales and operating positions.

Timothy B. Page joined QDI in December 2004 as Senior Vice President and Chief Financial Officer. Prior to joining QDI, Mr. Page served as Chief Financial Officer of Perry Ellis International, Inc. since May 2001. From 1998 through 2001, Mr. Page was a private investor and entrepreneur in the telecommunications and industrial gas and specialty chemical industries. From 1989 through 1997, Mr. Page was a director of Farah, Inc., an apparel company, and served in various executive positions, including Executive Vice President and Chief Operational Officer.

QDI is a “controlled company” as defined by the rules of the NASDAQ Stock Market, LLC because more than 50% of QDI’s voting power is controlled by Apollo. Therefore, we are exempt from the NASDAQ requirements to have (1) a majority of independent directors on QDI’s Board, (2) the compensation of QDI’s executive officers determined by a majority of independent directors or a compensation committee composed solely of independent directors, and (3) nominees for directors elected or recommended for selection by a majority of the independent directors or a committee composed solely of independent directors.

Compensation Discussion and Analysis

General Philosophy

We are committed to providing a total compensation package that allows us to recruit and retain superior talent and to create a significant direct relationship between compensation and corporate performance. QDI’s Board believes that compensation payable to our executives should provide overall competitive pay and benefit levels and create proper incentives to enhance shareholder value. Our primary compensation policy is that a significant portion of the compensation of each executive officer should be based upon their individual contribution to our financial performance. Thus, a significant portion of the compensation for each executive officer is “at risk.” We also believe that executive compensation should serve to attract and retain key employees and provide them with incentives to assist us in achieving strategic and financial goals that ultimately enhance the value of our stock.

Compensation Objectives and Process

Our compensation program is administered by QDI’s Compensation Committee. The primary goal of the executive compensation program is to attract, motivate and retain highly qualified executives to enhance long-term profitability and increase shareholder value by linking significant elements of executive compensation to our operating and financial performance. Pursuant to its charter, the Compensation Committee is responsible for developing our overall compensation policies that seek to achieve these goals through the appropriate balance of cash and equity compensation. The Compensation Committee is responsible for reviewing and approving base salary and equity awards to executive officers, while our annual bonus target and payment ranges for performance below or above the target are approved by the entire Board of Directors as a part of the annual budget process.

QDI’s President and Chief Executive Officer, with the assistance of QDI’s Senior Vice President of Administration, recommends annually to the Compensation Committee salary increases and equity compensation awards for QDI’s officers. The Compensation Committee is responsible for making final determinations for salary increases and awards to executive officers. Although none of QDI’s or our officers participate in the Compensation Committee’s deliberations, the Compensation Committee considers their recommendations. As with salary and equity compensation award decisions, management recommends an annual bonus target and payment ranges. After considering management’s recommendations, the Board of Directors approves the annual bonus target and payment ranges.

The Compensation Committee emphasizes pay for performance and believes that when the company exceeds performance goals, executive compensation should reflect the exceptional performance. Conversely, when the company does not meet the targeted business goals, executive compensation should reflect the under-performance. The performance of the executives and their contribution to our success provides the basis for decisions related to the compensation award process. We have a formal performance management program, which measures the executive’s individual performance and contributions to the achievement of our strategic initiatives. The executives’ base pay increases are linked to the performance management system. Executives’ increases as a group in 2007 were in line with company-wide increases.

Design and Components of Compensation

The total compensation package provided to each executive officer comprises base salary, cash bonus, equity compensation and other benefits. Each component is specific in its purpose and relevance to meeting the objectives of our executive compensation program. In allocating compensation among these elements, we believe that the compensation of our senior-most levels of management, the levels of management having the greatest ability to influence our performance, should be more performance-based than lower levels of management. Our executive compensation program is designed to compensate the executive for job knowledge, individual expertise and increasing shareholder value through the achievement of short-term and long-term performance goals. The cash compensation program provides financial stability and opportunities for higher pay levels tied to performance while the equity based awards provide for recognition of long-term success and alignment with shareholder interests.

While we consider the overall compensation of other transportation companies relevant to our executive compensation decisions, we have not identified a peer group of companies for this purpose or attempted to benchmark the total compensation or any compensation element of our executives to the compensation provided by other transportation companies. Neither the Compensation Committee nor management engaged any compensation consultant during 2007. The Compensation Committee believes that perquisites should be limited in scope and value, and we generally do not provide significant perquisites or personal benefits to our executive officers.

QDI’s President and Chief Executive Officer, Chief Financial Officer, former Chief Executive Officer, and three other most highly compensated executive officers during the year ended December 31, 2007 are described as Named Executive Officers in this prospectus and detailed information regarding their compensation is provided below. All but one of our Named Executive Officers have entered into employment agreements with QDI since the beginning of 2004. Four of these Named Executive Officers were not employed by QDI prior to executing employment agreements with QDI. We consider the employment agreements resulting from our discussions with these individuals to be highly reliable indicators of compensation that was competitive at the time of execution for such positions with companies such as us. An annual bonus target and minimum base salary for each of the Named Executive Officers has been established under his respective employment agreement. QDI’s President and Chief Executive Office and QDI’s Chief Financial Officer are also entitled to annual stock compensation awards under their employment agreements. The base salaries and annual bonuses for other executive officers are also determined in accordance with their employment agreements and the compensation policies outlined in this Compensation Discussion and Analysis.

Based on the foregoing, the overall compensation eligibility of QDI’s Chief Executive Officer for 2007 was $744,244 (excluding certain stock compensation, which we discuss below). We believe that the targeted overall compensation for QDI’s Chief Executive Officer for 2008 will remain at approximately $745,000. The following table demonstrates the approximate mix of compensation eligibility for Named Executive Officers for 2008:

	Base Salary	Bonus Target	Equity Target
President and Chief Executive Officer	46%	37%	17	%(1)
Chief Financial Officer	60%	21%	19	%(1)
Senior and Executive Vice Presidents	68%	20%	12%

(1)	Includes grants required under employment agreement.

Changes in Management

Under a board-approved succession plan, Gary Enzor assumed the role of Chief Executive Officer from Gerald L. Detter effective June 14, 2007. Pursuant to Mr. Enzor’s accession, his base salary was increased to $350,000 per annum, his maximum bonus eligibility was increased to eighty percent of his base salary and his severance payment period was increased to two years in order to reflect Mr. Enzor’s higher position, service and responsibility. These increases made Mr. Enzor’s salary and bonus eligibility more comparable to Mr. Detter’s former salary and bonus, but the amounts are less because Mr. Detter was an experienced CEO and Mr. Enzor has not previously served as one. Additionally, Mr. Enzor was granted 40,000 shares of restricted stock. Mr. Gold’s salary and bonus eligibility were increased upon his promotion to Senior Vice President, General Counsel and Secretary effective April 1, 2007. In addition, he was granted 20,000 options.

Base Salary

Base salary is generally the fixed-cash portion of executive officers’ compensation payable in even installments throughout the year. Generally, base salary levels are assigned to positions based on job responsibilities, personal performance, historical salary levels for that position, contractual minimum requirements and an informal review of salaries paid by similar enterprises for similarly situated employees. Each of QDI’s Named Executive Officers has an employment agreement that provides for a minimum base salary payable in cash. For certain of QDI’s Named Executive Officers, minimum base salary levels were determined when they were recruited to accept certain key positions after consideration of, with no specific weighting, the importance of the position being filled, the experience and background of the candidate, the level of compensation required to induce the executive to leave his then current position and the compensation paid historically to executives recruited for that position. When approving base salary levels, the Compensation Committee considers each person’s value based on his or her contributions to the organization. In early 2007, the Compensation Committee increased the base salaries of the Named Executive Officers as part of company-wide salary increases of three to four percent. The only additional increases occurred when Messrs. Enzor and Gold assumed positions of greater responsibility.

Annual Bonus

Individual bonus awards are a function of an executive’s bonus eligibility and the applicable annual bonus plan. While the bonus plan is overseen by the Compensation Committee, annual bonus targets are recommended by management and approved each year by the Board as part of its annual budgeting process.

The annual cash bonus eligibility in 2007 for each of our Named Executive Officers as a percentage of their base salary was as follows:

Named Executive Officer	Bonus Eligibility
President and Chief Executive Officer	80%
Chief Financial Officer	35%
Senior and Executive Vice Presidents	30%

The percentage of base salary that Messrs. Page, Copeland and Gold are eligible to receive is set by their respective employment agreements. Mr. Enzor’s annual cash bonus eligibility was increased from 60% to 80% of his base salary upon his appointment to Chief Executive Officer. This percentage is similar to the percentage eligibility of our former Chief Executive Officer. Mr. Leslie’s bonus eligibility derives from his position as Executive Vice President. Mr. Gold’s bonus eligibility was increased in connection with his promotion inline with the bonus eligibility of all of our Senior Vice Presidents.

The annual bonus plan for 2007 in which most of QDI’s executives, including the Named Executive Officers, participated provided for executive bonuses that were determined based upon the executive’s level of base compensation and the achievement of our adjusted earnings per share (“EPS”) thresholds. EPS thresholds directly link the annual cash bonus our overall financial and operating performance. We believe an annual bonus linked to EPS helps us achieve our objective to retain highly qualified talent and increase shareholder value by linking executive pay and company performance. For 2007, all of the executives could achieve 100% of their bonus eligibility if we achieved adjusted EPS of $1.00 per diluted share based on the plan as indicated in the table below.

Adjusted EPS	Bonus % Payout	Adjusted EPS	Bonus % Payout	Adjusted EPS	Bonus % Payout	Adjusted EPS	Bonus % Payout
0.85	0.0%	0.93	53.0%	1.01	106.5%	1.09	160.0%
0.86	6.5%	0.94	60.0%	1.02	113.0%	1.10	166.5%
0.87	13.0%	0.95	66.5%	1.03	120.0%	1.11	173.0%
0.88	20.0%	0.96	73.0%	1.04	126.5%	1.12	180.0%
0.89	26.5%	0.97	80.0%	1.05	133.0%	1.13	186.5%
0.90	33.0%	0.98	86.5%	1.06	140.0%	1.14	193.0%
0.91	40.0%	0.99	93.0%	1.07	146.5%	1.15	200.0%
0.92	46.5%	1.00	100.0%	1.08	153.0%

The above bonus plan was aggressive given the difficult business climate we were in during the time in which the plan was approved by the Board. For 2007, we generated a net loss per diluted share which resulted in no bonus being paid to any of the Named Executive Officers.

Equity Compensation

Equity incentives are a key component of at-risk compensation and are intended, in general, to help further our growth and success by permitting QDI’s executive officers, employees and directors to acquire shares of common stock, thereby increasing their personal stake in the company’s growth and success, to help further link the interests of award recipients with those of QDI’s shareholders and to reward outstanding contributions by the award recipients. In order to meet the motivation and retention objectives of the compensation program, QDI provides equity incentives to executives and other key employees through the grant of stock options and restricted stock under the 2003 Stock Option Plan and the 2003 Restricted Stock Incentive Plan.

QDI has generally awarded equity compensation to its employees through stock options and restricted stock awards. QDI also awarded stock units to its former Chief Executive Officer under the terms of the employment agreement that he negotiated to join QDI. For options, we determine the fair value based upon the Black-Scholes option pricing model. For restricted stock, we determine the fair market value based upon the closing price of our stock on the day of determination.

With the exception of significant promotions, new hires and employee contracts, QDI generally makes these awards effective on the first trading day of the year. These grants are generally approved in December of the prior year and are issued on the first trading day of the new year (e.g. January 3, 2007 and on January 2, 2008). This timing has been selected because it reflects past historical awards. The Compensation Committee’s schedule is determined several months in advance and the proximity of any awards to earnings announcements or other market events is coincidental. The Compensation Committee approves all stock option awards.

Restricted Stock

Under the terms of our 2003 Restricted Stock Incentive Plan, restricted stock issuances to persons initially receiving a grant generally vest by December 31, 2008 regardless of when issued. The vesting periods for other grant recipients are at the discretion of the Compensation Committee. Of the Named Executive Officers, only Mr. Leslie and Mr. Copeland were initial recipients. In subsequent years, participants in the plan may be granted an annual, aggregate amount of up to $1 million of shares, valued at our common stock closing price at the date of grant, at the direction of the Board of Directors. No more than 700,000 shares of common stock and no more than $7.5 million of stock may be issued under this plan.

Except for the awards described below, awards under the Restricted Stock Incentive Plan are discretionary. The Compensation Committee has limited discretionary awards of restricted stock to our executives in the past because it believes that stock options provide better incentives to executives. However, in keeping with our focus to attract highly qualified professionals, we agreed to make annual grants of restricted stock to Messrs. Enzor and Page when we hired them. Under their employment agreements, Mr. Enzor and Mr. Page are entitled to receive $50,000 and $35,000 of restricted stock, respectively, based on the closing price of our stock on the anniversary of the effective date of their employment agreement. In addition, Mr. Enzor was issued 40,000 shares of restricted stock upon his appointment to Chief Executive Officer. The Compensation Committee does award restricted stock to directors regularly as a part of their compensation.

Stock Options

The Compensation Committee believes that stock options provide a means to help further align the interests of management and our shareholders and as a tool to retain qualified and talented employees. Options with an exercise price no less than the market value of the underlying stock on the date of grant provide for executives to participate in stock price increases that benefit QDI’s shareholders while maintaining an element of risk in the event QDI stock price does not increase. QDI currently maintains two stock option plans, the 1998 Stock Option Plan and the 2003 Stock Option Plan, although awards have not been issuable under the 1998 Stock Option Plan since 2003. The 2003 Stock Option Plan provides for the grant of nonqualified stock options. The number of shares available for issuance under this plan automatically increases on January 1 of each year commencing with January 1, 2004 unless otherwise determined by the Board of Directors. The increase is 2.5% of the outstanding shares as of December 31 of the prior year. No more than 6,500,000 shares of common stock may be issued under the 2003 Stock Option Plan. The exercise price of each option will be no less than the market value of the underlying stock on the date of grant of the award.

Over the last two years, the Compensation Committee has utilized vesting schedules for stock option grants that the Compensation Committee believes will make the stock option awards an effective tool for employee retention, in addition to rewarding employees for increases in shareholder value. The Compensation Committee granted awards on the first business day of 2008 that vest 33% on the second, third and fourth anniversaries of the grant date. The Compensation Committee granted awards on the first business day of 2007 that vest 50% on the third and fourth anniversaries of the grant date. On the first business day of 2006, options awarded generally vested ratably over four years.

In deciding whether, when and how many stock options to award, the Compensation Committee considers a number of factors, including the recipients’ total compensation packages, existing equity ownership, the potential dilutive effects of the grants, respective executive accountability levels, future potential stock values, creation of proper incentives to enhance our long-term performance and the executives’ respective contributions towards the achievement of company goals and objectives.

Retirement Plans

QDI maintains a 401(k) plan, which is generally available to employees including QDI’s Named Executive Officers. QDI’s 401(k) plan allows executives and other participants to defer income taxation on a portion of their compensation, subject to IRS regulations. We believe that a 401(k) plan with a matching feature is common for companies of our size and therefore essential to maintaining a compensation package competitive with other potential employers. QDI makes a contribution equal to $0.34 for each dollar that an employee contributes to the plan through salary deferral. The maximum deferral that may be matched is 6% of each employee’s salary. Differences in amounts of our 401(k) contributions reflected in the Summary Compensation Table reflect the contribution decisions of individual officers rather than a decision to treat employees disparately.

In addition, QDI has a Key Employee Deferred Compensation Plan. QDI’s initial deferred compensation plan was established in 2001 to allow executives who might desire to save far more for retirement than possible under our 401(k) plan and to save in a tax-effective way at minimal cost to QDI. In 2005, QDI adopted a new deferred compensation plan in order to address changes in the Internal Revenue Code since 2001, particularly the adoption of Section 409A, because we believed that we should continue an existing benefit for qualifying participants. The deferred compensation plan allows participants to defer payment of a portion of their salary or bonus. Amounts deferred are reflected by us as bookkeeping accounts in the name of each participant. The plan is an unfunded, unsecured and nonqualified deferred compensation arrangement. QDI may credit the account of any participant with additional contributions in our discretion, which amounts vest over four years. QDI has not made any contribution to any participant since the initial plan was established in 2001. In addition, QDI is obligated to credit the account of each participant with interest at a rate determined by the Compensation Committee. The interest rate paid under the Key Employee Deferred Compensation Plan for 2007 was set when the plan was established in 2005. This rate is 12% for senior executives and 5% for all other participants. Amounts credited under this plan must be paid by QDI six months after the termination of a participant’s employment.

Pension Plans

QDI maintains two noncontributory defined benefit plans resulting from a prior acquisition that cover certain full-time salaried employees and certain other employees under a collective bargaining agreement. Retirement benefits for employees covered by the salaried plan are based on years of service and compensation levels. The monthly benefit for employees under the collective bargaining agreement plan is based on years of service multiplied by a monthly benefit factor. One of the Named Executive Officers participates in one of these pension plans because he served as an officer of the acquired company from which the plans were assumed.

Perquisites and Other Benefits

Senior management also participates in QDI’s other benefit plans on the same terms as other employees. These plans include medical and dental insurance and life insurance. The Compensation Committee believes that perquisites should be limited in scope and value, and we generally do not provide significant perquisites or personal benefits to our executive officers. The sole perquisite currently provided to QDI’s continuing executive officers is additional group term life insurance for senior managers at or above the level of senior vice president.

Tax Treatment

The Compensation Committee believes that it is generally in the company’s best interests to satisfy the requirements for deductibility under Section 162(m). Accordingly, the Compensation Committee has taken actions it believes appropriate to preserve the deductibility of compensation. However, notwithstanding this general policy, the Compensation Committee also believes that there may be circumstances in which the company’s interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m). Current base salary and anticipated bonus levels are not expected to exceed the Section 162(m) deduction limit. Compensation relating to stock option, restricted stock and stock unit awards may exceed the Section 162(m) deduction limit.

Severance and Change in Control Benefits

QDI’s Named Executive Officers’ employment agreements may require us to make payments and provide benefits to these executives in the event of a termination of their employment or of a change in control. In addition, the Named Executive Officers have the rights available to all recipients of awards under QDI’s stock incentive plans.

Severance

We generally do not pay severance to our employees. However, each of the Named Executive Officers has an employment agreement that provides for severance if the employment of the executive is terminated by QDI without “cause” or if the executive resigns for “good reason.” Good reasons include, but are not limited to:

•	a material diminution of duties,

•	a material breach by QDI of its contractual obligations, or

•	an involuntary relocation by more than 50 miles from Tampa, Florida.

The following represents the estimated value of all amounts receivable by each Named Executive Officer assuming termination under the foregoing circumstances on December 31, 2007, excluding base salary and bonuses earned through the termination date and any vested equity awards:

	Base Salary	All Other (1)	Acceleration of Equity Awards (2)	Total
Gary R. Enzor	$643,326	$23,171	$263,225	$929,722
Timothy B. Page	256,183	6,753		262,935
Virgil T. Leslie	237,288	16,105		253,393
Dennis R. Copeland	206,731	11,094		217,825
Jonathan C. Gold	190,408	15,614		206,022

(1)	Consists of health insurance premiums payable.

(2)	Amount determined by multiplying the number of shares underlying any awards that accelerate by $4.44, the closing price of our common stock as reported on the NASDAQ Global Market on December 31, 2007, the last trading day of the year.

For Messrs. Enzor and Page, the receipt of any payment or the vesting of any options are contingent upon their execution of a waiver of claims against the company. Messrs. Enzor and Page are also subject to noncompete agreements that preclude them from engaging in the bulk trucking business, trans-loading or bulk tank cleaning business in any geographic area in which Quality Distribution participated in those businesses during the 24 months prior to their termination date. The length of term of the noncompete for Mr. Enzor is 12 months and for Mr. Page is 18 months.

Named Executive Officers are not entitled to any amounts other than those earned through the date of termination in the event their employment is terminated for cause or if they terminate their employment without good reason. In addition, if any restricted stock award recipient, including any Named Executive Officer, is terminated for cause, then QDI has the right to repurchase shares of common stock under the awards that have vested at a per share price equal to the lesser of the fair market value of such shares on the termination date or the actual, per share, cash consideration paid, if any, by the award recipient for the shares.

Change in Control

QDI’s senior management and other employees have built QDI into the successful enterprise that it is today, and we believe that it is important to protect them in the event of a change in control. Further it is our belief that the interest of shareholders will be best served if the interests of QDI senior management are aligned with them, and providing change in control benefits should eliminate, or at lease reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of shareholders. Relative to the overall value of QDI, those potential change in control benefits are minor. The cash component of change in control benefits for QDI’s Chief Executive Officer and Chief Financial Officer are the same as if QDI terminates their employment without cause or they terminate their employment for good reason or, if greater, the benefits provided to any executive at a comparable level as a change of control benefit. Further, a change of control by itself does not trigger any benefit to the executive. Rather, the executive is entitled to cash benefits only if a termination of the executive’s employment without cause or a resignation by the executive for good reason occurs within one year of such change of control.

Under the terms of the 2003 Restricted Stock Incentive Plan and the 2003 Stock Option Plan, any unvested shares of restricted stock and options held by any award recipient automatically vest upon the first anniversary of a change in control or the earlier termination of the employment of the award recipient, unless employment is terminated for cause in either case.

If a change in control occurred on December 31, 2007 and the employment of each Named Executive Officer was terminated on such date, then each Named Executive Officer would have received the cash benefits described above and the value of equity award acceleration provided that the amount determined by multiplying the number of shares underlying any awards that accelerate by the closing price of our common stock as reported on the NASDAQ Global Market on December 31, 2007 and subtracting the aggregate purchase price, if any, required to obtain such shares. Since our closing price at December 31, 2007 was $4.44, which is below any aggregate purchase price of the underlying shares, the value of any equity award acceleration is zero at December 31, 2007.

Summary Compensation Table

The following table sets forth the total compensation to QDI’s Chief Executive Officer, QDI’s Chief Financial Officer, QDI’s three other most highly compensated executive officers and QDI’s former Chief Executive Officer (the “Named Executive Officers”) for 2007 and 2006.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)(2)	Option Awards ($) (1)(3)	Change in pension value and nonqualified deferred compensation earnings ($)	All Other Compensation ($) (5)	Total ($)
Gary R. Enzor	2007	321,663	90,816	134,127	—	3,743	550,349
President and Chief Executive Officer	2006	285,000	39,191	291,188	—	3,004	618,383

Timothy B. Page	2007	256,183	25,983	147,953	—	3,381	433,500
Senior Vice President and Chief Financial Officer	2006	248,654	28,109	198,946	—	17,318	493,027

Virgil T. Leslie	2007	237,288	32,589	48,673	—	2,557	321,107
Executive Vice President, Sales	2006	228,192	28,960	38,923	—	2,642	298,717

Dennis R. Copeland (4)	2007	206,731	24,990	46,792	6,958	2,707	288,178
Senior Vice President, Administration	2006	199,731	23,255	38,923	12,746	4,452	274,655

Jonathan C. Gold	2007	190,408	—	28,169	—	567	219,144
Senior Vice President, General Counsel and Secretary	2006	145,902	—	—	—	5,363	151,265

Gerald L. Detter (6)	2007	210,000	12,853	170,243	—	54,516	447,612
Chairman of the Board and Former Chief Executive Officer	2006	400,000	1,473,163	265,610	—	26,364	2,165,137

(1)	The assumptions used in determining the compensation expense under SFAS 123(R) can be found in Footnote 16 to QDI’s financial statements included elsewhere in this prospectus.

(2)	Stock Award amounts are the compensation expense recognized for both restricted stock awards and stock unit awards. All restricted stock was granted pursuant to the 2003 Restricted Stock Incentive Plan. We are recognizing compensation expense for the restricted stock grant awards pursuant to SFAS 123(R). The Stock Unit Awards to Mr. Detter were amortized on a straight line basis over the applicable vesting period, which ceased on July 13, 2007.

(3)	Option Award amounts are compensation expense recognized pursuant to SFAS 123(R).

(4)	Amounts reflect above-market interest of $6,958 in 2007 and $5,532 in 2006 on deferred compensation earned by Mr. Copeland under our Key Employee Deferred Compensation Plan. Mr. Copeland is a participant in the Revised Retirement Plan for Employees of Chemical Leaman Corporation and Affiliated Corporations, a noncontributory defined benefit plan. The change in pension value at December 31, 2007 is $(7,251) and $7,214 for 2006. For additional information on the pension plan, refer to the Pension Benefits table.

(5)	Amounts shown for 2007 and 2006 represent employer contributions to the 401(k) plan and employer paid premiums for group term life insurance. Additionally, with respect to Mr. Detter, amounts reported include automobile allowance of $11,400 in 2007 and $22,800 in 2006 and $41,821 in board fees in 2007.

(6)	Mr. Detter resigned as QDI’s Chief Executive Officer on June 14, 2007. He continued to serve as an advisor through July 13, 2007. Mr. Detter continues to serve as the Chairman of the Board of Directors. In 2007, Mr. Detter received $200,000 in base salary, $10,000 in fees for his service as an advisor and $41,821 in fees for serving as the Chairman of the Board of Directors. Amounts reflected under Stock Awards represent compensation expense recognized pursuant to SFAS 123(R) for 7,050 shares of restricted stock granted to Mr. Detter on July 13, 2007. Vesting of these restricted stock shares is contingent upon his future service as a director. Upon termination of his employment, Mr. Detter forfeited 3,311 unvested stock units.

Grants of Plan-Based Awards During Fiscal Year-Ended 2007

The following table provides information about equity and non-equity awards granted to the named executives in 2007: the grant and approval dates; the estimated future payouts under non-equity incentive plan awards; the number of shares underlying all other stock awards; the number of shares underlying all other option awards; the exercise price of the stock option awards, which reflects the closing price of our stock on the date of grant and the grant date fair value of each equity award computed under SFAS 123(R).

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Gary R. Enzor			16,726	257,330	514,661
	01/03/2007					—	21,400	13.06	198,250
	06/14/2007	(1)				40,000	—		391,200
	12/13/2007	(1)				10,570	—		49,996
Timothy B. Page			5,828	89,664	179,328
	01/03/2007					—	15,600	13.06	123,708
	12/01/2007	(1)				7,291	—		34,997
Virgil T. Leslie			4,627	71,186	142,373
	01/03/2007					—	14,300	13.06	113,399
Dennis R. Copeland			4,031	62,019	124,039
	01/03/2007					—	12,500	13.06	99,125
Jonathan C. Gold			3,713	57,122	114,245
	01/03/2007					—	7,300	13.06	57,889
	03/30/2007					—	20,000	8.65	94,600
Gerald L. Detter	07/13/2007		—	—	—	7,050	—		82,274

(1)	Approval date is the date of the relevant employment agreement.

(2)	Represents possible payments pursuant to QDI’s annual bonus plan for 2007 performance. No amounts were paid pursuant to the annual bonus plan for 2007.

Narrative Disclosure

QDI’s Named Executive Officers (“NEOs”) all have employment agreements that govern their base pay and non-equity incentive plan compensation. All of QDI’s NEOs, were granted small increases in their salaries effective January 1, 2008. During 2007, the Compensation Committee granted stock options to all NEO’s except Mr. Detter.

On June 14, 2007, QDI entered into an agreement with Mr. Detter to change his role from Chief Executive Officer of QDI to Advisor to the Chief Executive Officer. Mr. Detter’s employment agreement was modified to provide for a new salary of $10,000, without bonus, over a term continuing until July 13, 2007. Upon the termination of his employment as Chief Executive Officer, Mr. Detter forfeited 7,050 stock units not vested under the terms of his existing stock unit grant agreement, but received a grant of an equivalent number of shares of restricted stock under the 2003 Restricted Stock Incentive Plan. The restricted stock so granted will vest annually over three years. The Board also determined to pay Mr. Detter annual fees of $90,000 for his service as Chairman of the Board of the Company. Mr. Detter continues to serve as Chairman of the Board and a director of QDI.

Gary R. Enzor. On November 3, 2004, QDI entered into an employment agreement with Gary R. Enzor to perform the duties of Executive Vice President and Chief Operating Officer with a base salary of $250,000. The employment agreement became effective December 13, 2004. The agreement included an incentive bonus of up to 45% of his annual salary based upon pre-determined performance standards subject to the discretion of our Board of Directors. The agreement provides for employment at will. Mr. Enzor was granted options covering 200,000 shares of QDI stock at a per share exercise price of $5.15 per share, which was the closing price on the NASDAQ Stock Market on November 3, 2004. Mr. Enzor was granted $50,000 in value of restricted stock (based on the closing price) in 2004, 2005, 2006 and 2007, based on the grant date fair value on the date of grant. In addition, upon each subsequent anniversary of Mr. Enzor’s employment (through 2009), he will be granted $50,000 worth of restricted stock at the then fair market value per share. The options and grants of restricted stock vest in equal annual installments over four years.

On November 9, 2005, QDI appointed Mr. Enzor as its President. In connection with Mr. Enzor’s appointment as President, his salary under his Employment Agreement dated November 3, 2004 was increased to $285,000 from $250,000 per annum and he became eligible to receive an annual cash bonus up to 60% of his base salary, rather than 45%, beginning with the 2006 fiscal year. The other terms and conditions of Mr. Enzor’s existing employment agreement remain in effect. Mr. Enzor was also granted stock options covering 25,000 shares of common stock of the Company at an exercise price equal to $6.68, the closing price of QDI’s common stock on NASDAQ Stock Market on November 9, 2005, which vest ratably over four years.

On June 14, 2007, Mr. Enzor assumed the role of Chief Executive Officer from Mr. Detter. Mr. Enzor continues to serve as President. In connection with Mr. Enzor’s appointment as Chief Executive Officer, his base salary was increased from $293,550 to $350,000 per annum and to change his annual cash bonus eligibility to up to 80% of his base salary, rather than 60%. Mr. Enzor will also be entitled to receive his base salary for two years, instead of one year and to continue medical and other benefits if his employment is terminated without cause or if he resigns for good reason. The other terms and conditions of Mr. Enzor’s existing employment agreement remain in effect. Mr. Enzor was also granted 40,000 shares of restricted stock.

Timothy B. Page. On November 4, 2004, QDI entered into an employment agreement with Timothy B. Page to perform the duties of Senior Vice President and Chief Financial Officer with a base salary of $240,000. The employment agreement became effective as of December 1, 2004. The agreement includes an incentive bonus of up to 35% of his annual salary based upon pre-determined performance standards subject to the discretion of the QDI Board of Directors. The agreement provides for employment at will. Mr. Page was granted options covering 150,000 shares of QDI stock at a per share exercise price of $7.91 per share, which was the closing price on the NASDAQ Stock Market on December 1, 2004. Pursuant to his employment agreement, Mr. Page was granted $35,000 in value of restricted shares (based on the closing price) in 2004, 2005, 2006 and 2007. In addition, on each subsequent anniversary of Mr. Page’s employment (through 2009), he will be granted $35,000 worth of restricted stock at the then fair market value per share. The options and the grants of restricted stock vest in equal annual installments over four years.

Virgil T. Leslie. On June 3, 2004, QDI entered into an amended employment agreement with Virgil T. Leslie to perform the duties of Executive Vice President – Sales of QDI with a base salary of $210,000 per annum. The agreement included an incentive bonus of up to 30% of his annual salary based upon pre-determined performance standards subject to the discretion of our Board of Directors. The employment agreement, as amended, provides for a two-year term, with an automatic one-year extension on each anniversary date, unless the Company or Mr. Leslie gives notice that the term will not be so extended.

Dennis R. Copeland. On June 23, 1998, Mr. Copeland entered into an employment agreement with QDI in connection with the acquisition of CLC. Under his employment agreement, Mr. Copeland was initially entitled to receive a base salary of $145,000. Mr. Copeland’s agreement includes an incentive bonus of up to 30% of his annual salary based upon pre-determined performance standards subject to the discretion of the QDI Board of Directors. The agreement provides for employment at will.

Jonathan C. Gold. On April 1, 2007, QDI entered into an employment agreement with Jonathan C. Gold to perform duties of Senior Vice President, General Counsel and Secretary with a base salary of $200,000. The agreement includes an incentive bonus of up to 30% of his annual salary based upon pre-determined performance standards subject to the discretion of the QDI Board of Directors. The agreement provides for employment at will. Mr. Gold was granted options covering 20,000 shares of QDI stock at a per share exercise price of $8.65 per share, which was the closing price on the NASDAQ Stock Market on March 30, 2007. The options vest in equal annual installments over four years.

Gerald L. Detter. QDI entered into an employment agreement with Gerald L. Detter dated June 5, 2005, to perform the duties of President and Chief Executive Officer. The employment agreement provided for a three-year term with an automatic extension on each anniversary date, unless Mr. Detter or QDI gave notice that the term would not be so extended. Mr. Detter resigned as our Chief Executive Officer. At that time Mr. Detter entered into a letter agreement with QDI, pursuant to which he agreed to serve as an advisor to QDI through July 13, 2007 for a salary of $10,000. Pursuant to the letter agreement, Mr. Detter also received 7,050 shares of restricted stock granted to Mr. Detter on July 13, 2007. Vesting of these restricted stock shares is contingent upon his future service as a director. Following his retirement on July 13, 2007, Mr. Detter was appointed as the Chairman of the Board, for which he receives annual fees equal to $90,000.

Under his employment agreement, Mr. Detter was entitled to receive a base salary of $450,000 per year (comprised of $400,000 in cash and $50,000 in stock units). Mr. Detter received salary of $200,000 in cash 2007 prior to his resignation on June 14. Mr. Detter received the other normal benefits accorded employees or executive officers of the Company plus a car allowance.

Upon execution of his employment agreement, Mr. Detter was granted stock units covering 300,000 shares of QDI’s common stock and the first annual Stock Unit base salary grant of 6,535 units valued at $50,000 based on the closing price of QDI’s common stock on the NASDAQ Stock Market on June 3, 2005, of $7.65. Mr. Detter also received 3,858 stock units on June 3, 2006. The 300,000 share Stock Unit grant fully vested on December 31, 2006. Each annual grant vested 14.2% on December 31 of the year in which such annual grant is made and 28.6% on December 31 of each successive year until fully vested. Pursuant to the letter agreement, Mr. Detter forfeited 3,311 unvested stock units upon his resignation as an employee on July 13, 2007.

In addition, upon execution of his employment agreement, Mr. Detter was granted options covering 250,000 shares of QDI’s common stock at an exercise price $7.65, which was equal to the closing price of QDI’s common stock on the NASDAQ Stock Market on June 3, 2005. The options vest ratably over three and a half years provided that Mr. Detter continues to serve as an officer or director of QDI.

Each of these employment agreements provides for severance if the employment of the executive is terminated without cause or if the executive resigns for good reason. These benefits are discussed in greater detail above.

Outstanding Equity Awards at Fiscal Year-End 2007

The following table provides information on the current holdings of stock options and stock awards by the Named Executive Officers. This table includes unexercised and unvested option awards and unvested stock awards.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Stock Unit or Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That have not Vested ($) (3)
Gary R. Enzor	150,000	50,000	5.15	11/3/2014
	12,500	12,500	6.68	11/9/2015
		21,400	13.06	1/3/2017
					11/3/2004	2,428	10,780
					12/13/2005	3,597	15,971
					12/13/2006	2,690	11,944
					6/14/2007	40,000	177,600
					12/13/2007	10,570	46,931
Timothy B. Page	112,500	37,500	7.91	12/1/2014
	3,750	11,250	7.94	1/3/2016
		15,600	13.06	1/3/2017
					12/1/2004	1,107	4,915
					12/1/2005	2,883	12,801
					12/1/2006	1,943	8,627
					12/1/2007	7,291	32,372
Virgil T. Leslie	170,000		17.00	11/5/2013
	28,500		8.45	12/31/2014
	8,750	26,250	7.94	1/3/2016
		14,300	13.06	1/3/2017
					11/5/2003	1,118	4,964
					12/31/2004	799	3,548
Dennis R. Copeland	85,000		17.00	11/5/2013
	17,100		8.45	12/31/2014
	8,750	26,250	7.94	1/3/2016
		12,500	13.06	1/3/2017
					11/5/2003	671	2,979
					12/31/2004	799	3,548
Jonathan C. Gold	15,000		8.74	1/31/2015
	1,250	3,750	7.94	1/3/2016
		7,300	13.06	1/3/2017
		20,000	8.65	3/30/2017
Gerald L. Detter	178,572	71,428	7.65	1/3/2015
					7/13/2007	7,050	31,302

(1)	Mr. Enzor’s unvested options expiring:

November 3, 2014 vest on of November 3, 2008.

November 9, 2015 vest 50% on each November 9 beginning November 9, 2008

January 3, 2007 vest 50% each on January 3, 2010 and 2011.

Mr. Page’s unvested options expiring:

December 1, 2014 vest on December 1, 2008.

January 1, 2016 vest 33.3% on each January 3 beginning January 3, 2008.

January 1, 2017 vest 50% each on January 3, 2010 and 2011.

Mr. Leslie’s unvested options expiring:

January 1, 2016 vest 33.3% on each January 3 beginning January 3, 2008.

January 1, 2017 vest 50% each on January 3, 2010 and 2011.

Mr. Copeland’s unvested options expiring:

January 3, 2016 vest 33.3% on each January 3 beginning January 3, 2008.

January 3, 2017 vest 50% each on January 3, 2010 and 2011.

Mr. Gold’s unvested options expiring:

January 3, 2016 vest 33.3% on each January 3 beginning January 3, 2008

January 3, 2017 vest 50% each on January 3, 2010 and 2011.

March 30, 2017 vest 25% on each March 30 beginning March 30, 2008.

Mr. Detter’s unvested options vest on December 31, 2008.

(2)	Mr. Enzor’s unvested shares of restricted stock vest as follows:

Awarded November 2004 - vest on December 31, 2008.

Awarded December 2005 - 50% on December 31, 2008 and 2009.

Awarded December 2006 - 33.3% on December 31, 2008, 2009 and 2010.

Awarded June 2007 - 25% on June 14, 2008, 2009, 2010 and 2011.

Awarded December 2007 - 25% on December 13, 2008, 2009, 2010 and 2011

Mr. Page’s unvested shares of restricted stock vest as follows:

Awarded December 2004 - vest on December 31, 2008.

Awarded December 2005 - 50% on December 31, 2008 and 2009.

Awarded December 2006 - 33.3% on December 31, 2008, 2009 and 2010.

December 2007 - 25% on December 1, 2008, 2009, 2010 and 2011.

Mr. Leslie’s unvested shares of restricted stock vest as follows:

Awarded December 2003 - vest on December 31, 2008.

Awarded December 2004 - vest on December 31, 2008

Mr. Copeland’s unvested shares of restricted stock vest as follows:

Awarded December 2003 - vest on December 31, 2008.

Awarded December 2004 - vest on December 31, 2008.

Mr. Detter’s unvested shares of restricted stock vest as follows:

Awarded July 2007 - 33.3% on December 31, 2008, 2009 and 2010.

(3)	Market value was determined by multiplying the number of shares or units set forth in the preceding column by $4.44, the closing price of our common stock as reported on the NASDAQ Global Market on December 31, 2007, the last trading day of the year.

Option Exercises and Stock Vested During Fiscal Year-End 2007

The following table provides information on vesting during 2007 of Named Executive Officers’ restricted stock and stock units, but not options. No information is presented for option exercises because no Named Executive Officer exercised options during 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Gary R. Enzor	—	—	5,122	22,742
Timothy B. Page	—	—	3,195	14,186
Virgil T. Leslie	—	—	1,917	8,511
Dennis R. Copeland	—	—	1,470	6,527
Jonathan C. Gold	—	—	—	—
Gerald L. Detter	—	—	—	—

(1)	Stock awards for all recipients were restricted stock, and shares of restricted stock became freely tradable upon vesting. of the company,

(2)	All identified stock awards vested in December 2007. Value realized on vesting was determined by multiplying the number of shares or units set forth in the preceding column by $4.44, the closing price of our common stock as reported on the NASDAQ Global Market on December 31, 2007, the last trading day of the year.

Pension Benefits

The following table provides information on pension benefits of Mr. Copeland during 2007. No other Named Executive Officers participate in the pension plan.

Name	Plan Name (1)	Number of Years of Credited Service (2)	Present Value of Accumulated Benefit ($)	Payments During 2007
Gary R. Enzor	—	—	—	—
Timothy B. Page	—	—	—	—
Virgil T. Leslie	—	—	—	—
Dennis R. Copeland	Revised Retirement Plan for Employees of Chemical Leaman Corporation and Affiliated Corporations	10.26	130,792	—
Jonathan C. Gold	—	—	—	—
Gerald L. Detter	—	—	—	—

(1)

The Revised Retirement Plan for Employees of Chemical Leaman Corporation and Affiliated Corporations (the “Pension Plan”) is a noncontributory defined benefit plan covering noncollective bargaining employees from Chemical Leaman Corporation and affiliated corporations (“CLC”). QDI assumed the Pension Plan in connection with its acquisition of CLC in 1998. Employees with five or more years of credited service are entitled to receive monthly benefits beginning at normal retirement age (65), equal to 1.25% of their average earnings multiplied by their years of benefit accrual not to exceed 40 years. Pension benefits are adjusted to reflect increases in cost of living and spousal elections. The Pension Plan permits early retirement at age 55 with five years of service with reduced benefits. Upon termination of employment with five or more years of credited service, the retirement benefit is fully vested with payments being deferred until retirement date. Employees become 100% vested in the Pension Plan benefits after completion of five years of credited service. The assumptions used in determining the present value of the accumulated benefit consisted of a discount rate of 6.25% and retirement payments for 18 years beginning at attained age 65.

(2)	The years of credited service represent the service accumulated to the benefit accrual freeze date of June 30, 1999. No additional service has been, or is expected to be, accrued after that date.

Nonqualified Deferred Compensation

The following table provides information on deferred compensation of Mr. Copeland during 2007. No other Named Executive Officers participated in the deferred compensation plan.

Name	Executive Contributions in 2007 ($) (1)		Registrant Contributions in 2007 ($)	Aggregate Earnings in 2007 ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2007 ($)
Gary R. Enzor	—		—	—		—	—
Timothy B. Page	—		—	—		—	—
Virgil T. Leslie	—		—	—		—	—
Dennis R. Copeland	12,404	(2)	—	12,013	(3)	—	119,061	(4)
Jonathan C. Gold	—		—	—		—	—
Gerald L. Detter	—		—	—		—	—

(1)	Under the Key Employee Deferred Compensation Plan participants may defer payment of such portion of their base salary or cash bonus and there is no numeric limit. Amounts deferred are reflected by us as bookkeeping accounts in the name of each participant. The plan is an unfunded, unsecured and nonqualified deferred compensation arrangement. QDI may credit the account of any participant with additional contributions in our discretion, which amounts vest over four years. No such contributions were made in 2007. The interest rate paid under the Key Employee Deferred Compensation Plan for 2007 for senior executives was 12% for senior executives. The distribution of a participant’s vested interest amount is paid following the earlier of (a) his severance from the company; (b) the later of the date the participant attains age 65 or completes ten years of participation in the plan; or (c) upon a participant’s death.

(2)	Contributions of $12,404 by Mr. Copeland were reported as salary in Summary Compensation Table for 2007.

(3)	Amount includes $6,958 of above-market earnings reported for Mr. Copeland in 2007 in the Summary Compensation Table.

(4)	Amount includes $17,919 reported as salary and $5,532 reported as above-market earnings on deferred compensation for Mr. Copeland in 2006 in the Summary Compensation Table.

Director Compensation Table for Fiscal Year-Ended 2007

QDI’s directors receive an annual cash retainer of $30,000 and an annual award of restricted stock of $30,000 in value, except for Mr. Detter, who is compensated as described below.

The restricted stock vests over four years if the individual remains a director. Mr. Detter receives an annual fee of $90,000 for his service as the Chairman of the Board. All of QDI’s directors, except for Mr. Detter, receive $1,000 per Board of Directors’ meeting attended and $1,000 per committee meeting attended. The chairman of each committee receives $2,000 per committee meeting. Non-employee directors are not entitled to retirement benefits, incentive compensation or perquisites. All directors are reimbursed for their out-of-pocket expenses for meeting attendance. The following table sets forth total compensation to QDI’s directors for the year ended December 31, 2007:

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Total ($)
Marc E. Becker (3)(15)	—	—	—	—
Robert H. Falk (5)(15)	—	—	30,434	30,434
Robert E. Gadomski (6)	51,000	14,938	30,434	96,372
Richard B. Marchese (7)	42,000	22,437	12,904	77,341
Thomas R. Miklich (8)	51,000	14,938	30,434	96,372
Donald C. Orris (9)	40,000	22,437	—	62,437
Eric L. Press (10)(15)	—	—	—	—
M. Ali Rashid (11)(15)	—	—	30,434	30,434
Alan H. Schumacher (12)	67,000	22,437	—	89,437
John J. Suydam (13)(15)	—	—	—	—
Thomas M. White (14)(15)	—	—	—	—

(1)	Because Mr. Detter was a Named Executive Officer in 2007, his compensation is reflected under the Summary Compensation Table and related tables.

(2)	Stock Awards amounts are the compensation expense recognized for restricted stock awards. All restricted stock was granted pursuant to the 2003 Restricted Stock Incentive Plan. We are recognizing compensation expense for the restricted stock grant awards pursuant to SFAS 123(R). The assumptions used in determining the compensation under SFAS 123(R) can be found in Footnote 16 to QDI’s financial statements included elsewhere in this prospectus.

(3)	Option Awards amounts are compensation expense recognized for option awards. We are recognizing compensation expense for the option awards pursuant to SFAS 123(R). The assumptions used in determining the compensation under SFAS 123(R) can be found in Footnote 16 to QDI’s financial statements included elsewhere in this prospectus.

(4)	During 2007, Mr. Becker received no grants of restricted stock or options. As of December 31, 2007, Mr. Becker held no shares of restricted stock and 20,000 options to purchase common stock outstanding, all of which are exercisable.

(5)	During 2007, Mr. Falk received no grants of restricted stock or options. As of December 31, 2007, Mr. Falk held 15,000 options to purchase common stock outstanding of which 11,250 are unexercisable and no shares of restricted stock.

(6)	During 2007, Mr. Gadomski received a grant of 2,297 shares of restricted stock with a grant date fair value of $30,000. As of December 31, 2007, Mr. Gadomski held 5,131 shares of unvested restricted stock and 15,000 options to purchase common stock outstanding of which 11,250 are unexercisable.

(7)	During 2007, Mr. Marchese received a grant of 2,297 shares of restricted stock with a grant date fair value of $30,000. As of December 31, 2007, Mr. Marchese held 6,879 shares of unvested restricted stock and 35,000 exercisable options to purchase common stock outstanding.

(8)	During 2007, Mr. Miklich received a grant of 2,297 shares of restricted stock with a grant date fair value of $30,000. As of December 31, 2007, Mr. Miklich held 5,131 shares of unvested restricted stock and 15,000 options to purchase common stock outstanding of which 11,250 are unexercisable.

(9)	During 2007, Mr. Orris received a grant of 2,297 shares of restricted stock with a grant date fair value of $30,000. As of December 31, 2007, Mr. Orris held 6,879 shares of unvested restricted stock and 20,000 exercisable options to purchase common stock outstanding.

(10)	During 2007, Mr. Press received no grants of restricted stock or options. As of December 31, 2007, Mr. Press held no shares of restricted stock and 10,000 options to purchase common stock outstanding, all of which are exercisable.

(11)	During 2007, Mr. Rashid received no grants of restricted stock or options. As of December 31, 2007, Mr. Rashid held no shares of restricted stock and 15,000 options to purchase common stock outstanding, of which 11,250 are unexercisable.

(12)	During 2007, Mr. Schumacher received a grant of 2,297 shares of restricted stock with a grant date fair value of $30,000. As of December 31, 2007, Mr. Schumacher held 6,879 shares of unvested restricted stock and 10,000 exercisable options to purchase common stock outstanding.

(13)	As of December 31, 2007, Mr. Suydam held no restricted shares or options.

(14)	As of December 31, 2007, Mr. White held no restricted shares or options.

(15)	In 2007, consistent with past practice, directors affiliated with Apollo waived their annual retainer and grant of restricted shares. We do not expect the waiver to apply in 2008.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is currently comprised of Mr. Becker, Mr. Rashid and Mr. Schumacher. None of the members is or has been an officer or employee of QDI. There are not currently any compensation committee interlocks between QDI and other entities involving our executive officers and Board members who serve as executive officers or Board members of such other entities.

Apollo, through its control of a majority of the common stock of QDI, has the power to control QDI’s affairs and policies, including the election of QDI’s directors and the appointment of QDI’s management.

Certain Relationships and Related Party Transactions

Two of our customers (Hexion Specialty Chemicals and Momentive Performance Materials) are controlled by Apollo. Revenue from these two customers was $15.9 million, $10.8 million and $5.5 million in 2007, 2006 and 2005, respectively. All pricing with the companies controlled by Apollo were based on market rates, including such factors as total expected revenue to be generated by the customer, number of loads to be hauled and the number of miles to be driven.

Company Policy Regarding Transactions with Related Persons

QDI has a written Code of Conduct for its executive officers, directors and employees. While the Board of Directors of QDI is ultimately responsible for the implementation of the Code, the Audit Committee and the Senior Vice President–Administration of QDI have been designated to administer the Code. QDI’s Code seeks the avoidance of not only actual, but also potential and apparent conflicts of interest, and it requires the disclosure of relevant facts not only from persons with a potential conflict of interest, but also others that learn of the potential conflict of interest. Persons reporting suspected violations in good faith are assured that they will not be subject to retaliation of any kind.

The Code of Conduct establishes principles of conduct in lieu of rigorous procedures. However, the Chairperson of the Audit Committee is responsible for administering the Code with respect to directors and executive officers. Transactions with related parties that are reportable under Item 404 of Regulation S-K fall within the ambit of QDI’s Code of Conduct and require written approval. In addition, they and other conflicts of interest are required to be fully disclosed and considered prior to their resolution.

DESCRIPTION OF THE ABL FACILITY AND OTHER INDEBTEDNESS

The ABL Facility

We entered into the ABL Facility on December 18, 2007. The ABL Facility consists of a current asset tranche in an initial amount of $195.0 million and a fixed asset tranche in an initial amount of $30.0 million, with the total commitments under the fixed asset tranche to be reduced, and the total commitments under the current asset tranche correspondingly increased, by $5.0 million on each of December 18, 2009 and 2010. Borrowings of revolving loans under the ABL Facility are allocated pro rata to the current asset tranche and the fixed asset tranche based on the then-current asset borrowing base and the then-current fixed asset borrowing base. The ABL Facility includes letters of credit, which are to be allocated pro rata between the two tranches based on the then-current borrowing base for each tranche for so long as the fixed asset tranche remains in effect, and are available for working capital needs and general corporate purposes, including permitted acquisitions. The maturity date of the ABL Facility is June 18, 2013. The maturity date of the ABL Facility may be accelerated if we default on our obligations under the ABL Facility. The maturity date of the ABL Facility is also advanced to a date 91 days prior to the maturity dates of the Series A Notes, the Series B Notes or the 9% Notes (or any replacement indebtedness) if the aggregate principal amount of the Series A Notes, the Series B Notes and the 9% Notes that matures within the 91-day period exceeds $50 million.

Prepayments

The ABL Facility is required to be prepaid only to the extent that aggregate amount of outstanding borrowings, unreimbursed letter of credit drawings and undrawn letters of credit under the relevant tranche exceeds the lesser of the applicable commitments and the applicable borrowing base in effect at such time for such tranche. The borrowing base for the current asset tranche consists of eligible accounts receivable, eligible inventory and eligible truck and trailer fleet, and the borrowing base for the fixed asset tranche consists of eligible real property and certain eligible equipment.

Voluntary prepayments and commitment reductions are permitted in whole or in part, subject to minimum prepayment or reduction requirements, without premium or penalty provided that voluntary prepayments of Eurodollar loans on a date other than the last day of the relevant interest period are subject to payment of customary breakage costs, if any.

Interest and Fees

The interest rate under the current asset tranche is based, at our option, on either the administrative agent’s base rate plus 1.00% or on the Eurodollar LIBOR rate plus, 2.00%. The administrative base rate is equal to the greaterof the federal funds overnight rate plus 0.50% or the prime rate. The interest rate under the fixed asset tranche is based, at our option, on either the administrative agent’s base rate plus 1.25% or on LIBOR plus 2.25%, in each case subject to reductions in the applicable margins based upon the amounts available for borrowing under the ABL Facility. Overdue principal, interest and other amounts bear interest at a rate per annum equal to 2.0% in excess of the rate on such overdue borrowings.

With respect to LIBOR loans, we are able to elect interest periods of 1, 2, 3 or 6 months (or, if consented to by all lenders under the applicable tranche at the time of the relevant borrowing, 9 or 12 months). With respect to Eurodollar loans, interest is payable in arrears at the end of each interest period and, in any event, at least every 3 months. With respect to base rate loans, interest is payable quarterly in arrears on the last business day of each calendar quarter. Per annum rates are calculated on the basis of a 360-day year for LIBOR loans, or a 365/366 day year, for base rate loans.

Letters of Credit and Fees

The ABL Facility provides for payment of the following in respect of outstanding letters of credit:

•

a letter of credit fee, payable quarterly in arrears, equal to (i) for standby letters of credit, the spread over the LIBOR for LIBOR loans under the ABL Facility, and (ii) for trade letters of credit, the spread over the LIBOR for Eurodollar rate loans under the ABL Facility minus 0.50%, in each case from time to time in effect on the aggregate outstanding stated amounts of such letters of credit;

•	a fronting fee, payable quarterly in arrears, equal to 0.125% per annum on the aggregate outstanding stated amounts of such letter of credit; and

•	customary administrative charges.

We pay a commitment fee equal to 0.25% per annum on the available daily undrawn portion of the available commitment under the ABL Facility. This commitment fee is paid quarterly in arrears.

We may request up to $150.0 million in letters of credit, subject to certain limitations base on availability under the ABL Facility. In the event we prepay all outstanding amounts under the fixed asset tranche of the ABL Facility, and all commitments thereunder are terminated, prior to the termination of the ABL Facility, no less than $150.0 million under the current asset tranche will be available for letters of credit.

Collateral and Guarantees

The loans and letters of credit under the ABL Facility are guaranteed by our parent, QDI, and all of our existing and future direct and indirect wholly owned domestic restricted subsidiaries, other than our immaterial subsidiaries. Our obligations and the obligations of the guarantors under the current asset tranche are secured by a first lien on the current asset tranche priority collateral, and a second lien on the fixed asset tranche priority collateral. Our obligations and the obligations of the guarantors under the fixed asset tranche are secured by a first lien on the current asset tranche priority collateral and a second lien on the fixed asset tranche priority collateral. The collateral will also secure certain interest rate protection and other hedging agreements permitted by the ABL Facility that may be entered into from time to time by us.

Representations and Warranties and Covenants

The ABL Facility and related documentation contains certain customary representations and warranties. In addition, the ABL Facility contains customary covenants restricting, subject to certain exceptions, our ability and the ability of QDI and certain of our subsidiaries to, among other things:

•	prepay other indebtedness (including the Series A Notes, the Series B Notes and the 9% Notes);

•	declare dividends and repurchase capital stock;

•	create liens on assets;

•	make investments;

•	incur additional indebtedness;

•	amend certain organizational, corporate and other documents (including those governing the Series A Notes, the Series B Notes and the 9% Notes);

•	engage in mergers, acquisitions, joint ventures and asset sales;

•	enter into sale-leaseback transactions;

•	change the nature of our business;

•	engage in certain transactions with affiliates and formation of subsidiaries;

•	issue common stock and preferred stock, subject to certain exceptions; and

The ABL Facility contains a fixed charge coverage ratio of 1.0 to 1.0 which only needs to be met if borrowing availability is less than $20.0 million.

Events of Default

Events of default under the ABL Facility include:

•	our failure to pay principal or interest when due or pay a reimbursement obligation on a letter of credit;

•	material breach of any representation or warranty;

•	covenant defaults;

•	cross defaults on other material indebtedness;

•	events of bankruptcy;

•	our change of control; and

•	other customary events of default.

The 9% Notes

On September 30, 2003, we issued the 9% Notes, which consisted of $125.0 million aggregate principal amount of our 9% Senior Subordinated Notes due 2010. On March 10, 2005, we exchanged the original 9% Notes for a new issue of substantially identical notes registered under the Securities Act.

Our payment obligations under the 9% Notes are guaranteed by our parent, QDI, and by all of our domestic subsidiaries (other than QD Capital, which is a co-issuer).

The 9% Notes are senior subordinated unsecured obligations ranking junior in right of payment to all of our existing and future senior debt, and all liabilities of our subsidiaries that do not guarantee the 9% Notes. In the event of liquidation, bankruptcy, insolvency or similar events, holders of senior debt, such as the lenders under the ABL Facility and holders of the Series A Notes and Series B Notes are entitled to receive payment in full in cash or cash equivalents before holders of the 9% Notes are entitled to receive any payments. No payments may be made on the 9% Notes if we default on the payment of senior debt, and payments on the 9% Notes may be blocked for up to 180 days if we default on the senior debt in some other way until such default is cured or waived. Interest on the 9% Notes is payable at the rate of 9% per annum and is payable semi-annually in cash on each May 15 and November 15. The 9% Notes will mature on November 15, 2010.

We have the right to redeem the 9% Notes in whole or in part from time to time on and after November 15, 2007 at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the twelve-month period commencing on November 15 of the year set forth below, plus, in each case, accrued and unpaid interest if any, to the date of redemption:

Year	Percentage
2008	102.25%
2009 and thereafter	100.00%

Upon a change of control, we are required to make an offer to purchase the 9% Notes at a purchase price equal to 101% of their principal amount, plus accrued interest.

The indenture pursuant to which the 9% Notes were issued contains covenants that, among other things, limit our, QDI’s and our subsidiary guarantors’ ability to:

•	incur additional indebtedness, including guarantees;

•	make investments and certain other restricted payments;

•	enter into transactions with affiliates;

•	pay dividends or distributions, or redeem or repurchase capital stock;

•	create liens on assets;

•	consummate certain asset sales; and

•	consolidate, merge or sell all or substantially all of our consolidated assets.

These covenants are subject to a number of important exceptions. In addition, the indenture governing the 9% Notes contains events of defaults that are substantially similar to those contained in the indenture governing the Series B Notes.

The Series A Notes and the Series B Notes

On January 28, 2005, we issued the Series A Notes, which consisted of $85 million aggregate principal amount of our Senior Floating Rate Notes due 2012. The offering and sale of the Series A Notes was not initially registered under the Securities Act. In September 2005, we exchanged the original Series A Notes for a new issue of substantially identical notes registered under the Securities Act. The terms of the exchange Series A Notes are substantially identical to the original Series A Notes, except that the Exchange Series A Notes are freely tradeable by persons who are not affiliated with us.

On December 18, 2007, we issued the Old Series B Notes, which consisted of $50 million aggregate principal amount of our Senior Floating Rate Notes due 2012. The offering and sale of the Old Series B Notes was not registered under the Securities Act.

Our payment obligations under the Series A Notes and the Series B Notes are guaranteed by our parent, QDI, and by all of our domestic subsidiaries (other than QD Capital, which is a co-issuer).

The Series A Notes and Series B Notes are general senior unsecured obligations of QD LLC and QD Capital, on a joint and several basis, ranking equal in right of payment with all existing and future senior obligations of QD LLC and QD Capital. The Series A Notes and Series B Notes are effectively subordinated to all existing and future secured debt of QD LLC, QD Capital and the guarantors, to the extent of the assets securing such debt, including indebtedness under the ABL Facility. The Series A Notes and the Series B Notes are also effectively subordinated to any debt, preferred stock obligations and other liabilities of our subsidiaries (other than QD Capital) that are not guarantors.

Interest on the Series A Notes and the Series B Notes is payable quarterly in cash in arrears on each January 15, April 15, July 15 and October 15. The Series A Notes and Series B Notes will mature on January 15, 2012.

We may redeem all or any portion of the Series A Notes or the Series B Notes upon not less than 30, nor more than 60, days’ notice at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the twelve-month period commencing on January 15 of the year set forth below, plus, in each case, accrued and unpaid interest, if any, to the date of redemption:

Year	Percentage
2008	101.00%
2009 and thereafter	100.00%

Upon a change of control, each holder of the Series A Notes or the Series B Notes will have the right to require that we purchase all or a portion of such holder’s notes at a purchase price equal to 101% of their principal amount, plus accrued interest to the date of purchase.

The indentures pursuant to which the Series A Notes and the Series B Notes were issued contain covenants that, among other things, limit our, QDI’s and our subsidiary guarantors’ ability to:

•	incur additional indebtedness, including guarantees;

•	make investments and certain other restricted payments;

•	enter into transactions with affiliates;

•	impose restrictions on the ability of our restricted subsidiaries to make certain payments to us and our other restricted subsidiaries;

•	create liens;

•	consummate certain asset sales; and

•	consolidate, merge or sell all or substantially all of our consolidated assets.

These covenants are subject to a number of important exceptions. See “Description of the Series B Notes” for additional information on the Series B Notes.

Boasso Note

Included in the aggregate purchase price of the Boasso acquisition was a $2.5 million 7% promissory note with a maturity date of December 18, 2009, for the benefit of a former Boasso shareholder. The shareholder has the right to demand payment on December 18, 2008. The Boasso Note is convertible into shares of QDI’s common stock following the first anniversary of the acquisition at the election of the holder at a price of $4.47 per share (the closing price of the shares reported on NASDAQ on the day before the acquisition). If the conversion option is exercised, we have the right, instead of issuing shares to pay the holder a cash amount equal to the number of shares of common stock into which the Boasso Note is then convertible multiplied by the 10-day trailing average closing price of QDI’s common stock plus any accrued and unpaid interest.

DESCRIPTION OF THE SERIES B NOTES

The Old Series B Notes were, and the Exchange Series B Notes will be, issued under an indenture among Quality Distribution, LLC, QD Capital Corporation, the Guarantors and The Bank of New York Trust Company, N.A., as trustee. All references in this “Description of the Series B Notes” to QD LLC are limited solely to QD LLC and do not include QD Capital or any of QD LLC’s other subsidiaries.

On December 18, 2007, we issued $50,000,000 aggregate principal amount at maturity of Old Series B Notes under the indenture. The terms of the Exchange Series B Notes are identical in all material respects to the Old Series B Notes, except the Exchange Series B Notes will not contain transfer restrictions and holders of Exchange Series B Notes will no longer have any registration rights or be entitled to any additional interest. The Bank of New York Trust Company, N.A., as trustee under the indenture, will authenticate and deliver Exchange Series B Notes for original issue only in exchange for a like principal amount of Old Series B Notes. Any Old Series B Notes that remain outstanding after the consummation of the exchange offer covered by this prospectus, together with the Exchange Series B Notes, will be treated as a single class of securities under the indenture. Accordingly, all references in this section to specified percentages in aggregate principal amount of the outstanding Exchange Series B Notes shall be deemed to mean, at any time after the exchange offer is consummated, such percentage in aggregate principal amount of the Old Series B Notes and Exchange Series B Notes then outstanding.

The following description is a summary of the material provisions of the indenture. It does not restate the terms of the indenture in their entirety. We urge that you carefully read the indenture and the Trust Indenture Act of 1939 (the “TIA”), because the indenture and the TIA, and not this description, govern your rights as holders of the Series B Notes. A copy of the indenture may be obtained from QD LLC. We have filed the indenture as an exhibit to the registration statement of which this prospectus is a part. The definitions of certain capitalized terms used in the following summary are set forth below under “—Certain Definitions.”

General

The Series B Notes are, and will be, general senior unsecured obligations of QD LLC and QD Capital, on a joint and several basis, ranking equal in right of payment with all existing and future senior obligations of QD LLC and QD Capital, including the Series A Notes. The Series B Notes are, and will be, effectively subordinated to all existing and future secured debt of QD LLC, QD Capital and the Guarantors to the extent of the assets securing such debt, including the indebtedness under the ABL Facility. The Series B Notes will also be effectively subordinated to any debt, preferred stock obligations and other liabilities of Subsidiaries of QD LLC (other than QD Capital) that are not Guarantors. As of December 31, 2007, QD Capital and the Guarantors had approximately $89.4 million of secured indebtedness, consisting of debt under the ABL Facility and capital lease obligations, and had approximately $52.1 million in availability under the ABL Facility.

The trustee will act as the initial paying agent and registrar for the Series B Notes. You may present your Old Series B Notes for registration of transfer and exchange at the offices of the registrar, which initially will be the trustee’s corporate trust office. The Series B Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples of $1,000. See “Book-Entry, Delivery and Form.” QD LLC and QD Capital may change any paying agent and registrar without prior notice.

QD LLC and QD Capital will pay principal (and premium, if any) on the Series B Notes at the trustee’s corporate office in New York, New York. At QD LLC’s and QD Capital’s option, interest may be paid at the trustee’s corporate trust office or by check mailed to the registered address of holders.

Terms of the Notes

The Series B Notes will mature on January 15, 2012. Without the consent of any holder, additional Senior Floating Rate Notes due 2012 in an unlimited amount may be issued under the indenture from time to time, subject to the limitations set forth under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness.” The Series B Notes and any additional senior floating rate notes due 2012 subsequently issued will be treated as a single class for all purposes under the indenture.

The Series B Notes bear interest at a rate per annum, reset quarterly, equal to LIBOR plus 4.50%, as determined by the calculation agent (the “Calculation Agent”), which initially will be the trustee for the Series B Notes. Interest will be payable quarterly in cash in arrears on each January 15, April 15, July 15 and October 15, to the persons who are registered holders at the close of business on the January 1, April 1, July 1 and October 1 immediately preceding the applicable interest payment date. Interest on the Series B Notes will accrue from December 18, 2007 and will be payable commencing January 15, 2008.

The Series B Notes are not entitled to the benefit of any mandatory sinking fund.

Set forth below is a summary of certain of the defined terms used in connection with the determination of interest on the Series B Notes.

“Determination Date,” with respect to an Interest Period, will be the second London Banking Day preceding the first day of the Interest Period.

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, except that, with respect to the Series B Notes, the first Interest Period shall commence on and include the date of issuance and end on and include January 14, 2008.

“LIBOR,” with respect to an Interest Period, means the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in United States dollars for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in United States dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.

“London Banking Day” is any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Representative Amount” means a principal amount of not less than US$1,000,000 for a single transaction in the relevant market at the relevant time.

“Telerate Page 3750” means the display designated as “Page 3750” on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service).

The amount of interest for each day that the Series B Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Series B Notes. The amount of interest to be paid on the Series B Notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or ..0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the Series B Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

Optional Redemption

QD LLC and/or QD Capital may redeem all or any portion of the Series B Notes upon not less than 30 nor more than 60 days’ notice at 10% of the principal amount outstanding on or before January 14, 2009, and, thereafter, at 100% of the principal amount outstanding, plus, in each case, accrued and unpaid interest, if any, to the date of redemption.

Selection and Notice of Redemption

If less than all of the Series B Notes are to be redeemed at any time, the trustee will select those Series B Notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the Series B Notes are listed or, if the Series B Notes are not then listed on a national securities exchange, on a proportional basis, by lot or by such method as the trustee considers fair and appropriate. However, the Series B Notes with a principal amount of $1,000 or less may only be redeemed in full.

Notice of redemption must be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Series B Notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount to be redeemed. A new note in a principal amount equal to the unredeemed portion will be issued in the name of the holder upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on those Series B Notes, or portions thereof, called for redemption if QD LLC and/or QD Capital have deposited with the paying agent the funds needed to pay the applicable redemption price. See “Book-Entry, Delivery and Form.”

Guarantees

Each Guarantor unconditionally guarantees, on an unsecured senior basis, jointly and severally, to each holder of Series B Notes and the trustee, the full and prompt performance of QD LLC’s and QD Capital’s obligations under the indenture and the Series B Notes, including the payment of principal of and interest on the Series B Notes. The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the indenture, will result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

Each Guarantor may consolidate with or merge into or sell its assets to QD LLC or another Guarantor without limitation, or with other Persons upon the terms and conditions set forth in the indenture. See “—Merger, Consolidation and Sale of Assets.” In the event all of the Capital Stock of a Guarantor is disposed of by QD LLC, whether by merger, consolidation, sale or otherwise, and the disposition is not in violation of the provisions set forth in “—Certain Covenants—Limitation on Asset Sales,” the Guarantor’s Guarantee will be released. In addition, upon the designation of a Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in compliance with the indenture, such Guarantor’s Guarantee will be released.

QDI will be a Guarantor of the Series B Notes but since QDI is currently a holding company with no significant operations, the Guarantee by QDI provides little, if any, additional credit support for the Series B Notes, and you should not rely on the Guarantee by QDI in evaluating an investment in the Series B Notes. In addition, except in certain limited circumstances, the restrictive covenants contained in the indenture will not apply to QDI.

Change of Control

The indenture provides that upon the occurrence of a Change of Control, each holder will have the right to require that QD LLC and/or QD Capital purchase all or a portion of such holder’s Series B Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount plus accrued interest to the date of purchase. Notwithstanding the occurrence of a Change of Control, QD LLC and/or QD Capital will not be obligated to repurchase the Series B Notes under this covenant if QD LLC and/or QD Capital have exercised their right to redeem all the Series B Notes under the terms of the section titled “—Optional Redemption.”

The indenture provides that, prior to the mailing of the notice referred to below, but in any event within 30 days following any Change of Control, QD LLC and QD Capital covenant to:

•

repay in full all Obligations, and terminate all commitments, under the Credit Agreement or offer to repay in full all Obligations, and terminate all commitments, under the Credit Agreement and to repay the Obligations owed to (and terminate all commitments of) each lender which has accepted such offer; or

•	obtain consents required under the Credit Agreement to permit the repurchase of the Series B Notes as provided below.

QD LLC and QD Capital will first comply with the covenant in the immediately preceding sentence before they are required to either repurchase Series B Notes or send the notice pursuant to the provisions described below. QD LLC’s and QD Capital’s failure to comply with the covenant described in the second preceding sentence (and any failure to send the notice referred to in the succeeding paragraph as a result of the prohibition in the second preceding sentence) may (with notice and lapse of time) constitute an Event of Default described in clause (3), but shall not constitute an Event of Default described in clause (2) under “—Events of Default” below.

Within 30 days following the date upon which the Change of Control occurred, QD LLC and QD Capital will send, by first-class mail, a notice to each holder, with a copy to the trustee, which notice shall govern the terms of the Change of Control Offer. The notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date the notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). Holders electing to have a note purchased pursuant to a Change of Control Offer must surrender the note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

QD LLC and QD Capital will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by QD LLC and QD Capital and purchases all Series B Notes validly tendered and not withdrawn under such Change of Control Offer.

If QD LLC and/or QD Capital make a Change of Control Offer, there can be no assurance that QD LLC and/or QD Capital will have available funds sufficient to pay the Change of Control purchase price for all the Series B Notes that might be delivered by holders seeking to accept the Change of Control Offer. In the event QD LLC and/or QD Capital are required to purchase outstanding Series B Notes pursuant to a Change of Control Offer, QD LLC and QD Capital expect that QD LLC and/or QD Capital would seek third party financing to the extent QD LLC and QD Capital lack available funds to meet their purchase obligations. However, there can be no assurance that QD LLC and/or QD Capital would be able to obtain such financing.

A Change of Control will be an Event of Default under the Credit Agreement, upon which event all amounts outstanding under that Credit Agreement shall, unless otherwise agreed by the required lenders thereunder, become due and payable. There can be no assurance in the event of a Change of Control that QD LLC and/or QD Capital would be able to obtain the necessary consents from the lenders under the Credit Agreement to waive such default or consummate a Change of Control Offer.

The trustee may not waive the covenant relating to a holder’s right to redemption upon a Change of Control. However, the covenant and other provisions contained in the indenture relating to the obligation to make a Change of Control Offer may be waived or modified with the written consent of the holders of a majority in principal amount of the Series B Notes. Restrictions described in the indenture on the ability of QD LLC and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of QDI or QD LLC, whether favored or opposed by QD LLC’s management. Consummation of any such transaction may require redemption or repurchase of the Series B Notes, and there can be no assurance that QD LLC or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may make more difficult or discourage any leveraged buyout of QD LLC or any of its Restricted Subsidiaries by QD LLC’s management. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the indenture may not afford you protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

QD LLC and QD Capital will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Series B Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the indenture, QD LLC and QD Capital will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the “Change of Control” provisions of the indenture by so doing.

The definition of “Change of Control” includes, among other transactions, a disposition of “all or substantially all” of QD LLC’s property and assets. With respect to the disposition of property or assets, the phrase “all or substantially all” as used in the indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person, and therefore it may be unclear whether a Change of Control has occurred and whether QD LLC and QD Capital are required to make a Change of Control Offer.

Certain Covenants

The indenture contains, among others, the following covenants:

Limitation on Incurrence of Additional Indebtedness

QD LLC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”), any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, QD LLC and its Restricted Subsidiaries may incur Indebtedness (including, without limitation, Acquired Indebtedness) if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, QD LLC’s Consolidated Fixed Charge Coverage Ratio is (i) greater than 2.0 to 1.0 at any time on or prior to the 18 calendar month anniversary of the Issue Date, (ii) greater than 2.1 to 1.0 at any time thereafter and on or prior to the 30 calendar month anniversary of the Issue Date and (ii) thereafter, greater than 2.2 to 1.0; provided that the amount of Indebtedness (other than Acquired Indebtedness) that may be incurred in reliance on the preceding proviso by QD LLC’s Restricted Subsidiaries (other than QD Capital) that have not Guaranteed the Series B Notes in compliance with the covenant described under “—Certain Covenants—Limitation on Issuances of Guarantees by Restricted Subsidiaries” or “—Certain Covenants—Future Guarantors” shall not exceed $20.0 million at any one time outstanding.

QD LLC will not, and will not permit QD Capital or any Guarantor to, directly or indirectly, incur any Indebtedness that by its terms (or by the terms of any agreement governing such Indebtedness) is expressly subordinated in right of payment to any other Indebtedness of QD LLC, QD Capital or such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Series B Notes or the applicable Guarantee, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of QD LLC, QD Capital or such Guarantor, as the case may be. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of QD LLC, QD Capital or any Guarantor solely by virtue of such Indebtedness being unsecured or by virtue of the fact that the holders of such Indebtedness have entered into one or more intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Limitation on Restricted Payments

QD LLC will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly,

•

declare or pay any dividend or make any distribution (other than dividends or distributions payable in its Qualified Capital Stock) on or in respect of shares of Quality Distribution LLC’s Capital Stock to holders of that Capital Stock;

•	purchase, redeem or otherwise acquire or retire for value any of its Capital Stock or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

•

make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any of its Indebtedness that is subordinate or junior in right of payment to the Series B Notes or any Guarantee (other than Indebtedness described in clause (7) of the definition of “Permitted Indebtedness”); or

•	make any Investment (other than Permitted Investments) (each of the actions listed above being referred to as a “Restricted Payment”),

if at the time of such Restricted Payment or immediately after giving effect thereto:

(1) a Default or an Event of Default shall have occurred and be continuing; or

(2) QD LLC is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenants described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness”; or

(3) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made after the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by its Board of Directors) exceeds the sum of:

(a) 50% of QD LLC’s cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) earned after December 31, 2007 and on or prior to the date the Restricted Payment is made (the “Reference Date”) (treating such period as a single accounting period); plus

(b) 100% of the aggregate Net Cash Proceeds and the fair market value, as determined in good faith by QD LLC’s Board of Directors, of property other than cash received by it from any Person (other than a Subsidiary of QD LLC) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of its Qualified Capital Stock (other than Excluded Contributions); plus

(c) without duplication of any amounts included in clause (3)(b) above, 100% of the aggregate Net Cash Proceeds of any equity contribution received by it from a holder of QD LLC’s Capital Stock (other than Excluded Contributions) after the Issue Date and on or prior to the Reference Date; plus

(d) the amount by which Indebtedness of QD LLC or that of any of QD LLC’s Restricted Subsidiaries is reduced on QD LLC’s consolidated balance sheet upon the conversion or exchange after the Issue Date of any of its Indebtedness or any Indebtedness of its Restricted Subsidiaries incurred after the Issue Date into or for Qualified Capital Stock; plus

(e) without duplication, the sum of:

(I)	the aggregate amount returned in cash on or with respect to Investments (other than Permitted Investments) made after the Issue Date whether through interest payments, principal payments, dividends or other distributions or payments;

(II)	the net cash proceeds received by QD LLC or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Subsidiary of QD LLC); and

(III)	upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary (valued in each case as provided in the definition of “Investment”);

provided, however, that the sum of clauses (I), (II) and (III) above will not exceed the aggregate amount of all such Investments made by QD LLC or any Restricted Subsidiary in the relevant Person or Unrestricted Subsidiary after the Issue Date.

However, the provisions set forth in the immediately preceding paragraph do not prohibit:

(1) the payment of any dividend or other distribution within 60 days after the date of declaration of that dividend or other distribution if the dividend or other distribution would have been permitted on the date of declaration;

(2) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of QD LLC’s Capital Stock, either (a) solely in exchange for shares of Qualified Capital Stock of QD LLC or Qualified Capital Stock of QDI or (b) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of QD LLC) of shares of QD LLC’s Qualified Capital Stock or, to the extent the proceeds are contributed by QDI to QD LLC, from the shares of Capital Stock of QDI;

(3) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Indebtedness of QD LLC or a Guarantor that is subordinate or junior in right of payment to the Series B Notes or a Guarantee either:

(a) solely in exchange for shares of Qualified Capital Stock of QD LLC or QDI, or

(b) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of QD LLC) of:

•	shares of Qualified Capital Stock of QD LLC or QDI; or

•	Refinancing Indebtedness;

(4) if no Default or Event of Default shall have occurred and be continuing, repurchases by QD LLC or any Restricted Subsidiary of QD LLC of, or dividends, distributions or advances to QDI to allow QDI to repurchase (and/or to make payments on Series B Notes previously issued by QDI representing the consideration for the previous repurchase of), securities of QDI or QD LLC from employees, managers, directors or consultants of QDI, QD LLC or any Subsidiary of QD LLC or their authorized representatives

(i) upon the death, disability or termination of employment of such employees, managers, directors or consultants or to the extent required pursuant to employee benefit plans, employment agreements or consulting agreements;

(ii) pursuant to any other agreement with such employees, managers, directors or consultants of QDI, QD LLC or any Subsidiary of QD LLC, in an aggregate amount not to exceed $2.5 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding years subject to a maximum of $5.0 million in any calendar year), provided that the cancellation of Indebtedness owing to QDI, QD LLC or any Restricted Subsidiary of QD LLC from such employees, managers, directors or consultants of QD LLC or any of QD LLC’s Restricted Subsidiaries in connection with a repurchase of QD LLC’s Capital Stock will not be deemed to constitute a Restricted Payment under the indenture; or

(iii) to the extent required pursuant to the Option Plan;

(5) the declaration and payment of dividends to holders of any class or series of QD LLC’s Preferred Stock; provided that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Preferred Stock, after giving effect to such issuance on a pro forma basis, QD LLC would have been able to incur at least $1.00 of Indebtedness (other than Permitted Indebtedness) under the covenant described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness”;

(6) the payment of dividends on QD LLC’s Common Stock (or dividends, distributions or advances to QDI to allow QDI to pay dividends on QDI’s Common Stock), following any public offering of QD LLC’s Common Stock (or of QDI’s Common Stock) after the Issue Date, of:

•	in the case of any public offering of QD LLC’s Common Stock, up to 6% per annum of the net proceeds received by us in such public offering, or

•

in the case of any public offering of QDI’s Common Stock, up to 6% per annum of the amount contributed to QD LLC by QDI from the proceeds received by QDI from such offering, other than, in each case, public offerings with respect to QD LLC’s Common Stock (or of QDI’s Common Stock) registered on Form S-8 (or any successor form);

(7) other Restricted Payments made after the Issue Date in an aggregate amount not to exceed $10.0 million;

(8) if no Default or Event of Default shall have occurred and be continuing, payments or distributions to, or dividends, distributions or advances to QDI to allow QDI to make payments or distributions to, dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of QD LLC’s property and assets;

(9) Investments that are made with Excluded Contributions;

(10) repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities, to the extent such Capital Stock represents a portion of the consideration for such exercise;

(11) payment of dividends, other distributions or other amounts by QD LLC to QDI in amounts required for QDI to pay (x) reasonable fees and compensation incurred by QDI in respect of services provided by officers, managers or other employees of QDI in the ordinary course of business with respect to the operations and business of QD LLC and its Subsidiaries and (y) franchise taxes and other fees required to maintain its existence and provide for all other operating costs of QDI incurred by QDI in the ordinary course of business, either for its own benefit or for the benefit of QD LLC or its Subsidiaries, including, without limitation, in the case of clause (y), in respect of directors’ fees and expenses, administrative, legal and accounting services provided by third parties and other costs and expenses, including all costs and expenses with respect to filings with the SEC or furnishing to holders of the securities of QD LLC the information to be provided pursuant to Rule 144A under the Securities Act, provided that in no event shall the amount dividended or otherwise distributed pursuant to clause (y) of this clause (11) exceed $2.5 million in any fiscal year;

(12) the acquisition of any shares of QD LLC’s Disqualified Capital Stock either:

•	solely in exchange for shares of QD LLC’s Disqualified Capital Stock or Capital Stock of QDI or

•

through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of QD LLC) of shares of QD LLC’s Disqualified Capital Stock or, to the extent the proceeds are contributed by QDI to QD LLC, from shares of Capital Stock of QDI;

(13) any purchase or redemption of Indebtedness that ranks junior to the Series B Notes utilizing any Net Cash Proceeds remaining after QD LLC has complied with the requirements of the covenants described under “—Certain Covenants—Limitation on Asset Sales” and “Change of Control”;

(14) the payment of dividends, other distributions or amounts by QD LLC to QDI in amounts required to pay the tax obligations of QDI or any of its direct or indirect parents that are attributable to the income of QD LLC and its Subsidiaries by virtue of (i) QD LLC being a pass-through entity for federal or state income tax purposes or (ii) the inclusion of such income in a consolidated or combined or similar tax group of which QDI is the common parent, provided that:

•

the amount of dividends paid pursuant to this clause (14) to enable QDI or any of its direct or indirect parents to pay Federal and state income taxes at any time will not exceed the amount of such Federal and state income taxes actually owing by QDI or any of its direct or indirect parents at such time for the respective period (excluding any tax liability of QDI or any of its direct or indirect parents not attributable to QD LLC or its Subsidiaries) and

•

any refunds received by or on behalf of QDI or any of its direct or indirect parents attributable to QD LLC and its Subsidiaries shall promptly be returned by QDI or any of its direct or indirect parents to QD LLC;

(15) if no Default or Event of Default shall have occurred and be continuing, payments of cash, or dividends, distributions or advances to QDI to allow QDI to make payments of cash, in lieu of the issuance of fractional shares upon the exercise of warrants or upon the conversion or exchange of, or issuance of Capital Stock in lieu of cash dividends on, any Capital Stock of QDI, QD LLC or any Restricted Subsidiary, which in the aggregate do not exceed $5.0 million;

(16) so long as no Default or Event of Default shall have occurred and be continuing, the payment of dividends, distributions or other amounts by QD LLC to QDI in amounts required for QDI to pay cash interest as and when due on the Shareholder Subordinated Notes (or any Indebtedness that Refinances such notes) then outstanding; provided that the amount payable by QD LLC pursuant to this clause (16) shall not exceed the amount necessary to pay the cash interest owing with respect to the Shareholder Subordinated Notes (or any Indebtedness that Refinances such notes);

(17) so long as no Default or Event of Default shall have occurred and be continuing, the payment of dividends, distributions or other amounts by QD LLC to QDI in amounts required for QDI to pay cash interest as and when due on the Convertible Subordinated Notes (or any Indebtedness that Refinances such notes) then outstanding; provided that the amount payable by QD LLC pursuant to this clause (17) shall not exceed the amount necessary to pay the cash interest owing with respect to the Convertible Subordinated Notes (or any Indebtedness that Refinances such notes); or

(18) the purchase, defeasance, redemption, repayment or other acquisition or retirement for value by QD LLC or any Restricted Subsidiary of QD LLC of Indebtedness that is subordinated in right of payment to the Series B Notes or any Guarantee, so long as immediately after giving effect to such transaction on a pro forma basis (including the incurrence of any Indebtedness in connection therewith): (i) no Default or Event of Default shall have occurred and be continuing; and (ii) the Consolidated Senior Leverage Ratio of QD LLC does not exceed 3.0 to 1.0.

In determining the aggregate amount of Restricted Payments made after the Issue Date in accordance with clause (3) of the first paragraph of this covenant, amounts expended pursuant to clauses (1), (2)(b), (3)(b) (with respect to Qualified Capital Stock of QD LLC), (4), (5), (6), (7),(8), (13) and (15) will be included in the calculation.

Notwithstanding anything to the contrary contained in the indenture, in no event may QD LLC or any of its Restricted Subsidiaries Refinance any Indebtedness that is subordinated in right of payment to the Series B Notes or the applicable guarantees unless such refinancing Indebtedness is subordinated in right of payment to the Series B Notes or the guarantees at least to the same extent.

The amount of all Restricted Payments other than cash shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by QD LLC or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Not later than the date of making any Restricted Payment, QD LLC will deliver to the trustee an officers’ certificate stating that such Restricted Payment complies with the indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon QD LLC’s latest available internal quarterly financial statements.

Limitation on Asset Sales

QD LLC will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) QD LLC or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by QD LLC’s senior management or, in the case of an Asset Sale in excess of $5.0 million, its Board of Directors);

(2) at least 75% of the consideration received by QD LLC or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of:

•	cash or Cash Equivalents,

•	properties and assets to be owned by QD LLC or any of QD LLC Restricted Subsidiaries and used in a Permitted Business, or

•	Capital Stock in one or more Persons engaged in a Permitted Business that are or thereby become Restricted Subsidiaries of QD LLC,

and, in each case, such consideration is received at the time of such disposition; provided that the amount of

•

any liabilities (as shown on QD LLC’s or such Restricted Subsidiary’s most recent balance sheet) of QD LLC or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Series B Notes or any Guarantee of a Guarantor) that are assumed by the transferee of any such assets, and

•

any notes or other securities received by QD LLC or any such Restricted Subsidiary from such transferee that are converted by QD LLC or such Restricted Subsidiary into cash within 180 days after such Asset Sale (to the extent of the cash received in the conversion) shall be deemed to be cash for the purposes of this provision only; and

(3) upon the consummation of an Asset Sale, QD LLC will apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either:

(a) to permanently reduce any Indebtedness that is secured by a Lien permitted under the Indenture, including Indebtedness under the Credit Agreement, or any Indebtedness of a Restricted Subsidiary that is not a Guarantor and, in the case of any such Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility (or effect a permanent reduction in the availability under such revolving credit facility regardless of the fact that no prepayment is required);

(b) to make an investment

•	in properties and assets that replace the properties and assets that were the subject of such Asset Sale,

•	in properties and assets that will be used by QD LLC or a Restricted Subsidiary in a Permitted Business or

•	permitted by clause (1) of the definition of “Permitted Investments” (collectively, “Replacement Assets”); or

(c) a combination of prepayment and investment permitted by the foregoing clauses (3)(a) and (3)(b).

Pending the final application of the Net Cash Proceeds, QD LLC and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Cash Proceeds in any manner not prohibited by the indenture.

On the 361st day after an Asset Sale or such earlier date, if any, as the senior management or the Board of Directors of QD LLC or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a), (3)(b) and (3)(c) of the next preceding paragraph (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a), (3)(b) and (3)(c) of the next preceding paragraph (each a “Net Proceeds Offer Amount”) shall be applied by QD LLC or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all holders on a pro rata basis, that amount of Series B Notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Series B Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if QD LLC so elects or is required by the terms of any Indebtedness that ranks pari passu with the Series B Notes, such Net Proceeds Offer may be made ratably to purchase the Series B Notes and such other Indebtedness of QD LLC that ranks pari passu with the Series B Notes.

If at any time any non-cash consideration received by QD LLC or any Restricted Subsidiary of QD LLC, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder as of the date of such conversion or disposition and the Net Cash Proceeds thereof will be applied in accordance with this covenant.

QD LLC may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $10.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $10.0 million, shall be applied as required pursuant to the second preceding paragraph).

In the event of the transfer of substantially all (but not all) of the property and assets of QD LLC and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under “—Merger, Consolidation and Sale of Assets,” which transaction does not constitute a Change of Control, the successor corporation shall be deemed to have sold the properties and assets of QD LLC and its Restricted Subsidiaries not so transferred for purposes of this covenant and shall comply with the provisions of clause (3) of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of QD LLC or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

Notice of each Net Proceeds Offer will be mailed to the record holders as shown on the register of holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the trustee, and will comply with the procedures set forth in the indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their Series B Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent holders properly tender Series B Notes in an amount exceeding the Net Proceeds Offer Amount, Series B Notes of tendering holders will be purchased on a pro rata basis (based on amounts tendered). To the extent that the aggregate amount of the Series B Notes tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, QD LLC may use such excess Net Proceeds Offer Amount for general corporate purposes or for any other purposes not prohibited by the indenture. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero. A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

QD LLC will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Series B Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the indenture, QD LLC shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Asset Sale” provisions of the indenture by virtue thereof. The covenant and other provisions contained in the indenture relating to QD LLC’s obligation to make a Net Proceeds Offer may be waived or modified with the written consent of the holders of a majority in principal amount of the Series B Notes.

Limitations on Dividend and Other Payment Restrictions Affecting Subsidiaries

QD LLC will not, and will not cause or permit any of its Restricted Subsidiaries (other than a Restricted Subsidiary that has executed a Guarantee) to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of QD LLC to:

(a) pay dividends or make any other distribution on or in respect of its Capital Stock (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(b) make loans or advances or to pay any Indebtedness or other obligation owed to QD LLC or any other Restricted Subsidiary of QD LLC; or

(c) transfer any of its property or assets to QD LLC or any other of QD LLC’s Restricted Subsidiaries,

except for such encumbrances or restrictions existing under or by reason of:

(1) applicable law, rule, regulation, order, grant or governmental permit;

(2) the indenture;

(3) the Credit Agreement;

(4) customary non-assignment provisions of any contract, license or any lease of any of QD LLC’s Restricted Subsidiaries;

(5) any agreement or instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(6) agreements or instruments existing or entered into on the Issue Date to the extent and in the manner such agreements or instruments were in effect on such date;

(7) purchase money obligations for property acquired in the ordinary course of business or Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(8) contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Restricted Subsidiary of QD LLC pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary;

(9) secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness” and “—Certain Covenants—Limitation on Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(10) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(11) customary net worth and restrictions on transfer, assignment or subletting provisions contained in leases and other agreements entered into by QD LLC or any Restricted Subsidiary of QD LLC;

(12) any restriction in any agreement or instrument of a Receivables Subsidiary governing a Qualified Receivables Transaction;

(13) any agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (1), (2) and (5) through (12) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness, taken as a whole, are no less favorable to QD LLC or the respective Restricted Subsidiary in any material respect as determined by QD LLC’s Board of Directors in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in the agreements referred to in such clauses; or

(14) any agreement governing Indebtedness permitted to be incurred pursuant to the covenant described under “—Certain Covenants—Limitation on Incurrence on Additional Indebtedness”; provided that the provisions relating to such encumbrance or restriction contained in such Indebtedness, taken as a whole, are no less favorable to QD LLC or the respective Restricted Subsidiary in any material respect as determined by its Board of Directors in its reasonable and good faith judgment than the provisions contained in the Credit Agreement or in the indenture as in effect on the Issue Date.

Limitation on Issuances of Guarantees by Restricted Subsidiaries

QD LLC will not permit any of its Domestic Restricted Subsidiaries, directly or indirectly, to guarantee any of QD LLC’s Indebtedness under the Credit Agreement (“Guaranteed Indebtedness”), unless (1) such Domestic Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for an unsecured senior Guarantee of payment of the Series B Notes by such Domestic Restricted Subsidiary, and (2) such Domestic Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of any rights of reimbursement, indemnity or subrogation or any other rights against QD LLC or any other Domestic Restricted Subsidiary of QD LLC as a result of any payment by such Domestic Restricted Subsidiary under its Guarantee so long as any Series B Notes remain outstanding.

Notwithstanding the foregoing or the covenant set forth below under “—Future Guarantors,” any Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon

•

any sale, exchange or transfer, to any Person not an Affiliate of QD LLC, of all of QD LLC’s and each of its Restricted Subsidiary’s Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the indenture),

•	the release or discharge of the guarantee, if any, which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee, or

•	the designation of such Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the provisions of the indenture.

Future Guarantors

If QD LLC organizes or acquires any Domestic Restricted Subsidiary (each, a “New Domestic Restricted Subsidiary”) that, after giving pro forma effect to the acquisition or organization of such New Domestic Restricted Subsidiary or Subsidiaries (if applicable), together with each other New Domestic Restricted Subsidiary that has not theretofore become a Guarantor, has consolidated assets or Consolidated EBITDA which exceeds 5 percent of the total consolidated assets, as of the end of the most recently completed fiscal quarter for which financial statements are internally available, or total Consolidated EBITDA, for the most recent preceding four fiscal quarters for which financial statements are internally available, of QD LLC and its Restricted Subsidiaries, QD LLC will cause each New Domestic Restricted Subsidiary to promptly execute and deliver to the trustee a supplemental indenture to the indenture providing for an unsecured senior Guarantee of payment of the Series B Notes by such New Domestic Restricted Subsidiary.

Thereafter, such New Domestic Restricted Subsidiary shall be a Guarantor for all purposes of the indenture.

Limitations on Liens

QD LLC will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien of any kind against or upon any property or assets of QD LLC or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after such date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless:

(1) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment of the Series B Notes, the Series B Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

(2) in all other cases, the Series B Notes are equally and ratably secured, except for the following Liens which are expressly permitted:

(a) Liens existing as of January 28, 2005;

(b) Liens securing Indebtedness under the Credit Agreement incurred pursuant to clauses (2), and/or (10) of the definition of “Permitted Indebtedness”;

(c) Liens securing the Series B Notes or any Guarantee, if any;

(d) Liens in favor of QD LLC or a Wholly Owned Restricted Subsidiary of QD LLC on assets of any of its Restricted Subsidiaries;

(e) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness (including, without limitation, Acquired Indebtedness) which has been secured by a Lien permitted under the indenture and which has been incurred in accordance with the provisions of the indenture; provided, however, that such Liens:

(I) are no less favorable to holders of the Series B Notes and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and

(II) do not extend to or cover any property or assets of QD LLC or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced;

(f) Liens securing Indebtedness of QD LLC’s Restricted Subsidiaries that are not Guarantors so long as such indebtedness is otherwise permitted under the indenture;

(g) Liens securing Indebtedness (other than Indebtedness that is subordinated in right of payment to the Series B Notes or any Guarantee) in an amount that does not exceed the maximum principal amount of Indebtedness that could be incurred on the date of the incurrence of such Indebtedness, such that after giving pro forma effect to the incurrence thereof and the application of proceeds thereof, the Consolidated Senior Secured Leverage Ratio of QD LLC does not exceed 3.25 to 1.0; and

(h) Permitted Liens.

Limitations on Transactions with Affiliates

(1) QD LLC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an “Affiliate Transaction”), other than

•	Affiliate Transactions permitted under paragraph (2) below and

•

Affiliate Transactions on terms that are no less favorable than those that could reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of QD LLC or such Restricted Subsidiary.

All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $2.0 million shall be approved by QD LLC’s Board of Directors, such approval to be evidenced by a Board Resolution stating that each such Board of Directors has determined that such transaction complies with the foregoing provisions. If QD LLC or any of its Restricted Subsidiaries enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $10.0 million, QD LLC or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to QD LLC or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the trustee.

(2) The restrictions set forth in clause (1) shall not apply to:

(a) reasonable fees and compensation paid to and indemnity provided on behalf of officers, managers, directors, employees or consultants of QD LLC or any Restricted Subsidiary of QD LLC as determined in good faith by the Board of Directors of QD LLC;

(b) transactions exclusively between QD LLC and any of its Restricted Subsidiaries or exclusively among such Restricted Subsidiaries; provided such transactions are not otherwise prohibited by the indenture;

(c) any agreement as in effect or entered into as of the Issue Date or any amendment thereto or any replacement agreement thereto or any transaction contemplated thereby so long as any such amendment or replacement agreement is not more disadvantageous to the holders in any material respect than the original agreement as in effect on the Issue Date;

(d) Restricted Payments and Permitted Investments permitted by the indenture;

(e) transactions in which QD LLC or any of its Restricted Subsidiaries, as the case may be, delivers to the trustee a letter from an Independent Financial Advisor stating that such transaction is fair to QD LLC or such Restricted Subsidiary from a financial point of view or meets the requirements of the first sentence of paragraph (1) above;

(f) the issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans or similar employee benefit plans approved by the Boards of Directors of QD LLC in good faith and loans to employees of QD LLC and its Subsidiaries which are approved by the Board of Directors of QD LLC in good faith;

(g) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case on ordinary business terms and otherwise in compliance with the terms of the indenture, which are fair to QD LLC or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of QD LLC or the senior management thereof, or are on terms at least as favorable as could reasonably have been obtained at such time from an unaffiliated party;

(h) any contribution to QD LLC’s capital by QDI or any sales of QD LLC’s Capital Stock to QDI; and

(i) any tax-sharing agreement or arrangement and payments pursuant thereto among QD LLC and its Subsidiaries and any other Person with which QD LLC or any of its Subsidiaries is required or permitted to file a consolidated tax return or with which QD LLC or any of its Restricted Subsidiaries is or could be part of a consolidated group for tax purposes in amounts not otherwise prohibited by the indenture.

Reports to Holders

The indenture provides that, whether or not required by the rules and regulations of the SEC, so long as any Series B Notes are outstanding, QD LLC will file a copy of the following information and reports with the SEC for public availability (unless the SEC will not accept such a filing) and will furnish to the holders of Series B Notes and to securities analysts and prospective investors, upon their written request:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if QD LLC were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of QD LLC and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by QD LLC’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if QD LLC were required to file such reports, in each case within the time periods specified in the SEC’s rules and regulations.

In addition, whether or not required by the rules and regulations of the SEC, we will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon written request to us.

In addition, we have agreed that, for so long as any Series B Notes remain outstanding, we will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, so long as QDI is a Guarantor, the information and reports required to be filed and provided as described above may be those of QDI, rather than QD LLC, so long as such filing would satisfy the requirements of the Exchange Act and the regulations promulgated thereunder.

Merger, Consolidation and Sale of Assets

QD LLC will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of QD LLC to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of its assets (determined on a consolidated basis for QD LLC and its Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(1) either (a) QD LLC shall be the surviving or continuing corporation, partnership, trust or limited liability company or (b) the Person (if other than QD LLC) formed by such consolidation or into which QD LLC is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of QD LLC, and of its Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(x) shall be a corporation, partnership, trust or limited liability company organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

(y) shall expressly assume, by supplemental indenture (in form and substance reasonably satisfactory to the trustee), executed and delivered to the trustee, the due and punctual payment of the principal of and premium, if any, and interest on all of the Series B Notes and the performance of every covenant of the Series B Notes and the indenture on the part of QD LLC to be performed or observed;

(2) immediately after giving effect to such transaction on a pro forma basis and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), QD LLC, or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness”;

(3) immediately before and immediately after giving effect to such transaction on a pro forma basis and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred or repaid and any Lien granted or to be released in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

(4) QD LLC, or the Surviving Entity, as the case may be, shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the indenture and that all conditions precedent in the indenture relating to such transaction have been satisfied;

provided that for so long as QD LLC or any successor Person of QD LLC is a limited liability company or a partnership there must be a co-issuer of the Series B Notes that is a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia.

Notwithstanding the foregoing, (a) the merger of QD LLC with an Affiliate incorporated solely for the purpose of reincorporating QD LLC in another jurisdiction shall be permitted and (b) the merger of any Restricted Subsidiary of QD LLC into QD LLC or the transfer, lease, conveyance or other disposition of all or substantially all of the assets of a Restricted Subsidiary of QD LLC to QD LLC shall be permitted so long as QD LLC delivers to the trustee an officers’ certificate stating that the purpose of such merger, transfer, lease, conveyance or other disposition is not to consummate a transaction that would otherwise be prohibited by clause (3) of the covenant described above.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of QD LLC, the Capital Stock of which constitutes all or substantially all of the properties and assets of QD LLC shall be deemed to be the transfer of all or substantially all of the properties and assets of QD LLC.

The indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of QD LLC in accordance with the foregoing in which QD LLC is not the continuing corporation, the successor Person formed by such consolidation or into which QD LLC is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, QD LLC under the indenture and the Series B Notes with the same effect as if such Surviving Entity had been named as such.

Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of such Guarantee and the indenture in connection with any transaction complying with the provisions of “—Certain Covenants—Limitation on Asset Sales”) will not, and QD LLC will not cause or permit any Guarantor to, consolidate with or merge with or into any Person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to any Person other than QD LLC, QD Capital or any other Guarantor (other than QDI) unless:

(1) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States, any State thereof, the District of Columbia or the jurisdiction in which such Guarantor is organized;

(2) such entity assumes by supplemental indenture all of the obligations of the Guarantor on its Guarantee;

(3) immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing; and

(4) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, QD LLC could satisfy the provisions of clause (2) of the first paragraph of this covenant.

Any merger or consolidation of a Guarantor with and into QD LLC (with QD LLC being the surviving entity) or another Guarantor that is a Wholly Owned Restricted Subsidiary of QD LLC need only comply with clause (4) of the first paragraph of this covenant.

Events of Default

The following events are defined in the indenture as “Events of Default”:

(1) the failure to pay interest on any note when the same becomes due and payable and the default continues for a period of 30 days;

(2) the failure to pay the principal of any note when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Series B Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

(3) a default by QD LLC or any Restricted Subsidiary of QD LLC in the observance or performance of any other covenant or agreement contained in the indenture which default continues for a period of 30 days after QD LLC receives written notice specifying the default (and demanding that such default be remedied) from the trustee or the holders of at least 25% of the outstanding principal amount of the Series B Notes;

(4) the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any of QD LLC’s Indebtedness or the Indebtedness of any of its Restricted Subsidiaries, or the acceleration of the final stated maturity of any such Indebtedness by the holders thereof (which acceleration is not rescinded or otherwise cured within 30 days of receipt by QD LLC or such Restricted Subsidiary of such notice of acceleration), if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated (in each case with respect to which the 30-day period described above has elapsed), exceeds $7.5 million or more at any time;

(5) one or more judgments in an aggregate amount in excess of $7.5 million (exclusive of amounts covered by insurance other than self-insurance) shall have been rendered against QD LLC or any of QD LLC’s Significant Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgments become final and non-appealable;

(6) certain events of bankruptcy affecting QD LLC or any of its Significant Subsidiaries; or

(7) any Guarantee made by a Significant Subsidiary of QD LLC ceases to be in full force and effect or any Guarantee made by a Significant Subsidiary of QD LLC is declared to be null and void and unenforceable or any Guarantee made by a Significant Subsidiary is found to be invalid or any such Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the indenture).

If an Event of Default (other than an Event of Default specified in clause (6) above with respect to QD LLC) shall occur and be continuing, the trustee or the holders of at least 25% in principal amount of outstanding Series B Notes may declare the principal of and accrued interest on all the Series B Notes to be due and payable by notice in writing to QD LLC and the trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable.

If an Event of Default specified in clause (6) above with respect to QD LLC occurs and is continuing, then all unpaid principal of and premium, if any, and accrued and unpaid interest on all of the outstanding Series B Notes shall automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

The indenture provides that, at any time after a declaration of acceleration with respect to the Series B Notes as described in the preceding paragraph, the holders of a majority in principal amount of the Series B Notes may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) if QD LLC has paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances; and

(5) in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the trustee shall have received an officers’ certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission will affect any subsequent Default or Event of Default or impair any right consequent thereto.

The holders of a majority in principal amount of the Series B Notes may waive any existing Default or Event of Default under the indenture, and its consequences, except a Default in the payment of the principal of or interest on any Series B Notes.

Holders of the Series B Notes may not enforce the indenture or the Series B Notes except as provided in the indenture and under the TIA. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered indemnity satisfactory to the trustee. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding Series B Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

Under the indenture, QD LLC is required to provide an officers’ certificate to the trustee

•	promptly upon any such officer obtaining knowledge of any Default or Event of Default, describing such Default or Event of Default and the status thereof, and

•	annually, describing whether or not such officer knows of any Default or Event of Default.

No Personal Liability of Directors, Officers, Employees, Members and Stockholders

No Affiliate, director, manager, officer, employee, limited liability company member or stockholder of QD LLC or any Subsidiary, as such, shall have any liability for any obligations of QD LLC or any Guarantor under the Series B Notes or the indenture or any Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Series B Notes by accepting a note waives and releases all such liability. The waiver and release were part of the consideration for issuance of the Series B Notes.

Legal Defeasance and Covenant Defeasance

QD LLC and QD Capital may at any time elect to have their obligations and the obligations of the Guarantors discharged with respect to the outstanding Series B Notes (“Legal Defeasance”). Such Legal Defeasance means that QD LLC and QD Capital will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Series B Notes, except for:

(1) the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the Series B Notes when such payments are due;

(2) their obligations with respect to the Series B Notes concerning issuing temporary Series B Notes, registration of Series B Notes, mutilated, destroyed, lost or stolen Series B Notes, and the maintenance of an office or agency for payments;

(3) the rights, powers, trust, duties and immunities of the trustee and their obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

In addition, QD LLC and QD Capital may at any time elect to have their obligations released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”). Any omission to comply with such obligations would then not constitute a Default or Event of Default with respect to the Series B Notes. If Covenant Defeasance occurs, their failure to perform these covenants will no longer constitute an Event of Default with respect to the Series B Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) QD LLC must irrevocably deposit with the trustee, in trust, for the benefit of the holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Series B Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2) in the case of Legal Defeasance, QD LLC must deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

(a)	QD LLC has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b)	since the date of the execution of the indenture, there has been a change in the applicable Federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders will not recognize income, gain or loss for Federal income tax purposes as a result of such Legal Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, QD LLC must deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance must not result in a breach or violation of, or constitute a default under, the indenture, the Credit Agreement or any other material agreement or instrument to which QD LLC or any of its Subsidiaries is a party or by which QD LLC or any of its Subsidiaries is bound;

(6) QD LLC must deliver to the trustee an officers’ certificate stating that the deposit was not made by it with the intent of preferring the holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others;

(7) QD LLC must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the Legal Defeasance or the Covenant Defeasance were complied with;

(8) QD LLC must deliver to the trustee an opinion of counsel to the effect that if no intervening bankruptcy of QD LLC occurs between the date of deposit and the 91st day following the date of the deposit and no holder is an insider of QD LLC, then after the 91st day following the date of the deposit the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law; and

(9) certain other customary conditions precedent are satisfied.

However, the opinion of counsel required by clause (2) above is not required if all Series B Notes not theretofore delivered to the trustee for cancellation have become due and payable, will become due and payable on the maturity date within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in QD LLC’s name and at its expense.

Satisfaction and Discharge

The indenture will be discharged when:

(1) either (a) all the Series B Notes theretofore authenticated and delivered (except lost, stolen or destroyed Series B Notes which have been replaced or paid and Series B Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by QD LLC and thereafter repaid to QD LLC or discharged from such trust) have been delivered to the trustee for cancellation or (b) all Series B Notes not theretofore delivered to the trustee for cancellation have or will (upon the mailing of a notice or notices deposited with the trustee together with irrevocable instructions to mail such notice or notices to holders of the Series B Notes) become due and payable upon redemption or maturity and QD LLC has irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Series B Notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the Series B Notes to the date of deposit together with irrevocable instructions from QD LLC directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) QD LLC has paid all other sums payable under the indenture by it; and

(3) QD LLC has delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

When the indenture is discharged, it ceases to be of further effect except for surviving rights of registration or transfer or exchange of the Series B Notes.

Modification of the Indenture

From time to time, QD LLC, the Guarantors and the trustee, without the consent of the holders, may amend the indenture to cure ambiguities, defects or inconsistencies, and to add guaranties to secure the Series B Notes or similar provisions, so long as such change does not, in the good faith determination of the Board of Directors of QD LLC, adversely affect the rights of any of the holders in any material respect.

In making its determination, such Board of Directors may rely on such evidence as it deems appropriate. Other modifications and amendments of the indenture may be made with the consent of the holders of a majority in principal amount of the then outstanding Series B Notes issued under the indenture, except that the consent of each holder affected thereby is required to:

(1) reduce the amount of Series B Notes whose holders must consent to an amendment;

(2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Series B Notes;

(3) reduce the principal of or change or have the effect of changing the fixed maturity of any Series B Notes, or change the date on which any Series B Notes may be subject to redemption or reduce the redemption price therefor as described under “—Redemption”;

(4) make any Series B Notes payable in money other than that stated in the Series B Notes;

(5) make any changes in provisions of the indenture protecting the right of each holder to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of Series B Notes to waive Defaults or Events of Default;

(6) modify or change any provision of the indenture or the related definitions affecting the ranking of the Series B Notes or any Guarantee in a manner which adversely affects the holders;

(7) amend, change or modify in any material respect the obligation of QD LLC and QD Capital to make and consummate a Change of Control Offer in the event of a Change of Control which has occurred or modify any of the provisions or definitions with respect thereto after a Change of Control has occurred;

(8) make any change in the foregoing amendment provisions which require each holder’s consent or in the waiver provisions; or

(9) release any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or the indenture other than in accordance with the terms of the indenture.

Governing Law

The indenture, the Series B Notes and each Guarantee will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

The Bank of New York Trust Company, N.A. is the trustee under the indenture and has been appointed to act as registrar and paying agent with respect to the Series B Notes. The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it by the indenture and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

If the trustee becomes a creditor of QD LLC, the indenture and the provisions of the TIA limit the rights of the trustee to obtain payments of its claims or to realize on certain property received in respect of its claims. Subject to the TIA, the trustee will be permitted to engage in other transactions; however, if the trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the indenture. You should read the indenture for the full definition of all such terms and any other terms used herein for which no definition is provided.

“Acquired Indebtedness” means, with respect to any specified Person, Indebtedness of such Person or any of its Subsidiaries

(1) existing at the time such Person becomes a Restricted Subsidiary of QD LLC or at the time it merges or consolidates with QD LLC or any of its Restricted Subsidiaries or

(2) assumed in connection with the acquisition of assets from such Person in each case, not incurred by such Person in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of QD LLC or such acquisition, merger or consolidation.

“Affiliate” of any specified Person means any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “controlled” shall have correlative meanings.

“Apollo” means Apollo Management, L.P. and its Affiliates.

“Asset Acquisition” means:

(1) an Investment by QD LLC or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary of QD LLC or any Restricted Subsidiary of QD LLC, or shall be merged with or into or consolidated with QD LLC or any Restricted Subsidiary of QD LLC; or

(2) the acquisition by QD LLC or any of its Restricted Subsidiaries of the assets of any Person (other than a Restricted Subsidiary of QD LLC) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by QD LLC or any of its Restricted Subsidiaries, including any Sale and Leaseback Transaction, to any Person other than QD LLC or a Wholly Owned Restricted Subsidiary of QD LLC of

•	any Capital Stock of any Restricted Subsidiary of QD LLC (other than directors’ qualifying shares); or

•	any other property or assets of QD LLC or any Restricted Subsidiary of QD LLC other than in the ordinary course of business.

Notwithstanding the preceding, the following items shall not be deemed Asset Sales:

(1) a transaction or series of related transactions for which QD LLC or its Restricted Subsidiaries receive aggregate consideration of less than $2.0 million;

(2) the sale or exchange of equipment in connection with the purchase or other acquisition of other equipment, in each case used in QD LLC’s business and that of QD LLC’s Restricted Subsidiaries;

(3) the sale, lease, conveyance, disposition or other transfer of all or substantially all of QD LLC’s assets that is permitted under “—Merger, Consolidation and Sale of Assets”;

(4) disposals of tractors and trailers in connection with the reinvestment in or the replacement of its fleet and disposals of equipment in connection with the reinvestment in or the replacement of its equipment and disposals of worn-out or obsolete equipment, in each case in the ordinary course of business of QD LLC or QD LLC’s Restricted Subsidiaries;

(5) the sale or transfer of accounts receivable pursuant to a Qualified Receivables Transaction;

(6) sales or grants of licenses to use QD LLC’s or any of its Restricted Subsidiaries’ patents, trade secrets, know-how and technology to the extent that such license does not prohibit the licensor from using the patent, trade secret, know-how or technology;

(7) the disposition of any Capital Stock or other ownership interest in or assets or property of an Unrestricted Subsidiary;

(8) any Restricted Payment permitted by the covenant described under “—Certain Covenants—Limitation on Restricted Payments” or that constitutes a Permitted Investment; and

(9) one or more Sale and Leaseback Transactions for which QD LLC or any Restricted Subsidiary of QD LLC receives aggregate consideration of less than $15.0 million.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition, regardless of when such right may be exercised.

“Board of Directors” of any Person means the board of directors, board of managers or equivalent governing board of such Person or any duly authorized committee thereof.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of any Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability of a Person under a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, with the stated maturity being the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents (however designated and whether or not voting) of corporate stock including each class of Common Stock and Preferred Stock of such corporation or options to purchase the same; and

(2) with respect to any other Person, any and all partnership, membership, limited liability company interests or other equity interests of such Person.

“Cash Equivalents” means:

(1) U.S. dollars and, in the case of any of QD LLC’s Foreign Restricted Subsidiaries, Canadian dollars, Mexican pesos and such other local currencies held by them from time to time in the ordinary course of business;

(2) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or Canada or issued by any agency of those countries and backed by the full faith and credit of the respective country, in each case maturing within one year from the date of acquisition;

(3) marketable direct obligations issued by any State of the United States of America or any political subdivision of any such State or any public instrumentality maturing within one year from the date of acquisition and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Ratings Services (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”) or, if Moody’s and S&P cease to exist, any other nationally recognized statistical rating organization designated by QD LLC’s Board of Directors;

(4) commercial paper maturing no more than one year from the date it is created and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s or, if Moody’s and S&P cease to exist, the equivalent from any other nationally recognized statistical rating organization designated by QD LLC’s Board of Directors;

(5) time deposits, certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition issued by any bank organized under the laws of the United States of America or any State or the District of Columbia or any foreign jurisdiction having at the date of acquisition combined capital and surplus of at least $250.0 million;

(6) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clause (2) above entered into with any bank meeting the qualifications specified in clause (5) above;

(7) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (2) through (6) above; and

(8) overnight deposits and demand deposit accounts (in the respective local currencies) maintained in the ordinary course of business.

“Change of Control” means the occurrence of one or more of the following:

(1) any sale, lease, exchange, conveyance, disposition or other transfer, in one transaction or a series of related transactions, of all or substantially all of QD LLC’s assets to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates of such Person, other than to the Permitted Holders;

(2) any approval, adoption or initiation of a plan or proposal for QD LLC’s or QD Capital’s liquidation or dissolution;

(3) any Person or Group, together with any Affiliates, other than the Permitted Holders, shall become the Beneficial Owner or owner of record, by way of merger, consolidation or other business combinations or by purchase in one transaction or a series of related transactions, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of QD LLC or QDI; or

(4) any Person or Group, together with any Affiliates or Related Persons thereof, other than Permitted Holders, shall succeed in having a sufficient number of its nominees elected to the Board of Directors of QD LLC or QDI such that such nominees, when added to any existing director remaining on the Board of Directors of QD LLC or QDI after such election who was a nominee of or is an Affiliate or Related Person of such Person or Group, will constitute a majority of the Board of Directors of QD LLC or QDI.

“Commodity Agreement” means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by QD LLC or any of its Restricted Subsidiaries designed to protect QD LLC or any of its Restricted Subsidiaries against fluctuations in the price of the commodities at the time used in the ordinary course of QD LLC’s business or the business of any of its Restricted Subsidiaries.

“Common Stock” means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of, such Person’s common stock, whether outstanding on December 18, 2007 or issued after such date, including all series and classes of such common stock.

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of:

(1) Consolidated Net Income;

(2) to the extent Consolidated Net Income has been reduced by the following,

(a) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses),

(b) Consolidated Interest Expense, and

(c) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period; and

(3) fees and expenses related to, or paid concurrently with the consummation of, the initial public offering of shares of QDI’s common stock, the offering of the 9% Notes by QD LLC and QD Capital and related transactions and the 2005 transactions involving the issuance of the Series A Notes and fees and expenses related to similar financing transactions that occurred prior to December 18, 2007, whether or not consummated, in the case of clauses (1), (2)(a), (2)(b) and (2)(c), as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters for which financial statements are available (the “Four Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis (consistent with the provisions below) for the period of such calculation to:

(1) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period;

(2) any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions, adjustments and other operating improvements or synergies both achieved by such Person during such period and to be achieved by such Person and with respect to the acquired assets, all as determined in good faith by a responsible financial or accounting officer) attributable to the assets which are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness; and

(3) all adjustments to net income (or loss) used in connection with the calculation of Consolidated EBITDA as set forth in the offering circular relating to the Series A Notes or Series B Notes to the extent such adjustments are not fully reflected in such Four Quarter Period and continue to be applicable.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio,”

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

(2) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations or Currency Agreements, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense (excluding amortization or write-off of deferred financing costs), plus

(2) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person or its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1) the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including, without limitation,

(a) any amortization of debt discount and amortization or write-off of deferred financing costs (including the amortization of costs relating to interest rate caps or other similar agreements),

(b) the net costs under Interest Swap Obligations,

(c) all capitalized interest and

(d) the interest portion of any deferred payment obligation; and

(2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP, minus interest income for such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that the following shall be excluded:

(1) after-tax gains or losses from Asset Sales (without regard to the $2.0 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto;

(2) after-tax items which are extraordinary gains or losses or nonrecurring gains, losses, expenses or income;

(3) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is prohibited by contract, operation of law or otherwise;

(4) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Restricted Subsidiary of the referent Person by such Person;

(5) the establishment of accruals and reserves within twelve months after November 13, 2003 that are required to be so established in accordance with GAAP;

(6) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(7) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

(8) the amount of dividends, other distributions or amounts paid by QD LLC to QDI in reliance on clause (14) of the second paragraph of the covenant entitled “—Certain Covenants—Limitation on Restricted Payments”; and

(9) the cumulative effect of a change in accounting principles.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses (solely for the purpose of determining compliance with the covenant described under “—Certain Covenants—Limitation on Restricted Payments,” excluding any non-cash items for which a future cash payment will be required and for which an accrual or reserve is required by GAAP to be made) of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Senior Debt” means, with respect to any Person for any period, the aggregate principal amount of Indebtedness (other than Indebtedness that is subordinated in right of payment to the Series B Notes or any Guarantee) of such Person and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Senior Secured Debt” means, with respect to any Person for any period, the aggregate principal amount of Indebtedness (other than Indebtedness that is subordinated in right of payment to the Series B Notes or any Guarantee) of such Person and its Restricted Subsidiaries that is secured by a consensual Lien on any assets of such Person or any of its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Senior Leverage Ratio” means, with respect to any Person at any date, the ratio of Consolidated Senior Debt on such date to Consolidated EBITDA of such Person and its Restricted Subsidiaries during the Four Quarter Period ending on or prior to the such calculation date, with Consolidated EBITDA being calculated on the pro forma basis set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Consolidated Senior Secured Leverage Ratio” means, with respect to any Person at any date, the ratio of Consolidated Senior Secured Debt on such date to Consolidated EBITDA of such Person and its Restricted Subsidiaries during the Four Quarter Period ending on or prior to such calculation date, with Consolidated EBITDA being calculated on the pro forma basis set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Convertible Subordinated Notes” means promissory notes issued by QDI to management of any Person acquired by QDI or any of its Restricted Subsidiaries after December 18, 2007, which promissory notes (i) shall be convertible into Common Stock of QDI on the terms provided therein and (ii) shall be subordinated in right of payment to QDI’s Guarantee.

“Credit Agreement,” for purposes of disclosure continued under the heading “Description of the Series B Notes,” means the Credit Agreement, dated as of December 18, 2007, by and among QD LLC, QDI, or one or more of QD LLC’s Subsidiaries, the lenders party thereto in their capacities as lenders thereunder and Credit Suisse, Cayman Islands Branch, as administrative agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including one or more credit agreements, loan agreements, indentures or similar agreements extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of QD LLC as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect QD LLC or any Restricted Subsidiary of QD LLC against fluctuations in currency values.

“Default” means an event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control or an Asset Sale), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control or an Asset Sale) on or prior to the final maturity date of the Series B Notes; provided that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Qualified Capital Stock shall not be deemed Disqualified Capital Stock.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary of QD LLC incorporated or otherwise organized or existing under the laws of the United States, any State or the District of Columbia.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statutes.

“Excluded Contribution” means Net Cash Proceeds received by QD LLC from (a) contributions to QD LLC’s common equity capital and (b) the sale of QD LLC’s Qualified Capital Stock, in each case designated as Excluded Contributions pursuant to an officers’ certificate executed on the date such capital contributions are made or the date such Qualified Capital Stock is sold, as the case may be, which are excluded from the calculation set forth in clause (3) under “—Certain Covenants—Limitation on Restricted Payments.”

“fair market value” means with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined conclusively by QD LLC’s Board of Directors acting reasonably and in good faith and shall be evidenced by a Board Resolution of QD LLC’s Board of Directors delivered to the trustee.

“Foreign Restricted Subsidiary” means any of QD LLC’s Restricted Subsidiaries organized in any jurisdiction outside of the United States.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any obligation, direct or indirect, contingent or otherwise, of such Person

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay or to maintain financial statement conditions or otherwise), or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part).

Notwithstanding the preceding, “guarantee” does not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.

“Guarantee” means the guarantee by each Guarantor of QD LLC’s and QD Capital’s obligations under the indenture.

“Guarantor” means:

(1) QDI;

(2) each Domestic Restricted Subsidiary on the Issue Date;

(3) each Restricted Subsidiary required to execute and deliver a supplemental indenture pursuant to the covenants described under “—Certain Covenants—Limitation on Issuances of Guarantees by Restricted Subsidiaries” and “—Certain Covenants—Future Guarantors”; and

(4) each of QD LLC’s Restricted Subsidiaries that in the future executes and delivers a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the indenture as a Guarantor, provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the indenture.

“Indebtedness” means, with respect to any Person, without duplication:

(1) all Obligations of such Person for borrowed money;

(2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations of such Person;

(4) the deferred and unpaid purchase price of property, all conditional sale obligations and all obligations under any title retention agreement, but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business;

(5) all Obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(6) guarantees and other contingent Obligations of such Person in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7) all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of such Obligations being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

(8) all Obligations under Currency Agreements or Commodity Agreements and Interest Swap Obligations of such Person; and

(9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes of this definition of Indebtedness, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of QD LLC of such Disqualified Capital Stock. For purposes of the covenant described above under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness,” in determining the principal amount of any Indebtedness to be incurred by QD LLC or any Restricted Subsidiary or which is outstanding at any date, the principal amount of any Indebtedness which provides that an amount less than the principal amount shall be due upon any declaration of acceleration shall be the accreted value of the Indebtedness at the date of determination.

“Independent Financial Advisor” means a firm:

(1) which does not have a direct or indirect common equity interest in QD LLC; and

(2) which, in the judgment of QD LLC’s Board of Directors, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit, including a guarantee, or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. “Investment” does not include extensions of trade credit by, prepayment of expenses by, and receivables owing to, QD LLC and its Restricted Subsidiaries on commercially reasonable terms in accordance with QD LLC’s normal trade practices or those of such Restricted Subsidiary, as the case may be. For purposes of the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1) “Investment” shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary of QD LLC at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary of QD LLC and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary of QD LLC at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of QD LLC; and

(2) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by QD LLC or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income.

If QD LLC or any Restricted Subsidiary of QD LLC sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of QD LLC such that, after giving effect to any such sale or disposition, such Person ceases to be a Restricted Subsidiary of QD LLC, QD LLC shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of that Restricted Subsidiary not sold or disposed of.

“Issue Date” means December 18, 2007, the date of issuance of the Old Series B Notes.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind, including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest.

“Net Cash Proceeds” means (a) with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by QD LLC or any of its Restricted Subsidiaries from such Asset Sale net of:

(1) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(2) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3) any repayment of Indebtedness that is required to be repaid in connection with such Asset Sale;

(4) appropriate amounts to be provided by QD LLC or any Restricted Subsidiary of QD LLC, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by QD LLC or such Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; and

(5) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or joint ventures as a result of such Asset Sale;

and (b) with respect to any issuance or sale of Capital Stock, the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ or initial purchasers’ fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“New Domestic Restricted Subsidiary” has the meaning set forth in the covenant described under “—Certain Covenants—Future Guarantors.”

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness (including any interest accruing subsequent to the filing of a petition of bankruptcy at that rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law).

“Option Plan” means (i) the 1998 stock option plan of QDI and (ii) the option plan adopted by QDI on November 13, 2003 with respect to an aggregate of 2,210,000 shares of QDI’s Common Stock, and (iii) the restricted stock plan adopted by QDI on November 13, 2003 with respect to an aggregate of 500,000 shares, in each case as the same may be amended from time to time in any manner that is not materially adverse to the holders of the Series B Notes.

“Permitted Business” means the business of QD LLC and its Restricted Subsidiaries as existing on the Issue Date and any other businesses that are the same, similar or reasonably related, ancillary or complementary thereto and reasonable extensions thereof.

“Permitted Holders” means Apollo and other Related Parties.

“Permitted Indebtedness” means, without duplication, each of the following:

(1) Indebtedness under (a) the Series A Notes issued on January 28, 2005 and the exchange Series A Notes issued in respect thereof and any Guarantees thereof and (b) the Old Series B Notes, the Exchange Series B Notes to be issued in respect thereof and any Guarantees thereof;

(2) Indebtedness incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed $200.0 million less the amount of all repayments of term debt and permanent commitment reductions actually made under the Credit Agreement after December 18, 2007 with Net Cash Proceeds of Asset Sales applied thereto as required by the “Limitation on Asset Sales” covenant; provided that the aggregate principal amount of Indebtedness permitted to be incurred from time to time under this clause (2) shall be reduced dollar for dollar by the amount of any Indebtedness then outstanding under clause (12) below; and provided, further, that any Indebtedness incurred pursuant to the Credit Agreement on the Issue Date shall be deemed to be incurred under this clause (2); and provided, further, that the amount of Indebtedness permitted to be incurred pursuant to the Credit Agreement in accordance with this clause (2) shall be in addition to any Indebtedness to be incurred pursuant to the Credit Agreement in reliance on and in accordance with clauses (10) and (16) below;

(3) other Indebtedness of QD LLC and its Restricted Subsidiaries outstanding on the Issue Date (including, without limitation, the $125 million aggregate principal amount of 9% Notes of QD LLC and QD Capital and guarantees thereof by the Guarantors) reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions therein;

(4) Interest Swap Obligations of QD LLC covering Indebtedness of QD LLC or any of its Restricted Subsidiaries and Interest Swap Obligations of any Restricted Subsidiary of QD LLC covering Indebtedness of QD LLC or such Restricted Subsidiary; provided, however, that such Interest Swap Obligations are entered into to protect QD LLC and/or its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the indenture to the extent the notional principal amount of such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

(5) Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of QD LLC and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(6) Indebtedness of a Restricted Subsidiary of QD LLC to QD LLC or to a Restricted Subsidiary of QD LLC for so long as such Indebtedness is held by QD LLC, a Restricted Subsidiary of QD LLC or the lenders or collateral agent under the Credit Agreement, in each case subject to no Lien held by a Person other than QD LLC, a Restricted Subsidiary of QD LLC or the lenders or collateral agent under the Credit Agreement; provided that if as of any date any Person other than QD LLC, a Restricted Subsidiary of QD LLC or the lenders or collateral agent under the Credit Agreement owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (6) by the issuer of such Indebtedness;

(7) Indebtedness of QD LLC to a Restricted Subsidiary of QD LLC for so long as such Indebtedness is held by a Restricted Subsidiary of QD LLC or the lenders or the collateral agent under the Credit Agreement and is subject to no Lien other than a Lien in favor of the lenders or collateral agent under the Credit Agreement; provided that (a) any Indebtedness of QD LLC to any Restricted Subsidiary of QD LLC is unsecured and subordinated, pursuant to a written agreement, to QD LLC’s obligations under the indenture and the Series B Notes and (b) if as of any date any Person other than a Restricted Subsidiary of QD LLC owns or holds any such Indebtedness or any Person holds a Lien other than a Lien in favor of the lenders or collateral agent under the Credit Agreement in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (7) by QD LLC;

(8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

(9) Indebtedness of QD LLC or any of its Restricted Subsidiaries in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof);

(10) Indebtedness represented by Capitalized Lease Obligations, Purchase Money Indebtedness or Acquired Indebtedness of QD LLC and its Restricted Subsidiaries not to exceed $20.0 million in the aggregate at any one time outstanding, provided that all or a portion of the $20.0 million permitted to be incurred under this clause (10) may, at QD LLC’s option, be incurred under the Credit Agreement or pursuant to clause (16) below (in addition to the amount set forth therein) instead of pursuant to Capitalized Lease Obligations, Purchase Money Indebtedness or Acquired Indebtedness;

(11) Indebtedness arising from agreements of QD LLC or a Restricted Subsidiary of QD LLC providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees by QD LLC or a Restricted Subsidiary of QD LLC of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that:

(a) such Indebtedness is not reflected on QD LLC’s balance sheet or that of any Restricted Subsidiary of QD LLC (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (a)); and

(b) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including the fair market value of non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time they are received as determined in good faith by the Board of Directors of QD LLC or that of the Restricted Subsidiary, as applicable, and without giving effect to any subsequent changes in value) actually received by QD LLC and its Restricted Subsidiaries in connection with such disposition;

(12) the incurrence by a Receivables Subsidiary of QD LLC of Indebtedness in a Qualified Receivables Transaction that is without recourse (other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction) to QD LLC or to any Restricted Subsidiary of QD LLC or its assets (other than such Receivables Subsidiary and its assets), and is not guaranteed by any such Person; provided that any outstanding Indebtedness incurred under this clause (12) shall reduce (for so long as, and to the extent that, the Indebtedness referred to in this clause (12) remains outstanding) the aggregate amount of the Indebtedness permitted to be incurred under clause (2) above to the extent set forth therein;

(13) Indebtedness under Commodity Agreements;

(14) guarantees of Indebtedness (a) of any Restricted Subsidiary of QD LLC by QD LLC and its Restricted Subsidiaries, including agreements of QD LLC to keep-well or maintain financial statement conditions of any Restricted Subsidiary of QD LLC, and (b) incurred pursuant to the Credit Agreement or pursuant to clauses (4), (5) and (13) above by any Restricted Subsidiary of QD LLC;

(15) Refinancing Indebtedness;

(16) additional Indebtedness of QD LLC and its Restricted Subsidiaries in an aggregate principal amount not to exceed $35.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Credit Agreement) plus up to an additional amount as contemplated by, and to the extent not incurred under, clause (10) above;

(17) Indebtedness of QD LLC or any of its Restricted Subsidiaries consisting of (x) take-or-pay obligations contained in supply arrangements entered into in the ordinary course of business and on a basis consistent with past practice and (y) Indebtedness of QD LLC incurred in connection with an insurance program whereby an insurance financing company prepays on behalf of QD LLC and its Restricted Subsidiaries insurance premiums on insurance policies of QD LLC and its Restricted Subsidiaries and QD LLC from time to time makes “premium” payments directly to such insurance financing company to satisfy their obligations to such insurance financing company; provided that Indebtedness referred to in this clause (y) does not exceed $16.0 million in the aggregate at any one time outstanding;

(18) Indebtedness of QD LLC or any of its Restricted Subsidiaries consisting of the financing of insurance premiums in the ordinary course of business;

(19) Indebtedness consisting of recourse obligations of QD LLC and its Restricted Subsidiaries to financial institutions in connection with Permitted Program Affiliate Transactions for lease obligations owing to such financial institutions by Program Affiliates in an aggregate principal amount not to exceed $10.0 million at any one time outstanding; and

(20) Indebtedness, the proceeds of which are irrevocably deposited with the trustee upon the incurrence of such Indebtedness for the purpose of defeasing all of the then outstanding Series B Notes in accordance with the procedures set forth under “—Legal Defeasance and Covenant Defeasance.”

For purposes of determining compliance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness,”

(a) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (20) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, QD LLC shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with such covenant,

(b) accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms or in the form of Capital Stock, the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock (or an increase in the aggregate liquidation preference thereof) and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the covenant described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness,”

(c) guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included,

(d) if obligations in respect of letters of credit are incurred pursuant to the Credit Agreement and are being treated as incurred pursuant to clause (2) above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included,

(e) if such Indebtedness is denominated in a currency other than U.S. dollars, the U.S. dollar equivalent principal amount thereof will be calculated based on the relevant currency exchange rates in effect on the date such Indebtedness was incurred, and

(f) Indebtedness need not be incurred solely by reference to one category of Permitted Indebtedness or the Consolidated Fixed Charge Coverage Ratio provisions of such covenant but may be permitted to be incurred in part under any combination of categories of Permitted Indebtedness and the Consolidated Fixed Charge Coverage Ratio provisions.

“Permitted Investments” means:

(1) Investments by QD LLC or any Restricted Subsidiary of QD LLC in any Person that is or will become immediately after such Investment a Restricted Subsidiary of QD LLC or that will merge or consolidate into QD LLC or a Restricted Subsidiary of QD LLC; provided that such Restricted Subsidiary of QD LLC is not restricted from making dividends or similar distributions by contract, operation of law or otherwise other than as permitted by the covenant described under “—Certain Covenants—Limitations on Dividend and Other Payment Restrictions Affecting Subsidiaries;”

(2) Investments in QD LLC by any Restricted Subsidiary of QD LLC; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to QD LLC’s obligations under the Series B Notes and the indenture;

(3) Investments in cash and Cash Equivalents;

(4) loans and advances to employees and officers of QDI, QD LLC and QD LLC’s Restricted Subsidiaries made (a) in the ordinary course of business for bona fide business purposes not to exceed $5.0 million in the aggregate at any one time outstanding or (b) to fund purchases of Capital Stock of QDI or QD LLC under any stock option plan or similar employment arrangements so long as no cash is actually advanced by QD LLC or any of its Restricted Subsidiaries to such employees and officers to fund such purchases;

(5) Currency Agreements, Commodity Agreements and Interest Swap Obligations entered into in the ordinary course of QD LLC’s or its Restricted Subsidiaries’ businesses and otherwise in compliance with the indenture;

(6) Investments in securities of trade creditors or customers received:

(a) pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers, or

(b) in settlement of delinquent obligations of, and other disputes with, customers, suppliers and others, in each case arising in the ordinary course of business or otherwise in satisfaction of a judgment;

(7) Investments

(a) made by QD LLC or its Restricted Subsidiaries consisting of consideration received in connection with an Asset Sale made in compliance with the covenant described under “—Certain Covenants—Limitation on Asset Sales;”

(b) consisting of consideration received by QD LLC or any of its Restricted Subsidiaries in connection with a transaction that would be an Asset Sale if it consisted of aggregate consideration received by QD LLC or any of its Restricted Subsidiaries of $2.0 million or more; or

(c) acquired in exchange for, or out of the proceeds of a substantially concurrent offering of, QD LLC’s Capital Stock (other than Disqualified Capital Stock) (which proceeds of any such offering of QD LLC’s Capital Stock shall not have been, and shall not be, included in clause (3)(b) of the first paragraph of the covenant described under “—Certain Covenants—Limitation on Restricted Payments”;

(8) Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of QD LLC or at the time such Person merges or consolidates with QD LLC or any of its Restricted Subsidiaries, in either case in compliance with the indenture; provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of QD LLC or such merger or consolidation;

(9) Investments in the Series B Notes;

(10) Investments in existence on the Issue Date;

(11) guarantees of Indebtedness to the extent permitted pursuant to the covenants described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness,” “—Certain Covenants—Limitation on Issuances of Guarantees by Restricted Subsidiaries” and “—Certain Covenants—Future Guarantors;”

(12) additional Investments (including Investments in joint ventures and Unrestricted Subsidiaries) not to exceed $25.0 million at any one time outstanding;

(13) QD LLC and its Restricted Subsidiaries may make loans or advances to, prepay expenses of, make purchases on behalf of, or otherwise extend credit to (other than extensions of trade credit which are specifically excluded from the definition of “Investments”), Program Affiliates so long as such amounts are used to fund expenses or purchases incurred in the ordinary course of business, are being made on a basis consistent with past practice and are deducted from the weekly settlement paid to such Program Affiliates; and

(14) any Investment by QD LLC or any Restricted Subsidiary of QD LLC in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction; provided that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note that the Receivables Subsidiary or such other Person is required to pay as soon as practicable or equity interests.

“Permitted Liens” means the following types of Liens:

(1) Liens for taxes, assessments or governmental charges or claims that are either (a) not delinquent or (b) being contested in good faith by appropriate proceedings and as to which QD LLC or its Restricted Subsidiaries shall have set aside on their books such reserves, if any, as shall be required in conformity with

•	GAAP in the case of a Domestic Restricted Subsidiary, and

•	generally accepted accounting principles in effect from time to time in the applicable jurisdiction, in the case of a Foreign Restricted Subsidiary;

(2) statutory and common law Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen, customs and revenue authorities and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(5) licenses, sublicenses, leases, subleases, easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of property not interfering in any material respect with the ordinary conduct of the business of QD LLC and its Restricted Subsidiaries, taken as a whole;

(6) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease; provided that such Liens do not extend to any property or asset which is not leased property subject to such Capitalized Lease Obligation or operating lease;

(7) Liens securing Indebtedness permitted pursuant to clause (10) of the definition of “Permitted Indebtedness”; provided, however, that in the case of Purchase Money Indebtedness (a) the Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of QD LLC or any Restricted Subsidiary of QD LLC other than the property and assets so acquired or constructed and any improvements thereon and (b) the Lien securing such Indebtedness shall be created within 180 days of such acquisition or construction or, in the case of a refinancing of any Purchase Money Indebtedness, within 180 days of such refinancing;

(8) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or similar credit transactions issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(9) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(10) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of QD LLC or any of its Restricted Subsidiaries, including rights of offset and set-off;

(11) Liens securing Interest Swap Obligations so long as the Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the indenture;

(12) Liens in the ordinary course of business not exceeding $5.0 million at any one time outstanding that (a) are not incurred in connection with borrowing money and (b) do not materially detract from the value of the property or materially impair its use;

(13) Liens by reason of judgment or decree not otherwise resulting in an Event of Default;

(14) Liens securing Indebtedness permitted to be incurred pursuant to clauses (12) and (16) of the definition of “Permitted Indebtedness”;

(15) Liens securing Indebtedness under Currency Agreements and Commodity Agreements permitted under the indenture;

(16) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with importation of goods;

(17) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by QD LLC or any of its Restricted Subsidiaries in the ordinary course of business;

(18) Liens securing Acquired Indebtedness incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness” (including, without limitation, clause (10) of the definition of “Permitted Indebtedness”); provided that:

(a) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by QD LLC or a Restricted Subsidiary of QD LLC and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by QD LLC or a Restricted Subsidiary of QD LLC; and

(b) such Liens do not extend to or cover any property or assets of QD LLC or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of QD LLC or a Restricted Subsidiary of QD LLC and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by QD LLC or a Restricted Subsidiary of QD LLC;

(19) Liens securing insurance premium financing arrangements; provided that such Lien is limited to the applicable insurance contracts;

(20) Liens securing Indebtedness incurred under clause (20) of the definition of “Permitted Indebtedness”; provided that such Liens do not extend to or cover any of the cash or Cash Equivalents that have been deposited with the trustee pursuant to “Legal Defeasance and Covenant Defeasance”; and

(21) Liens on Receivables and Related Assets to reflect sales of receivables pursuant to a Qualified Receivables Transaction.

“Permitted Program Affiliate Transactions” shall mean a transaction or series of transactions effected in the ordinary course of business of QD LLC or any of its Restricted Subsidiaries and consistent with the past practices of QD LLC and its Restricted Subsidiaries pursuant to which (A) (i) QD LLC and/or one or more of its Restricted Subsidiaries lease equipment from a third party financial institution, (ii) transfer the lease (and the equipment subject thereto) to a Program Affiliate and (iii) guarantee a portion of the lease payments owing by such Program Affiliate to such financial institution and/or agree to assume from the Program Affiliate the lease initially so transferred to it upon the failure of such Program Affiliate to make the lease payments owing by it thereunder to such financial institution, (B) (i) QD LLC and/or one or more of its Restricted Subsidiaries lease equipment from a third party financial institution, (ii) sublease such equipment to a Program Affiliate, (iii) transfer the account receivable related to the sublease (together with all collateral rights to the equipment that is the subject of the sublease) to a third party financial institution and (iv) guarantee the sublease payments owing by the Program Affiliate to such financial institution, (C) (i) QD LLC and/or one or more of its Restricted Subsidiaries lease equipment to a Program Affiliate, (ii) transfer the account receivable related to such lease (together with all the collateral rights to the equipment that is the subject of the lease) to a third party financial institution and (iii) guarantee the lease payments owing by the Program Affiliate to such financial institution or (D) (i) QD LLC and/or one or more of its Restricted Subsidiaries lease equipment to a Program Affiliate, (ii) transfer the lease (and the related account receivable and the equipment that is the subject of the lease) to a third party financial institution and (iii) guarantee the lease payments owing by the Program Affiliate to such financial institution and/or agree to assume such equipment lease from such Program Affiliate upon the failure of such Program Affiliate to make the lease payments owing by it thereunder to such financial institution.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof or any other entity.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Program Affiliates” shall mean each of the independently-owned entities that operate under the name of QD LLC or any of its Restricted Subsidiaries pursuant to an exclusive agreement with QD LLC or such Restricted Subsidiary.

“Purchase Money Indebtedness” means Indebtedness of QD LLC and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment or other related assets and any Refinancing thereof.

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from QD LLC or any Subsidiary of QD LLC in connection with a Qualified Receivables Transaction to a Receivables Subsidiary, which note is intended to be repaid from cash available to the Receivables Subsidiary, other than amounts required to be established as reserves, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by QD LLC or any of its Restricted Subsidiaries in which QD LLC or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Subsidiary (in the case of a transfer by QD LLC or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of QD LLC or any of its Restricted Subsidiaries, and any related assets, including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Receivables and Related Assets” means any account receivable (whether now existing or arising thereafter) of QD LLC or any Restricted Subsidiary of QD LLC, and any assets related thereto including all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of QD LLC that engages in no activities other than in connection with the financing of accounts receivable and that is designated by QD LLC’s Board of Directors (as provided below) as a Receivables Subsidiary:

(1) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which

(a) is guaranteed by QD LLC or any Restricted Subsidiary of QD LLC (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction),

(b) is recourse to or obligates QD LLC or any Restricted Subsidiary of QD LLC in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction or

(c) subjects any property or asset of QD LLC or of any Restricted Subsidiary of QD LLC, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction;

(2) with which neither QD LLC nor any Restricted Subsidiary of QD LLC has any material contract, agreement, arrangement or understanding other than on terms no less favorable to QD LLC or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of QD LLC, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and

(3) with which neither QD LLC nor any Restricted Subsidiary of QD LLC has any obligation to maintain or preserve such Restricted Subsidiary’s financial condition or cause such Restricted Subsidiary to achieve certain levels of operating results.

Any such designation by the Board of Directors of QD LLC shall be evidenced to the trustee by filing with the trustee a Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by QD LLC or any Restricted Subsidiary of QD LLC of (A) for purposes of clause (15) of the definition of “Permitted Indebtedness,” Indebtedness incurred or existing in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness” (other than pursuant to clause (2), (4), (5), (6), (7), (8), (9), (10), (11), (12), (13), (14), (16), (17), (18), (19) or (20) of the definition of “Permitted Indebtedness”) or (B) for any other purpose, Indebtedness incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness,” in each case that does not:

(1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium, accrued interest and defeasance costs required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable fees, expenses, discounts and commissions incurred by QD LLC in connection with such Refinancing); or

(2) create Indebtedness which:

(a) if the Indebtedness being Refinanced was incurred pursuant to clause (3) of the definition of “Permitted Indebtedness,” a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or a final maturity earlier than the final maturity of the Indebtedness being Refinanced, or

(b) if the Indebtedness being Refinanced was otherwise incurred in accordance with the definition of “Permitted Indebtedness” or with the covenant described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness,” a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Series B Notes or a final maturity earlier than the final maturity of the Series B Notes;

provided that—

•	if such Indebtedness being Refinanced is solely QD LLC’s Indebtedness, then such Refinancing Indebtedness shall be solely QD LLC’s Indebtedness, and

•

if such Indebtedness being Refinanced is subordinate or junior to the Series B Notes, then such Refinancing Indebtedness shall be subordinate to the Series B Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Related Parties” of a specified Person means

(a) if a natural person, (1) any spouse, parent or lineal descendant (including by adoption) of such Person or (2) the estate of such Person during any period in which such estate holds Capital Stock of QD LLC or of QDI for the benefit of any Person referred to in clause (a)(1) and

(b) if a trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially owning an interest of more than 50% of which consist of such Person and/or such other Persons referred to in the immediately preceding clause (a).

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to QD LLC or a Restricted Subsidiary of QD LLC of any property, whether owned by QD LLC or any Restricted Subsidiary of QD LLC at the Issue Date or later acquired, which has been or is to be sold or transferred by QD LLC or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property other than:

(a) arrangements between QD LLC and a Wholly Owned Restricted Subsidiary of QD LLC or between Wholly Owned Restricted Subsidiaries of QD LLC or

(b) any arrangement whereby the transfer involves fixed or capital assets and is consummated within 120 days after the date QD LLC or a Restricted Subsidiary of QD LLC acquires or finishes construction of such fixed or capital assets.

“Shareholder Subordinated Note” means an unsecured note issued by QDI (and not guaranteed or supported in any way by QD LLC or any of its Subsidiaries) which is subordinated to QDI’s Guarantee and is used to finance repurchases by QDI of Capital Stock of QDI, which repurchases are contemplated to be made pursuant to paragraph (4) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Regulation S-X under the Securities Act.

“Subsidiary,” with respect to any Person, means:

(1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or a Subsidiary of such Person; or

(2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person or a Subsidiary of such Person.

“Unrestricted Subsidiary” means (1) any Subsidiary of any Person (other than, in the case of QD LLC, QD Capital) that is designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below and (2) any Subsidiary of an Unrestricted Subsidiary. The Board(s) of Directors may designate any Subsidiary, including any newly acquired or newly formed Subsidiary, to be an Unrestricted Subsidiary only if:

•	such Subsidiary does not own any Capital Stock of, or own or hold any Lien on any property of, QD LLC or any other Subsidiary of QD LLC that is not a Subsidiary of the Subsidiary to be so designated;

•

either (1) QD LLC certifies to the trustee in an officers’ certificate that such designation complies with the covenant described under “—Certain Covenants—Limitation on Restricted Payments” or (2) the Subsidiary to be so designated at the time of designation has total consolidated assets of $1,000 or less; and

•

each Subsidiary to be so designated and each of its Subsidiaries has not and does not after the time of designation, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of QD LLC’s assets or those of any of its Restricted Subsidiaries (other than the assets of such Unrestricted Subsidiary).

The Board of Directors of QD LLC may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if

•

immediately after giving effect to such designation, QD LLC is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness” and

•

immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Boards of Directors of QDI and QD LLC shall be evidenced to the trustee by promptly filing with the trustee a copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing

(1) the then outstanding aggregate principal amount of such Indebtedness into

(2) the sum of the total of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Restricted Subsidiary” of any Person means any Restricted Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a Foreign Restricted Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

BOOK-ENTRY, DELIVERY AND FORM

Except as set forth below, the Exchange Series B Notes will initially be issued in the form of one or more fully registered notes in global form without coupons. Each global note shall be deposited with the trustee, as custodian for, and registered in the name of, DTC or a nominee thereof. The Old Series B Notes, to the extent that they are validly tendered and accepted and directed by their holders in their letters of transmittal, will be exchanged through book-entry electronic transfer for the Exchange Series B Notes.

Except as set forth below, the global note may be transferred, in whole but not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global note may not be exchanged for notes in certificated form except in the limited circumstances described below.

The Global Notes

We expect that, pursuant to procedures established by DTC,

•

upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, the account of each DTC “participant” that has a beneficial interest in the global note(s) with such participant’s proportionate share of the principal amount; and

•	ownership of beneficial interests in the global note will be shown on, and the transfer of such ownership will be effected only through:

—	records maintained by DTC or its nominee with respect to interests of persons who have accounts with DTC participants and

—	the records of participants with respect to interests of persons who has accounts with those participants.

So long as DTC, or its nominee, is the registered owner or holder of the global notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Series B Notes represented by such global notes for all purposes under the indenture. No beneficial owner of an interest in the global notes will be able to transfer their interest except in accordance with DTC’s procedures and those procedures provided for under the indenture.

Payments of principal, premium, if any, and interest on the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, and interest on the global notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated Exchange Series B Note for any reason, including to sell Exchange Series B Notes to persons in states that require physical delivery of the notes or to pledge such securities, such holder must transfer its interest in the global notes, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture. Consequently, the ability of a holder to transfer Exchange Series B Notes or to pledge Exchange Series B Notes as collateral will be limited by these restrictions.

Exchange Series B Notes that are issued as described below under “Certificated Notes,” will be issued in registered definitive form without coupons (each, a “Certificated Note”). Upon the transfer of Certificated Notes, such Certificated Notes may, unless the global note has previously been exchanged for Certificated Notes, be exchanged for an interest in the global note representing the principal amount of Exchange Series B Notes being transferred.

DTC has advised us that it will take any action permitted to be taken by a holder of Exchange Series B Notes (including the presentation of Old Series B Note for exchange as described below) only at the direction of one or more DTC participants who hold an interest in the global note(s) and only with respect to the portion of the interest for which such participant has given direction. However, if there is an event of default under the indenture, DTC will exchange the global notes for Certificated Notes, which it will distribute to its participants.

DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the laws of the State of New York,

•	a member of the Federal Reserve System,

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants of DTC, it is under no obligation to perform such procedures and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

If (1) we notify the trustee in writing that DTC is no longer willing or able to act as a depository and we are unable to locate a qualified successor within 90 days or (2) we, at our option, notify the trustee in writing that we have elected to cause the issuance of Exchange Series B Notes in definitive form under the indenture, then, upon surrender by DTC of its global note, Certificated Notes will be issued to each person that DTC identifies as the beneficial owner of the Exchange Series B Notes represented by the global note. In addition, any person having a beneficial interest in a global note or any holder of Old Series B Notes whose Old Series B Notes have been accepted for exchange may, upon request to the trustee or the Exchange Agent, as the case may be, exchange such beneficial interest or Old Series B Notes for Certificated Notes.

Upon any such issuance, the trustee is required to register such Certificated Notes in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto.

Neither we nor the trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related Exchange Series B Notes, and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Exchange Series B Notes to be issued).

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS CONFIDENTIAL OFFERING CIRCULAR IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS INCLUDED HEREIN BY THE ISSUER IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY THE ISSUER OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

General

The following is a summary of certain material United States federal income tax considerations related to the ownership and disposition of the Series B Notes that may be relevant to you if you acquire the Exchange Series B Notes pursuant to this offering. This summary is based on the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations promulgated under the Code and administrative and judicial interpretations of the Code, all as of the date of this prospectus and all of which are subject to change, possibly with retroactive effect.

This summary discusses only the tax consequences to the initial investors who purchased the Old Series B Notes pursuant to the initial offering at a discount to the face amount thereof and does not discuss the tax consequences applicable to subsequent purchasers of the Series B Notes. This summary deals only with notes held as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This summary also assumes that the Series B Notes will be treated as debt for United States federal income tax purposes. It does not discuss all of the tax considerations that may be relevant to holders of the Series B Notes in light of their particular circumstances or to holders of the Series B Notes subject to special rules, such as financial institutions, regulated investment companies, holders subject to the alternative minimum tax, insurance companies, pension funds, tax-exempt organizations, expatriates, partnerships or pass-through entities, dealers in securities or currencies, traders who elect to mark to market their securities or persons holding the Series B Notes as part of a hedging or constructive sale transaction, “straddle,” conversion transaction, or other integrated transaction, or foreign currency effects on holders of the Series B Notes whose functional currency is not the United States dollar. We have not requested a ruling from the IRS on the tax consequences of owning the Series B Notes. As a result, the IRS could disagree with portions of this discussion. Persons considering the purchase of the notes should consult with their own tax advisors about the application of the United States federal income tax laws to their particular situations as well as any tax considerations under other United States federal tax laws (such as estate and gift tax laws) and the laws of any state, local or foreign jurisdiction.

As used in this prospectus, the term “U.S. Holder” means a beneficial owner of the Series B Notes that is, for United States federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity treated as a corporation, created in or under the laws of the United States or of any political subdivision thereof;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or a trust that has a valid election in effect under applicable United States Treasury Regulations to be treated as a U.S. person.

As used in this prospectus, the term “Non-U.S. Holder” means a beneficial owner of Series B Notes that is an individual, corporation, trust or estate that is not a U.S. Holder.

If an entity treated as a partnership for U.S. federal income tax purposes holds the Series B Notes, the tax treatment of a partner will generally depend on the status of the partner and upon the activity of the partnership. If you are a partner of a partnership holding the Series B Notes, we suggest you consult your own tax advisor.

Ownership and Disposition of Series B Notes by U.S. Holders

Stated Interest. Generally, the amount of any stated interest payments on a Series B Note will be treated as “qualified stated interest” for United States federal income tax purposes and will be taxable to a U.S. Holder as ordinary interest income in accordance with the U.S. Holder’s method of accounting for United States federal income tax purposes.

Original Issue Discount. The Old Series B Notes were issued with original issue discount (“OID”) equal to the stated principal amount of the Old Series B Notes over its issue price as defined in Section 1273(b) of the Code. As a result, U.S. holders will have to include OID in income prior to their receipt of the corresponding cash.

Holders will be required to include OID in income for United States federal income tax purposes on a constant yield basis, which ordinarily will result in the inclusion of increasing amounts of OID in income in successive accrual periods.

We will furnish annually to the IRS and to holders of the Series B Notes, information with respect to the OID accruing while the Series B Notes are held by such holders. The Series B Notes will bear a legend setting forth information about OID or a name and telephone number for our employee who can provide this information.

Disposition of an Additional Note. Upon the sale, exchange, redemption, retirement or other taxable disposition of a Series B Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption, retirement or other taxable disposition (other than amounts representing accrued and unpaid interest, which will be taxable as such) and such U.S. Holder’s adjusted tax basis in the Series B Note. A U.S. Holder’s adjusted tax basis in a Series B Note generally will be the U.S. Holder’s cost therefor, increased by any OID included in gross income with respect to the Series B Note and decreased by any payments (other than payments of qualified stated interest) received by such holder with respect to the Series B Note. Such gain or loss will be long-term if the Series B Note was held for more than one year at the time of disposition.

Ownership and Disposition of Series B Notes by Non-U.S. Holders

Under present United States federal income tax law, and subject to the discussion below concerning backup withholding:

•

payments of principal, interest (including OID) and premium, if any, on the Series B Notes by us or our paying agent to any Non-U.S. Holder generally will not be subject to the 30% United States federal withholding tax described below, provided that, the holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of QDI stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership or a bank described in Section 881(c) (3) (A) of the Code, and the certification requirement set forth in Section 871(h) or Section 881(c) of the Code has been fulfilled with respect to the beneficial owner as discussed below; and

•

a Non-U.S. Holder of a Series B Note will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of that Series B Note, unless: (i) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and specific other conditions are met, (ii) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States or (iii) the gain represents accrued interest (including OID), in which case the rules for interest (described in the preceding paragraph) would apply.

The certification requirement referred to in paragraph (a) generally will be fulfilled if the beneficial owner of a note certifies on a properly completed and duly executed IRS Form W-8BEN (or successor form) that the beneficial owner is not a U.S. person and provides its name, address and other information required on the IRS form, and

•	that beneficial owner files the IRS Form W-8BEN (or successor form) with the withholding agent;

•

in the case of a Series B Note held by a securities clearing organization, bank or other financial institution holding customers’ securities in the ordinary course of its trade or business holding the additional Series B Note on behalf of the beneficial owner, that financial institution files with the withholding agent a statement that it has received the IRS form from the holder and furnishes the withholding agent with a copy of the form; or

•

in the case of a Series B Note held through certain foreign intermediaries, you satisfy the certification requirements of applicable United States Treasury Regulations. Special certification rules apply to certain Non-U.S. Holders that are entities rather than individuals.

Prospective investors should consult their tax advisers regarding possible additional reporting requirements.

If you cannot satisfy the requirements described above, payments of interest (including OID) will be subject to the 30% United States federal withholding tax, unless (1) you provide us with IRS Form W-8BEN or successor form claiming an exemption from or reduction in withholding under the benefit of an applicable treaty or (2) you are a Non-U.S. Holder engaged in a trade or business in the United States and interest (including OID) on the additional Series B Note is effectively connected with the conduct of the trade or business.

If a Non-U.S. Holder is engaged in a trade or business in the United States and if interest (including OID) on a Series B Note or gain realized on the disposition of a Series B Note is effectively connected with such U.S. trade or business, the Non-U.S. Holder, although exempt from the withholding tax, will generally be subject to regular United States income tax on such interest (including OID) or gain on a net income basis in the same manner as if it were a U.S. person (unless an applicable tax treaty provides otherwise). Instead of the W-8BEN or successor form, such a holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI or successor form to claim an exemption from withholding tax on interest. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a 30% (or lower treaty rate) branch profits tax for the taxable year, subject to adjustments. For purposes of the branch profits tax, interest (including OID) or any gain recognized on the sale, exchange or other disposition of a Series B note will be included in the effectively connected earnings and profits of the Non-U.S. Holder if the interest (including OID) or gain, as the case may be, is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.

Backup Withholding and Information Reporting

U.S. Holders. A U.S. Holder may be subject to information reporting and backup withholding (currently at a rate of 28%) with respect to interest (including OID), and the proceeds from the sale or redemption of, a note, unless such holder (a) is an entity that is exempt from withholding (including, among others, corporations and certain tax-exempt organizations) and when required, demonstrates this fact, or (b) provides the payor with its correct taxpayer identification number (“TIN”) on the mandated form, which, for an individual, is ordinarily his or her social security number, and otherwise complies with applicable requirements of the backup withholding rules.

        Non-U.S. Holders. Under United States federal income tax law, backup withholding tax (at the rate of 28%) generally will not apply to payments of interest (including OID) on a note, provided the Non-U.S. Holder meets applicable certification requirements or otherwise establishes an exemption. A Non-U.S. Holder will, however, be subject to information reporting requirements with respect to interest payments on the notes.

Payments of the proceeds of a sale of the Series B Notes made to or through a foreign office of foreign, non-U.S.-related financial intermediaries will not be subject to information reporting or back-up withholding. In addition, a non-U.S. Holder will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a note within the United States or conducted through certain U.S.-related financial intermediaries, if the Non-U.S. Holder meets applicable certification requirements and does not have actual knowledge or reason to know that such holder is a U.S. person, as defined under the Code, or such holder otherwise establishes an exemption.

Backup withholding does not represent an additional income tax. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against the holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information or returns are timely furnished by the holder to the IRS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Series B Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Series B Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Series B Notes received in exchange for Old Series B Notes only where such Old Series B Notes were acquired as a result of market-making or other trading activities. We have agreed that, for a period of 180 days from the date on which the exchange offer is consummated, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of Exchange Series B Notes by broker-dealers. Exchange Series B Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Series B Notes or a combination of such methods of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any Exchange Series B Notes. Any broker-dealer that resells Exchange Series B Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Series B Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Series B Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days from the date on which the exchange offer is consummated, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any broker-dealers and will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the Exchange Series B Notes will be passed upon for QD LLC and QD Capital by Barack Ferrazzano Kirschbaum & Nagelberg LLP, Chicago, Illinois. Barack Ferrazzano will rely on the opinion of Shumaker, Loop & Kendrick, LLP, Tampa, Florida as to all matters based on Florida law, on the opinion of Jones Vargas, Las Vegas, Nevada, as to all matters of Nevada law, on the opinion of Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania as to all matters of Pennsylvania law and on the opinion of Stone Pigman Walther Wittmann L.L.C., New Orleans, Louisiana, as to all matters of Louisiana law.

EXPERTS

The financial statements as of December 31, 2006 and 2007 and for each of the three years in the period ended December 31, 2007 included in this prospectus and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting not presented herein) as of December 31, 2007 have been so included in reliance on the report, which contains an explanatory paragraph referring to the Company’s change in accounting policy surrounding tire costs as more fully described in Note 3 to the consolidated financial statements, of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited financial statements of Boasso as of, and for the year ended, March 31, 2007 included in this prospectus, have been audited by Wegmann Dazet & Company, independent accountants. Such financial statements have been so included in reliance on the report of such independent accountants given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

QDI, our parent, currently files annual and quarterly reports and other information with the SEC. You may read and copy any reports, statements and other information that QDI files at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. You may request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call 1-800-SEC-0330 for further information on the public reference rooms. QDI’s filings will also be available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov. The reports that QDI files are also available free of charge on our website at www.qualitydistribution.com. In addition, for so long as any of the Series B Notes remain outstanding, we have agreed to make available to any holder of the Series B Notes or prospective purchaser of the Series B Notes, at their request, the information required by Rule 144A(d)(4) under the Securities Act.

INDEX TO FINANCIAL STATEMENTS

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

I NDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

To Board of Directors and shareholders of

Quality Distribution, Inc.

In our opinion, the consolidated financial statements listed in the index appearing under Item 15(a)(1) present fairly, in all material respects, the financial position of Quality Distribution, Inc. and its subsidiaries at December 31, 2007 and December 31, 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting appearing under Item 9A (not presented herein). Our responsibility is to express opinions on these consolidated financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 3 to the consolidated financial statements, the Company changed its accounting policy surrounding tire costs from capitalizing and depreciating the costs of original and replacement tires over their estimated useful lives to capitalizing the costs of original tires as part of the tractor or trailer and expensing all replacement tires as incurred.

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for share-based compensation as of January 1, 2006 and the manner in which it accounts for uncertain income tax positions as of January 1, 2007.

As described in Management’s Report on Internal Control Over Financial Reporting (not presented herein), management has excluded Boasso America Corporation from its assessment of internal control over financial reporting as of December 31, 2007, because it was acquired by the Company in a purchase business combination during 2007. We have also excluded Boasso America Corporation from our audit of internal control over financial reporting. Boasso America Corporation is a wholly owned subsidiary whose total assets and total revenues represent approximately 15.7% and 0.3%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2007.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PricewaterhouseCoopers LLP

Tampa, Florida

March 14, 2008

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2007, 2006 and 2005

(In 000’s) Except Per Share Data

	Years ended December 31,
	2007	2006	2005
		(Adjusted Note 3)	(Adjusted Note 3)
OPERATING REVENUES:
Transportation	$580,676	$577,239	$546,527
Other service revenue	76,221	66,644	67,247
Fuel surcharge	94,661	86,276	64,302

Total operating revenues	751,558	730,159	678,076

OPERATING EXPENSES:
Purchased transportation	471,531	493,686	471,238
Compensation	85,820	73,207	62,558
Fuel, supplies and maintenance	81,316	53,324	35,339
Depreciation and amortization	17,544	16,353	17,278
Selling and administrative	31,291	24,042	20,433
Insurance claims	23,883	13,307	19,183
Taxes and licenses	3,980	3,812	2,894
Communication and utilities	11,381	9,043	7,932
(Gain) loss on disposal of property and equipment	601	(5,163)	288
Impairment on property and equipment	358	270	75
PPI class action settlement and related expenses	—	—	1,039

Total operating expenses	727,705	681,881	638,257

Operating income	23,853	48,278	39,819
Interest expense	(31,342)	(30,955)	(26,957)
Interest income	818	1,567	245
Write-off of debt issuance costs	(2,031)	—	(1,110)
Other (expense) income	(940)	(888)	222

(Loss) income before income taxes	(9,642)	18,002	12,219
(Benefit from) provision for income taxes	(2,079)	(38,168)	352

Net (loss) income	$(7,563)	$56,170	$11,867

PER SHARE DATA:
Net (loss) income per common share
Basic	$(0.39)	$2.97	$0.63

Diluted	$(0.39)	$2.87	$0.61

Weighted-average number of shares
Basic	19,336	18,920	18,934

Diluted	19,336	19,571	19,301

The accompanying notes are an integral part of these consolidated financial statements.

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2007 and 2006

(In 000’s)

	December 31, 2007	December 31, 2006
		(Adjusted Note 3)
ASSETS
Current assets:
Cash and cash equivalents	$9,711	$6,841
Accounts receivable, net	99,081	85,482
Prepaid expenses	8,150	6,101
Deferred tax asset, net	20,483	18,320
Other	6,258	9,214

Total current assets	143,683	125,958
Property and equipment, net	121,992	119,338
Goodwill	173,575	138,980
Intangibles, net	24,167	635
Non-current deferred tax asset, net	16,203	21,713
Other assets	14,356	11,249

Total assets	$493,976	$417,873

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of indebtedness	$413	$1,400
Current maturities of capital lease obligations	1,451	1,178
Accounts payable	17,428	13,957
Affiliates and independent owner-operators payable	12,597	11,025
Accrued expenses	25,957	21,197
Environmental liabilities	4,751	5,995
Accrued loss and damage claims	13,438	11,533
Income tax payable	555	—

Total current liabilities	76,590	66,285
Long-term indebtedness, less current maturities	343,575	272,826
Capital lease obligations, less current maturities	3,832	3,718
Environmental liabilities	6,418	5,831
Accrued loss and damage claims	18,474	20,633
Other non-current liabilities	15,954	14,249
Deferred tax liability	—	724

Total liabilities	464,843	384,266

Commitments and contingencies—Note 17
Minority interest in subsidiary	1,833	1,833
SHAREHOLDERS’ EQUITY
Common stock, no par value; 29,000 shares authorized; 19,334 issued and 19,176 outstanding at December 31, 2007 and 19,210 issued and 19,038 outstanding at December 31, 2006, respectively	361,617	359,995
Treasury stock, 158 and 172 shares at December 31, 2007 and December 31, 2006, respectively	(1,564)	(1,527)
Accumulated deficit	(126,146)	(118,255)
Stock recapitalization	(189,589)	(189,589)
Accumulated other comprehensive loss	(16,748)	(18,531)
Stock purchase warrants	—	21
Stock subscriptions receivable	(270)	(340)

Total shareholders’ equity	27,300	31,774

Total liabilities, minority interest and shareholders’ equity	$493,976	$417,873

The accompanying notes are an integral part of these consolidated financial statements.

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

AND COMPREHENSIVE INCOME (LOSS)

For the Years Ended December 31, 2007, 2006 and 2005 (In 000’s)

	Comprehensive Income (Loss)	Shares of Common Stock	Shares of Treasury Stock	Common Stock	Treasury Stock	Accumulated Deficit	Stock Recapitalization	Accumulated Other Comprehensive Loss	Stock Purchase Warrants	Unearned Compensation Restricted Stock	Stock Subscription Receivables	Total Shareholders’ Equity (Deficit)
Balance, December 31, 2004 (Adjusted Note 3)		19,113	(73)	$357,383	$(588)	$(185,961)	$(189,589)	$(18,042)	$73	$(1,077)	$(1,645)	$(39,446)
Net income (Adjusted Note 3)	$11,867	—	—	—	—	11,867	—	—	—	—	—	11,867
Minority stock dividend	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of restricted stock	—	—	28	30	414	(196)	—	—	—	(248)	—	—
Issuance of stock units	—	—	—	2,345	—	—	—	—	—	(2,345)	—	—
Forfeiture of restricted stock	—	—	(47)	(742)	—	—	—	—	—	742	—	—
Amortization of restricted stock	—	—	—	—	—	—	—	—	—	953	—	953
Stock warrant exercise	—	10	—	19	—	—	—	—	(19)	—	—	—
Payment of stock subscription receivables	—	—	—	—	—	—	—	—	—	—	76	76
Acquisition of treasury stock	—	—	(1)	—	(28)	—	—	—	—	—	28	—
Amortization of non-employee options	—	—	—	125	—	—	—	—	—	—	—	125
Translation adjustment, net of a deferred tax provision of $93.	(79)	—	—	—	—	—	—	(79)	—	—	—	(79)
Pension plan minimum liability, net of a deferred tax benefit of nil	(958)	—	—	—	—	—	—	(958)	—	—	—	(958)

Balance, December 31, 2005 (Adjusted Note 3)	$10,830	19,123	(93)	359,160	(202)	(174,290)	(189,589)	(19,079)	54	(1,975)	(1,541)	(27,462)

Net income (Adjusted Note 3)	$56,170	—	73	—		56,170	—	—	—	—	—	56,170
Reclass of unearned compensation restricted stock	—	—	—	(1,975)	—	—	—	—	—	1,975	—	—
Issuance of restricted stock	—	—	28	(243)	314	(71)	—	—	—	—	—	—
Forfeiture of restricted stock	—	—	(2)	15	(15)	—	—	—	—	—	—	—
Amortization of restricted stock	—	—	—	369	—	—	—	—	—	—	—	369
Amortization of stock units	—	—		1,473	—	—	—	—	—	—	—	1,473
Amortization of non-employee options	—	—	—	125	—	—	—	—	—	—	—	125
Amortization of stock options	—	—	—	1,038	—	—	—	—	—	—	—	1,038
Stock warrant exercise	—	87	—	33	—	—	—	—	(33)	—	—	—
Stock option exercise	—	—	24	—	267	(64)	—	—	—	—	—	203
Acquisition of treasury stock	—	—	(129)	—	(1,891)	—	—	—	—	—	1,201	(690)
Translation adjustment, net of a deferred tax provision of $52	(14)	—	—	—	—	—	—	(14)	—	—	—	(14)
Pension plan SFAS 158 adjustment, net of deferred tax benefit of nil	—	—	—	—	—	—	—	(886)	—	—	—	(886)
Pension plan minimum liability, net of a deferred tax liability of $923	1,448	—	—	—	—	—	—	1,448	—	—	—	1,448

Balance, December 31, 2006 (Adjusted Note 3)	$57,604	19,210	(172)	$359,995	$(1,527)	$(118,255)	$(189,589)	$(18,531)	$21	$—	$(340)	$31,774

The accompanying notes are an integral part of these consolidated financial statements.

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS)

For the Years Ended December 31, 2007, 2006 and 2005 (In 000’s) continued

	Comprehensive Income (Loss)	Shares of Common Stock	Shares of Treasury Stock	Common Stock	Treasury Stock	Accumulated Deficit	Stock Recapitalization	Accumulated Other Comprehensive Loss	Stock Purchase Warrants	Stock Subscription Receivables	Total Shareholders’ Equity
Balance, December 31, 2006 (Adjusted Note 3)		19,210	(172)	$359,995	$(1,527)	$(118,255)	$(189,589)	$(18,531)	$21	$(340)	$31,774
Net loss (As adjusted)	$(7,563)	—	—	—		(7,563)	—	—	—	—	(7,563)
Issuance of restricted stock	—	47	11	(25)	25	—	—	—	—	—	—
Forfeiture of restricted stock	—	—	(2)	11	(11)	—	—	—	—	—	—
Amortization of restricted stock	—	—	—	295	—	—	—	—	—	—	295
Amortization of non-employee options	—	—	—	125	—	—	—	—	—	—	125
Amortization of stock options	—	—	—	1,143	—	—	—	—	—	—	1,143
Stock warrant exercise	—	80	—	21	—	—	—	—	(21)	—	—
Stock option exercise	—	—	8	52	19	—	—	—	—	—	71
Acquisition of treasury stock	—	(3)	(3)	—	(70)	—	—	—	—	70	—
FIN 48 Adjustment	—	—	—	—	—	(328)	—	—	—	—	(328)
Translation adjustment, net of tax	182	—	—	—	—	—	—	182	—	—	182
Adjustment to pension obligation, net of a deferred tax liability of $1,009	1,601	—	—	—	—	—	—	1,601	—	—	1,413

Balance, December 31, 2007	$(5,780)	19,334	(158)	$361,617	$(1,564)	$(126,146)	$(189,589)	$(16,748)	$—	$(270)	$27,300

The accompanying notes are an integral part of these consolidated financial statements.

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2007, 2006 and 2005

(In 000’s)

	Years Ended December 31,
	2007	2006	2005
		(Adjusted Note 3)	(Adjusted Note 3)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(7,563)	$56,170	$11,867
Adjustments to reconcile to net cash and cash equivalents provided by operating activities:
Deferred income tax provision (benefit)	(6,029)	4,661	(266)
Depreciation and amortization	17,544	16,353	17,278
Bad debt expense (recoveries)	796	(361)	1,219
Loss (gain) on disposal of property and equipment	601	(5,163)	288
Impairment loss on property and equipment	358	270	75
Interest income on repayment of stock subscription	—	(690)	—
Write-off of deferred financing costs	2,031	—	1,110
Stock based compensation	1,563	3,005	1,077
Amortization of deferred financing costs	1,865	1,824	1,855
Amortization of bond discount	279	243	233
Write-off of stock offering costs	—	986	—
Minority dividends	145	145	145
Provision for (Release of) deferred tax asset valuation allowance	1,403	(45,226)	—
Changes in assets and liabilities:
Accounts and other receivables	(2,545)	16,185	(1,901)
Prepaid expenses	(309)	(728)	(491)
Other assets	910	(4,846)	(3,919)
Accounts payable	(288)	(5,082)	4,516
Accrued expenses	2,784	(1,833)	(11,024)
Environmental liabilities	(657)	(5,333)	(8,439)
Accrued loss and damage claims	(1,155)	(2,464)	(3,946)
Affiliates and independent owner-operators payable	816	(954)	1,996
Other liabilities	545	1,074	(207)
Current income taxes	958	—	(2,427)

Net cash provided by operating activities	14,052	28,236	9,039

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(10,557)	(14,870)	(15,855)
Acquisition of businesses and assets	(6,836)	(6,447)	(4,466)
Acquisition of Boasso America Corporation	(53,415)	—	—
Cash acquired from Boasso America Corporation	1,015	—	—
Proceeds from sales of property and equipment	6,394	10,726	4,258

Net cash used in investing activities	(63,399)	(10,591)	(16,063)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	46,809	—	83,300
Principal payments on long-term debt	(65,450)	(1,400)	(78,900)
Principal payments on capital lease obligations	(1,204)	(363)	(27)
Proceeds from revolver	123,030	209,500	140,600
Payments on revolver	(41,400)	(222,500)	(133,400)
Payments on acquisition notes	(592)	—	—
Deferred financing costs	(9,170)	—	(3,231)
Stock offering costs	(787)	(199)	—
Change in book overdraft	1,033	2,430	(2,415)
Minority dividends	(145)	(145)	(145)
Other stock transactions	70	203	76

Net cash provided by (used in) financing activities	52,194	(12,474)	5,858

Effect of exchange rate changes on cash	23	34	102

Net increase (decrease) in cash and cash equivalents	2,870	5,205	(1,064)
Cash and cash equivalents, beginning of period	6,841	1,636	2,700

Cash and cash equivalents, end of period	$9,711	$6,841	$1,636

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$28,850	$27,034	$24,645

Income Taxes	438	1,760	3,459

SUPPLEMENTAL DISCLOSURES OF NON-CASH FLOW INFORMATION:
Adjustment to pension obligation	$2,422	$1,448	$958

Original capital lease obligations	1,094	4,526	760

Note issued to seller for purchase of business assets	4,956	1,613	—

Deferred tax adjustment related to Boasso acquisition	10,050	—	—

Adjustment to deferred taxes for FIN 48 adoption	972	—	—

Transfer of tractors from other assets to fixed assets	2,950	—

Long-term liability assumed with purchase of business	—	4,427	—

The accompanying notes are an integral part of these consolidated financial statements.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2007, 2006 and 2005

1. BUSINESS ORGANIZATION

Quality Distribution, Inc. (the “Company” or “QDI”) and its subsidiaries are engaged primarily in truckload transportation of bulk chemicals in North America. We conduct a significant portion of our business through a network of Company terminals, affiliates and independent owner-operators. Affiliates are independent companies, which enter into various term contracts with the Company. Affiliates are responsible for paying for their own power equipment (including debt service), fuel and other operating costs. Certain affiliates lease trailers from us. Owner-operators are independent contractors, who, through a contract with us, supply one or more tractors and drivers for our use. Contracts with owner-operators may be terminated by either party on short notice. We charge affiliates and third parties for the use of tractors and trailers as necessary. In exchange for the services rendered, affiliates and owner-operators are normally paid a percentage of the revenues generated for each load hauled.

2. SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States using U.S. dollars as the reporting currency as the majority of our business is in the U.S. The consolidated financial statements include the accounts of QDI and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Minority interest reflects outstanding preferred stock of Chemical Leaman Corp. (“CLC”), a subsidiary of QDI.

Cash and Cash Equivalents

We consider all highly liquid investments with original maturities of three months or less to be cash equivalents. Book overdrafts are included in accounts payable.

Allowance for Uncollectible Receivables

We have established a reserve for uncollectible receivables based on a combination of historical data, cash payment trends, specific customer issues, write-off trends, general economic conditions and other factors. We charge uncollectible amounts to our allowance based on various issues, including cash payment trends and specific customer issues. These factors are continuously monitored by our management to arrive at the estimate for the amount of accounts receivable that may be ultimately uncollectible. The receivables analyzed include trade receivables, as well as loans and advances made to owner-operators.

Inventories

Inventories are stated at the lower of cost (first-in, first-out method) or market and consist primarily of tires, parts, fuel and supplies for servicing our revenue equipment (tractors and trailers). As of December 31 2006, we owned $1.7 million of tractors for sale to owner-operators or affiliates that were classified within “Other Current Assets” on the Consolidated Balance Sheets.

Prepaid Tires

During the fourth quarter of 2007, we changed our accounting policy for tires. Prior to this change, the cost of original and replacement tires mounted on equipment was reported as prepaid tires and amortized based on estimated usage. Under the new policy, we capitalize the cost of tires mounted on purchased revenue equipment as a part of the total equipment cost and depreciate the cost over the useful life of the related equipment. Subsequent replacement tires are expensed at the time those tires are placed in service similar to other repairs and maintenance costs. We believe that this new policy is preferable under the circumstances because it provides a more precise and less subjective method for recognizing expenses related to tires that is consistent with industry practice. Refer to Note 3, Change in Accounting Principle, for more information.

Property and Equipment and Impairment on Long-Lived Assets

Property and equipment expenditures, including tractor and trailer rebuilds that extend the useful lives of such equipment, are capitalized and recorded at cost. For financial statement purposes, these assets are depreciated using the straight-line method over the estimated useful lives of the assets to an estimated salvage value.

The asset lives used are presented in the following table:

Average Lives (in years)
Buildings and improvements	10 - 25
Tractors and terminal equipment	5 - 7
Trailers	15 - 20
Furniture and fixtures	3 - 5
Other equipment	3 -10

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Tractor and trailer rebuilds, which are recurring in nature and extend the lives of the related assets, are capitalized and depreciated over the period of extension, generally 5 to 10 years, based on the type and extent of these rebuilds. Maintenance and repairs are charged directly to expense as incurred. Management estimates the useful lives of these assets based on historical trends and the age of the assets when placed in service, and any changes in the actual lives could result in material changes in the periodic depreciation and resulting net book value of these assets. Additionally, we estimate the salvage values of these assets based on historical sales of disposals, and any changes in the actual salvage values could also affect the periodic depreciation and resulting net book value of these assets.

Furthermore, we evaluate the recoverability of our long-lived assets whenever adverse events or changes in the business climate indicate that the expected undiscounted future cash flows from the related category of assets may be less than previously anticipated. If the net book value of the related category of assets exceeds the undiscounted future cash flows of the category of assets, or if we believe certain trailers’ future utilization is impaired, the carrying amount would be reduced to the fair value and an impairment loss would be recognized. This analysis requires us to make significant estimates and assumptions in projecting future cash flows, and changes in facts and circumstances could result in material changes in the amount of any impairment losses.

Maintenance and repairs are charged to operating expense when incurred. Major improvements that extend the lives of the assets are capitalized. We assess whether there has been an impairment of long-lived assets and definite lived intangibles in accordance with Statement of Financial Accounting Standards (“SFAS”) 144, “Accounting for the Impairment and Disposal of Long-Lived Assets.” If the carrying value of an asset, including associated intangibles, exceeds the sum of estimated undiscounted future cash flows, then an impairment loss is recognized for the difference between estimated fair value and carrying value. When assets are disposed of, the cost and related accumulated depreciation are removed from the accounts, and any gains or losses are reflected in operating expenses. We incurred a non-cash, pre-tax charge of $0.4 million and $0.3 million in 2007 and 2006, respectively, for trailers and tractors that were not being utilized in our operations.

During the second quarter of 2006, we identified eight real properties that were not needed in our current operations and such properties were reclassified as held-for-sale with a net book value of $0.7 million. During 2006, we sold five properties with a net book value of approximately $0.4 million for which we recognized a $4.5 million gain. During 2007, we did not sell any properties.

Goodwill and Intangible Assets

We adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, (“SFAS 142”) effective January 1, 2002. See Note 10 to the consolidated financial statements. Under SFAS 142 we review our goodwill balances for impairment annually using a measurement date of June 30 or more frequently if impairment indicators arise.

Other Assets—Deferred Loan Costs

As of December 31, 2007 and 2006, deferred loan costs included in other assets totaled $11.9 million and $6.6 million, respectively. In conjunction with the payment of our previous term loan through proceeds from the new credit agreement and issuance of new debt (Note 12) in fiscal year 2007, we expensed the remaining deferred loan costs of $1.2 million related to debt that was paid off and recorded the charge as a loss on debt extinguishment and $0.8 million in bridge loan fees. In addition, we capitalized the portion of transaction expenses incurred related to the new credit agreement and issuance of new debt. In fiscal year 2005, we expensed $1.1 million of deferred loan costs related to the partial repayment of a previous term loan incurred in fiscal year 2003. The debt issuance costs at December 31, 2007 are being amortized using the effective-interest method over the life of the related debt. Amortization expense of these costs was $1.9 million and $1.8 million for the years ending December 31, 2007 and 2006, respectively.

Taxation—We use the liability method of accounting for income taxes as prescribed by SFAS No. 109. Significant management judgment is required in determining the provision for income taxes and, in particular, any valuation allowance that is recorded or released against our deferred tax assets.

Valuation allowances related to United States (“U.S.”) tax jurisdictions were reversed during the third and fourth quarter of 2006 based on our assessment that it was more likely than not that those deferred tax assets will be realizable based on income projections of future taxable income and the expiration dates and amounts of net operating loss carryforwards. These estimates of projected taxable income include price and volume increases as well as expected expansion of market share. These projections are based on assumptions which management believes to be reasonable and consistent with current operating results although the actual results achieved may differ materially from these projections.

We continue to evaluate quarterly, the positive and negative evidence regarding the realization of net deferred tax assets in accordance with SFAS No. 109, “Accounting for Income Taxes.” Included in this assessment are estimates of projected future taxable income. Significant management judgment is required in this process and although realization is not assured, based on our assessment, we concluded it is more likely than not, such assets will continue to be realized.

At December 31, 2006 positive evidence included having achieved profitability for financial reporting purposes for eight consecutive quarters beginning with the first quarter of fiscal 2005. Additionally, we were no longer in a U.S. cumulative loss position at the third quarter of fiscal 2006. We determine cumulative losses on a rolling thirty six months basis.

We project both aggregate U.S. pre-tax income as well as aggregate U.S. taxable income for the years 2008 through 2011 sufficient to absorb $86 million of the $94 million existing net operating loss carryforwards. At December 31, 2007 we had estimated $94 million in federal net operating loss carryforwards, $2.6 million in alternative minimum tax credit carryforwards and $2.6 million in foreign tax credit carryforwards. The net operating loss carryforwards will expire in the years 2018 through 2027, while the alternative minimum tax credits may

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

be carried forward indefinitely and the foreign tax credits may be carried forward for ten years. We do not have a history of net operating loss or tax credit carryforwards expiring unused; however, we have determined based on the weight of available evidence that it is more likely than not that some portion of our $2.6 million foreign tax credits may not be realized. As a result we have established a valuation allowance of $1.6 million against our foreign tax credit deferred tax asset.

We continue to believe it is more likely than not that the net deferred tax assets will be realizable because we are projecting positive future taxable income through 2011 sufficient to absorb $86 million of our $94 million net operating loss carryforwards. We will continue to review our forecast quarterly in relation to actual results and expected trends on an ongoing basis. Failure to achieve our operating income targets may change our assessment regarding the recoverability of our net deferred tax assets and such change could result in a valuation allowance being recorded against some or all of our deferred tax assets. Any increase in a valuation allowance would result in additional income tax expense.

FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”), requires that companies recognize the effect of a tax position in their consolidated financial statements if there is a greater likelihood than not of the position being sustained upon audit based on the technical merits of the position. We adopted the provisions of FIN 48 effective January 1, 2007. As a result of the implementation, we recognized an increase to reserves for uncertain tax positions of $0.3 million. The increase to the reserve was accounted for as an adjustment to accumulated deficit to recognize the cumulative effect of adoption.

Under FIN 48, we account for uncertain tax positions using a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step requires us to estimate and measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. It is inherently difficult and subjective to estimate such amounts, as we have to determine the probability of various possible outcomes. We re-evaluate these uncertain tax positions on a quarterly basis. This evaluation is based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, effectively settled issues under audit, and new audit activity. Such a change in recognition or measurement would result in the recognition of a tax benefit or an additional charge to the tax provision.

Accrued Loss, Damage and Environmental Claims

We maintain liability insurance for bodily injury and property damage with an aggregate limit on the coverage in the amount of $40.0 million, with a $5.0 million per incident deductible. We currently maintain workers’ compensation insurance coverage with a $1.0 million deductible. We have accrued for the estimated self-insured portion of bodily injury, property damage and workers’ compensation claims including an estimate of losses incurred but not reported.

We are self-insured for damage or loss to the equipment we own or lease, for any cargo losses and for non-trucking pollution legal liability. We have accrued for the estimated cost of claims reported and losses incurred but not reported. We classify such claims between long-term and short-term based on industry data as calculated by third-parties.

We transport chemicals and hazardous materials and operate tank wash facilities. As such, our operations are subject to various environmental laws and regulations. We have been involved in various litigation and environmental matters arising from these operations. We have reserved for potential environmental liabilities based on the best estimates of potential clean-up and remediation for known environmental sites. We employ a staff of environmental professionals to administer all phases of our environmental programs and use outside experts where needed. These professionals develop estimates of potential liabilities at these sites based on projected and known remediation costs. These cost projections are determined through previous experiences with other sites and through bids from third-party contractors. Management believes current reserves are reasonable based on current information. Our environmental liabilities are not measured on a discount basis.

Fair Value of Financial Instruments

The carrying amounts reported in the accompanying balance sheets for cash and cash equivalents, accounts receivable, and accounts payable approximate fair value because of the immediate or short-term maturities of these financial instruments.

The fair value of our 9% Senior Subordinated Notes and 2012 Notes were based on quoted market prices. The fair value of our 9% Senior Subordinated Notes was approximately $107.5 million and $121.9 million at December 31, 2007 and 2006, respectively. The fair value of our 2012 Notes was approximately $122.9 million and $86.3 million at December 31, 2007 and 2006, respectively. The ABL Facility is variable rate debt and approximates fair value.

Foreign Currency Translation

The translation from Canadian dollars and Mexican pesos to U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted-average exchange rate in effect during the period. The gains or losses, net of income taxes, resulting from such translation are included in shareholders’ deficit as a component of accumulated other comprehensive loss. Gains or losses from foreign currency transactions are included in other expense.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Accumulated Other Comprehensive Loss

The components of accumulated other comprehensive loss are as follows at December 31 (in thousands):

	2007	2006
Unrecognized loss and prior service costs	$15,885	$17,486
Foreign currency translation adjustment	863	1,045

	$16,748	$18,531

In fiscal year 2006, the adoption of SFAS 158 required us to reverse out $16.6 million of pension plan minimum liability and record $17.5 million of unrecognized loss and prior service costs, for a net increase of $0.9 million to accumulated other comprehensive loss.

Revenue Recognition

Transportation revenue, including fuel surcharges, and related costs are recognized on the date freight is delivered. Other service revenue, consisting primarily of lease revenues from affiliates, owner-operators and third parties, are recognized ratably over the lease period. Tank wash revenues are recognized when the wash is completed. Service revenues on insurance policies are recorded as a contractual percentage of premiums received ratably over the period that the insurance covers. We recognize all revenues on a gross basis as the principal and primary obligor with risk of loss in relation to our responsibility for completion of services as contracted with our customers.

Other Service Revenue

The components of Other Service Revenue are as follows at December 31 (in thousands):

	2007	2006	2005
Rental revenue	$31,422	$28,648	$30,403
Tank wash revenue	31,136	28,291	27,510
Other revenue	13,663	9,703	9,334

	$76,221	$66,642	$67,247

Share-Based Compensation

Effective January 1, 2006, we adopted SFAS 123(R), using the modified prospective transition method, and, as a result, did not retroactively adjust results from prior periods. Under this transition method, stock-based compensation was recognized for: 1) expense related to the remaining unvested portion of all stock option awards granted prior to January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123; and 2) expense related to all stock option awards granted on or subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). We apply the Black-Scholes valuation model in determining the fair value of share-based payments to employees. The resulting compensation expense is recognized over the requisite service period, which is generally the option vesting term of four years. Prior to fiscal 2006, stock-based compensation was included as a pro forma disclosure in the Notes to the Consolidated Financial Statements as permitted by SFAS 123.

Leased Assets

We have both capital and operating leases. The leases for most of our tractors and trailers have terms that range from three to seven years. Some leases require us to pay the lessor a minimum residual amount at the end of the lease. For operating leases, we accrue this residual by recording a prepaid rent amount and amortizing a monthly amount as rental expense and also record a liability that is increased every year by recognizing interest expense. This residual amount is recorded in the balance sheet category “Other non-current liabilities.” For capital leases, the residual is included as part of the cost of the capitalized leased asset.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Net Income (Loss) Per Common Share

Basic net income (loss) per common share is calculated based on the weighted-average common shares outstanding during each period. Diluted income (loss) per common share includes the dilutive effect, if any, of common equivalent shares outstanding during each period.

New Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS 157). SFAS 157 establishes a common definition for fair value to be applied to U.S. GAAP guidance requiring use of fair value, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB decided to issue a final Staff Position to allow a one-year deferral of adoption of SFAS 157 for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. The FASB also decided to amend SFAS 157 to exclude FASB Statement No. 13 and its related interpretive accounting pronouncements that address leasing transactions. The Company is currently evaluating the expected impact on its financial statements of adopting SFAS 157.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115, (“SFAS 159”) which permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS 159 also includes an amendment to SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” which applies to all entities with available-for-sale and trading securities. This statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. We are currently evaluating the impact of this standard on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141R”). This statement significantly changes the financial accounting and reporting of business combination transactions. The provisions of this statement are to be applied prospectively to business combination transactions in the first annual reporting period beginning on or after December 15, 2008. The impact of adopting SFAS 141R will depend on the nature, terms and size of business combinations completed after the effective date.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for noncontrolling interests in subsidiaries. This statement requires the reporting of all noncontrolling interests as a separate component of stockholders’ equity, the reporting of consolidated net income (loss) as the amount attributable to both the parent and the noncontrolling interests and the separate disclosure of net income (loss) attributable to the parent and to the noncontrolling interests. In addition, this statement provides accounting and reporting guidance related to changes in noncontrolling ownership interests. Other than the reporting requirements described above which require retrospective application, the provisions of SFAS 160 are to be applied prospectively in the first annual reporting period beginning on or after December 15, 2008. We are currently evaluating the impact of this standard on our consolidated financial statements.

3. CHANGE IN ACCOUNTING PRINCIPLE

During the fourth quarter of 2007, we changed our accounting policy for tires. Prior to this change, the cost of original and replacement tires mounted on equipment was reported as prepaid tires and depreciated based on estimated usage of the tires. Under the new policy, we capitalize the cost of tires mounted on purchased revenue equipment as a part of the total equipment cost and depreciate the cost over the useful life of the related equipment. Subsequent replacement tires are expensed at the time those tires are placed in service similar to other repairs and maintenance costs. We believe that this new policy is preferable under the circumstances because it provides a more precise and less subjective method for recognizing expenses related to tires that is consistent with industry practice. Comparative financial statements for all prior periods have been adjusted to apply the new policy retrospectively.

The following tables present the line items on the statement of operations, balance sheets and statements of cash flows that were impacted by the accounting change, as of and for the years ended December 31 2007, 2006 and 2005:

Statement of Operations: (Dollars in thousands, except per share data)	Prior to Change in Accounting Principle	Effect of Change	As Adjusted
Year ended December 31, 2007:
Fuel, supplies and maintenance	$82,106	$(790)	$81,316
Depreciation and amortization	17,015	529	17,544
Total operating expenses	727,966	(261)	727,705
Operating income	23,592	261	23,853
Loss before income taxes	(9,903)	261	(9,642)
Benefit from income taxes	(2,079)	—	(2,079)
Net loss	(7,824)	261	(7,563)
Net loss per common share:
Basic	$(0.40)	$0.01	$(0.39)
Diluted	$(0.40)	$0.01	$(0.39)

Under SFAS 154, “Accounting Changes and Error Corrections,” we are required to report a change in accounting policy by retrospectively applying the new policy to all prior periods presented, unless it is impractical to determine the prior-period effect. Accordingly, we have adjusted our previously reported financial information for all periods presented.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

	As Originally Reported	Effect of Change	As Adjusted
Year ended December 31, 2006:
Fuel, supplies and maintenance	$53,795	$(471)	$53,324
Depreciation and amortization	15,710	643	16,353
Total operating expenses	681,709	172	681,881
Operating income	48,450	(172)	48,278
Income before income taxes	18,174	(172)	18,002
Benefit from income taxes	(36,033)	(2,135)	(38,168)
Net income	54,207	1,963	56,170
Net income per common share:
Basic	$2.87	$0.10	$2.97
Diluted	$2.77	$0.10	$2.87
Year ended December 31, 2005:
Fuel, supplies and maintenance	$35,897	$(558)	$35,339
Depreciation and amortization	16,714	564	17,278
Total operating expenses	638,251	6	638,257
Operating income	39,825	(6)	39,819
Income before income taxes	12,225	(6)	12,219
Provision for income taxes	352	—	352
Net income	11,873	(6)	11,867
Net income per common share:
Basic	$0.63	$(0.00)	$0.63
Diluted	$0.62	$(0.00)	$0.62

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

The following tables present the line items on the balance sheet that were impacted by the accounting change.

Balance Sheet (Dollars in thousands)	Prior to Change in Accounting Principle	Effect of Change	As Adjusted
December 31, 2007:
Prepaid tires	$7,059	(7,059)	$—
Property and equipment, net	119,853	1,796	121,649
Non-current deferred tax asset, net	14,068	2,135	16,203
Accumulated deficit	(123,018)	(3,128)	(126,146)

	As Originally Reported	Effect of Change	As Adjusted
December 31, 2006:
Prepaid tires	$7,517	(7,517)	$—
Property and equipment, net	116,964	1,993	118,957
Non-current deferred tax asset, net	19,578	2,135	21,713
Accumulated deficit	(114,866)	(3,389)	(118,255)

As a result of the accounting change, accumulated deficit as of January 1, 2005 increased by $5.3 million.

The following tables present the line items on the statement of cash flows that were impacted by the accounting change.

Statement of Cash Flows (Dollars in thousands)	Prior to Change in Accounting Principle	Effect of Change	As Adjusted
Year ended December 31, 2007:
Net loss	$(7,824)	$261	$(7,563)
Deferred income taxes	(4,626)	—	(4,626)
Depreciation and amortization	17,015	529	17,544
Prepaid tires	(458)	458	—
Capital expenditures	(9,309)	(1,248)	(10,557)

	As Originally Reported	Effect of Change	As Adjusted
Year ended December 31, 2006:
Net income	$54,207	$1,963	$56,170
Deferred income taxes	(38,430)	(2,135)	(40,565)
Depreciation and amortization	15,710	643	16,353
Prepaid tires	(639)	639	—
Capital expenditures	(13,760)	(1,110)	(14,870)
Year ended December 31, 2005:
Net income	$11,873	$(6)	$11,867
Deferred income taxes	(266)	—	(266)
Depreciation and amortization	16,714	564	17,278
Prepaid tires	(421)	421	—
Capital expenditures	(14,876)	(979)	(15,855)

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Since we adopted the accounting change in the fourth quarter of 2007, it is necessary to adjust the previously reported quarters of 2007 as if the change had been effective as of January 1, 2007. The accounting change affects the quarters of 2007 as follows:

	Unaudited
Statement of Operations (Dollars in thousands, except per share data)	As Originally Reported	Effect of Change	As Adjusted
Quarter Ended September 30, 2007:
Fuel, supplies and maintenance	$21,429	$(283)	$21,146
Depreciation and amortization	4,332	136	4,468
Total operating expenses	181,673	(147)	181,526
Operating income	10,508	147	10,655
Income before income taxes	3,334	147	3,481
Provision for income taxes	1,982	—	1,982
Net income	1,352	147	1,499
Net income per common share:
Basic	$0.07	$0.01	$0.08
Diluted	$0.07	$0.01	$0.08
Quarter Ended June 30, 2007:
Fuel, supplies and maintenance	$19,453	$(178)	$19,275
Depreciation and amortization	4,183	134	4,317
Total operating expenses	182,830	(44)	182,786
Operating income	11,880	44	11,924
Income before income taxes	4,377	44	4,421
Provision for income taxes	2,135	—	2,135
Net income	2,242	44	2,286
Net income per common share:
Basic	$0.12	$0.00	$0.12
Diluted	$0.12	$0.00	$0.12
Quarter Ended March 31, 2007:
Fuel, supplies and maintenance	$16,174	$(50)	$16,124
Depreciation and amortization	4,047	128	4,175
Total operating expenses	172,563	78	172,641
Operating income	5,532	(78)	5,454
Loss before income taxes	(1,983)	(78)	(2,061)
Benefit from income taxes	(1,888)	—	(1,888)
Net loss	(95)	(78)	(173)
Net loss per common share:
Basic	$(0.01)	$(0.00)	$(0.01)
Diluted	$(0.01)	$(0.00)	$(0.01)

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

	Unaudited
Balance Sheet (Dollars in thousands)	As Originally Reported	Effect of Change	As Adjusted
September 30, 2007:
Prepaid tires	$7,295	$(7,295)	$—
Property and equipment, net	113,375	1,884	115,259
Non-current deferred tax asset, net	19,703	2,135	21,838
Accumulated deficit	(111,695)	(3,276)	(114,971)
June 30, 2007:
Prepaid tires	$7,488	$(7,488)	$—
Property and equipment, net	115,754	1,930	117,684
Non-current deferred tax asset, net	20,740	2,135	22,875
Accumulated deficit	(113,047)	(3,423)	(116,470)
March 31, 2007:
Prepaid tires	$7,512	$(7,512)	$—
Property and equipment, net	115,764	1,910	117,674
Non-current deferred tax asset, net	22,328	2,135	24,463
Accumulated deficit	(115,283)	(3,467)	(118,750)

	Unaudited
Statement of Cash Flows (Dollars in thousands)	As Originally Reported	Effect of Change	As Adjusted
Nine Months Ended September 30, 2007:
Net income	$3,499	$113	$3,612
Deferred income taxes	848	—	848
Depreciation and amortization	12,562	398	12,960
Prepaid tires	(129)	129	—
Capital expenditures	(6,728)	(640)	(7,368)
Six Months Ended June 30, 2007:
Net income	$2,147	$(34)	$2,113
Deferred income taxes	(193)	—	(193)
Depreciation and amortization	8,230	262	8,492
Prepaid tires	(106)	106	—
Capital expenditures	(4,415)	(334)	(4,749)
Three Months Ended March 31, 2007:
Net loss	$(95)	$(78)	$(173)
Deferred income taxes	(1,764)	—	(1,764)
Depreciation and amortization	4,047	128	4,175
Prepaid tires	(37)	37	—
Capital expenditures	(2,334)	(87)	(2,421)

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

The accounting change affects the quarters of 2006 as follows:

	Unaudited
Statement of Operations (Dollars in thousands, except per share data)	As Originally Reported	Effect of Change	As Adjusted
Quarter Ended December 31, 2006:
Fuel, supplies and maintenance	$14,992	$(92)	$14,900
Depreciation and amortization	4,049	149	4,198
Total operating expenses	161,160	57	161,217
Operating income	9,943	(57)	9,886
Income before income taxes	1,203	(57)	1,146
Benefit from income taxes	(4,963)	—	(4,963)
Net income	6,166	(57)	6,109
Net income per common share:
Basic	$0.33	$(0.01)	$0.32
Diluted	$0.31	$(0.00)	$0.31
Quarter Ended September 30, 2006:
Fuel, supplies and maintenance	$15,064	$(120)	$14,944
Depreciation and amortization	3,873	187	4,060
Total operating expenses	176,402	67	176,469
Operating income	13,626	(67)	13,559
Income before income taxes	5,888	(67)	5,821
Benefit from income taxes	(32,139)	(2,135)	(34,274)
Net income	38,027	2,068	40,095
Net income per common share:
Basic	$2.01	$0.11	$2.12
Diluted	$1.94	$0.11	$2.05
Quarter Ended June 30, 2006:
Fuel, supplies and maintenance	$12,796	$(263)	$12,533
Depreciation and amortization	3,851	140	3,991
Total operating expenses	177,475	(123)	177,352
Operating income	12,803	123	12,926
Income before income taxes	6,001	123	6,124
Provision for income taxes	467	—	467
Net income	5,534	123	5,657
Net income per common share:
Basic	$0.29	$0.01	$0.30
Diluted	$0.28	$0.01	$0.29
Quarter Ended March 31, 2006:
Fuel, supplies and maintenance	$10,943	$4	$10,947
Depreciation and amortization	3,937	167	4,104
Total operating expenses	166,672	171	166,843
Operating income	12,078	(171)	11,907
Income before income taxes	5,082	(171)	4,911
Provision for income taxes	602	—	602
Net income	4,480	(171)	4,309
Net income per common share:
Basic	$0.24	$(0.01)	$0.23
Diluted	$0.23	$(0.01)	$0.22

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

	Unaudited
Balance Sheet (Dollars in thousands)	As Originally Reported	Effect of Change	As Adjusted
September 30, 2006:
Prepaid tires	$7,445	$(7,445)	$—
Property and equipment, net	115,691	1,978	117,669
Non-current deferred tax asset, net	14,785	2,135	16,920
Accumulated deficit	(121,006)	(3,332)	(124,338)
June 30, 2006:
Prepaid tires	$7,648	$(7,648)	$—
Property and equipment, net	115,788	2,248	118,036
Accumulated deficit	(159,015)	(5,400)	(164,415)
March 31, 2006:
Prepaid tires	$7,647	$(7,647)	$—
Property and equipment, net	115,108	2,124	117,232
Accumulated deficit	(164,506)	(5,523)	(170,029)

	Unaudited
Statement of Cash Flows (Dollars in thousands)	As Originally Reported	Effect of Change	As Adjusted
Nine Months Ended September 30, 2006:
Net income	$48,041	$2,020	$50,061
Deferred income taxes	(32,190)	(2,135)	(34,325)
Depreciation and amortization	11,661	494	12,155
Prepaid tires	(448)	448	—
Capital expenditures	(10,692)	(827)	(11,519)
Six Months Ended June 30, 2006:
Net income	$10,014	$(48)	$9,966
Depreciation and amortization	7,788	307	8,095
Prepaid tires	(465)	465	—
Capital expenditures	(8,095)	(724)	(8,819)
Three Months Ended March 31, 2006:
Net income	$4,480	$(171)	$4,309
Depreciation and amortization	3,937	167	4,104
Prepaid tires	(287)	287	—
Capital expenditures	(3,309)	(283)	(3,592)

4. INCOME (LOSS) PER COMMON SHARE

A reconciliation of the numerators and denominators of the basic and diluted earnings (loss) from continuing operations to earnings per share computations follows (in thousands except per share amounts):

	December 31, 2007			December 31, 2006			December 31, 2005
	Earnings (loss) from continuing operations (numerator)	Shares (denominator)	Per- share amount	Earnings (loss) from continuing operations (numerator)	Shares (denominator)	Per- share amount	Earnings (loss) from continuing operations (numerator)	Shares (denominator)	Per- share amount
Basic earnings (loss) available to common shareholders:
Net earnings (loss) from continuing operations	$(7,563)			$56,170			$11,867
Dividends and accretion on preferred stock and minority stock dividends	—			—			—

Earnings (loss)	(7,563)	19,336	$(0.39)	56,170	18,920	$2.97	11,867	18,934	$0.63

Effect of dilutive securities:
Stock options					221			134
Unvested restricted stock		—			37			13
Stock units					303			71
Stock warrants		—			90			149

Diluted earnings (loss) available to common shareholders:
Income (loss)	$(7,563)	19,336	$(0.39)	$56,170	19,571	$2.87	$11,867	19,301	$0.61

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

The effect of our stock options, restricted stock, stock warrants and stock units which represent the shares shown in the table above are included in the computation of diluted earnings per share for each year.

The following securities were not included in the calculation of diluted EPS because such inclusion would be anti-dilutive (in thousands):

	For the years ended December 31,
	2007	2006	2005
Stock options	2,790	1,121	1,307
Restricted stock	125	11	17

5. ACQUISITIONS

Boasso America Corporation

On December 18, 2007, we acquired 100% of the stock of Boasso America Corporation (“Boasso”). Boasso provides container repair, storage, handling, sales, cleaning and drayage service. The results of Boasso have been included in our results since the date of acquisition.

The purchase price of Boasso has initially been allocated to the assets acquired and liabilities assumed according to their estimated fair values at the time of the acquisition as follows:

Boasso
(In thousands)
Working capital, net of cash	$8,312
Property and equipment	7,209
Other long-term assets	81
Non-compete agreements	400
Customer related intangibles	11,900
Tradename	9,800
Long-term debt and capital lease obligations	(4,512)
Deferred tax liabilities	(9,435)
Goodwill	31,301

$55,056

The customer-related intangible assets relate to acquired customer relationships, and will be amortized over a twelve year weighted-average useful life on a straight-line basis. The tradename has an indefinite useful life. The allocation of the purchase price to the assets acquired and liabilities assumed are preliminary and subject to change pending final purchase accounting. The goodwill acquired in this acquisition is not tax deductible.

Unaudited Pro forma Results. Businesses acquired are included in consolidated results from the date of acquisition. Other than the Boasso acquisition, our other acquisitions in 2007, 2006 and 2005 are not presented, as they would not differ by a material amount from actual results. The following unaudited pro forma consolidated results are presented to show the results, on a pro forma basis, as if the 2007 acquisition of Boasso had been completed as of January 1, 2006:

	2007	2006
	(In thousands, except per share data)
Operating revenues	$821,609	$800,537
Net (loss) income	(8,333)	55,787
(Loss) Income per share—basic	(0.43)	2.95
(Loss) Income per share—diluted	(0.43)	2.85

Other 2007 Acquisitions

During fiscal year 2007, we acquired the business of a tank wash operation for $2.5 million and a transportation company for $0.5 million. We also purchased the businesses of six affiliates for $6.0 million. Of the $9.0 million aggregate purchase price, we allocated $3.3 million to fixed assets, parts and prepaid expenses, $4.3 million to goodwill, and $1.4 million to other intangible assets such as non-compete arrangements or customer lists.

2006 Acquisitions

During fiscal year 2006, we acquired the businesses of two transportation companies for approximately $4.1 million. We also purchased the businesses of three affiliates for $8.1 million. Of the $12.2 million aggregate purchase price, we allocated $4.9 million to fixed assets and parts, $6.5 million to goodwill, $0.6 million to other intangible assets such as non-compete arrangements or customer lists, and expensed $0.2 million for consulting services.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

2005 Acquisitions

During fiscal year 2005, we purchased the business of one affiliate for $1.2 million of cash consideration and $0.6 million forgiveness of amounts due from affiliates which resulted in $1.8 million of goodwill. We also purchased $2.7 million of tractors and trailers from two other affiliates.

6. SELECTED QUARTERLY FINANCIAL DATA (Unaudited) (In thousands, except per share data)

	Quarter Ended
	March 31	June 30	September 30	December 31
	(As adjusted)	(As adjusted)	(As adjusted)
2007
Operating revenues	$178,095	$194,710	$192,181	$186,572
Operating income (loss)	5,454	11,924	10,655	(4,180)
Net (loss) income	(173)	2,286	1,499	(11,175)
(Loss) Income per share—basic	(0.01)	0.12	0.08	(0.58)
(Loss) Income per share—diluted	(0.01)	0.12	0.08	(0.58)
2006				(As adjusted )
Operating revenues	$178,750	$190,278	$190,028	$171,103
Operating income	11,907	12,926	13,559	9,886
Net income	4,309	5,657	40,095	6,109
Income per share—basic	0.23	0.30	2.12	0.32
Income per share—diluted	0.23	0.29	2.05	0.31

Results for the fourth quarter of 2007 include $1.6 million related to an unconsummated acquisition and refinancing activities and $2.0 million write-off of debt issuance costs due to our debt refinancing. Results for the fourth quarter of 2006 include a $4.5 million gain from the sale of real property, tractors and trailers, $2.2 million of additional environmental costs as compared to the prior year, $1.0 million of costs associated with a proposed stock offering and the reversal of $6.7 million of deferred tax valuation allowance. Results for the third quarter of 2006 include the reversal of $32.1 million of deferred tax valuation allowance.

In 2007, we changed our accounting policy for tires. The change was retroactively applied to prior-period financial statements (See Note 3).

7. GEOGRAPHIC SEGMENTS

Our operations are located primarily in the United States, Canada, and Mexico. Inter-area sales are not significant to the total revenue of any geographic area. Information about our operations in different geographic areas for the years ended December 31, 2007, 2006, and 2005 is as follows (in thousands):

	2007
	U.S.	International	Consolidated
Total operating revenues	$698,797	$52,761	$751,558
Operating income	17,415	6,438	23,853
Long lived assets (1)	138,827	7,332	146,159

	2006 (As adjusted)
	U.S.	International	Consolidated
Total operating revenues	$677,572	$52,587	$730,159
Operating income	39,960	8,318	48,278
Long lived assets (1)	111,523	8,450	119,973

	2005 (As adjusted)
	U.S.	International	Consolidated
Total operating revenues	$629,776	$48,300	$678,076
Operating income	32,797	7,022	39,819
Long lived assets (1)	108,708	9,822	118,530

(1)	includes property and equipment, assets held-for-sale and intangible assets.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

8. ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following at December 31 (in thousands):

	2007	2006
Trade accounts receivable	$94,270	$82,373
Affiliate and owner-operator receivables	4,747	3,015
Other receivables	3,518	4,025

	102,535	89,413
Less allowance for doubtful accounts	(3,454)	(3,931)

	$99,081	$85,482

The activity in the allowance for doubtful accounts for each of the two years ended December 31 is as follows (in thousands):

	2007	2006
Balance, beginning of period	$3,931	$5,982
Adjustment to bad debt expense	1,276	(121)
Adjustments to revenues—credit memos	(480)	(240)
Write-offs, net of recoveries	(1,273)	(1,690)

Balance, end of period	$3,454	$3,931

For 2007, 2006 and 2005, Dow Chemical Company accounted for approximately 8.3%, 9.7% and 10.2% of our total revenues, respectively.

9. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31 (in thousands):

	2007	2006
Land and improvements	$12,262	$11,597
Buildings and improvements	23,481	19,199
Revenue equipment	244,214	244,059
Other equipment	46,635	45,663

Total property and equipment	326,592	320,518
Accumulated depreciation	(204,600)	(201,180)

Property and equipment, net	$121,992	$119,338

Depreciation expense was $17.6 million, $16.3 million and $17.3 million for the years ending December 31, 2007, 2006 and 2005, respectively. At December 31, 2007 and 2006, we had $5.6 million and $4.6 million of capitalized cost and $2.0 million and $1.0 million of accumulated depreciation of equipment under capital leases, respectively, included in revenue equipment in the above schedule.

10. GOODWILL AND INTANGIBLE ASSETS

Intangible Assets

Intangible assets at December 31, 2007 are as follows:

	Gross value	Accumulated amortization	Net book value	Average lives (in years)
Tradename	$9,800	$—	$9,800	Indefinite
Customer relationships	11,998	(13)	11,985	12
Non-compete agreements	2,825	(443)	2,382	3 – 5

	$24,623	$(456)	$24,167

Intangible assets as of December 31, 2006 consisted of $1.0 million of non-compete agreements with accumulated amortization of $0.4 million. The net book value was $0.6 million at December 31, 2006.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Amortization expense for the years ended December 31, 2007, 2006, and 2005 was $0.3 million, $0.1 million and $0.1 million, respectively. Remaining intangible assets will be amortized to expense as follows (in thousands):

2008	$1,649
2009	1,609
2010	1,559
2011	1,410
2012 and after	8,140

Goodwill

Under SFAS 142, “Goodwill and Other Intangible Assets,” goodwill is subject to an annual impairment test as well as impairment assessments of certain triggering events. SFAS 142 requires us to compare the fair value of the reporting unit to its carrying amount to determine if there is a potential impairment. If the fair value of the reporting unit is less than its carrying amount, an impairment loss is recorded to the extent the carrying amount of the goodwill within the reporting unit is greater than the implied fair value of goodwill.

We perform our impairment test annually with a measurement date of June 30th. Projections for future cash flows were based on our recent operating trends which projected an average growth rate for revenue of approximately 5.2% over 5 years. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) multiples were derived from other comparable publicly traded companies. The discount rate used to discount cash flows was based on our weighted-average cost of capital of approximately 12.1%. No impairment was determined to have occurred as of June 30, 2007, since the calculated fair value exceeded the carrying amount.

Our goodwill assets as of December 31, 2007 and 2006 were $173.6 million and $139.0 million, respectively. Goodwill increased $31.3 million due to the acquisition of Boasso and $3.3 million due to the purchase of eight other businesses. Goodwill increased $6.5 million in 2006 due to the purchase of four businesses and was reduced by $0.6 million related to the release of acquired deferred tax valuation allowances.

11. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable includes $6.6 million and $5.5 million of book overdrafts at December 31, 2007 and 2006, respectively.

Accrued expenses include the following at December 31 (in thousands):

	2007	2006
Salaries, wages and benefits	$7,269	$4,404
Accrued interest	3,715	3,846
Claims and deposits	4,243	3,350
Taxes	2,000	3,013
Other	8,730	6,584

	$25,957	$21,197

12. LONG-TERM INDEBTEDNESS

Long-term debt consisted of the following at December 31 (in thousands):

	2007	2006
Term Loan	$—	$65,450
Revolver	—	—
Capital lease obligations	5,283	4,896
ABL Facility	84,130	—
Senior Floating Rate Notes due 2012	135,000	85,000
9% Senior Subordinated Notes due 2010	125,000	125,000
Boasso Note	2,500	—
Other Notes	1,805	—

Long-term debt, including current maturities	353,718	280,346
Discount on Senior Floating Rate Notes	(4,447)	(1,224)

	349,271	279,122
Less current maturities of long-term debt (including capital lease obligations)	(1,864)	(2,578)

Long-term debt, less current maturities	$347,407	$276,544

Our principal debt sources at December 31, 2007 comprise $125 million aggregate principal amount of 9% Senior Subordinated Notes due 2010 (the “9% Notes”), $135 million principal amount of our Senior Floating Rate Notes due 2012 (the “2012 Notes”) and a $225 million asset-based loan facility (the “ABL Facility”).

The ABL Facility

The ABL Facility, which was effective December 18, 2007, consists of a current asset-based revolving facility in an initial amount of $195.0 million (the “current asset tranche”) and a fixed asset-based revolving facility in an initial amount of $30.0 million (the “fixed asset tranche”), with the total commitments under the fixed asset tranche to be reduced, and the total commitments under the current asset tranche correspondingly increased by $5.0 million on each at December 18, 2009 and 2010. Borrowings of revolving loans under the ABL Facility are

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

allocated pro rata to the current asset tranche and the fixed asset tranche based on the then-current asset borrowing base and the then-current fixed asset borrowing base. The ABL Facility matures June 18, 2013. The maturity date of the ABL Facility may be accelerated if we default on our obligations under the ABL Facility. The maturity date of the ABL Facility is also advanced to a date 91 days prior to the maturity date of the 2012 Notes or the 9% Notes (and replacement indebtedness) if the aggregate principal amount of the notes maturing in the 91-day period exceeds $50.0 million.

The ABL Facility includes borrowing capacity of up to $150.0 million for letters of credit, which are allocated pro rata between the two tranches based on the then-current borrowing base for each tranche (or, if the credit extensions under the fixed asset tranche are repaid and the commitments there under are terminated prior to the termination of the ABL Facility, to the current asset tranche), and up to $10.0 million for swingline borrowings on same-day notice, which are allocated under the current asset tranche. The proceeds of the ABL Facility were used, together with the proceeds from an additional private offering of $50 million of Senior Floating Rate Notes (described below under “Senior Floating Rate Notes”), to finance a portion of the Boasso acquisition. The ABL facility contains a fixed charge coverage ratio of 1.0 to 1.0 which only needs to be met if borrowing availability is less than $20 million. At December 31, 2007, we had $52.1 million of borrowing availability under the ABL facility.

Borrowings under the ABL Facility bear interest at a rate equal to an applicable margin plus, at our option, either a base rate or LIBOR. The initial applicable margin for borrowings under the current asset tranche are 1.00% with respect to base rate borrowings and 2.00% with respect to LIBOR borrowings. The initial applicable margin for borrowings under the fixed asset tranche are 1.25% with respect to base rate borrowings and 2.25% with respect to LIBOR borrowings. The applicable margin for such borrowings will be reduced or increased based on aggregate borrowing base availability under the ABL Facility over the life of the ABL Facility. The base rate for the ABL Facility is the higher of the prime rate and the federal funds overnight rate plus 0.50%. We are also required to pay a fee for utilized commitments under the ABL Facility at a rate equal to 0.25% per annum. The ABL Facility is required to be prepaid only to the extent that aggregate amount of outstanding borrowings, unreimbursed letter of credit drawings and undrawn letters of credit under the relevant tranche exceeds the lesser of the applicable commitments and the applicable borrowing base in effect at such time for such tranche. The borrowing base for the current asset tranche consists of eligible accounts receivable, eligible inventory and eligible truck and trailer fleet, and the borrowing base for the fixed asset tranche consists of eligible real property and certain eligible equipment. We may voluntarily repay outstanding loans under the ABL Facility at any time without premium or penalty, other than customary “breakage” costs with respect to LIBOR loans. The interest rate on the ABL Facility at December 31, 2007 was 7.0%. The weighted average interest rate during fiscal year 2007 was 7.9%.

All obligations under the ABL Facility are guaranteed by QDI and each of our wholly owned domestic restricted subsidiaries (other than our immaterial subsidiaries). Obligations under the current asset tranche, and the guarantees of those obligations (as well as cash management obligations and any interest hedging or other swap agreements), are secured by a first priority lien on certain assets of QD LLC and the guarantors, including eligible accounts, eligible inventory and eligible truck and trailer fleet (“current asset tranche priority collateral”) and a second priority lien on all other assets of QD LLC and the guarantors, including eligible real property and certain eligible equipment (“fixed asset tranche priority collateral”). Obligations under the fixed asset tranche, and the guarantees of those obligations, are secured by a first-priority lien on fixed asset tranche priority collateral and a second priority lien on current asset tranche priority collateral.

We incurred $6.4 million in debt issuance costs relating to the ABL Facility. We are amortizing these costs over the term of the ABL Facility.

Senior Floating Rate Notes

On January 28, 2005, we consummated the private offering of $85 million in Senior Floating Rate Notes by QD LLC and QD Capital and guaranteed by QDI and domestic subsidiaries at 98% of the face value of the notes. On December 18, 2007, we consummated a private offering of $50 million in Senior Floating Rate Notes by QD LLC and QD Capital and guaranteed by QDI and domestic subsidiaries at 93% of the face value of the notes (combined “the 2012 Notes”). The 2012 Notes, due January 15, 2012, pay interest quarterly on January 15, April 15, July 15, and October 15. Interest accrues at a floating rate per annum, reset quarterly, equal to LIBOR plus 4.5%. The net proceeds of the $85 million offering were used to repay approximately $70 million of a previous term loan and to make a distribution to QDI, which in turn used such proceeds to redeem all $7.5 million principal amount of previous outstanding Series B Notes. The balance was used for general corporate purposes, including the repayment of $5.8 million of indebtedness under the revolving credit portion of our previous credit facility. The previous credit facility was amended to incorporate this reduction in the term-loan portion of the facility and to modify the covenants. The net proceeds of the $50 million offering were used to repay a portion of our previous credit facility. The interest rate on the $85 million of the 2012 Notes at December 31, 2007 and 2006 was 9.7% and 9.9%, respectively. The weighted average interest rate during fiscal year 2007 and 2006 was 9.9% and 9.4%, respectively. The interest rate on the $50 million of the 2012 Notes at December 31, 2007 was 9.7%. The weighted average interest rate during fiscal year 2007 was 9.7%.

We incurred $2.4 million in debt issuance costs relating to the $85 million of the 2012 Notes and $1.9 million related to the $50 million of the 2012 Notes. We are amortizing these costs over the term of the notes.

We may redeem the 2012 Notes, in whole or in part from time to time, upon not less than 30 nor more than 60 days’ notice at the following redemption prices, expressed as percentages of the principal amount thereof, if redeemed during the twelve-month period commencing on January 15 of the year set forth below, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption:

Year	Percentage
2008	101.00
2009 and thereafter	100.00

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Previous Term Loan

Prior to entering into the ABL Facility, our term loan carried interest at our option at (a) 2.00% in excess of the defined Base Rate or (b) 3.00% in excess of the Eurodollar rate for Eurodollar Loans, subject in each case, to adjustment based upon the achievement of certain financial ratios and matured on November 12, 2009. The principal payments were payable quarterly on March 15, June 15, September 15 and December 15. The interest rate on the term loan at December 31, 2006 was 8.4%. The weighted average interest rate during fiscal year 2006 was 8.0%. The interest rate on the term loan upon refinancing with the new ABL Facility on December 18, 2007 was 9.7% and the weighted average interest rate during 2007 was 8.6%.

We incurred $3.4 million in debt-issuance costs relating to the term loan and wrote-off $1.1 million of the debt-issuance costs upon the $70 million partial repayment of the term loan in January 2005. We amortized the $2.3 million remaining debt-issuance costs over the term of the term loan to interest expense until we wrote off the balance of $0.7 million upon refinancing the term loan with the new ABL Facility.

Previous Revolving Credit Facility

Prior to entering into the ABL Facility, our revolving credit facility comprised a $75.0 million revolver that was available until November 12, 2008 and a $20 million pre-funded letter of credit facility that was available until November 12, 2009. The revolver was used for working capital and general corporate purposes, including permitted acquisitions and additional letters of credit. At December 31, 2006, we had $39.7 million available under the revolver and $55.3 million in outstanding letters of credit.

Interest on the revolver was, at our option, (a) 2.50% in excess of the Base Rate provided in the credit agreement or (b) 3.50% in excess of the Eurodollar rate for Eurodollar Loans, in each case subject to adjustments based upon the achievement of certain financial ratios. The interest rate on the revolver at December 31, 2006 was 10.8%. The weighted average interest rate on the revolver during fiscal year 2006 was 9.8%. The interest rate on the revolver upon refinancing with the new ABL Facility on December 18, 2007 was 9.6% and the weighted average interest rate during 2007 was 10.6%.

The credit facility provided for payment by us in respect of outstanding letters of credit of an annual fee equal to the spread over the Eurodollar rate for Eurodollar Loans under the revolver from time to time in effect on the aggregate outstanding stated amounts of such letters of credit and a fronting fee equal to  1/4 of 1.0% on the aggregate outstanding stated amounts of such letters of credit. We paid a commitment fee equal to  1/2 of 1.0% per annum on the undrawn portion of the available commitment under the revolver, subject to decreases based on the achievement of certain financial ratios.

Voluntary prepayments and commitment reductions were permitted in whole or in part, subject to minimum prepayment or reduction requirements, without premium or penalty, provided that voluntary prepayments of Eurodollar Loans on a date other than the last day of the relevant interest period will be subject to payment of customary breakage costs, if any.

We incurred $1.5 million in debt issuance costs relating to the revolver and we amortized these costs over the term of the revolver. Upon the refinancing of the revolver with the new ABL Facility, we wrote off a balance of the debt issuance costs of $0.4 million.

9% Senior Subordinated Notes

The 9% Notes are unsecured obligations, due 2010, guaranteed on a senior subordinated basis by us and all of our direct and indirect domestic subsidiaries. The guarantees are full, unconditional, joint and several obligations of the guarantors.

We incurred $5.5 million in debt issuance costs relating to the 9% Notes. We are amortizing these costs over the term of the 9% Senior Subordinated Notes.

We may redeem the 9% Notes, in whole or in part from time to time, upon not less than 30 nor more than 60 days notice at the following redemption prices, expressed as percentages of the principal amount thereof, if redeemed during the twelve-month period commencing on November 15 of the year set forth below, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption:

Year	Percentage
2008	102.25
2009 and thereafter	100.00

Boasso Note

Included in the aggregate purchase price of the Boasso acquisition is a $2.5 million 7% promissory note with a maturity on December 18, 2009 for the benefit of a former Boasso shareholder. The shareholder has the right to demand payment on December 18, 2009. The Boasso Note is convertible into shares of our common stock following the first anniversary of the acquisition at the election of the holder at a price of $4.47 per share (the closing price of the shares reported on NASDAQ on the day before the acquisition). If the conversion option is exercised, we have the right, instead of issuing shares to pay the holder a cash amount equal to the number of shares of common stock into which the Boasso Note is then convertible multiplied by the average closing price plus any accrued and unpaid interest.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Collateral, Guarantees and Covenants

The ABL Facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of our subsidiaries, to sell assets; incur additional indebtedness; prepay other indebtedness (including the notes); pay dividends and distributions or repurchase their capital stock; create liens on assets; make investments; make certain acquisitions; engage in mergers or consolidations; engage in certain transactions with affiliates; amend certain charter documents and material agreements governing subordinated indebtedness, including the Existing Subordinated Notes; change the business conducted by it and its subsidiaries; and enter into agreements that restrict dividends from subsidiaries. The ABL Facility also contains certain customary affirmative covenants and events of default.

The term loan and revolver were guaranteed by all of our existing and future direct and indirect domestic subsidiaries (collectively, the “subsidiary guarantors”). Our obligations under the term loan and revolver and our subsidiary guarantor obligations were collateralized by a first priority perfected lien on substantially all of our properties and assets and the subsidiary guarantors, now owned or subsequently acquired, including a pledge of all capital stock and notes owned by us and the subsidiary guarantors, subject to certain exceptions. In addition, in certain cases, no more than 65.0% of the stock of our foreign subsidiaries is required to be pledged. Such assets pledged also collateralize certain interest rate protection and other hedging agreements permitted by the credit facility that may be entered into from time to time by us.

The previous credit agreement contained restrictions on debt incurrence, investments, transactions with affiliates, creation of liens, asset dispositions, redeemable common stock, preferred stock issuance, capital expenditures, and the payment of dividends. At the time of refinancing our previous credit facility with the new ABL Facility, we were in compliance with all these debt covenants. The previous credit agreement included one financial covenant, the ratio of Senior Secured Debt (as defined) to Consolidated EBITDA (as defined), which we were in compliance with at the time of refinancing.

QD LLC, has the ability to incur additional debt, subject to limitations imposed by the indentures governing the 9% Notes and the 2012 Notes. Under the indentures governing the 9% Notes and 2012 Notes, in addition to specified permitted indebtedness, QD LLC will be able to incur additional indebtedness so long as, on a pro forma basis, QD LLC’s consolidated fixed charge coverage ratio (the ratio of Consolidated EBITDA (as defined in the respective indentures for the QD LLC Notes) to consolidated fixed charges) is 2.00 to 1.0 or less. As of December 31, 2007, we were in compliance with this covenant.

We are in compliance with all covenants at December 31, 2007.

Debt Retirement

The following is a schedule of our indebtedness at December 31, 2007 over the periods we are required to pay such indebtedness (in thousands):

	2008	2009	2010	2011	2012 and after	Total
Boasso Note (1)	$—	$2,500	$—	$—	$—	$2,500
Capital lease obligations	1,451	1,593	1,553	575	111	5,283
ABL Facility (2)	—	—	—	—	84,130	84,130
9% Senior Subordinated Notes, due 2010	—	—	125,000	—	—	125,000
Senior Floating Rate Notes, due 2012	—	—	—	—	135,000	135,000
Other Notes	413	444	477	402	69	1,805

Total	$1,864	$4,537	$127,030	$977	$219,310	$353,718

(1)	The holder of the Boasso Note has the right to require that we repay the Boasso Note in full on the first anniversary of the Boasso acquisition.

(2)	The maturity date of the ABL Facility may be accelerated if we default on our obligations under the ABL Facility. The maturity date of the ABL Facility is also advanced to a date 91 days prior to the maturity date of the 2012 Notes or the 9% Notes (and replacement indebtedness) if the aggregate principal amount of the notes maturing in the 91-day period exceeds $50.0 million.

The above table does not include the remaining unamortized original issue discount of $4.4 million relating to the 2012 Notes.

The following is a schedule of our debt issuance costs at December 31, 2007 (in thousands):

	Issuance Costs	Accumulated Amortization	Balance
ABL Facility	$6,395	$39	$6,356
9% Senior Subordinated Notes, due 2010	5,496	3,271	2,225
Senior Floating Rate Notes, due 2012	4,403	1,060	3,343

Total	$16,294	$4,370	$11,924

We are amortizing these costs over the term of the debt instruments.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Liquidity

We believe that, based on current operations and anticipated growth, our cash flow from operations, together with available sources of liquidity, including borrowings under the revolver, will be sufficient to fund anticipated capital expenditures, make required payments of principal and interest on our debt, including obligations under our credit agreement, and satisfy other long-term contractual commitments for the next twelve months.

However, for periods extending beyond twelve months, if our operating cash flow and borrowings under the revolving portions of the ABL Facility are not sufficient to satisfy our capital expenditures, debt service and other long-term contractual commitments, we would be required to seek alternative financing. These alternatives would likely include another restructuring or refinancing of our long-term debt, the sale of a portion or all of our assets or operations, or the sale of additional debt or equity securities. If these alternatives were not available in a timely manner or on satisfactory terms, or were not permitted under our existing agreements, we might default on some or all of our obligations. If we default on our obligations and the debt under the indentures for the 9% Notes and 2012 Notes were to be accelerated, our assets might not be sufficient to repay in full all of our indebtedness, and we might be forced into bankruptcy.

13. INCOME TAXES

For financial reporting purposes, (loss) income before income taxes includes the following components (in thousands):

	2007	2006	2005
Domestic	$(10,805)	$16,862	$11,597
Mexico	694	1,106	590
Canada	469	34	32

	(9,642)	18,002	12,219

The components of the income tax (benefit) provision for the years ended December 31 are as follows (in thousands):

	2007	2006	2005
Current taxes:
Federal	$(168)	$150	$(286)
State	1,119	1,621	563
Mexico	300	223	27
Canada	1,296	405	314

	2,547	2,399	618

Deferred taxes:
Federal	(5,700)	(39,041)	—
State	1,311	(1,319)	—
Mexico	(106)	(201)	(182)
Canada	(131)	(6)	(84)

	(4,626)	(40,567)	(266)

(Benefit from) provision for income taxes	$(2,079)	$(38,168)	$352

The net deferred tax asset (liability) consisted of the following at December 31 (in thousands):

	2007	2006
Deferred tax assets:
Environmental reserve	$7,732	$8,790
Tax credit carryforwards	5,202	4,147
Self-insurance reserves	12,187	12,297
Allowance for doubtful accounts	1,448	1,617
Pension	1,625	2,883
Net operating loss carryforwards	34,832	27,794
Other accruals	7,742	5,001
Accrued losses and damage claims	301	602

	71,069	63,131
Less valuation allowance	(1,645)	(927)

	69,424	62,204

Deferred tax liabilities:
Property and equipment basis differences	(24,112)	(22,895)
Intangible basis differences	(8,626)	—

Net deferred tax asset	36,686	39,309

Comprised of:
Current deferred tax asset	20,483	18,320
Long-term deferred tax asset	16,203	21,713
Long-term deferred tax liability	—	(724)

Net deferred tax asset	$36,686	$39,309

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Our effective tax rate differs from the federal statutory rate. The reasons for those differences are as follows for the years ended December 31 (in thousands):

	2007	2006	2005
Tax (benefit) expense at the statutory rate	$(3,375)	$6,361	$4,156
State income taxes, net of federal benefit	299	2,493	1,022
Subpart F	—	156	—
Foreign taxes	951	22	(136)
Equity in earnings of foreign subsidiaries	—	—	—
Valuation allowance	1,625	(47,958)	(4,614)
Valuation allowance—OCI	—	—	(373)
Valuation allowance—Goodwill	—	597	—
Increase in federal NOL	(1,007)	—	—
IRC Section 956 income	401	154	291
Foreign tax credit	(1,122)	(550)	(257)
Secondary offering costs	(304)	304	—
Other	453	253	263

(Benefit from) provision for income taxes	$(2,079)	$(38,168)	$352

At December 31, 2007, we had approximately $94.0 million in federal net operating loss carryforwards, $2.6 million in alternative minimum tax credit carry forwards and $2.6 million in foreign tax credit carryforwards. We have determined based on the weight of available evidence that it is more-likely-than not that some portion of the foreign tax credits may not be realized. As a result, we have established a valuation allowance of $1.6 million against our foreign tax credits. The net operating loss carryforwards will expire in the years 2018 through 2027 while the alternative minimum tax credits may be carried forward indefinitely and the foreign tax credits may be carried forward for ten years. Approximately $16.8 million of net operating loss carryforwards and $1.9 million of alternative minimum tax credit carryforwards were generated by Chemical Leaman Corporation prior to its acquisition. The use of pre-acquisition operating losses and tax credit carryforwards is subject to limitations imposed by the Internal Revenue Code. We have approximately $53.0 million in state net operating loss carryforwards, which expire over the next 1 to 18 years.

Significant judgment is required in determining our worldwide provision for income taxes. In the ordinary course of a global business, there are many transactions for which the ultimate tax outcome is uncertain. We review our tax contingencies on a regular basis and make appropriate accruals as needed.

Rollforward of valuation allowance (in thousands):

	2007	2006
Beginning balance	$(927)	$(48,885)
(Increase)/decrease attributable to current year operations	(1,625)	8,441
(Increase)/decrease attributable to FIN 48	907	—
(Increase)/decrease attributable to AMT & foreign tax credit carryforwards	—	3,600
(Increase)/decrease to goodwill	—	597
(Increase)/decrease attributable to prior year federal & state NOL carryforwards	—	35,320

Ending balance	$(1,645)	$(927)

At January 1, 2007 (the date we adopted FIN 48) and December 31, 2007, we had approximately $3.5 and $3.2 million, respectively, of total gross unrecognized tax benefits. Of the total gross unrecognized tax benefits at December 31, 2007, $2.2 million (net of federal benefit on state tax issues) represents the amount of unrecognized tax benefits that, if recognized would favorably affect the effective income tax rate in any future periods.

Included in the balance of gross unrecognized tax benefits at December 31, 2007 is $0.8 million related to tax positions for which it is reasonably possible that the total amounts could significantly change during the next twelve months due to expiration of the applicable statute of limitations.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

A reconciliation of the total amount of unrecognized tax benefits follows (in thousands):

Total unrecognized tax benefits as of January 1, 2007	$3,500
Increases in tax positions taken during prior period	119
Decreases in tax positions taken during prior period	—
Increases in tax positions taken during the current period	542
Settlements with taxing authorities	—
Decreases in lapse of applicable statute of limitations	(968)

Total unrecognized tax benefits as of December 31, 2007	$3,193

Our continuing practice is to recognize interest and/or penalties related to income tax matters in income tax expense. For year ended December 31, 2007 we recognized $0.3 million of interest and penalties in the provision for income taxes. As of 1/1/07, we had accrued interest of $1.1 million (net of federal benefit) and $0.4 million accrued for penalties. At December 31, 2007 we had accrued interest of $1.3 million (net of federal benefit) and $0.5 million accrued for penalties.

We are subject to the income tax jurisdiction of U.S., Canada, and Mexico, as well as income tax of multiple state jurisdictions. We believe we are no longer subject to U.S. federal income tax examinations for the years before 2005, to international examinations for years before 2003 and with few exceptions, to state exams before 2004.

In accordance with FIN 48, we updated the presentation of our deferred tax asset and valuation allowance to remove any unrecognized tax benefit. In the first quarter of 2007, we reversed the remaining $0.9 million deferred tax valuation allowance and the associated deferred tax asset on state tax net operating losses that contained unrecognized tax benefits.

14. EMPLOYEE BENEFIT PLANS

We maintain two noncontributory defined benefit plans resulting from a prior acquisition that cover certain full-time salaried employees (“CLC Plan”) and certain other employees under a collective bargaining agreement (“TTWU Plan”). Retirement benefits for employees covered by the salaried plan are based on years of service and compensation levels. The monthly benefit for employees under the collective bargaining agreement plan is based on years of service multiplied by a monthly benefit factor. Pension costs are funded in accordance with the provisions of the applicable law.

We use a December 31 measurement date for both of our plans.

On December 31, 2006, we adopted the recognition and disclosure requirements of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (“SFAS 158”). SFAS 158 requires us to recognize the funded status of its postretirement benefit plans in the consolidated statement of financial position at December 31, 2007, with a corresponding adjustment to accumulated other comprehensive income. The funded status is the difference between the fair value of plan assets and the benefit obligation. The adjustment to accumulated other comprehensive income at adoption represents the net unrecognized actuarial gains or losses and unrecognized prior service costs. Future actuarial gains or losses that are not recognized as net periodic benefits cost in the same periods will be recognized as a component of other comprehensive income.

2007
(in thousands)
Items not yet recognized as a component of net periodic cost:
Unrecognized net actuarial loss	$13,254
Unamortized prior service benefit	792

Unrecognized loss and prior service costs recorded as a component of accumulated other comprehensive loss	$14,046

Items to be recognized in 2008 as a component of net periodic cost:
Net actuarial loss	$353
Prior service cost	94

Net periodic cost to be recorded in 2008 as a component of accumulated other comprehensive loss	$447

Obligations and Funded Status

The following table sets forth the change in the benefit obligation, change in plan assets and unfunded status of the two plans at December 31 (in thousands):

	2007	2006
Change in Benefit Obligation
Benefit obligation at beginning of year	$49,818	$50,820
Service cost	256	256
Interest cost	2,680	2,700
Actuarial (gain) loss	(3,507)	(533)
Benefits and expenses paid	(3,420)	(3,425)

Benefit obligation at end of year	$45,827	$49,818

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

	2007	2006
Change in Plan Assets
Fair value of plan assets at beginning of year	$42,965	$39,750
Actual return on plan assets	1,783	4,321
Contributions by company	810	2,319
Benefits and expenses paid	(3,420)	(3,425)

Fair value of plan assets at end of year	$42,138	$42,965

	2007	2006
Funded Status of Plans
Projected benefit obligation	$(45,827)	$(49,818)
Fair value of plan assets	42,138	42,965

Unfunded status	$(3,689)	$(6,853)

The accumulated benefit obligation for both defined benefit pension plans equaled the projected benefit obligations of $45.8 million and $49.8 million at December 31, 2007 and 2006, respectively.

Accumulated Other Comprehensive Loss (in thousands)

	2007	2006
Adjustment to pension benefit obligation, net of tax of $1,009 and $923, respectively	$1,601	$1,448
Adjustment to initially apply SFAS 158, net of tax of nil	—	(886)

Periodic Pension Costs

The components of net periodic pension cost are as follows for the years ended December 31 (in thousands):

	2007	2006
Service cost	$256	$256
Interest cost	2,680	2,700
Amortization of loss	415	593
Amortization of prior service cost	94	94
Expected return on plan assets	(3,284)	(3,075)

Net periodic pension cost	$161	$568

Assumptions

Weighted average assumptions used to determine benefit obligations at December 31:

	2007	2006
Discount rate	6.13%	5.50%

Weighted average assumptions used to determine net periodic benefit cost at December 31:

	2007	2006
TTWU Plan
Discount rate	5.75%	5.75%
Expected long-term rate of return on plan assets	7.50%	7.50%
CLC Plan
Discount rate	5.50%	5.50%
Expected long-term rate of return on plan assets	8.00%	8.00%

The discount rate is based on a model portfolio of AA rated bonds with a maturity matched to the estimated payouts of future pension benefits. The TTWU Plan’s expected return on plan assets is based on our expectation of the long-term average rate of return on assets in the pension funds, which is based on the allocation of assets and includes approximately 20% of the assets being held in low return insurance company annuities.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Asset Mix

Our pension plan weighted-average asset allocations by asset category at December 31 are as follows:

	2007	2006
TTWU Plan
Equity securities	66.0%	59.4%
Debt securities	34.0%	40.6%
CLC Plan
Equity securities	68.0%	62.0%
Debt securities	32.0%	38.0%

Plan Assets

Our investment policy is that plan assets will be managed utilizing an investment philosophy and approach characterized by all of the following, but listed in priority order: (1) emphasis on total return, (2) emphasis on high-quality securities, (3) sufficient income and stability of income, (4) safety of principal with limited volatility of capital through proper diversification and (5) sufficient liquidity. The target allocation percentages for the TTWU Plan assets are 50% in domestic equity securities and 50% in debt securities. The target allocation percentages for the CLC Plan assets are 67% in domestic equity securities and 33% in debt securities. None of our equity or debt securities are included in plan assets.

Cash Flows

We expect to contribute $0.3 million to the CLC pension plan during the year ending December 31, 2008.

The following benefit payments are expected to be paid (in thousands):

2008	$3,402
2009	3,379
2010	3,384
2011	3,370
2012	3,416
2013 – 2017	16,993

We charged to operations payments to multi-employer pension plans required by collective bargaining agreements of approximately $2.2 million, $2.2 million and $2.0 million for the years ended December 31, 2007, 2006 and 2005, respectively. These defined benefit plans cover substantially all of our union employees not covered under the TTWU pension plan. The actuarial present value of accumulated plan benefits and net assets available for benefits to employees under these multi-employer plans is not readily available.

In 2001, we established a Deferred Compensation Plan for our executives and other key employees. The plan is a non-qualified deferral plan that allows participants to contribute a portion of their wages on a pre-tax basis and includes a death benefit. We may credit participants’ accounts with a discretionary contribution at our sole discretion. No contributions were made in 2007, 2006 and 2005.

Substantially all of our U.S. employees are entitled to participate in our profit sharing plan established under Section 401(k) of the U.S. Internal Revenue Code. Employees are eligible to contribute voluntarily to the plan after 90 days of employment. At our discretion, we may also contribute to the plan. Employees are always vested in their contributed balance and become fully vested in our contributions after four years of service. The expenses related to contributions to the plan for the years ended December 31, 2007, 2006 and 2005 were approximately $0.2 million, $0.2 million and $0.1 million, respectively.

15. CAPITAL STOCK

Authorized Capital Stock

In accordance with our Amended and Restated Articles of Incorporation dated November 4, 2003, the Company is authorized to issue 30 million shares of capital stock, 29 million shares of no par value common stock and 1 million shares of no par value preferred stock.

Our ABL Facility and indentures governing the 2012 Notes and the 9% Notes contain restrictions on the payment of dividends.

Preferred Stock

Of the 1 million shares of preferred stock authorized, 600,000 shares were designated as convertible preferred stock, of which 510,000 were issued and outstanding prior to the initial public offering of shares of our common stock, when they were converted into shares of common stock pursuant to our Amended and Restated Articles of Incorporation. The remaining shares of preferred stock may be issued from time to time in one or more classes or series, with such relative rights, preferences, qualifications, and limitations as our Board of Directors from time to time may adopt by resolution. Prior to November 4, 2003, we had authorized 5.0 million shares, $.01 per share par value, of preferred stock.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Treasury Stock

As of December 31, 2007 and 2006, we had approximately 158,000 and 172,000 treasury shares carried at a cost of approximately $1.6 million and $1.5 million, respectively. These shares were acquired pursuant to our initial public offering and the return of shares under limited recourse secured loans to shareholders.

16. STOCK COMPENSATION PLANS

Effective January 1, 2006, we adopted SFAS 123(R), using the modified prospective transition method, and, as a result, did not retroactively adjust results from prior periods. Under this transition method, stock-based compensation was recognized for: 1) expense related to the remaining unvested portion of all stock option awards granted prior to January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123; and 2) expense related to all stock option awards granted on or subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). We apply the Black-Scholes valuation model in determining the fair value of share-based payments to employees. The resulting compensation expense is recognized over the requisite service period, which is generally the option vesting term of four years. Prior to fiscal 2006, stock-based compensation was included as a pro forma disclosure in the Notes to the Consolidated Financial Statements as permitted by SFAS 123.

Performance Incentive Plans

As of December 31, 2007, we have three stock-based compensation plans. In addition, there was an agreement regarding stock units which applied solely to Mr. Gerald L. Detter, our former Chief Executive Officer.

2003 Stock Option Plan

The 2003 Stock Option Plan was adopted on November 5, 2003 in connection with our IPO and expires 10 years after adoption. It was amended on May 13, 2005. It provides for the grant of nonqualified stock options that become exercisable, with limited exceptions, in 25% increments on each of the first four anniversaries of the date upon which the options are granted or vest 50% in the third and 50% in the fourth year after issuance of the grant. The number of shares available for issuance under this plan automatically increases on January 1 of each year commencing with January 1, 2004 unless otherwise determined by the Board of Directors. The current year increase is 2.5% of the outstanding shares as of December 31 of the prior year. No more than 6,500,000 shares of common stock may be issued under the 2003 Stock Option Plan.

The 2003 Stock Option Plan activity for the year ended December 31, 2007 is as follows (in thousands, except per share data):

	Number of Shares Outstanding	Weighted Average Exercise Price	Weighted Average Remaining contractual Term (in years)	Aggregate Intrinsic Value (in thousands) (a)
Options outstanding at December 31, 2006	2,522	$11.56
2007 option activity:
Granted	361	$10.41
Exercised	(8)	$8.30
Expired	(100)	$16.09
Canceled	(48)	$10.66

Options outstanding at December 31, 2007	2,727	$11.27

Options exercisable at December 31, 2007	1,874	$12.31	6.5	$1,306

(a)	The intrinsic value of a stock option is the amount by which the market value of the underlying stock as of December 31, 2007 exceeds the exercise price of the option.

During the years ended December 31, 2007, 2006 and 2005:

•	the weighted average fair value per share of stock-based compensation granted to employees was $5.56, $5.02 and $4.12, respectively;

•	the total intrinsic value of stock options exercised was nominal in 2007 and $0.1 in 2006. No stock options were exercised in 2005, and

•	the total fair value of stock options that vested during the three periods above was $1,324, $747 and $1,796, respectively.

During the year ended December 31, 2007, less than $0.1 million was received for the exercise of stock options. No tax benefits were realized from the exercise of those options. Cash was not used to settle any equity instruments previously granted. Any options that are exercised are issued out of our treasury share account.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

1998 Stock Option Plan

Until adoption of the 2003 Stock Option Plan, we administered the 1998 Stock Option Plan pursuant to which a total of 377,400 shares of our common stock were available for grant at an exercise price of $23.53. The maximum term of granted options is ten years. Fifty percent of each new option granted vested in equal increments over four years. The remaining fifty percent of each new option will vest in nine years from grant date, subject to acceleration if certain per-share equity value targets are achieved or in the event of a sale of the Company. Vesting of the new options occurs only during an employee’s term of employment. The new options will become fully vested in the event of a termination of employment without “cause” or for “good reason” within nine months following a sale of the Company.

The 1998 Stock Option Plan activity for the year ended December 31, 2007 is as follows (in thousands, except per share data):

	Number of Shares Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands) (a)
Options outstanding at December 31, 2006	67	$23.53
2007 option activity:
Expired	(2)	$23.53
Canceled	(1)	$23.53

Options outstanding at December 31, 2007	64	$23.53

Options exercisable at December 31, 2007	32	$23.53	1.0	—

(a)	The intrinsic value of a stock option is the amount by which the market value of the underlying stock as of December 31, 2007 exceeds the exercise price of the option.

During the years ended December 31, 2007, 2006 and 2005:

•	no options were granted, respectively;

•	the total intrinsic value of stock options exercised was $0, and

•	the total fair value of stock options that vested during the three periods above was $0.

2003 Restricted Stock Incentive Plan

On November 5, 2003, our Board of Directors approved the 2003 Restricted Stock Incentive Plan, which terminates ten years from the approval date. The 2003 Restricted Stock Incentive Plan was amended on May 13, 2005. The restricted stock issuances to persons initially receiving a grant generally vest by December 31, 2008 regardless of when issued. The vesting periods for other grant recipients are at the discretion of the Compensation Committee of the Board of Directors. In subsequent years, participants in the plan may be granted an annual, aggregate amount of up to $1 million of shares, valued at our common stock closing price at the date of grant, at the direction of the Board of Directors. No more than 700,000 shares of common stock may be issued under this plan nor may more than $7.5 million of stock be issued under this plan.

The 2003 Restricted Stock Incentive plan activity for the year ended December 31, 2007 is as follows (in thousands, except per share data):

	Number of Shares Outstanding	Weighted Average Grant Date Fair Value
Stock unvested at December 31, 2006	79	$10.81
2007 activity:
Granted	76	$8.16
Vested	(28)	$11.31
Canceled	(2)	$17.00

Stock unvested at December 31, 2007	125	$8.96

Stock Unit Grant Agreement

In 2005 in connection with his employment agreement, our former Chief Executive Officer, Mr. Detter, was granted 300,000 stock units. Mr. Detter was also entitled to $50,000 in value of stock units annually with the first annual grant made upon execution of his employment agreement and subsequent grants on each anniversary. Under the Stock Unit Grant Agreement, the 300,000 unit grant (“Initial Grant”) vested on December 31, 2006 at which time Mr. Detter was still an employee.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Annual grants were determined by dividing $50,000 by the fair market value of the common stock on the date of grant. Stock units subject to each annual award vest (i) 14.2% on December 31 of the year in which such Annual Award is granted; and (ii) 28.6% on December 31 of each successive year.

The stock units were credited to an unfunded account and dividends, if any, paid on Company stock are paid on stock units in additional stock units rather than in cash. Stock units credited will be paid out in a single lump sum in an equivalent whole number of shares of common stock. We have discretion to pay stock units attributable to dividend equivalents in cash. Fractional share interests shall be disregarded, but may be cumulated, or, in our discretion, paid in cash. The Initial Grant will be distributed upon the first to occur of: (1) December 31, 2008, (2) termination of employment, (3) disability or (4) a change in control event. Annual awards shall be distributed upon the first to occur of: (1) termination of employment, (2) disability or (3) a change in control event.

The Stock Unit activity for the year ended December 31, 2007 is as follows (in thousands, except per share data):

	Number of Shares Outstanding (a)	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands) (b)
Stock units outstanding at December 31, 2006	310	$7.72
2007 unit activity:
Granted	—	—
Exercised	—	—
Expired	—	—
Canceled	(7)	$10.14

Stock units outstanding at December 31, 2007	303	$7.66

Stock units outstanding and vested at December 31, 2007	303	$7.66	7.4	—
Stock units exercisable at December 31, 2007	303	$7.66	7.4	—

(a)	Pursuant to Mr. Detter’s agreement, upon termination of his employment on July 13, 2007, 303,343 stock units were fully vested and 7,050 units were forfeited.

(b)	The intrinsic value of a stock unit is the amount by which the market value of the underlying stock as of December 31, 2007 exceeds the value of the unit at the date of grant.

During the years ended December 31, 2007, 2006 and 2005:

•	no stock units were granted in 2007; in 2006 and 2005, the weighted average fair value per share of stock units granted was $12.96 and $7.65, respectively;

•	no stock units were converted, and

•	no stock units vested in 2007. The total fair value of stock units that vested during 2006 was $1,712 and was nominal in 2005.

Accounting for Stock-Based Compensation

Compensation expense is recognized only for those options expected to vest, with forfeitures estimated based on our historical experience and future expectations. Prior to the adoption of SFAS 123(R), the effect of forfeitures on the pro forma expense amounts was recognized as the forfeitures occurred.

To calculate the excess tax benefits available as of the date of adoption for use in offsetting future tax shortfalls, we followed the alternative transition method discussed in SFAS 123(R)-3. We also utilize our tax benefits through the use of the tax law method, which allows us to recognize tax benefits generated by SFAS 123(R) before the utilization of existing net operating loss carryforwards.

In addition, prior to the adoption of SFAS 123(R), we presented the tax benefit resulting from the exercise of stock options as operating cash inflows in the Consolidated Statements of Cash Flows. Under SFAS 123(R), any excess tax benefits for those options are classified as financing cash inflows and operating cash outflows.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Pro Forma Stock-Based Compensation

The table below reflects net income and basic and diluted net income per share for the year ended December 31, 2005, had we applied the fair value recognition provisions of SFAS 123(R) (in thousands, except per share data):

2005
Net income (loss) attributable to common shareholders (in thousands):
As reported	$11,867
Deduct: Total stock-based compensation expense determined under the fair value based method for all awards, net of $0 related tax effects	(7,749)
Add: Stock-based compensation expense included in net income (loss) attributable to common shareholders as reported	1,077

Pro forma	$5,195
Weighted average number of shares (in thousands)—basic	18,934
Weighted average number of shares (in thousands)—diluted	19,301
Income (loss) per common share:
As reported—basic	$0.63
Pro forma—basic	$0.27
As reported—diluted	$0.61
Pro forma—diluted	$0.27

Stock-Based Compensation

The fair value of options granted during 2007, 2006 and 2005 was based upon the Black-Scholes option-pricing model. The expected term of the options represents the estimated period of time until exercise giving consideration to the contractual terms, vesting schedules and expectations of future employee behavior. For fiscal 2007, expected stock price volatility is based on the historical volatility of our common stock, which began trading on November 13, 2003. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant with an equivalent remaining term. The Company has not paid dividends in the past and does not currently plan to pay any dividends in the foreseeable future. The Black-Scholes model was used with the following assumptions:

	2007	2006	2005
Risk free rate	4.35%	4.5%	3.74%
Expected life	5 years	4 years	4 years
Volatility	68%	71%	60%
Expected dividend	nil	nil	nil

Restricted stock awards are measured at market value on the date of grant and recognized over time using graded vesting, which accelerates compensation expense into the first two years of the four year vesting period. Stock Units are measured at fair value at time of issuance and recognized on a straight-line basis over the vesting period.

Stock-based compensation expense recognized during the years ended December 31, 2007, 2006 and 2005 for each of the types of stock-based awards was (in thousands):

	2007	2006	2005
Stock options	$1,143	$1,163	$125
Restricted stock	420	369	143
Stock units	—	1,473	859

Total stock-based compensation expense	$1,563	$3,005	$1,127

All stock-based compensation expense is classified within “Compensation” on the Consolidated Statements of Operations. None of the stock-based compensation was capitalized during 2007. There were no modifications to stock option awards during 2007.

As of December 31, 2007, there was approximately $2.7 million of total unrecognized compensation cost related to stock options granted. The recognition period for the remaining unrecognized stock-based compensation cost is approximately four years. As of December 31, 2007, unrecognized compensation expense related to the unvested portion of our restricted stock awards was approximately $1.1 million, which is expected to be recognized over a period of approximately four years. These amounts do not include the cost of any additional options or restricted stock that may be granted in future periods nor any changes in the Company’s forfeiture rate.

17. COMMITMENTS AND CONTINGENCIES

Operating Leases

We are obligated under various noncancelable operating leases for our office facilities, office equipment, revenue equipment and vehicles. Future noncancelable lease commitments (excluding any sublease income) as of December 31, 2007, are as follows (in thousands):

2008	$26,181
2009	23,596
2010	17,701
2011	13,164
2012	9,622
2013 and after	13,975

Total	$104,239

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

The operating lease commitments includes minimum lease commitments for tractors that we expect will be partially offset by rental revenue from sub-leasing the tractors to owner-operators or affiliates. Rent expense under operating leases was $23.5 million, $10.9 million and $6.2 million for the years ended December 31, 2007, 2006 and 2005, respectively.

Environmental Matters

It is our policy to be in compliance with all applicable environmental, safety, and health laws. We also are committed to the principles of Responsible Care®, an international chemical industry initiative to enhance the industry’s responsible management of chemicals.

Our activities involve the handling, transportation and storage of bulk chemicals, both liquid and dry, many of which are classified as hazardous materials or hazardous substances. Our tank wash and terminal operations engage in the generation, storage, discharge and disposal of wastewater that may contain hazardous substances, the inventory and use of cleaning materials that may contain hazardous substances and the control and discharge of storm-water from industrial sites. In addition, we may store diesel fuel, materials containing oil and other hazardous products at our terminals. As such, we and others who operate in our industry or own and operate real property, are subject to environmental, health and safety laws and regulation by U.S. federal, state and local agencies as well as foreign governmental authorities. Environmental laws and regulations are complex, and address emissions to the air, discharge onto land or water, and the generation, handling, storage, transportation, treatment and disposal of waste materials. These laws change frequently and generally require us to obtain and maintain various licenses and permits. Environmental laws have tended to become more stringent over time, and most provide for substantial fines and potential criminal sanctions for violations. Some of these laws and regulations are subject to varying and conflicting interpretations.

Facility managers are responsible for environmental compliance at each operating location. Audits conducted by our staff assess operations, safety training and procedures, equipment and grounds maintenance, emergency response capabilities and waste management. We may also, if circumstances warrant, contract with independent environmental consulting firms to conduct periodic, unscheduled, compliance assessments that focus on unsafe conditions with the potential to result in releases of hazardous substances or petroleum, and that also include screening for evidence of past spills or releases. Our staff includes environmental professionals who develop guidelines and procedures, including audits of our terminals, tank cleaning facilities, and certain historical operations.

We have incurred in the past, and expect to incur in the future, capital and other expenditures related to environmental compliance for current and planned operations. Such expenditures are generally included in our overall capital and operating budgets and are not accounted for separately. However, we do not anticipate that compliance with existing environmental laws in conducting current and planned operations will have a material adverse effect on our capital expenditures, earnings or competitive position.

We are potentially subject to strict, joint and several liability for investigating and rectifying the consequences of spills and other environmental releases of such substances under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Superfund Amendments and Reauthorization Act of 1986, and comparable state and foreign laws. Under certain of these laws, we could also be subject to allegations of liability for the activities of our affiliates or owner-operators. From time to time, we have incurred remedial costs and regulatory penalties with respect to chemical or wastewater spills and releases at our facilities and on the road, and, notwithstanding the existence of our environmental management program, we cannot assure that such obligations will not be incurred in the future, predict with certainty the extent of future liabilities and costs under environmental, health, and safety laws, or assure that such liabilities will not result in a material adverse effect on our business, financial condition, operating results or cash flow.

In addition, we may face liability for alleged personal injury or property damage due to exposure to chemicals and other hazardous substances at our facilities or as the result of accidents and spills. Although these types of claims have not historically had a material impact on our operations, a significant increase in these claims could have a material adverse effect on our business, financial condition, operating results or cash flow.

As the result of environmental studies conducted at our facilities or third party sites in conjunction with our environmental management program, we have identified environmental contamination at certain sites that will require remediation. In addition, we have been named a potentially responsible party at various sites under the CERCLA and other similar state statutes.

Reserves

Our policy is to accrue remediation expenses when it is probable that such efforts will be required and the related expenses can be reasonably estimated. Estimates of costs for future environmental compliance and remediation are necessarily imprecise due to such factors as the continuing evolution of environmental laws and regulatory requirements, the availability and application of technology, the identification of currently unknown potential remediation sites and the allocation of costs among the potentially responsible parties under applicable statutes. As of December 31, 2007 and 2006, we had reserves in the amount of $11.2 million and $11.8 million, respectively, for all environmental matters discussed below.

The activity in the environmental liability reserves is as follows at December 31 (in thousands):

	2007	2006
Reserve at beginning of year	$11,826	$17,159
Payments	(3,387)	(7,515)
Additions	2,730	2,182

Reserve at end of year	$11,169	$11,826

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

The balances presented include both long term and current environmental reserves. We expect these environmental obligations to be paid over the next five years. Additions to the environmental liability reserves are classified on the Consolidated Statements of Operations within the “Selling and administrative” category.

Property Contamination Liabilities

We have been named as (or are alleged to be) a potentially responsible party (“PRP”) under CERCLA and similar state laws at approximately 28 sites. At 17 of these sites, we are one of many parties with alleged liability and are negotiating with either Federal, State or private parties on the scope of our obligations, if any. For example, we have been notified of potential liabilities involving the Lower Passaic River Study Area in New Jersey, the Malone Superfund Site in Texas, and two Quanta Resources sites in New York. We will be participating in the initial studies of these sites to determine site remediation objectives, goals and technologies. Since our overall liability cannot be estimated at this time, we have set reserves for only the initial remedial investigation phase at the four sites. Of the 17 sites, we have explicitly denied any liability for three sites and since there has been no subsequent demand for payment we have not established a reserve for these matters. We have estimated future expenditures for these off-site multi-party environmental matters, to be in the range of $1.7 million to $3.8 million.

We and our predecessors have also been named in three civil actions related to property contamination. One of these matters has been settled, subject to a $25,000 payment. The second matter involves plaintiffs seeking contribution for remediation at an offsite chemical distribution and re-packaging facility and the third matter involves claims for the remediation of and diminution in value of privately owned property near the Omega Chemical Superfund Site. However, we are seeking indemnification from the PRP Group in accordance with a previous de-minimis settlement agreement with the Omega PRP Group.

At eight sites, we are the only responsible party and are in the process of conducting investigations and/or remediation projects. Six of these projects relate to operations conducted by Chemical Leaman Corporation and its subsidiaries (“CLC”) prior to our acquisition of and merger with CLC in 1998. These six sites are: Bridgeport, New Jersey; William Dick, Pennsylvania; Charleston, West Virginia; Tonawanda, New York; Scary Creek, West Virginia; and East Rutherford, New Jersey. Each of these sites is discussed in more detail below. The remaining two investigations and remediations were triggered by the New Jersey Industrial Site Remediation Act (“ISRA”), which requires such investigations and remediations following the sale of industrial facilities. In addition to these eight sites, the current owner of one of our leased tank wash sites has agreed to take responsibility for complying with the investigation and remediation required by ISRA, and is currently investigating the site. We have estimated future expenditures for these eight properties to be in the range of $8.8 million to $16.7 million.

Bridgeport, New Jersey

QDI is required under the terms of two federal consent decrees to perform remediation at this operating truck terminal and tank wash site. CLC entered into consent orders with USEPA in May 1991 for the treatment of groundwater (operable unit one or “OU1”) and October 1998 for the removal of contamination in the wetlands (“OU3”). In addition, we were required to assess the removal of contaminated soils (“OU2”).

In connection with OU1, USEPA originally required us to construct a large treatment plant with discharge via a two mile pipeline to the Delaware River watershed with construction to be completed by the end of 2001. We have negotiated an alternative remedy with USEPA which would call for a significantly smaller treatment facility, in place treatment of groundwater contamination via in-situ treatment and a local discharge. The treatment facility has been approved and construction was completed in early 2007. The plant is going through the start-up phase. USEPA has also approved an OU3 remedy for approximately 2.5 acres of affected wetland. This reflects a reduction from an approximate seven acre area that had been under negotiation. Site mobilization for the OU3 work took place in late May 2004 but was delayed due to weather-related issues. Field work was re-started in May 2005 has been completed. Monitoring of the restoration work is on-going. Additional contamination has been identified since December 31, 2005. In regard to OU2, USEPA is now in the process of finalizing a Feasibility Study for the limited areas that show contamination and warrant additional investigation or work. USEPA also wants to include in OU2 the in-situ treatment previously described as part of OU1. The environmental projections for OU1 and OU2 have been changed to reflect the reallocation of the in-situ costs to OU2 and the proposed contract amount for the OU1 work. We have estimated expenditures to be in the range of $4.8 million to $8.5 million.

William Dick, Pennsylvania

CLC entered into a consent order with the Pennsylvania DEP (“PADEP”) and USEPA in October 1995 obligating it to provide a replacement water supply to area residents (“OU1”), treat contaminated groundwater (“OU2”), and perform remediation of contaminated soils (“OU3”) at this former wastewater disposal site. OU1 is complete. With respect to OU2, PADEP and USEPA have approved an interim remedy, which involves the construction of a treatment facility and discharge locally. We began construction of this facility in November 2006 and the work was completed in the fourth quarter 2007. The plant is going through the start-up phase. Based on recent data showing reduction in site groundwater contamination due to natural attenuation and the more extensive handling and removal of contaminated soils, we believe that the groundwater project can be completed over the five-year term of this interim remedy. The agencies have approved an OU3 remedy, which requires both thermal treatment of contaminated soils and treatment of residuals via soil vapor extraction (“SVE”). The OU3 remedy expanded in April 2004 to off-site shipment of contaminated soils because these soils were found to be incompatible with the thermal treatment unit, which started full-scale operation in May 2004. In 2004, we also discovered buried drums and associated contaminated material and soils, which required off-site disposal. In the third quarter of 2004, we determined that a latex liner waste material was present in the third pond, which needed to be excavated and removed for disposal offsite. This work was completed in early 2005. We also determined that the soils in pond

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

three needed to be excavated to determine if they will be suitable for the originally planned SVE treatment. We excavated the pond’s soils into three discrete piles and determined the best approach to treat these soil piles. It was determined that most of the soil piles could be treated on site using SVE as originally planned. However, some modifications to the design had to be made in order to treat a limited number of soil piles. The SVE work began in 2006 and was completed in September 2007. Final site sampling will be conducted to determine if soil clean-up objectives have been achieved. We have estimated expenditures to be in the range of $1.4 million to $3.4 million.

Other Properties

Scary Creek, West Virginia: CLC received a clean up notice from the State authority in August 1994 requiring remediation of contaminated soils and groundwater at this former wastewater disposal facility. However, the State and we have agreed that remediation can be conducted under the State’s voluntary clean-up program (instead of the state superfund enforcement program). We are currently completing the originally planned remedial investigation and the additional site investigation work that is required to completely delineate the extent of site contamination. Upon completion of the site investigation phase, a remedial feasibility study and design will be prepared to address contaminated soils, and, if applicable, groundwater. The expectation is that a remedy utilizing primarily in-situ treatment with limited soil removal will be conducted.

Tonawanda, New York: CLC entered into a consent order with the New York Department of Environmental Conservation on June 22, 1999 obligating it to perform soil and groundwater remediation at this former truck terminal and tank wash site. We have completed a remedial investigation and a feasibility study with the expectation that we will conduct a remedy that may include in-situ treatment, limited soil removal and monitored natural attenuation of the groundwater.

We have estimated future expenditures for Scary Creek and Tonawanda to be in the range of $2.6 million to $4.8 million.

Charleston, West Virginia: CLC completed a remediation of a former drum disposal area in 1995 at its active truck terminal and tank wash site under the terms of a State hazardous waste permit. The State has required supplemental groundwater monitoring in connection with the same permit. We have completed this work and believe that no additional remediation will be required.

East Rutherford, New Jersey: CLC entered into a Memorandum of Agreement with the State of New Jersey on June 11, 1996 obligating it to perform a Remedial Investigation and Remedial Action with respect to a subsurface loss of an estimated 7,000 gallons of fuel oil at this active truck terminal and tank wash site. We have completed the recovery of free product and conducted groundwater monitoring and are awaiting final approval of a plan to terminate further remedial action with some limited contamination left in place.

ISRA New Jersey Facilities: We are obliged to conduct investigations and remediation at three current or former New Jersey tank wash and terminal sites pursuant to the state’s Industrial Sites Remediation Act, which requires such remediation following the sale of facilities after 1983. The former owner has agreed to take responsibility for one of the sites and the other two are in the process of remedial investigation with projections set in contemplation of limited soil remediation expense for contaminated areas.

There can be no assurance that additional issues or sites for which we are responsible will not be discovered, that violations by us of environmental laws or regulations will not be identified or occur in the future, or that environmental, health and safety laws and regulations will not change in a manner that could impose material costs on us.

Other Legal Matters

We are from time to time involved in routine litigation incidental to the conduct of our business. We believe that no such routine litigation currently pending against us, if adversely determined, would have a material adverse effect on our consolidated financial position, results of operations or cash flows.

18. TRANSACTIONS WITH RELATED PARTIES

In 2006 and 2005, we provided advisory and consulting services to affiliates of Apollo Management, L.P., (“Apollo”), who is our majority shareholder. The fee for these services was less than $0.1 million and $0.3 million, respectively.

Two of our customers (Hexion Speciality Chemicals and Momentive Performance Materials) are controlled by Apollo. Revenues from these two customers was $15.9 million, $10.8 million and $5.5 million in 2007, 2006 and 2005, respectively. All pricing with the companies controlled by Apollo Management was based on market rates, including such factors as total expected revenue to be generated by the customer, number of loads to be hauled and the number of miles to be driven.

Of the $0.3 million stock subscription receivable, $0.2 million relates to current members of management.

19. GUARANTOR SUBSIDIARIES

The 9% Notes issued by QD LLC and QD Capital and the 2012 Notes issued by us are unconditionally guaranteed on a senior subordinated basis pursuant to guarantees by all of our direct and indirect domestic subsidiaries, and by QDI. In addition, we have unconditionally guaranteed on a senior subordinated basis the 9% Notes. Each of our direct and indirect subsidiaries, including QD LLC, is 100% owned. All non-domestic subsidiaries including Levy Transport, Ltd. are non-guarantor subsidiaries. QD Capital has no material assets or operations.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

QD LLC conducts substantially all of its business through and derives virtually all of its income from its subsidiaries. Therefore, its ability to make required principal and interest payments with respect to its indebtedness depends on the earnings of subsidiaries and its ability to receive funds from its subsidiaries through dividend and other payments. The subsidiary guarantors are wholly owned subsidiaries of QD LLC and have fully and unconditionally guaranteed the 9% Notes and the 2012 Notes on a joint and several basis.

We have not presented separate financial statements and other disclosures concerning subsidiary guarantors because management has determined such information is not material to the holders of the above-mentioned notes.

The following condensed consolidating financial information for QDI, QD LLC, QD Capital, which has no assets or operations), non-guarantor subsidiaries and combined guarantor subsidiaries presents:

•

Condensed consolidating balance sheets at December 31, 2007 and 2006 and condensed consolidating statements of operations and of cash flows for each of the three years ended December 31, 2007, 2006 and 2005.

•	Elimination entries necessary to consolidate the parent company and all its subsidiaries.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Condensed Consolidating Statement of Operations

For the Year Ended December 31, 2007

(in thousands)

	QDI	QD LLC & QD Capital	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating revenues:
Transportation	$—	$—	$580,676	$—	$—	$580,676
Other service revenue	—	—	75,444	777	—	76,221
Fuel surcharge	—	—	94,661	—	—	94,661

Total operating revenues	—	—	750,781	777	—	751,558
Operating expenses:
Purchased transportation	—	—	471,531	—	—	471,531
Compensation	—	—	85,838	(18)	—	85,820
Fuel, supplies and maintenance	—	—	81,316	—	—	81,316
Depreciation and amortization	—	—	16,903	641	—	17,544
Selling and administrative	1	1	31,166	123	—	31,291
Insurance claims	—	—	23,883	—	—	23,883
Taxes and Licenses	—	—	3,980	—	—	3,980
Communication and utilities	—	—	11,381	—	—	11,381
(Gain)/loss on disposal of property and equipment	—	—	792	(191)	—	601
Impairment on property and equipment	—	—	358	—	—	358

Operating income (loss)	(1)	(1)	23,633	222	—	23,853
Interest (income) expense, non-related party, net	(6)	29,580	1,025	(75)	—	30,524
Interest (income) expense, related party, net	—	(29,019)	29,500	(481)	—	—
Write-off of debt issuance costs	—	2,031	—	—	—	2,031
Other (income) expense	5	1,555	(234)	(386)	—	940

Income (loss) before taxes	—	(4,148)	(6,658)	1,164	—	(9,642)
Income tax (provision) benefit	(981)	—	(1,562)	464	—	(2,079)
Equity in earnings (loss) of subsidiaries	(8,544)	(4,396)	—	—	12,940	—

Net income (loss)	$(7,563)	$(8,544)	$(5,096)	$700	$12,940	$(7,563)

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Condensed Consolidating Statement of Operations

For the Year Ended December 31, 2006 (As adjusted)

(in thousands)

	QDI	QD LLC and QD Capital	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Operating revenues:
Transportation	$—	$—	$577,227	$12	$—	$577,239
Other service revenue	—	—	65,614	1,030	—	66,644
Fuel surcharge	—	—	86,276	—	—	86,276

Total operating revenues	—	—	729,117	1,042	—	730,159
Operating expenses:
Purchased transportation	—	—	493,686	—	—	493,686
Compensation	—	—	73,207	—	—	73,207
Fuel, supplies and maintenance	—	—	53,310	14	—	53,324
Depreciation and amortization	—	—	15,693	660	—	16,353
Selling and administrative	—	—	24,282	(240)	—	24,042
Insurance claims	—	—	13,294	13	—	13,307
Taxes and Licenses	—	—	3,810	2	—	3,812
Communication and utilities	—	—	9,043	—	—	9,043
(Gain)/loss on disposal of property and equipment	—	—	(5,153)	(10)	—	(5,163)
Impairment on property and equipment	—	—	270	—	—	270
PPI class action settlement and related expenses	—	—	—	—	—	—

Operating income	—	—	47,675	603	—	48,278
Interest expense	—	(30,410)	(990)	—	445	(30,955)
Interest income	749	—	765	498	(445)	1,567
Write-off of debt issuance costs	—	—	—	—	—	—
Other income (expense)	(986)	—	59	39	—	(888)

Income (loss) before taxes	(237)	(30,410)	47,509	1,140	—	18,002
Income tax provision for (benefit from)	28	—	(38,233)	37	—	(38,168)
Equity in earnings (loss) of subsidiaries	56,435	86,845	—	—	(143,280)	—

Net income (loss)	$56,170	$56,435	$85,742	$1,103	$(143,280)	$56,170

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Condensed Consolidating Statement of Operations

For the Year Ended December 31, 2005 (As adjusted)

(in thousands)

	QDI	QD LLC and QD Capital	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating revenues:
Transportation	$—	$—	$545,669	$858	$—	$546,527
Other service revenue	—	—	66,287	960	—	67,247
Fuel surcharge	—	—	64,184	118	—	64,302

Total operating revenues	—	—	676,140	1,936	—	678,076
Operating expenses:
Purchased transportation	—	—	471,167	71	—	471,238
Compensation	—	—	62,185	373	—	62,558
Fuel, supplies and maintenance	—	—	34,781	558	—	35,339
Depreciation and amortization	—	—	16,611	667	—	17,278
Selling and administrative			20,300	133		20,433
Insurance claims	—	—	19,183	—	—	19,183
Taxes and Licenses	—	—	2,863	31	—	2,894
Communication and utilities	—	—	7,921	11	—	7,932
(Gain)/loss on disposal of property and equipment	—	—	250	38	—	288
Impairment on property and equipment	—	—	75	—	—	75
PPI class action settlement and related expenses	—	—	1,039	—	—	1,039

Operating income	—	—	39,765	54	—	39,819
Interest expense	—	(26,789)	(558)	(23)	413	(26,957)
Interest income	7		227	424	(413)	245
Write-off of debt issuance costs	—	(1,110)	—	—	—	(1,110)
Other income (expense)	—	—	55	167	—	222

Income (loss) before taxes	7	(27,899)	39,489	622	—	12,219
Income tax provision for (benefit from)	—	—	680	(328)	—	352
Equity in earnings (loss) of subsidiaries	11,860	39,759	—	—	(51,619)	—

Net income (loss)	$11,867	$11,860	$38,809	$950	$(51,619)	$11,867

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Consolidating Balance Sheet, December 31, 2007

(in thousands)

	QDI	QD LLC and QD Capital	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current Assets:
Cash and cash equivalents	$—	$—	$7,339	$2,372	—	$9,711
Accounts receivable, net	64	—	98,916	101	—	99,081
Prepaid expenses	—	96	8,024	30	—	8,150
Deferred tax asset	—	—	20,483	—	—	20,483
Other	6	—	6,248	4	—	6,258

Total current assets	70	96	141,010	2,507	—	143,683
Property and equipment, net	—	—	122,014	(22)	—	121,992
Goodwill	—	—	173,575	—	—	173,575
Intangibles, net	—	—	24,167	—	—	24,167
Investment in subsidiaries	26,148	648,835	21,234	—	(696,217)	—
Non-current deferred tax asset	1,007	—	15,196	—	—	16,203
Other assets	—	11,923	2,433	—	—	14,356

	$27,225	$660,854	$499,629	$2,485	$(696,217)	$493,976

LIABILITIES, MINORITY INTEREST, SHAREHOLDER’S EQUITY (DEFICIT)
Current liabilities:
Current maturities of indebtedness	—	—	413	—	—	413
Current maturities of capital leases	—	—	1,451	—	—	1,451
Accounts payable	—	—	17,385	43	—	17,428
Intercompany	(75)	288,656	(262,349)	(4,998)	(21,234)	—
Affiliates and independent owner-operators	—	—	12,597	—	—	12,597
Accrued expenses	—	3,866	21,994	97	—	25,957
Environmental liabilities	—	—	4,751	—	—	4,751
Accrued loss and damage claims	—	—	13,438	—	—	13,438
Income taxes payable	—	—	90	465	—	555

Total current liabilities	(75)	292,522	(190,230)	(4,393)	(21,234)	76,590
Long-term indebtedness, less current maturities	—	342,184	764	627	—	343,575
Long-term capital leases, less current maturities	—	—	3,832	—	—	3,832
Environmental liabilities	—	—	6,418	—	—	6,418
Accrued loss and damage claims	—	—	18,474	—	—	18,474
Other non-current liabilities	—	—	15,954	—	—	15,954
Deferred tax liability	—	—	—	—	—	—

Total liabilities	(75)	634,706	(144,788)	(3,766)	(21,234)	464,843
Minority interest in subsidiary	—	—	1,833	—	—	1,833
Shareholders’ equity (deficit):
Common stock	361,617	354,963	493,866	7,629	(856,458)	361,617
Treasury stock	(1,564)	—	—	—	—	(1,564)
(Accumulated deficit) retained earnings	(126,146)	(122,478)	164,551	(408)	(41,665)	(126,146)
Stock recapitalization	(189,589)	(189,589)	—	(55)	189,644	(189,589)
Accumulated other comprehensive income	(16,748)	(16,748)	(15,833)	(915)	33,496	(16,748)
Stock purchase warrants	—	—	—	—	—	—
Stock subscription receivable	(270)	—	—	—	—	(270)

Total shareholders’ equity (deficit)	27,300	26,148	642,584	6,251	(674,983)	27,300

Total liabilities, minority interest and shareholders’ equity (deficit)	$27,225	$660,854	$499,629	$2,485	$(696,217)	$493,976

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Consolidating Balance Sheet, December 31, 2006 (As Adjusted)

(in thousands)

	QDI	QD LLC & QD Capital	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$5,386	$1,455	$—	$6,841
Accounts receivable, net	58	—	85,052	372	—	85,482
Prepaid expenses	—	84	5,987	30	—	6,101
Deferred tax asset	—	—	18,320	—	—	18,320
Other	(6)	—	9,471	(251)	—	9,214

Total current assets	52	84	124,216	1,606	—	125,958
Property and equipment, net	—	—	118,291	1,047	—	119,338
Goodwill	—	—	138,980	—	—	138,980
Intangibles, net	—	—	635	—	—	635
Investment in subsidiaries	29,520	591,990	—	—	(621,510)	—
Non-current deferred tax asset	—	—	21,713	—	—	21,713
Other assets	—	6,649	4,600	—	—	11,249

Total assets	$29,572	$598,723	$408,435	$2,653	$(621,510)	$417,873

LIABILITIES, MINORITY INTEREST, SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current maturities of indebtedness	$—	$1,400	$—	$—	$—	$1,400
Current maturities of capital leases	—	—	1,178	—	—	1,178
Accounts payable	—	—	13,914	43	—	13,957
Intercompany	(2,937)	291,341	(284,055)	(4,349)	—	—
Affiliates and independent owner-operators	—	—	11,025	—	—	11,025
Accrued expenses	735	3,636	16,784	42	—	21,197
Environmental liabilities	—	—	5,995	—	—	5,995
Accrued loss and damage claims	—	—	11,533	—	—	11,533

Total current liabilities	(2,202)	296,377	(223,626)	(4,264)	—	66,285
Long-term indebtedness, less current maturities	—	272,826	—	—	—	272,826
Long-term capital leases, less current maturities	—	—	3,718	—	—	3,718
Environmental liabilities	—	—	5,831	—	—	5,831
Accrued loss and damage claims	—	—	20,633	—	—	20,633
Other non-current liabilities	—	—	14,249	—	—	14,249
Deferred tax liability	—	—	—	724	—	724

Total liabilities	(2,202)	569,203	(179,195)	(3,540)	—	384,266

Minority interest in subsidiary	—	—	1,833	—	—	1,833
Shareholders’ equity (deficit):
Common stock	359,995	354,963	437,796	7,629	(800,388)	359,995
Treasury stock	(1,527)	—	—	—	—	(1,527)
(Accumulated deficit)/retained earnings	(118,255)	(117,323)	166,301	(1,149)	(47,829)	(118,255)
Stock recapitalization	(189,589)	(189,589)	—	(55)	189,644	(189,589)
Accumulated other comprehensive loss	(18,531)	(18,531)	(18,300)	(232)	37,063	(18,531)
Stock purchase warrants	21	—	—	—	—	21
Stock subscription receivable	(340)	—	—	—	—	(340)

Total shareholders’ equity (deficit)	31,774	29,520	585,797	6,193	(621,510)	31,774

Total liabilities, minority interest and shareholders’ equity (deficit)	$29,572	$598,723	$408,435	$2,653	$(621,510)	$417,873

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2007

(in thousands)

	QDI	QD LLC and QD Capital	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$(7,563)	$(8,544)	$(5,096)	$700	$12,940	$(7,563)
Adjustments for non-cash charges	7,563	(24,699)	49,795	837	(12,940)	20,556
Net changes in assets and liabilities	(753)	218	725	869	—	1,059
Intercompany activity	753	33,025	(31,220)	(2,558)	—	—

Net cash provided by (used in) operating activities	—	—	14,204	(152)	—	14,052

Cash flows from investing activities:
Capital expenditures	—	—	(10,557)	—	—	(10,557)
Acquisition of Boasso and other business assets	—	(60,251)	—	—	—	(60,251)
Cash acquired from Boasso acquisition	—	1,015	—	—	—	1,015
Proceeds from sales of property and equipment	—	—	5,325	1,069	—	6,394

Net cash (used in)/provided by investing activities	—	(59,236)	(5,232)	1,069	—	(63,399)

Cash flows from financing activities:
Proceeds from the issuance of long-term debt	—	46,809	—	—	—	46,809
Principal payments of long-term debt and capital lease obligations	—	(64,746)	(2,500)	—	—	(67,246)
Proceeds from revolver	—	123,030	—	—	—	123,030
Payments on revolver	—	(41,400)	—	—	—	(41,400)
Deferred financing fees	—	(9,170)	—	—	—	(9,170)
Other	(717)	(145)	1,033	—	—	171
Intercompany activity	717	4,858	(5,575)	—	—	—

Net cash provided by (used in) financing activities	—	59,236	(7,042)	—	—	52,194

Effect of exchange rate changes on cash	—	—	23	—	—	23

Net increase in cash and cash equivalents	—	—	1,953	917	—	2,870
Cash and cash equivalents, beginning of period	—	—	5,386	1,455	—	6,841

Cash and cash equivalents, end of period	$—	$—	$7,339	$2,372	$—	$9,711

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2006 (As adjusted)

(in thousands)

	QDI	QD LLC and QD Capital	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$54,035	$54,472	$85,742	$1,103	$(139,182)	$56,170
Adjustments for non-cash charges	(54,035)	(82,715)	(27,035)	650	139,182	(23,953)
Net changes in assets and liabilities	199	62	(3,786)	(456)	—	(3,981)
Intercompany activity	—	28,181	(27,290)	(891)	—	—

Net cash provided by (used in) operating activities	199	—	27,631	406	—	28,236

Cash flows from investing activities:
Capital expenditures	—	—	(14,870)	—	—	(14,870)
Acquisition of businesses and assets	—	—	(6,447)	—	—	(6,447)
Proceeds from sales of property and equipment	—	—	10,706	20	—	10,726
Other	—	—	—	—	—	—

Net cash (used in) provided by investing activities	—	—	(10,611)	20	—	(10,591)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	—	—	—	—	—
Principal payments of long-term debt and capital lease obligation	—	(1,400)	(363)	—	—	(1,763)
Proceeds from revolver	—	209,500	—	—	—	209,500
Payments on revolver	—	(222,500)	—	—	—	(222,500)
Deferred financing fees	—	—	—	—	—	—
Other	4	—	2,285	—	—	2,289
Intercompany activity	(203)	14,400	(14,197)	—	—	—

Net cash used in financing activities	(199)	—	(12,275)	—	—	(12,474)

Effect of exchange rate changes on cash	—	—	34	—	—	34

Net increase in cash and cash equivalents	—	—	4,779	426	—	5,205
Cash and cash equivalents, beginning of period	—	—	607	1,029	—	1,636

Cash and cash equivalents, end of period	$—	$—	$5,386	$1,455	$—	$6,841

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2005 (As adjusted)

(in thousands)

	QDI	QD LLC and QD Capital	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$11,867	$11,866	$38,809	$950	$(51,625)	$11,867
Adjustments for non-cash charges	(11,860)	(38,649)	21,231	667	51,625	23,014
Net changes in assets and liabilities		2,119	(26,389)	(1,572)	—	(25,842)
Intercompany activity	(7)	24,664	(23,659)	(998)	—	—

Net cash provided by (used in) operating activities	—	—	9,992	(953)	—	9,039

Cash flows from investing activities:
Capital expenditures	—	—	(15,842)	(13)	—	(15,855)
Acquisition of businesses and assets	—	—	(4,466)	—	—	(4,466)
Proceeds from sales of property and equipment	—	—	4,233	25	—	4,258

Net cash (used in) provided by investing activities	—	—	(16,075)	12	—	(16,063)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	83,300	—	—	—	83,300
Principal payments of long-term debt and capital lease obligations	—	(78,900)	(27)	—	—	(78,927)
Proceeds from revolver	—	140,600	—	—	—	140,600
Payments on revolver	—	(133,400)	—	—	—	(133,400)
Deferred financing fees	—	(3,231)	—	—	—	(3,231)
Other	76	—	(2,560)	—	—	(2,484)
Intercompany activity	(76)	(8,369)	8,445	—	—	—

Net cash provided by financing activities	—	—	5,858	—	—	5,858

Effect of exchange rate changes on cash	—	—	102	—	—	102

Net decrease in cash and cash equivalents	—	—	(123)	(941)	—	(1,064)
Cash and cash equivalents, beginning of period	—	—	730	1,970	—	2,700

Cash and cash equivalents, end of period	$—	$—	$607	$1,029	$—	$1,636

BOASSO AMERICA CORPORATION

FINANCIAL STATEMENTS

March 31, 2007

BOASSO AMERICA CORPORATION

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors

Boasso America Corporation

Chalmette, Louisiana

We have audited the accompanying balance sheet of Boasso America Corporation as of March 31, 2007, and the related statement of income, shareholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Boasso America Corporation as of March 31, 2007, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

July 31, 2007

/s/ Wegmann-Dazet & Company

BOASSO AMERICA CORPORATION

BALANCE SHEET

March 31, 2007

ASSETS
Current assets
Cash and cash equivalents	$394,862
Accounts receivable	13,509,993
Other receivables	1,470,559
Inventory	1,280,019
Prepaid income taxes	1,407,835
Prepaid expenses	966,854
Deferred taxes	178,241

Total current assets	19,208,363

Cash surrender value of life insurance	164,996
Property and equipment, at cost less accumulated depreciation	5,970,265
Intangible assets, subject to amortization	70,819
Other noncurrent assets	80,895

Total assets	$25,495,338

LIABILITIES
Current liabilities
Short-term notes	$175,801
Accounts payable	3,389,533
Accrued expenses	4,018,123
Income taxes payable	61,587
Current portion of capital lease obligations	130,900
Current portion of long-term debt	347,100
Current portion of deferred compensation	9,060

Total current liabilities	8,132,104

Long-term debt, less current portion	1,422,320
Capital lease obligations, less current portion	465,388
Deferred compensation, less current portion	16,798
Due to shareholders	13,921
Deferred taxes	838,416

Total liabilities	10,888,947

Commitments and contingencies—Note 14

SHAREHOLDERS’ EQUITY

Common stock, no par value, 1,000 shares authorized and issued, 970 shares outstanding	30,835
Treasury stock, 30 shares at cost	(90,873)
Retained earnings	14,666,429

Total shareholders’ equity	14,606,391

Total liabilities and shareholders’ equity	$25,495,338

The accompanying notes are an integral part of these financial statements

BOASSO AMERICA CORPORATION

STATEMENT OF INCOME

For the Year Ended March 31, 2007

		%
Revenues	$70,377,870	100.0

Direct cost of revenues	47,080,095	66.9

Gross profit	23,297,775	33.1

General and administrative expenses	17,769,605	25.2
Gain on disposal of assets	67,803	0.1

Operating profit	5,595,973	8.0

Other income (expense)
Interest expense	(142,565)	(0.2)

Total other (expense)	(142,565)	(0.2)

Income before taxes	5,453,408	7.7

Income tax expense	2,034,639	2.9

Net income	$3,418,769	4.9

PER SHARE DATA:
Net income per common share	$3,525

Basic and diluted
Weighted average number of shares
Basic and diluted	970

The accompanying notes are an integral part of these financial statements

BOASSO AMERICA CORPORATION

STATEMENT OF CASH FLOWS

For the Year Ended March 31, 2007

Cash flows from operating activities:
Net income	$3,418,769
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation	1,180,704
Bad debt expense	7,437
Gain on the disposal of assets	(67,808)
Deferred income taxes	396,785
Cash value of life insurance	(11,449)
(Increase) decrease in operating assets:
Accounts receivable	(65,414)
Other receivables	(628,361)
Inventory	18,295
Prepaid expenses	(347,260)
Prepaid income taxes	(1,407,835)
Other noncurrent assets	84,289
Increase (decrease) in operating liabilities:
Accounts payable	(526,248)
Accrued expenses	1,391,156
Income taxes payable	(42,744)
Deferred compensation	(8,365)

Net cash provided by operating activities	3,391,951

Cash flows from investing activities:
Purchase of property and equipment	(1,321,637)
Proceeds from disposal of assets	117,500

Net cash used by investing activities	(1,204,137)

Cash flows from financing activities:
Increase in due to shareholders, net	1,194
Borrowings under line of credit	10,823,007
Repayments of line of credit	(11,350,586)
Borrowings under short-term notes	14,405
Repayments of short-term notes	(250,000)
Repayments of long-term debt	(1,018,205)
Repayments under capital lease obligations	(69,712)

Net cash used by financing activities	(1,849,897)

Net increase (decrease) in cash	337,917
Cash and cash equivalents at beginning of year	56,945

Cash and cash equivalents at end of year	$394,862

The accompanying notes are an integral part of these financial statements

BOASSO AMERICA CORPORATION

STATEMENT OF SHAREHOLDERS’ EQUITY

For the Year Ended March 31, 2007

	Common Stock	Treasury Stock	Retained Earnings	Total Shareholders’ Equity
Balance March 31, 2006	$30,835	$(90,873)	$11,247,660	$11,187,622

Net income	—	—	3,418,769	3,418,769

Balance March 31, 2007	$30,835	$(90,873)	$14,666,429	$14,606,391

The accompanying notes are an integral part of these financial statements

BOASSO AMERICA CORPORATION

NOTES TO FINANCIAL STATEMENTS

For the Year Ended March 31, 2007

1)	Nature of the business

Boasso America Corporation (the Company), a Louisiana based corporation operates a full service container terminal. The Company’s principal lines of business are providing container repair, storage, handling, sales, cleaning and drayage service. Drayage service accounts for approximately 50% of revenues. The Company has operations in New Orleans, Detroit, Charleston, Houston, Chicago and Jacksonville.

2)	Summary of significant accounting policies

The significant accounting policies followed by the Company are summarized as follows:

a)	Cash and cash equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with a maturity of three months or less to be cash equivalents.

b)	Accounts receivable

Trade accounts receivable are stated at the amount the Company expects to collect. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the financial condition of the Company’s customers were to deteriorate, adversely affecting their ability to make payments, additional allowances would be required. The Company’s estimate for the allowance for doubtful accounts is based on a review of the current status of accounts receivable. Accounts receivable is presented net of an allowance for doubtful accounts of $203,730 for the year ended March 31, 2007.

c)	Inventories

Inventories are stated at the lower of cost or market. Cost for merchandise inventory has been determined using specific identification, and cost for parts inventory has been determined on the first-in, first-out basis. Market is based upon net realizable value.

d)	Property and equipment and impairment on long-lived assets

Property and equipment expenditures, including tractor and trailer rebuilds that extend the useful lives of such equipment, are capitalized and recorded at cost. For financial statement purposes, these assets are depreciated using the straight-line method over the estimated useful lives of the assets.

The depreciation methods used by the Company are as follows:

Building and improvements	Straight-line method	3-15 years
Machinery and equipment	Straight-line method	5-10 years
Furniture and fixtures	Straight-line method	5-7 years
Autos and trucks	Straight-line method	3-10 years

BOASSO AMERICA CORPORATION

NOTES TO FINANCIAL STATEMENTS

For the Year Ended March 31, 2007

2)	Summary of significant accounting policies (continued)

d)	Property and equipment and impairment on long-lived assets (continued)

Tractor and equipment rebuilds, which are recurring in nature and extend the lives of the related assets, are capitalized and depreciated over the period of extension, generally 3 to 10 years, based on the type and extent of these rebuilds. Maintenance and repairs are charged directly to expense as incurred. Management estimates the useful lives of these assets based on historical trends and the age of the assets when placed in service, and any changes in the actual lives could result in material changes in the periodic depreciation and resulting net book value of these assets.

Furthermore, the Company evaluates the recoverability of its long-lived assets whenever adverse events or changes in the business climate indicate that the expected undiscounted future cash flows from the related category of assets may be less than previously anticipated. If the net book value of the related category of assets exceeds the undiscounted future cash flows of the category of assets, or if the Company believes certain assets’ future utilization are impaired, the carrying amount would be reduced to the fair value and an impairment loss would be recognized. This analysis requires the Company to make significant estimates and assumptions in projecting future cash flows, and changes in facts and circumstances could result in material changes in the amount of any impairment losses.

Maintenance and repairs are charged to operating expense when incurred. Major improvements that extend the lives of the assets are capitalized. The Company assesses whether there has been an impairment of long-lived assets and definite lived intangibles in accordance with Statement of Financial Accounting Standards (“SFAS”) 144, “Accounting for the Impairment and Disposal of Long-Lived Assets.” If the carrying value of an asset, including associated intangibles, exceeds the sum of estimated undiscounted future cash flows, then an impairment loss is recognized for the difference between estimated fair value and carrying value. When assets are disposed of, the cost and related accumulated depreciation are removed from the accounts, and any gains or losses are reflected in operating expenses.

e)	Revenue recognition

Revenue includes drayage services, fuel surcharges, repair services, cleaning, storage of containers, leasing of containers and other miscellaneous work. Drayage and fuel surcharges are recognized as revenue when the freight is delivered. Wash revenues are recognized when the wash is completed. Storage revenue is recognized in the period the Company holds the container. The Company recognizes all revenues on a gross basis.

BOASSO AMERICA CORPORATION

NOTES TO FINANCIAL STATEMENTS

For the Year Ended March 31, 2007

2)	Summary of significant accounting policies (continued)

The components of Revenue are as follows at March 31:

2007
Drayage revenue	$35,064,634
Fuel surcharge revenue	5,527,555
Repair services revenue	7,206,967
Storage and handling revenue	7,791,017
Cleaning revenue	7,163,354
Other revenue	7,624,343

$70,377,870

f)	Income taxes

The Company uses the liability method of accounting for income taxes. Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes.

Deferred tax assets and liabilities represent the future tax return consequences of those transactions, which will either be taxable or deductible when the assets and liabilities are recovered or settled. If, on the basis of available evidence, it is more likely than not that all or a portion of the deferred tax assets will not be realized, the assets must be reduced by a valuation allowance.

g)	Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

h)	Fair value of financial instruments

The Company’s financial instruments are cash and cash equivalents, receivables, payables and long-term debt. The recorded values of cash and cash equivalents, receivables and payables approximate their fair values based on their short-term nature. The recorded values of long-term debt approximate their fair values, as interest approximates market rates.

i)	New accounting pronouncements

In July 2006, the FASB issued FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”) which clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 provides guidance on recognition,

BOASSO AMERICA CORPORATION

NOTES TO FINANCIAL STATEMENTS

For the Year Ended March 31, 2007

2)	Summary of significant accounting policies (continued)

i)	New accounting pronouncements

measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company is in the process of analyzing the April 2007 adoption of FIN 48 in order to determine its effects, if any, on its financial position, results of operations or cash flows.

In September 2006, the FASB issued Statement of Financial Accounting Standard (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective for the fiscal year beginning January 1, 2008. The Company is currently evaluating the impact of the provisions of SFAS 157 on its financial position, results of operations or cash flows.

3)	Property and equipment

Property and equipment consist of the following:

2007
Cost
Building and improvements	$1,244,587
Machinery and equipment	8,637,658
Furniture and fixtures	171,434
Autos and trucks	2,897,976

Total cost	12,951,655
Less accumulated depreciation	6,981,390

Property and equipment	$5,970,265

Depreciation expense was $1,180,704 for the year ended March 31, 2007.

4)	Inventory

Inventory consists of the following:

2007
Container boxes and tanks	$427,464
Parts	839,111
Supplies	13,444

$1,280,019

BOASSO AMERICA CORPORATION

NOTES TO FINANCIAL STATEMENTS

For the Year Ended March 31, 2007

5)	Accrued expenses

Accrued expenses include the following at March 31:

2007
Accrued payroll	$1,391,300
Due to drivers	746,357
Driver escrow	242,248
Contingent liability for litigation	1,100,000
Miscellaneous accrual	538,218

Total accrued expenses	$4,018,123

The Company is involved in several lawsuits arising in the ordinary course of business. The Company has accrued a contingent liability of approximately $1,100,000 in regards to the expected outcome of two outstanding lawsuits. The liability is included in accrued expenses on the financial statements and the loss is reported in “General and administrative expenses”.

6)	Short-term notes

2007
Due on demand loans to family members of the majority shareholder. On a monthly basis, the Company is paying interest only, at an interest rate of 9%. Interest expense was approximately $14,700 for the year ended March 31, 2007.	$175,801

Total short-term notes	$175,801

7)	Line of credit

The Company has a $3,000,000 revolving line of credit with a bank for its working capital needs. The interest rate on the line is equal to the bank’s prime rate or the LIBOR rate (as defined in the Loan Agreement). The interest rate was 7.57% at March 31, 2007. The line expires September 30, 2007. Collateral for the line of credit, as well as the bank term loans described in Note 8, includes a first lien and a security interest in the following: all present and future accounts and notes receivable, leasehold improvements, equipment, inventory, intangibles and personal property, funds on deposit at the bank, a $3,000,000 life insurance policy on the majority shareholder, the continuing guarantee of the company and a personal guarantee by the majority shareholder. The line also secures an irrevocable letter of credit totaling approximately $267,000 for its commitment under its workers compensation program.

The agreement underlying all debt to the bank includes various covenants, which provide among other things, for the maintenance of a minimum debt to equity ratio, current ratio, minimum net worth level, and places certain restrictions on payment of dividends and other expenditures. As of March 31, 2007, the Company was in compliance with such financial covenants.

BOASSO AMERICA CORPORATION

NOTES TO FINANCIAL STATEMENTS

For the Year Ended March 31, 2007

8)	Long-term debt

2007
Two notes payable to a bank that are collateralized by transportation equipment. Monthly payments are approximately $38,000, including interest at rates ranging from 7.27% to 7.47%. The notes mature at dates ranging from August 2011 to October 2011.	$1,747,884

Note payable to an individual in monthly installments of $1,103 and includes interest at 8%. The note matures January 2010.	21,536

Long-term debt	1,769,420
Less current portion	347,100

Long-term debt, less current portion	$1,422,320

Maturities of long-term debt are as follows:

Years Ending March 31,	Amount
2008	$347,100
2009	377,600
2010	393,900
2011	422,700
2012	228,120

$1,769,420

9)	Capital lease obligations

The Company leases certain equipment under agreements that are classified as capital leases. The cost of equipment under capital leases is included in the balance sheet as property and equipment and was $666,000 at March 31, 2007. Accumulated amortization of the leased equipment at March 31, 2007, was approximately $67,800. Amortization of assets under capital leases is included in depreciation expense.

BOASSO AMERICA CORPORATION

NOTES TO FINANCIAL STATEMENTS

For the Year Ended March 31, 2007

9)	Capital lease obligations (continued)

Future minimum payments under capital leases are as follows:

Years Ending March 31,	Amount
2008	$154,200
2009	154,200
2010	154,200
2011	154,200
2012	51,400

Total future payments	668,200
Less amount representing interest	(71,912)

Present value of future payments	596,288
Less current portion	(130,900)

Non-current portion	$465,388

10)	Operating leases and related party transactions

The Company has a lease through March 2014 for its Detroit facility with B.W.R. Realty, LLC, a related entity controlled by the majority shareholder. Monthly lease payments are $6,500 a month and the Company paid $78,000 for the year ended March 31, 2007.

The Company has a lease through June 2008 for its Houston facility with W.J.B. Realty, LLC, a related entity controlled by the majority shareholder. Monthly lease payments are $55,000 a month and the Company paid $660,000 for the year ended March 31, 2007.

The Company had a lease for property in Houston through June 2010 with W.S.R. Realty, LLC, a related entity owned by three shareholders. Monthly lease payments were $10,250 per month and the Company paid $123,000 for the year ended March 31, 2007. This lease was terminated in March 2007.

The Company had a one-year lease with an unrelated entity in Mobile, Alabama until August 2007 that was terminated in May 2007.

The Company is leasing 65 chassis from several related entities, which are owned by shareholders and employees. Monthly lease payments for each of the 65 chassis are approximately $180 a month through April 2011. The Company paid approximately $142,000 for the year ended March 31, 2007.

The Company is leasing 58 chassis through July 2014 from several related entities, which are owned by shareholders and employees. Monthly lease payments for the 58 chassis range from approximately $350 to $400 per month through July 2009 and approximately $180 a month from August 2009 through July 2014. The Company paid approximately $272,000 for the year ended March 31, 2007.

BOASSO AMERICA CORPORATION

NOTES TO FINANCIAL STATEMENTS

For the Year Ended March 31, 2007

10)	Operating leases and related party transactions (continued)

Future aggregate minimum lease payments under non-cancelable operating leases having a remaining term in excess of one year as of March 31, 2007 are as follows:

Years Ending March 31,	Amount
2008	$2,389,000
2009	1,887,000
2010	1,612,000
2011	903,000
2012	612,000
Subsequent years	969,000

The Company also leases various equipment on an annual, month-to-month and daily basis. Total rent expense for the year March 31, 2007 was approximately $4,218,000.

The Company is currently subletting various properties that produced revenue of $156,000,for the year ended March 31, 2007. Future minimum rents receivable under these leases in excess of one year as of March 31, 2007 are as follows:

Years Ending March 31,	Amount
2008	$104,500
2009	102,000
2010	51,000

BOASSO AMERICA CORPORATION

NOTES TO FINANCIAL STATEMENTS

For the Year Ended March 31, 2007

11)	Income taxes

Components of income tax expense (benefit) are as follows:

2007
Income Taxes

Current taxes:
Federal	$1,393,528
State	244,326

$1,637,854

Deferred taxes:
Federal	$337,268
State	59,517

$396,785

Provision for income taxes	$2,034,639

The net deferred tax assets and (liabilities) consists of the following at March 31:

2007
Deferred tax assets:
Self-insurance reserves	$81,680
Allowance for doubtful accounts	81,493
Other accruals	21,788

184,961

Deferred tax liabilities:
Property and equipment basis differences	(845,136)

(845,136)

Net deferred tax liability	$(660,175)

Current deferred tax asset	$178,241
Long-term deferred tax liability	(838,416)

Net deferred tax liability	$(660,175)

BOASSO AMERICA CORPORATION

NOTES TO FINANCIAL STATEMENTS

For the Year Ended March 31, 2007

12)	Statements of cash flows supplementary disclosures

Cash paid for interest expense and income taxes was as follows:

2007
Interest expense	$142,400

Income taxes	$3,119,200

Non-cash investing and financing transactions:
Non-cash purchase or lease of transportation equipment	$2,571,000

13)	Employee benefit plans

The Company maintains a 401(k) plan for the benefit of all eligible employees, whereby the employees may elect to defer compensation pursuant to a salary reduction agreement. The Company must match 50% of the first 4% of base compensation deferred by employees. The Company contributed approximately $97,000 to the plan for the year ended March 31, 2007.

14)	Commitments and Contingencies

As of March 31, 2007, the Company is contingently liable as a guarantor with respect to approximately $3,770,000 of indebtedness of B.W.R. Realty, LLC and W.J.B. Realty, LLC, two related entities that are controlled by the majority shareholder. No material loss is anticipated by reason of such guarantee.

As of March 31, 2007, the Company is contingently liable as a guarantor with respect to approximately $250,000 of indebtedness of Brittany Place, Inc., a related entity that is owned by the majority shareholder and a family member of the majority shareholder. No material loss is anticipated by reason of such guarantee.

As of March 31, 2007, the Company is contingently liable as a guarantor with respect to approximately $350,000, of indebtedness of Nine Lives Properties LLC, a related entity that is owned by three shareholders and a family member of the majority shareholder. No material loss is anticipated by reason of such guarantee.

15)	Concentrations of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash deposits and trade accounts receivable. The Company at times has cash on deposit at financial institutions that may exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. At March 31, 2007, the Company had approximately $485,000 in excess of FDIC insured limits. The Company has not experienced any losses in such accounts. The Company has no policy requiring collateral or other security to support its deposits.

BOASSO AMERICA CORPORATION

NOTES TO FINANCIAL STATEMENTS

For the Year Ended March 31, 2007

15)	Concentrations of credit risk (continued)

The Company controls credit risk through credit approvals, credit limits, and monitoring procedures. The Company has no policy requiring collateral or other security to support its accounts receivable.

Revenue from one customer, who accounted for more than 10% of the Company’s revenue, accounted for approximately 19% of total revenue for the year ending March 31, 2007.

As of March 31, 2007, the Company had two customers, each of who accounted for more than 10% of the Company’s trade receivables, comprised approximately 24% of total accounts receivable.

16)	Self-insurance

The Company provides medical benefits under a limited self-insurance plan. Claims in excess of certain amounts are covered under a specific and aggregate stop loss policy. The limits under the stop loss policy were $75,000 per individual. The annual aggregate for the policy year ending in February 2007 was approximately $1,900,000. Based on estimates provided by the plan administrators a monthly payment is made by the Company to buy the excess insurance coverage and to provide funds to the trust accounts to pay claims. The balance in accrued health claims as of March 31, 2007 was approximately $204,000.

The Company participates in a limited self-insurance worker’s compensation plan. Aggregate claims in excess of $500,000 are covered under the plan. The balance in accrued worker’s compensation claims as of March 31, 2007 was approximately $151,000.

17)	Related party transactions

The due to shareholders balance of $13,921 for 2007 represents various advances made to the Company by two of its shareholders. The Company currently has no repayment plan for the advances. Various principal payments were made on the note to the majority shareholder during the year. The interest rate on these loans is 9%.

Included in other receivables as of March 31, 2007 is approximately $25,000 due from an entity owned by a family member of the majority shareholder. There is no formal repayment plan.

Included in other receivables as of March 31, 2007 is approximately $532,000 in advances made by the Company to the majority shareholder. There is no formal repayment plan.

Included in other receivables as of March 31, 2007 is approximately $112,000 due from an entity that the majority shareholder has an ownership interest in. The Company currently has no repayment plan for the receivable.

BOASSO AMERICA CORPORATION

NOTES TO FINANCIAL STATEMENTS

For the Year Ended March 31, 2007

18)	Deferred compensation

2007
The Company has a deferred compensation agreement with a former shareholder/employee of the Company. The terms of the agreement require that benefits be paid on a monthly basis through November 2009. In the case of the death of the employee, a named beneficiary will receive payment.	$25,858

Less current portion	9,060

Deferred compensation, net of current portion	$16,798

19)	Bonus Plan

The Company has a bonus plan that is updated every year that covers management and employees sharing in a percentage of profits before year-end adjustments. The accrued bonus as of March 31, 2007 was approximately $1,080,000.

20)	Intangible Asset

The Company has a patent that was approved in May 2007 that will be amortized over a life of 20 years beginning with the effective date of the patent. As of March 31, 2007, the amount of patent costs capitalized during the year was $70,819.

The patent costs will be amortized to expense as follows:

Years Ending March 31,	Amount
2008	$3,541
2009	3,541
2010	3,541
2011	3,541
2012 and thereafter	55,655

21)	Capital stock

Authorized Common Stock

In accordance with the Company’s Articles of Incorporation dated April 28, 1989, the Corporation is authorized to issue 1,000 shares of no par value common stock.

Treasury Stock

As of March 31, 2007, the Company had 30 treasury shares carried at a cost of $90,873. These shares were acquired pursuant to a redemption of a minority shareholder.

22)	Letter of intent

On March 1, 2007, the Company’s majority shareholder executed a Letter of Intent to explore the possibility of selling the ownership in the Company’s stock.

BOASSO AMERICA CORPORATION

UNAUDITED BALANCE SHEET

	September 30, 2007	March 31, 2007
ASSETS

Current assets
Cash and cash equivalents	$590,083	$394,862
Accounts receivable	12,558,223	13,509,993
Other receivables	1,286,697	1,470,559
Inventory	1,437,215	1,280,019
Prepaid income taxes	1,443,386	1,407,835
Prepaid expenses	35,199	966,854
Deferred taxes	187,387	178,241

Total current assets	17,538,190	19,208,363
Cash surrender value of life insurance	164,996	164,996
Property and equipment, at cost less accumulated depreciation	5,667,181	5,970,265
Intangible assets, subject to amortization	70,819	70,819
Other noncurrent assets	80,895	80,895

Total assets	$23,522,081	$25,495,338

LIABILITIES

Current liabilities
Short-term notes	$—	$175,801
Accounts payable	2,445,262	3,389,533
Accrued expenses	3,391,953	4,018,123
Income taxes payable	1,618,425	61,587
Current portion of capital lease obligations	126,362	130,900
Current portion of long-term debt	351,907	347,100
Current portion of deferred compensation	9,427	9,060

Total current liabilities	7,943,336	8,132,104

Long-term debt, less current portion	1,229,469	1,422,320
Capital lease obligations, less current portion	401,302	465,388
Deferred compensation, less current portion	12,332	16,798
Due to shareholders	211,769	13,921
Deferred taxes	847,562	838,416

Total liabilities	10,645,770	10,888,947

SHAREHOLDERS’ EQUITY

Common stock, no par value, 1,000 shares authorized and issued, 970 shares outstanding	30,835	30,835
Treasury stock, 30 shares at cost	(90,873)	(90,873)
Retained earnings	12,936,349	14,666,429

Total shareholders’ equity	12,876,311	14,606,391

Total liabilities and shareholders’ equity	$23,522,081	$25,495,338

The accompanying notes are an integral part of these financial statements.

BOASSO AMERICA CORPORATION

UNAUDITED STATEMENTS OF INCOME

For the Six Months Ended September 30, 2007 and 2006

	2007	2006
Revenues	$37,399,479	$35,491,342

Direct cost of revenues	24,805,571	24,042,876

Gross profit	12,593,908	11,448,466

General and administrative expenses	8,849,612	7,826,217
Gain on disposal of assets	50,191	64,584

Operating profit	3,794,487	3,686,833

Other income (expense)
Interest expense	(87,728)	(38,406)

Total other income (expense)	(87,728)	(38,406)
Income before taxes	3,706,759	3,648,427

Income tax expense	1,556,839	1,360,863

Net income	$2,149,920	$2,287,564

PER SHARE DATA:
Net income per common share
Basic and diluted	$2,216	$2,358

Weighted average number of shares
Basic and diluted	970	970

The accompanying notes are an integral part of these financial statements.

BOASSO AMERICA CORPORATION

UNAUDITED STATEMENTS OF CASH FLOWS

	Six Months Ended September 30,
	2007	2006
Cash flows from operating activities:
Net income	$2,149,920	$2,287,564
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation	576,500	552,000
Gain on the disposal of assets	(50,191)	(64,584)
Deferred income taxes	—	133,288
Cash value of life insurance	—	—
(Increase) decrease in operating assets:
Accounts receivable	951,770	(977,611)
Other receivables	183,862	54,059
Inventory	(157,196)	(226,761)
Prepaid taxes	(35,551)	(429,957)
Prepaid expenses	931,655	573,262
Other noncurrent assets	—	74,039
Increase (decrease) in operating liabilities:
Accounts payable	(944,271)	776,539
Accrued expenses	(626,170)	(1,801,744)
Income taxes payable	1,556,838	1,256,532
Deferred compensation	(4,099)	(34,223)

Net cash provided by operating activities	4,533,067	2,172,403

Cash flows from investing activities:
Purchase of property and equipment	(273,416)	(1,726,001)
Proceeds from disposal of assets	50,191	64,584

Net cash used by investing activities	(223,225)	(1,661,417)

Cash flows from financing activities:
Increase in due to shareholders, net	197,848	188,650
Repayments under notes payable	—	(161,396)
Dividends paid	(3,880,000)	—
Repayments under line of credit	(175,801)	(523,854)
Repayments under long-term debt	(188,044)	(54,273)
Repayments under capital lease obligations	(68,624)	—

Net cash used by financing activities	(4,114,621)	(550,873)

Net increase (decrease) in cash	195,221	(39,887)

Cash and cash equivalents at beginning of year	394,862	56,945

Cash and cash equivalents at end of year	$590,083	$17,058

The accompanying notes are an integral part of these financial statements.

BOASSO AMERICA CORPORATION

NOTES TO UNAUDITED FINANCIAL STATEMENTS

1)	Nature of the business

Boasso America Corporation (the Company), a Louisiana based corporation operates a full service container terminal. The Company’s principal lines of business are providing container repair, storage, handling, sales, cleaning and drayage service. Drayage service accounts for approximately 50% of revenues. The Company has operations in New Orleans, Detroit, Charleston, Houston, Chicago and Jacksonville.

2)	Estimates

In the opinion of management, all adjustments (consisting of normal recurring adjustments and accruals) considered necessary for a fair presentation have been included.

3)	Inventory

Inventory consists of the following:

September 30, 2007
Container boxes and tanks	$506,116
Parts	915,776
Supplies	15,323

$1,437,215

4)	Line of credit

The Company has a $3,000,000 revolving line of credit with a bank for its working capital needs. The interest rate on the line is equal to the bank’s prime rate or the LIBOR rate (as defined in the Loan Agreement). The line expired on September 30, 2007 and was extended through December 31, 2007. Collateral for the line of credit, includes a first lien and security interest in the following: all present and future accounts and notes receivable, leasehold improvements, equipment, inventory, intangibles and personal property, funds on deposit at the bank, a $3,000,000 life insurance policy on the majority shareholder, the continuing guarantee of the Company and a personal guarantee by the majority shareholder. The line also secures an irrevocable letter of credit totaling approximately $267,000 for the Company’s commitment under its workers compensation program

The agreement underlying all debt to the bank includes various covenants, which provide among other things, for the maintenance of a minimum debt to equity ratio, current ratio, minimum net worth level, and places certain restrictions on the payment of dividends and other expenditures. As of September 30, 2007, the Company was in compliance with such financial covenants.

5)	Operating lease commitments

The Company has a lease through March 2014 for its Detroit facility with B.W.R. Realty, LLC, a related entity controlled by the majority shareholder. Monthly lease payments are $6,500 a month.

The Company has a lease through June 2008 for its Houston facility with W.J.B. Realty, LLC, a related entity controlled by the majority shareholder. Monthly lease payments are $55,000 a month.

BOASSO AMERICA CORPORATION

NOTES TO UNAUDITED FINANCIAL STATEMENTS

The Company had a lease for property in Houston through June 2010 with W.S.R. Realty, LLC, a related entity owned by three shareholders. Monthly lease payments were $10,250 per month. This lease was terminated in March 2007.

The Company had a one-year lease with an unrelated entity in Mobile, Alabama until August 2007 that was terminated in May 2007.

6)	Commitments and Contingencies

The Company is contingently liable as a guarantor with respect to approximately $3,770,000 of indebtedness of B.W.R. Realty, LLC and W.J.B. Realty, LLC, two related entities that are controlled by the majority shareholder. No material loss is anticipated by reason of such guarantee.

The Company is contingently liable as a guarantor with respect to approximately $250,000 of indebtedness of Brittany Place, Inc., a related entity that is owned by the majority shareholder and a family member of the majority shareholder. No material loss is anticipated by reason of such guarantee.

The Company is contingently liable as a guarantor with respect to approximately $350,000, of indebtedness of Nine Lives Properties LLC, a related entity that is owned by three shareholders and a family member of the majority shareholder. No material loss is anticipated by reason of such guarantee.

7)	Subsequent Event

On August 2, 2007, the Company’s shareholders entered into a stock purchase agreement with Quality Distribution, LLC agreeing to sell their shares of the Company’s stock for $59.8 million in cash, subject to certain adjustments. On December 18, 2007, this stock purchase agreement was amended to reduce the gross purchase price by $1.0 million, which was consummated and resulted in a change of control of the Company.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 18-108 of the Delaware Limited Liability Company Act (the “Delaware LLC Act”) provides that, subject to such standards and restrictions, if any, as are set forth in a limited liability company’s operating agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The limited liability company agreement of QD LLC provide that QD LLC shall, to the fullest extent authorized under the Delaware LLC Act, indemnify and hold harmless against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered, any manager or officer of QD LLC including indemnification for negligence but excluding indemnification (i) for acts or omissions involving actual fraud, willful misconduct or gross negligence or (ii) with respect to any transaction from which the indemnitee derived an improper personal benefit.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal or investigative (other than an action by or in the fight of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action o r proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the fight of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

In accordance with Section 102(b)(7) of the DGCL, the certificate of incorporation of QD Capital includes a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

Section 607.0850 of the Florida Business Corporation Act (the “FBCA”) permits, in general, a Florida corporation to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against liability incurred in connection with such proceeding, including the estimated expenses of litigating the proceeding to conclusion and the expenses actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, if such person acted in good faith for a purpose he or she reasonably believed to be in, or not opposed to the best interest of the corporation and, in criminal actions or proceedings, additionally had no reasonable cause to believe that his or her conduct was unlawful. Section 607.0850(6) of the FBCA permits the corporation to pay such costs or expenses in advance of a final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification under the FBCA. Section 607.0850 of the FBCA provides that the indemnification and advancement of expense provisions contained in the FBCA shall not be deemed exclusive of any rights to which a director or officer seeking indemnification or advancement of expenses may be entitled.

        In accordance with the provisions of the Amended and Restated Bylaws of QDI, it shall indemnify, to the fullest extent permitted by law, any person who is or was a party, or is threatened to be made a party to, any threatened, pending or contemplated action, suit or other type of proceeding (other than an action by or in our right), whether civil, criminal, administrative, investigative or otherwise, and whether formal or informal, by reason of the fact that such person is or was QDI’s director or our officer or is or was serving at QDI’s request (as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against judgments, amounts paid in settlement, penalties, fines (including an excise tax assessed with respect to any employee benefit plan) and expenses (including counsel fees) actually and reasonably incurred in connection with any such action, suit or other proceeding, including any appeal thereof, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, QDI’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any such action, suit or other proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner that such person reasonably believed to be in, or not opposed to, QDI’s best interests or, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful. In addition, QDI also carries insurance on behalf of its directors, officers, employees or agents that may cover liabilities under the Securities Act.

Item 21.	Exhibits and Financial Statement Schedules.

(a) EXHIBITS

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation of Quality Distribution, Inc. dated November 5, 2003. Incorporated herein by reference to Exhibit No. 3.1 to Quality Distribution, Inc.’s Amendment No. 3 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on November 5, 2003 (Registration No. 333-108344).

3.2	Amended and Restated Bylaws of Quality Distribution. Inc. dated June 28, 2005. Incorporated herein by reference to Exhibit No. 3.2 to Quality Distribution, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 28, 2005 (Registration No. 333-108344).

3.3	Articles of Amendment, dated June 28, 2005 to Amended and Restated Articles of Incorporation of Quality Distribution, Inc. dated November 5, 2003. Incorporated herein by reference to Exhibit 3.1 to Quality Distribution, Inc.’s Current Report on Form 8-K, filed with the Securities Exchange Commission on June 28, 2005.

4.1	Credit Agreement, dated as of November 13, 2003, between Quality Distribution, Inc., Quality Distribution, LLC, the lenders party thereto and Credit Suisse First Boston, as administrative agent. Incorporated herein by reference to Exhibit 4.1 to Quality Distribution, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2004.

4.2	Security Agreement dated as of November 13, 2003, among Quality Distribution, LLC, various subsidiaries of Quality Distribution, Inc. and Credit Suisse First Boston, as collateral agent. Incorporated herein by reference to Exhibit 4.2 to Quality Distribution, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2004.

4.3	U. S. Pledge Agreement dated as of November 13, 2003, among Quality Distribution, LLC, various subsidiaries of Quality Distribution, Inc. and Credit Suisse First Boston, as collateral agent and pledgee. Incorporated herein by reference to Exhibit 4.3 to Quality Distribution, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2004.

4.4	Subsidiaries Guaranty dated as of November 13, 2003, among various subsidiaries of Quality Distribution, Inc. and Credit Suisse First Boston, as administrative agent. Incorporated herein by reference to Exhibit 4.4 to Quality Distribution, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2004.

4.5	Indenture, dated as of November 13, 2003, among Quality Distribution, LLC, QD Capital Corporation, the Guarantors named therein and The Bank of New York as Trustee. Incorporated herein by reference to Exhibit 4.5 to Quality Distribution, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2004.

4.6	Form of Exchange Note for the Quality Distribution, LLC and QD Capital Corporation 9% Senior Subordinated Notes due 2010 (included as Exhibit B to Exhibit 4.5).

4.7	Registration Rights Agreement, dated as of November 13, 2003, among Quality Distribution, LLC, QD Capital Corporation, the subsidiaries of Quality Distribution, LLC set forth on Annex I thereto and The Bank of New York. Incorporated herein by reference to Exhibit 4.7 to Quality Distribution, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2004.

4.8	Indenture, dated as of January 28, 2005, among Quality Distribution, LLC, QD Capital Corporation, the Guarantors named therein and The Bank of New York Trust Company, N.A. as Trustee. Incorporated herein by reference to Exhibit 10.2 to Quality Distribution, Inc.’s Current Report on Form 8-K filed on January 28, 2005.

4.9	Form of Exchange Note for the Quality Distribution, LLC and QD Capital Corporation Senior Floating Rate Notes due 2012 (included as Exhibit B to Exhibit 4.8).

4.10	Registration Rights Agreement, dated as of January 28, 2005, among Quality Distribution, LLC, QD Capital Corporation, and the subsidiaries of Quality Distribution, LLC set forth on Annex I thereto. Incorporated herein by reference to Exhibit 10.3 to Quality Distribution, Inc.’s Current Report on Form 8-K filed on January 28, 2005.

4.11	First Amendment and Consent to Credit Agreement and Intercompany Subordination Agreement, dated as of January 20, 2005, between Quality Distribution, Inc., Quality Distribution, LLC, various subsidiaries of Quality Distribution, LLC, the lenders party thereto and Credit Suisse First Boston, as administrative agent. Incorporated herein by reference to Exhibit 10.1 to Quality Distribution, Inc.’s Current Report on Form 8-K, filed with the Securities Exchange Commission on January 28, 2005.

4.12	Indenture, dated as of December 18, 2007, among Quality Distribution, LLC and QD Capital Corporation, the guarantors of the Notes and The Bank of New York Trust Company, N.A., as trustee. Incorporated herein by reference to Exhibit 10 1 to Quality Distribution, Inc.’s Current Report on Form 8-K filed on December 24, 2007.

4.13	Form of Exchange Note for the Quality Distribution, LLC and QD Capital Corporation Senior Floating Rate Notes due 2012 (included as Exhibit B to Exhibit 4.12).

4.14	Registration Rights Agreement, dated as of December 18, 2007, between Quality Distribution, LLC and QD Capital Corporation, the guarantors of the Notes and the other parties thereto. Incorporated herein by reference to Exhibit 10.2 to Quality Distribution, Inc.’s Current Report on Form 8-K filed on December 24, 2007.

Exhibit No.	Description
4.15	Credit Agreement, dated as of December 18, 2007, by and among Quality Distribution, Inc., Quality Distribution, LLC, the other loan parties party thereto, the lenders party thereto from time to time, Credit Suisse, Cayman Islands Branch, as administrative agent for the lenders, General Electric Capital Corporation, as collateral agent for the lenders, and SunTrust Bank, as syndication agent. Incorporated herein by reference to Exhibit 10.3 to Quality Distribution, Inc.’s Current Report on Form 8-K filed on December 24, 2007.

4.16	Current Asset Revolving Facility Guarantee and Collateral Agreement, dated as of December 18, 2007, by and among Quality Distribution, Inc., Quality Distribution, LLC, the other loan parties party thereto, Credit Suisse, Cayman Islands Branch, as current asset revolving facility administrative agent, and General Electric Capital Corporation, as current asset revolving facility collateral agent. Incorporated herein by reference to Exhibit 10.4 to Quality Distribution, Inc.’s Current Report on Form 8-K filed on December 24, 2007.

4.17	Fixed Asset Revolving Facility Guarantee and Collateral Agreement, dated as of December 18, 2007, by and among Quality Distribution, Inc., Quality Distribution, LLC, the other loan parties party thereto, Credit Suisse, Cayman Islands Branch, as fixed asset revolving facility administrative agent, and General Electric Capital Corporation, as fixed asset revolving facility collateral agent. Incorporated herein by reference to Exhibit 10.5 to Quality Distribution, Inc.’s Current Report on Form 8-K filed on December 24, 2007.

4.18	Supplemental Indenture to the indenture governing the Quality Distribution LLC and QD Capital Corporation 9% senior subordinated notes due 2010, dated as of December 18, 2007, by Quality Distribution, LLC and QD Capital Corporation, the guarantors named therein, Boasso and The Bank of New York Trust Company, N.A., as trustee. Incorporated herein by reference to Exhibit 10.6 to Quality Distribution, Inc.’s Current Report on Form 8-K filed on December 24, 2007.

4.19	Supplemental Indenture to the indenture governing the Quality Distribution LLC and QD Capital Corporation senior floating rate notes due 2012, dated as of December 18, 2007, by Quality Distribution, LLC and QD Capital Corporation, the guarantors named therein, Boasso and The Bank of New York Trust Company, N.A., as trustee. Incorporated herein by reference to Exhibit 10.7 to Quality Distribution, Inc.’s Current Report on Form 8-K filed on December 24, 2007.

5.1**	Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP.

5.2**	Opinion of Shumaker, Loop & Kendrick, LLP.

5.3**	Opinion of Jones Vargas.

5.4**	Opinion of Morgan, Lewis & Bockius LLP.

5.5**	Opinion of Stone Pigman Walther Wittmann L.L.C.

10.1	Amended and Restated Shareholders’ Agreement, dated as of February 10, 1998, among MTL, Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P., Apollo U.K. Fund III, L.P. and certain shareholders of Quality Distribution, Inc.. Incorporated herein by reference to Exhibit 4.13 to Quality Distribution, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2002.

10.2	Amended and Restated Common and Preferred Stock Purchase and Shareholders’ Agreement, dated as of August 28, 1998, among BT Investment Partners, Inc., MTL Equity Investors, L.L.C., Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P., Apollo U.K. Fund III, L.P. and MTL. Incorporated herein by reference to Exhibit No. 13 to Quality Distribution, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2002.

10.3	Amendment No. 1, dated as of April 2, 2002, to the Amended and Restated Common and Preferred Stock Purchase and Shareholders’ Agreement, dated as of August 28, 1998, among BT Investment Partners, Inc., MTL Equity Investors, L.L.C., Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P., Apollo U.K. Fund III, L.P. and MTL. Incorporated herein by reference to Exhibit No. 10.3 to Quality Distribution, LLC’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 14, 2002 (Registration No. 333-98077).

10.4	Second Amended and Restated Registration Rights Agreement, dated as of August 28, 1998, among Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P., Apollo U.K. Fund III, L.P., QDI and certain shareholders of QDI. Incorporated herein by reference to Exhibit No. 10.4 to Quality Distribution, LLC’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 14, 2002 (Registration No. 333-98077).

10.5	Agreement, dated as of May 30, 2002, among Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P., Apollo U.K. Fund III, L.P., Quality Distribution, Inc., and certain shareholders of Quality Distribution, Inc. Incorporated herein by reference to Exhibit No. 10.5 to Quality Distribution, LLC’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 14, 2002 (Registration No. 333-98077).

10.6	1998 Stock Option Plan of Quality Distribution, Inc. Incorporated herein by reference to Exhibit No. 10.1 to Quality Distribution, Inc.’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on November 3, 1998 (Registration No. 333-66711).

10.7	Employment Agreement, dated June 3, 2004, between Quality Distribution, Inc. and Virgil T. Leslie. Incorporated herein by reference to Exhibit No. 10.1 to Quality Distribution, Inc.’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 16, 2004.

10.8	Employment Agreement, dated June 23, 1998, between Quality Distribution, Inc. and Dennis R. Copeland. Incorporated herein by reference to Exhibit No. 10.7 to Quality Distribution, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2002.

Exhibit No.	Description
10.9	Stock Purchase Agreement dated as of August 2, 2007, by and among Quality Distribution, LLC, and each of Walter J. Boasso, Scott Leonard, Scott D. Giroir, Robert E. Showalter, an individual of the full age of majority resident in St. Bernard Parish, (v) Robert E. Showalter, in his individual capacity as trustee for The Boasso Inter Vivos Trust for each of the individuals named herein. Incorporated herein by reference to Exhibit No. 2.1 to Quality Distribution, Inc.’s Form 10-Q filed with the Securities and Exchange Commission on November 8, 2007.

10.10	Amendment to Stock Purchase Agreement, dated as of December 18, 2007, by and among Quality Distribution LLC and each of Walter J. Boasso, Scott Leonard, Scott D. Giroir, Robert E. Showalter, in his individual capacity and as trustee for the Boasso Inter Vivos Trust for each of the individuals named therein. Incorporated herein by reference to Exhibit 2.1 to Quality Distribution, Inc.’s Current Report on Form 8-K filed on December 24, 2007.

10.11	Contribution Agreement dated May 30, 2002, between Quality Distribution, LLC and Quality Distribution, Inc. Incorporated herein by reference to Exhibit No. 10.26 to Quality Distribution, LLC’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 14, 2002 (Registration No. 333-98077).

10.12	Warrant Agreement (including form of warrant certificate), dated as of May 30, 2002, between Quality Distribution, Inc. and The Bank of New York. Incorporated herein by reference to Exhibit 10.32 to Quality Distribution, Inc.’s Amendment No. 2 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on October 24, 2003 (Registration No. 333-108344).

10.13	Form of Stock Option Agreement Under Stock Option Plan of Quality Distribution, Inc. Incorporated herein by reference to Exhibit No. 10.34 to Quality Distribution, Inc.’s Amendment No. 3 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on November 5, 2003 (Registration No. 333-108344).

10.14	Form of Restricted Award Agreement Under Restricted Stock Plan of Quality Distribution, Inc. Incorporated herein by reference to Exhibit No. 10.36 to Quality Distribution, Inc.’s Amendment No. 3 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on November 5, 2003 (Registration No. 333-108344).

10.15	Employment Agreement dated August 3, 2004 between Quality Distribution, Inc. and Robert J. Millstone. Incorporated by reference to Exhibit 10.27 to Quality Distribution, LLC’s Amendment No. 3 to Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 21, 2004 (Registration No. 333-114485).

10.16	Employment Agreement dated November 3, 2004 between Quality Distribution, Inc. and Gary Enzor. Incorporated herein by reference to Exhibit 99.2 to Quality Distribution, Inc.’s Current Report on Form 8-K filed on November 8, 2004.

10.17	Employment Agreement dated November 4, 2004 between Quality Distribution, Inc. and Timothy Page. Incorporated herein by reference to Exhibit 99.3 to Quality Distribution, Inc.’s Current Report on Form 8-K filed on November 8, 2004.

10.18	Summary of the terms of the Quality Distribution, Inc. 2005 Compensation Bonus Plan. Incorporated herein by reference to Exhibit 99.1 to Quality Distribution, Inc.’s Current Report on Form 8-K filed on January 7, 2005.

10.19	Quality Distribution, Inc. Deferred Compensation Plan dated as of January 1, 2001. Incorporated herein by reference to Exhibit 10.33 to Quality Distribution, Inc’s Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on April 3, 2005.

10.20	Quality Distribution, Inc. Deferred Compensation Plan dated as of January 1, 2001. Incorporated herein by reference to Exhibit 10.34 to Quality Distribution, Inc’s Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on April 3, 2005.

10.21	Quality Distribution, Inc. 2003 Stock Option Plan, as amended. Incorporated herein by reference to Exhibit 10.1 to Quality Distribution, Inc.’s Current Report on Form 8-K filed with the Securities Exchange Commission on May 13, 2005.

10.22	Quality Distribution, Inc. 2003 Restricted Stock Incentive Plan, as amended. Incorporated herein by reference to Exhibit 10.2 to Quality Distribution, Inc.’s Current Report on Form 8-K filed with the Securities Exchange Commission on May 13, 2005.

10.23	Form of Form of Non Qualified Stock Option Agreement. Incorporated herein by reference to Exhibit 10.5 to Quality Distribution, Inc.’s Current Report on Form 8-K filed with the Securities Exchange Commission on June 6, 2005.

10.24	Employment agreement dated June 5, 2005 between Quality Distribution, Inc. and Gerald L. Detter. Incorporated herein by reference to Exhibit 10.2 to Quality Distribution, Inc.’s Current Report on Form 8-K filed with the Securities Exchange Commission on June 6, 2005.

10.25	2005 Stock Unit Grant Agreement, dated as of June 5, 2005 between Quality Distribution, Inc. and Gerald L. Detter. Incorporated herein by reference to Exhibit 10.3 to Quality Distribution, Inc.’s Current Report on Form 8-K filed with the Securities Exchange Commission on June 6, 2005.

12.1*	Ratio of Earnings to Fixed Charges.

Exhibit No.	Description
21.1*	Subsidiaries of QD LLC.

23.1*	Consent of PricewaterhouseCoopers, LLP.

23.2*	Consent of Wegmann Dazet & Company.

23.3**	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included in Exhibit 5.1).

23.4**	Consent of Shumaker, Loop & Kendrick, LLP (included in Exhibit 5.2).

23.5**	Consent of Jones Vargas (included in Exhibit 5.3).

23.6**	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.4).

23.7**	Consent of Stone Pigman Walther Wittmann L.L.C. (included in Exhibit 5.5).

24.1	Powers of Attorney (included on signature pages).

25.1*	Statement of Eligibility and Qualification Under the Trust Indenture Act of 1939 of The Bank of New York Trust Company, N.A., as Trustee.

99.1*	Form of Letter of Transmittal for the Quality Distribution, LLC and QD Capital Corporation Senior Floating Rate Notes due 2012, Series B.

99.2*	Form of Notice of Guaranteed Delivery for the Quality Distribution, LLC and QD Capital Corporation Senior Floating Rate Notes due 2012, Series B.

99.3*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees for the Quality Distribution, LLC and QD Capital Corporation Senior Floating Rate Notes due 2012, Series B.

99.4*	Form of Letter to Clients for the Quality Distribution, LLC and QD Capital Corporation Senior Floating Rate Notes due 2012, Series B.

*	Document is filed with this Form S-4

**	To be filed by amendment to the Form S-4

(b) FINANCIAL STATEMENT SCHEDULES

All financial statement schedules are omitted because they are inapplicable, not required or the information has been disclosed elsewhere in the consolidated financial statements or notes thereto.

(c) REPORTS, OPINIONS AND APPRAISALS

None.

Item 22.	Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, managers, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, manager, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrants hereby undertake:

1. to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(a) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3. to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4. that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrants are subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

5. that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser;

6. to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

7. to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 16th day of April, 2008.

QUALITY DISTRIBUTION, LLC

By:	/s/ Gary R. Enzor
Gary R. Enzor
President

POWER OF ATTORNEY

Each of the undersigned members of the Board of Managers and officers of Quality Distribution, LLC, do hereby constitute and appoint each of Gary R. Enzor, Timothy B. Page and Jonathan C. Gold, or any of them, his true and lawful attorney-in-fact and agent, to do any and all acts and things in his name and on his behalf in his capacity as manager or officer and to execute any and all instruments for him and in his name in the capacities indicated below, which said attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for him in the capacity indicated below, any and all amendments (including post-effective amendments) hereto and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission; and each of the undersigned does hereby ratify and confirm all that said attorneys-in-fact and agent, or either of them, shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Gary R. Enzor Gary R. Enzor	President (Principal Executive Officer)	April 15, 2008

/s/ Timothy B. Page Timothy B. Page	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 16, 2008

/s/ John J. Suydam John J. Suydam	Manager	April 16, 2008

/s/ Thomas M. White Thomas M. White	Manager	April 16, 2008

/s/ Marc E. Becker Marc E. Becker	Manager	April 16, 2008

/s/ Donald C. Orris Donald C. Orris	Manager	April 16, 2008

/s/ Richard B. Marchese Richard B. Marchese	Manager	April 16, 2008

/s/ Alan H. Schumacher Alan H. Schumacher	Manager	April 16, 2008

/s/ Eric L. Press Eric L. Press	Manager	April 16, 2008

/s/ Robert H. Falk Robert H. Falk	Manager	April 16, 2008

/s/ Robert E. Gadomski Robert E. Gadomski	Manager	April 14, 2008

/s/ Thomas R. Miklich Thomas R. Miklich	Manager	April 16, 2008

/s/ M. Ali Rashid M. Ali Rashid	Manager	April 16, 2008

/s/ Gerald L. Detter Gerald L. Detter	Manager	April 16, 2008

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 16th day of April, 2008.

QD CAPITAL CORPORATION

By:	/s/ Gary R. Enzor
Gary R. Enzor
President

POWER OF ATTORNEY

Each of the undersigned members of the Board of Directors and officers of QD Capital Corporation, do hereby constitute and appoint each of Gary R. Enzor, Timothy B. Page and Jonathan C. Gold, or any of them, his true and lawful attorney-in-fact and agent, to do any and all acts and things in his name and on his behalf in his capacity as manager or officer and to execute any and all instruments for him and in his name in the capacities indicated below, which said attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for him in the capacity indicated below, any and all amendments (including post-effective amendments) hereto and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission; and each of the undersigned does hereby ratify and confirm all that said attorneys-in-fact and agent, or either of them, shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Gary R. Enzor Gary R. Enzor	President (Principal Executive Officer)	April 16, 2008

/s/ Timothy B. Page Timothy B. Page	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 16, 2008

/s/ Gerald L. Detter Gerald L. Detter	Director	April 16, 2008

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 16th day of April, 2008.

QUALITY DISTRIBUTION, INC.

By:	/s/ Gary R. Enzor
Gary R. Enzor
President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned members of the Board of Directors and officers of Quality Distribution, Inc., do hereby constitute and appoint each of Gary R. Enzor, Timothy B. Page and Jonathan C. Gold, or any of them, his true and lawful attorney-in-fact and agent, to do any and all acts and things in his name and on his behalf in his capacity as manager or officer and to execute any and all instruments for him and in his name in the capacities indicated below, which said attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for him in the capacity indicated below, any and all amendments (including post-effective amendments) hereto and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission; and each of the undersigned does hereby ratify and confirm all that said attorneys-in-fact and agent, or either of them, shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Gary R. Enzor Gary R. Enzor	President and Chief Executive Officer (Principal Executive Officer)	April 15, 2008

/s/ Timothy B. Page Timothy B. Page	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 16, 2008

/s/ John J. Suydam John J. Suydam	Director	April 16, 2008

/s/ Thomas M. White Thomas M. White	Director	April 16, 2008

/s/ Marc E. Becker Marc E. Becker	Director	April 16, 2008

/s/ Donald C. Orris Donald C. Orris	Director	April 16, 2008

/s/ Richard B. Marchese Richard B. Marchese	Director	April 16, 2008

/s/ Alan H. Schumacher Alan H. Schumacher	Director	April 16, 2008

/s/ Eric L. Press Eric L. Press	Director	April 16, 2008

/s/ Robert H. Falk Robert H. Falk	Director	April 16, 2008

/s/ Robert E. Gadomski Robert E. Gadomski	Director	April 14, 2008

/s/ Thomas R. Miklich Thomas R. Miklich	Director	April 16, 2008

/s/ M. Ali Rashid M. Ali Rashid	Director	April 16, 2008

/s/ Gerald L. Detter Gerald L. Detter	Director	April 16, 2008

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 16th day of April, 2008.

AMERICAN TRANSINSURANCE GROUP, INC.

CHEMICAL LEAMAN CORPORATION

ENVIROPOWER, INC.

FLEET TRANSPORT COMPANY, INC.

MEXICO INVESTMENTS, INC.

POWER PURCHASING, INC.

QUALITY CARRIERS, INC.

QSI SERVICES, INC.

TRANSPLASTICS, INC.

By:	/s/ Gary R. Enzor
Gary R. Enzor
President

POWER OF ATTORNEY

Each of the undersigned sole director and officers of the entities identified above, do hereby constitute and appoint each of Gary R. Enzor, Timothy B. Page and Jonathan C. Gold, or any of them, his true and lawful attorney-in-fact and agent, to do any and all acts and things in his name and on his behalf in his capacity as manager or officer and to execute any and all instruments for him and in his name in the capacities indicated below, which said attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for him in the capacity indicated below, any and all amendments (including post-effective amendments) hereto and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission; and each of the undersigned does hereby ratify and confirm all that said attorneys-in-fact and agent, or either of them, shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Gary R. Enzor Gary R. Enzor	President (Principal Executive Officer)	April 16, 2008

/s/ Timothy B. Page Timothy B. Page	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 16, 2008

/s/ Gerald L. Detter Gerald L. Detter	Director	April 16, 2008

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 16th day of April, 2008.

QUALA SYSTEMS, INC.

By:	/s/ Michael Bauer
Michael Bauer
President

POWER OF ATTORNEY

Each of the undersigned sole director and officers of Quala Systems, Inc., do hereby constitute and appoint each of Gary R. Enzor, Timothy B. Page and Jonathan C. Gold, or any of them, his true and lawful attorney-in-fact and agent, to do any and all acts and things in his name and on his behalf in his capacity as manager or officer and to execute any and all instruments for him and in his name in the capacities indicated below, which said attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for him in the capacity indicated below, any and all amendments (including post-effective amendments) hereto and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission; and each of the undersigned does hereby ratify and confirm all that said attorneys-in-fact and agent, or either of them, shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Michael Bauer Michael Bauer	President (Principal Executive Officer)	April 15, 2008

/s/ Timothy B. Page Timothy B. Page	Executive Vice President (Principal Financial and Accounting Officer)	April 16, 2008

/s/ Gerald L. Detter Gerald L. Detter	Director	April 16, 2008

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 16th day of April, 2008.

MTL OF NEVADA

By:	/s/ James A. Rakitsky
James A. Rakitsky
President

POWER OF ATTORNEY

Each of the undersigned members of the Board of Directors and officer of MTL of Nevada, do hereby constitute and appoint each of Gary R. Enzor, Timothy B. Page and Jonathan C. Gold, or any of them, his true and lawful attorney-in-fact and agent, to do any and all acts and things in his name and on his behalf in his capacity as manager or officer and to execute any and all instruments for him and in his name in the capacities indicated below, which said attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for him in the capacity indicated below, any and all amendments (including post-effective amendments) hereto and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission; and each of the undersigned does hereby ratify and confirm all that said attorneys-in-fact and agent, or either of them, shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ James A. Rakitsky James A. Rakitsky	President and Director (Principal Executive Officer and Principal Financial and Accounting Officer)	April 16, 2008

/s/ Monte L. Miller Monte L. Miller	Director	April 16, 2008

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 16th day of April, 2008.

BOASSO AMERICA CORPORATION

By:	/s/ Scott D. Giroir
Scott D. Giroir
President

POWER OF ATTORNEY

Each of the undersigned members of the Board of Directors and officers of Boasso America Corporation, do hereby constitute and appoint each of Gary R. Enzor, Timothy B. Page and Jonathan C. Gold, or any of them, his true and lawful attorney-in-fact and agent, to do any and all acts and things in his name and on his behalf in his capacity as manager or officer and to execute any and all instruments for him and in his name in the capacities indicated below, which said attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for him in the capacity indicated below, any and all amendments (including post-effective amendments) hereto and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission; and each of the undersigned does hereby ratify and confirm all that said attorneys-in-fact and agent, or either of them, shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Scott D. Giroir Scott Giroir	President (Principal Executive Officer)	April 16, 2008

/s/ Robert E. Showalter Robert E. Showalter	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 16, 2008

/s/ Gerald L. Detter Gerald L. Detter	Director	April 16, 2008

INDEX TO EXHIBITS

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation of Quality Distribution, Inc. dated November 5, 2003. Incorporated herein by reference to Exhibit No. 3.1 to Quality Distribution, Inc.’s Amendment No. 3 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on November 5, 2003 (Registration No. 333-108344).

3.2	Amended and Restated Bylaws of Quality Distribution. Inc. dated June 28, 2005. Incorporated herein by reference to Exhibit No. 3.2 to Quality Distribution, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 28, 2005 (Registration No. 333-108344).

3.3	Articles of Amendment, dated June 28, 2005 to Amended and Restated Articles of Incorporation of Quality Distribution, Inc. dated November 5, 2003. Incorporated herein by reference to Exhibit 3.1 to Quality Distribution, Inc.’s Current Report on Form 8-K, filed with the Securities Exchange Commission on June 28, 2005.

4.1	Credit Agreement, dated as of November 13, 2003, between Quality Distribution, Inc., Quality Distribution, LLC, the lenders party thereto and Credit Suisse First Boston, as administrative agent. Incorporated herein by reference to Exhibit 4.1 to Quality Distribution, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2004.

4.2	Security Agreement dated as of November 13, 2003, among Quality Distribution, LLC, various subsidiaries of Quality Distribution, Inc. and Credit Suisse First Boston, as collateral agent. Incorporated herein by reference to Exhibit 4.2 to Quality Distribution, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2004.

4.3	U. S. Pledge Agreement dated as of November 13, 2003, among Quality Distribution, LLC, various subsidiaries of Quality Distribution, Inc. and Credit Suisse First Boston, as collateral agent and pledgee. Incorporated herein by reference to Exhibit 4.3 to Quality Distribution, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2004.

4.4	Subsidiaries Guaranty dated as of November 13, 2003, among various subsidiaries of Quality Distribution, Inc. and Credit Suisse First Boston, as administrative agent. Incorporated herein by reference to Exhibit 4.4 to Quality Distribution, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2004.

4.5	Indenture, dated as of November 13, 2003, among Quality Distribution, LLC, QD Capital Corporation, the Guarantors named therein and The Bank of New York as Trustee. Incorporated herein by reference to Exhibit 4.5 to Quality Distribution, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2004.

4.6	Form of Exchange Note for the Quality Distribution, LLC and QD Capital Corporation 9% Senior Subordinated Notes due 2010 (included as Exhibit B to Exhibit 4.5).

4.7	Registration Rights Agreement, dated as of November 13, 2003, among Quality Distribution, LLC, QD Capital Corporation, the subsidiaries of Quality Distribution, LLC set forth on Annex I thereto and The Bank of New York. Incorporated herein by reference to Exhibit 4.7 to Quality Distribution, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2004.

4.8	Indenture, dated as of January 28, 2005, among Quality Distribution, LLC, QD Capital Corporation, the Guarantors named therein and The Bank of New York Trust Company, N.A. as Trustee. Incorporated herein by reference to Exhibit 10.2 to Quality Distribution, Inc.’s Current Report on Form 8-K filed on January 28, 2005.

4.9	Form of Exchange Note for the Quality Distribution, LLC and QD Capital Corporation Senior Floating Rate Notes due 2012 (included as Exhibit B to Exhibit 4.8).

4.10	Registration Rights Agreement, dated as of January 28, 2005, among Quality Distribution, LLC, QD Capital Corporation, and the subsidiaries of Quality Distribution, LLC set forth on Annex I thereto. Incorporated herein by reference to Exhibit 10.3 to Quality Distribution, Inc.’s Current Report on Form 8-K filed on January 28, 2005.

4.11	First Amendment and Consent to Credit Agreement and Intercompany Subordination Agreement, dated as of January 20, 2005, between Quality Distribution, Inc., Quality Distribution, LLC, various subsidiaries of Quality Distribution, LLC, the lenders party thereto and Credit Suisse First Boston, as administrative agent. Incorporated herein by reference to Exhibit 10.1 to Quality Distribution, Inc.’s Current Report on Form 8-K, filed with the Securities Exchange Commission on January 28, 2005.

4.12	Indenture, dated as of December 18, 2007, among Quality Distribution, LLC and QD Capital Corporation, the guarantors of the Notes and The Bank of New York Trust Company, N.A., as trustee. Incorporated herein by reference to Exhibit 10.1 to Quality Distribution, Inc.’s Current Report on Form 8-K filed on December 24, 2007.

4.13	Form of Exchange Note for the Quality Distribution, LLC and QD Capital Corporation Senior Floating Rate Notes due 2012 (included as Exhibit B to Exhibit 4.12).

4.14	Registration Rights Agreement, dated as of December 18, 2007, between Quality Distribution, LLC and QD Capital Corporations, the guarantors of the Notes and the other parties thereto. Incorporated herein by reference to Exhibit 10.2 to Quality Distribution, Inc.’s Current Report on Form 8-K filed on December 24, 2007.

Exhibit No.	Description
4.15	Credit Agreement, dated as of December 18, 2007, by and among Quality Distribution, Inc., Quality Distribution, LLC, the other loan parties party thereto, the lenders party thereto from time to time, Credit Suisse, Cayman Islands Branch, as administrative agent for the lenders, General Electric Capital Corporation, as collateral agent for the lenders, and SunTrust Bank, as syndication agent. Incorporated herein by reference to Exhibit 10.3 to Quality Distribution, Inc.’s Current Report on Form 8-K filed on December 24, 2007.

4.16	Current Asset Revolving Facility Guarantee and Collateral Agreement, dated as of December 18, 2007, by and among Quality Distribution, Inc., Quality Distribution, LLC, the other loan parties party thereto, Credit Suisse, Cayman Islands Branch, as current asset revolving facility administrative agent, and General Electric Capital Corporation, as current asset revolving facility collateral agent. Incorporated herein by reference to Exhibit 10.4 to Quality Distribution, Inc.’s Current Report on Form 8-K filed on December 24, 2007.

4.17	Fixed Asset Revolving Facility Guarantee and Collateral Agreement, dated as of December 18, 2007, by and among Quality Distribution, Inc., Quality Distribution, LLC, the other loan parties party thereto, Credit Suisse, Cayman Islands Branch, as fixed asset revolving facility administrative agent, and General Electric Capital Corporation, as fixed asset revolving facility collateral agent. Incorporated herein by reference to Exhibit 10.5 to Quality Distribution, Inc.’s Current Report on Form 8-K filed on December 24, 2007.

4.18	Supplemental Indenture to the indenture governing the Quality Distribution, LLC, and QD Capital Corporation 9% senior subordinated notes due 2010, dated as of December 18, 2007, by Quality Distribution, LLC and QD Capital Corporation, the guarantors named therein, Boasso and The Bank of New York Trust Company, N.A., as trustee. Incorporated herein by reference to Exhibit 10.6 to Quality Distribution, Inc.’s Current Report on Form 8-K filed on December 24, 2007.

4.19	Supplemental Indenture to the indenture governing the Quality Distribution, LLC, and QD Capital Corporation senior floating rate notes due 2012, dated as of December 18, 2007, by Quality Distribution, LLC and QD Capital Corporation, the guarantors named therein, Boasso and The Bank of New York Trust Company, N.A., as trustee. Incorporated herein by reference to Exhibit 10.7 to Quality Distribution, Inc.’s Current Report on Form 8-K filed on December 24, 2007.

5.1**	Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP.

5.2**	Opinion of Shumaker, Loop & Kendrick, LLP.

5.3**	Opinion of Jones Vargas.

5.4**	Opinion of Morgan, Lewis & Bockius LLP.

5.5**	Opinion of Stone Pigman Walther Wittmann L.L.C.

10.1	Amended and Restated Shareholders’ Agreement, dated as of February 10, 1998, among MTL, Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P., Apollo U.K. Fund III, L.P. and certain shareholders of Quality Distribution, Inc. Incorporated herein by reference to Exhibit 4.13 to Quality Distribution, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2002.

10.2	Amended and Restated Common and Preferred Stock Purchase and Shareholders’ Agreement, dated as of August 28, 1998, among BT Investment Partners, Inc., MTL Equity Investors, L.L.C., Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P., Apollo U.K. Fund III, L.P. and MTL. Incorporated herein by reference to Exhibit No. 13 to Quality Distribution, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2002.

10.3	Amendment No. 1, dated as of April 2, 2002, to the Amended and Restated Common and Preferred Stock Purchase and Shareholders’ Agreement, dated as of August 28, 1998, among BT Investment Partners, Inc., MTL Equity Investors, L.L.C., Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P., Apollo U.K. Fund III, L.P. and MTL. Incorporated herein by reference to Exhibit No. 10.3 to Quality Distribution, LLC’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 14, 2002 (Registration No. 333-98077).

10.4	Second Amended and Restated Registration Rights Agreement, dated as of August 28, 1998, among Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P., Apollo U.K. Fund III, L.P., QDI and certain shareholders of QDI. Incorporated herein by reference to Exhibit No. 10.4 to Quality Distribution, LLC’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 14, 2002 (Registration No. 333-98077).

10.5	Agreement, dated as of May 30, 2002, among Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P., Apollo U.K. Fund III, L.P., Quality Distribution, Inc. and certain shareholders of Quality Distribution, Inc. Incorporated herein by reference to Exhibit No. 10.5 to Quality Distribution, LLC’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 14, 2002 (Registration No. 333-98077).

10.6	1998 Stock Option Plan of Quality Distribution, Inc. Incorporated herein by reference to Exhibit No. 10.1 to Quality Distribution, Inc.’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on November 3, 1998 (Registration No. 333-66711).

10.7	Employment Agreement, dated June 3, 2004, between Quality Distribution, Inc. and Virgil T. Leslie. Incorporated herein by reference to Exhibit No. 10.1 to Quality Distribution, Inc.’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 16, 2004.

10.8	Employment Agreement, dated June 23, 1998, between Quality Distribution, Inc. and Dennis R. Copeland. Incorporated herein by reference to Exhibit No. 10.7 to Quality Distribution, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2002.

Exhibit No.	Description
10.9	Stock Purchase Agreement dated as of August 2, 2007, by and among Quality Distribution, LLC, and each of Walter J. Boasso, Scott Leonard, Scott D. Giroir, Robert E. Showalter, an individual of the full age of majority resident in St. Bernard Parish, (v) Robert E. Showalter, in his individual capacity as trustee for The Boasso Inter Vivos Trust for each of the individuals named herein. Incorporated herein by reference to Exhibit No. 2.1 to Quality Distribution, Inc.’s Form 10-Q filed with the Securities and Exchange Commission on November 8, 2007.

10.10	Amendment to Stock Purchase Agreement, dated as of December 18, 2007, by and among Quality Distribution, LLC and each of Walter J. Boasso, Scott Leonard, Scott D. Giroir, Robert E. Showalter, in his individual capacity and as trustee for the Boasso Inter Vivos Trust for each of the individuals named therein. Incorporated herein by reference to Exhibit 2.1 to Quality Distribution, Inc.’s Current Report on Form 8-K filed on December 24, 2007.

10.11	Contribution Agreement dated May 30, 2002, between Quality Distribution, LLC and Quality Distribution, Inc. Incorporated herein by reference to Exhibit No. 10.26 to Quality Distribution, LLC’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 14, 2002 (Registration No. 333-98077).

10.12	Warrant Agreement (including form of warrant certificate), dated as of May 30, 2002, between Quality Distribution, Inc. and The Bank of New York. Incorporated herein by reference to Exhibit 10.32 to Quality Distribution, Inc.’s Amendment No. 2 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on October 24, 2003 (Registration No. 333-108344).

10.13	Form of Stock Option Agreement Under Stock Option Plan of Quality Distribution, Inc. Incorporated herein by reference to Exhibit No. 10.34 to Quality Distribution, Inc.’s Amendment No. 3 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on November 5, 2003 (Registration No. 333-108344).

10.14	Form of Restricted Award Agreement Under Restricted Stock Plan of Quality Distribution, Inc. Incorporated herein by reference to Exhibit No. 10.36 to Quality Distribution, Inc.’s Amendment No. 3 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on November 5, 2003 (Registration No. 333-108344).

10.15	Employment Agreement dated August 3, 2004 between Quality Distribution, Inc. and Robert J. Millstone. Incorporated by reference to Exhibit 10.27 to Quality Distribution, LLC’s Amendment No. 3 to Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 21, 2004 (Registration No. 333-114485).

10.16	Employment Agreement dated November 3, 2004 between Quality Distribution, Inc. and Gary Enzor. Incorporated herein by reference to Exhibit 99.2 to Quality Distribution, Inc.’s Current Report on Form 8-K filed on November 8, 2004.

10.17	Employment Agreement dated November 4, 2004 between Quality Distribution, Inc. and Timothy Page. Incorporated herein by reference to Exhibit 99.3 to Quality Distribution, Inc.’s Current Report on Form 8-K filed on November 8, 2004.

10.18	Summary of the terms of the Quality Distribution, Inc. 2005 Compensation Bonus Plan. Incorporated herein by reference to Exhibit 99.1 to Quality Distribution, Inc.’s Current Report on Form 8-K filed on January 7, 2005.

10.19	Quality Distribution, Inc. Deferred Compensation Plan dated as of January 1, 2001. Incorporated herein by reference to Exhibit 10.33 to Quality Distribution, Inc’s Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on April 3, 2005.

10.20	Quality Distribution, Inc. Deferred Compensation Plan dated as of January 1, 2001. Incorporated herein by reference to Exhibit 10.34 to Quality Distribution, Inc’s Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on April 3, 2005.

10.21	Quality Distribution, Inc. 2003 Stock Option Plan, as amended. Incorporated herein by reference to Exhibit 10.1 to Quality Distribution, Inc.’s Current Report on Form 8-K filed with the Securities Exchange Commission on May 13, 2005.

10.22	Quality Distribution, Inc. 2003 Restricted Stock Incentive Plan, as amended. Incorporated herein by reference to Exhibit 10.2 to Quality Distribution, Inc.’s Current Report on Form 8-K filed with the Securities Exchange Commission on May 13, 2005.

10.23	Form of Form of Non Qualified Stock Option Agreement. Incorporated herein by reference to Exhibit 10.5 to Quality Distribution, Inc.’s Current Report on Form 8-K filed with the Securities Exchange Commission on June 6, 2005.

10.24	Employment agreement dated June 5, 2005 between Quality Distribution, Inc. and Gerald L. Detter. Incorporated herein by reference to Exhibit 10.2 to Quality Distribution, Inc.’s Current Report on Form 8-K filed with the Securities Exchange Commission on June 6, 2005.

10.25	2005 Stock Unit Grant Agreement, dated as of June 5, 2005 between Quality Distribution, Inc. and Gerald L. Detter. Incorporated herein by reference to Exhibit 10.3 to Quality Distribution, Inc.’s Current Report on Form 8-K filed with the Securities Exchange Commission on June 6, 2005.

12.1*	Ratio of Earnings to Fixed Charges.

Exhibit No.	Description
21.1*	Subsidiaries of the QD LLC.

23.1*	Consent of PricewaterhouseCoopers, LLP.

23.2*	Consent of Wegmann Dazet & Company.

23.3**	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included in Exhibit 5.1).

23.4**	Consent of Shumaker, Loop & Kendrick, LLP (included in Exhibit 5.2).

23.5**	Consent of Jones Vargas (included in Exhibit 5.3).

23.6**	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.4).

23.7**	Consent of Stone Pigman Walther Wittmann L.L.C. (included in Exhibit 5.5).

24.1	Powers of Attorney (Included on signature pages).

25.1*	Statement of Eligibility and Qualification Under the Trust Indenture Act of 1939 of The Bank of New York Trust Company, N.A., as Trustee.

99.1*	Form of Letter of Transmittal for the Quality Distribution, LLC and QD Capital Corporation Senior Floating Rate Notes due 2012, Series B.

99.2*	Form of Notice of Guaranteed Delivery for the Quality Distribution, LLC and QD Capital Corporation Senior Floating Rate Notes due 2012, Series B.

99.3*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees for the Quality Distribution, LLC and QD Capital Corporation Senior Floating Rate Notes due 2012, Series B.

99.4*	Form of Letter to Clients for the Quality Distribution, LLC and QD Capital Corporation Senior Floating Rate Notes due 2012, Series B.

*	Document is filed with this Form S-4

**	To be filed by amendment to the Form S-4